EXHIBIT 10.85

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

COLLABORATION AND LICENSE AGREEMENT

BY AND BETWEEN

ABGENIX, INC.

AND

ASTRAZENECA UK LTD

DATED AS OF OCTOBER 15, 2003

TABLE OF CONTENTS

1.	DEFINITIONS

2.	RESEARCH PROGRAM
	2.1	General
	2.2	Collaboration Antigen Designation
	2.3	Conduct of Research Program
	2.4	Records
	2.5	Reports and Notices
	2.6	Identification of Candidate Drugs
	2.7	Research Program Term
	2.8	Project Leaders
	2.9	Key Positions

3.	RESEARCH MANAGEMENT COMMITTEE
	3.1	Composition of the Committee
	3.2	Meetings
	3.3	Purpose of Committee
	3.4	Areas of Responsibility
	3.5	Minutes
	3.6	Disputes
	3.7	Target Review Committee

4.	LICENSES/GRANTS OF RIGHTS
	4.1	Collaboration Antigens
	4.2	Research and Development Program Licenses
	4.3	Licensed Products
	4.4	Non-Licensed Products
	4.5	Discontinued Antigens
	4.6	Antigen-Specific Technology
	4.7	Other Technology
	4.8	Oncology Technology
	4.9	Development Program Technology
	4.10	Failed Antigens
	4.11	Cross Licenses
	4.12	Diligence
	4.13	Distributors
	4.14	Covenant Not to Sue
	4.15	Covenant by ABX
	4.16	Covenant by AZ
	4.17	Third Party Rights
	4.18	Further Covenants and Agreements
	4.19	Trademarks

i

	4.20	Certain Restrictions and Rights Regarding Failed and Discontinued Antigens

5.	DEVELOPMENT PROGRAM
	5.1	General
	5.2	Conduct of Development
	5.3	Development Program Work Plan and Budget
	5.4	Process Development Program
	5.5	Records
	5.6	Reports and Notices
	5.7	ABX Registrations
	5.8	AZ Registrations
	5.9	Election Notice
	5.10	Non-Licensed Products
	5.11	Right to Abandon
	5.12	Development Program Leaders
	5.13	Performance of Development Program by AZ
	5.14	Term of Development Program

6.	DEVELOPMENT MANAGEMENT COMMITTEE
	6.1	Composition of the Committee
	6.2	Meetings
	6.3	Purpose of Committee
	6.4	Areas of Responsibility
	6.5	Minutes
	6.6	Disputes

7.	PROCESS SCIENCE AND MANUFACTURING
	7.1	Negotiation and Execution of Agreements
	7.2	Prior to First Commercial Sale
	7.3	Manufacture of Licensed Product for Commercial Sale
	7.4	Manufacturing Commitment and Capacity
	7.5	Failure or Inability to Perform
	7.6	Additional Capacity or Technologies
	7.7	Manufacturing and Supply Committee
	7.8	Information Disclosure
	7.9	Process Technology
	7.10	Technology Transfer
	7.11	Disengagement
	7.12	DMF
	7.13	Process Development Funding and Supply Price

	7.14	Termination
	7.15	Use of Technologies

8.	CO-DEVELOPMENT AND COMMERCIALIZATION
	8.1	Co-Development Agreement
	8.2	Offer

9.	FUNDING, MILESTONE PAYMENTS AND ROYALTIES
	9.1	Research Program Funding
	9.2	Development Program Funding
	9.3	AZ Milestone Payments and Royalties
	9.4	ABX Milestone Payments and Royalties
	9.5	Diagnostic or Veterinary Products
	9.6	Net Sales by Sublicensees
	9.7	Reduction of Royalty
	9.8	Sales Subject to Royalties
	9.9	Royalty Reports and Payments
	9.10	Royalty Term
	9.11	Records; Inspection
	9.12	Payment Method
	9.13	Currency Conversion
	9.14	Late Payments
	9.15	Taxes
	9.16	Imports

10.	FINANCING TERMS

11.	TECHNOLOGY
	11.1	Ownership
	11.2	Restrictions Regarding the Technology
	11.3	Material and Information Transfer

12.	PATENT RIGHTS
	12.1	Prosecution and Maintenance
	12.2	Enforcement
	12.3	Invalidity or Unenforceability Defenses or Actions
	12.4	Third Party Litigation
	12.5	Retained Rights

13.	CONFIDENTIALITY
	13.1	Confidentiality
	13.2	AZ Information

	13.3	Permitted Disclosures
	13.4	Terms of Agreement
	13.5	Use of Name/Publicity
	13.6	Publications and Presentations

14.	REPRESENTATIONS AND WARRANTIES
	14.1	Representations and Warranties of the Parties
	14.2	Additional Representations, Warranties and Covenants of ABX
	14.3	Additional Representation, Warranty and Covenant of AZ
	14.4	DISCLAIMER OF WARRANTIES
	14.5	Additional Agreement of the Parties

15.	INDEMNIFICATION AND INSURANCE
	15.1	AZ
	15.2	ABX
	15.3	Procedure
	15.4	Insurance

16.	TERM; TERMINATION
	16.1	Term
	16.2	Change in Control or Acquisition of ABX
	16.3	Termination by AZ for Breach
	16.4	Termination by ABX for Breach
	16.5	Tolling of Termination
	16.6	Termination for Safety Reasons
	16.7	Termination Upon Bankruptcy
	16.8	Effect of Expiration and Termination
	16.9	Termination for Safety Reasons
	16.10	Process Development Program
	16.11	Remedies
	16.12	Survival
	16.13	Rights in Bankruptcy

17.	EXCLUSIVITY
	17.1	During the Antigen Designation Term
	17.2	Following the Antigen Designation Term
	17.3	No Breach
	17.4	Certain Provisions Applicable Upon a Change in Control Involving ABX
	17.5	Certain Provisions Applicable Upon an Acquisition by or with ABX
	17.6	Certain Provisions Applicable Upon a Change in Control Involving AZ

	17.7	Certain Provisions Applicable Upon an Acquisition by or with AZ

18.	ADVERSE EVENT REPORTING

19.	PRODUCT RECALL
	19.1	Notification and Recall
	19.2	Recall Expenses

20.	MISCELLANEOUS
	20.1	Governing Law, Jurisdiction, Venue and Service
	20.2	Waiver
	20.3	Assignment
	20.4	Independent Contractors
	20.5	Further Actions
	20.6	Notices
	20.7	No Implied Licenses
	20.8	Force Majeure
	20.9	No Consequential Damages
	20.10	Complete Agreement
	20.11	Counterparts
	20.12	Construction
	20.13	Severability
	20.14	Non-Solicitation
	20.15	Conditions Precedent to Grants of Exclusive Licenses

v

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) dated as of October 15, 2003, is entered into by and between, on the one hand, ABGENIX, INC., a Delaware corporation (“ABX”), having a place of business at 6701 Kaiser Drive, Fremont, California 94555, U.S.A., and, on the other hand, ASTRAZENECA UK LTD., a company incorporated in England under no. 3674842 whose registered office is at 15 Stanhope Gate, London, WIK 1LN, England (“AZ”).

RECITALS

A.                                   ABX has rights in the XenoMouse® Animals (as defined below), and other proprietary technology regarding the research, development, manufacture and commercialization of fully human monoclonal antibodies generated thereby.

B.                                     ABX has expertise in the research and preclinical and clinical development of such antibodies and in the development of manufacturing processes for and the clinical supply and manufacture of such antibodies.

C.                                     AZ has expertise in the research, development and commercialization of non-antibody products in the field of oncology.

D.                                    ABX desires to research and develop certain fully human monoclonal antibodies through the first Phase II clinical trials, to develop for AZ manufacturing processes for the clinical and commercial manufacture of such antibodies and to manufacture and supply AZ’s clinical and commercial requirements of each such antibody through the fifth anniversary of its first commercial sale on the terms and conditions set forth below.

E.                                      In light of the foregoing, ABX and AZ desire to conduct a collaborative program pursuant to which ABX and AZ will work exclusively together to generate and develop fully human monoclonal antibodies directed against antigens in the field of oncology on the terms and conditions set forth below.

F.                                      In light of the foregoing, ABX desires to license to AZ, and AZ desires to obtain a worldwide license, to research, develop and commercialize products comprising such antibodies derived from such collaborative program on the terms and conditions set forth below.

G.                                     In light of the foregoing, AZ has agreed to purchase certain securities of ABX in accordance with that certain Securities Purchase Agreement dated as of even date herewith (the “Purchase Agreement”), and the related Certificates of Designation (as such term is defined in the Purchase Agreement), subject to the terms and conditions contained in such agreement and certificates.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.                                       DEFINITIONS

For purposes of this Agreement, the terms set forth in this Article 1 shall have the respective meanings set forth below:

1.1                                 “ABX Antigen In-License” shall mean an ABX In-License pursuant to which ABX or its Affiliates acquires intellectual property rights to a particular Antigen, or antibodies that bind to and are directed against such Antigen.

1.2                                 “ABX Antigen-Specific Know-How Rights” shall mean the ABX Prior Antigen-Specific Know-How Rights and the ABX Subsequent Antigen-Specific Know-How Rights.

1.3                                 “ABX Antigen-Specific Patent Rights” shall mean the ABX Prior Antigen-Specific Patent Rights and the ABX Subsequent Antigen-Specific Patent Rights.

1.4                                 “ABX Antibody Know-How Rights” shall mean Know-How Rights Controlled by ABX or its Affiliates in Antibody Technology.

1.5                                 “ABX Antibody Patent Rights” shall mean Patent Rights Controlled by ABX or its Affiliates that contain a claim that covers, and only to the extent they contain a claim that covers, Antibody Technology.

1.6                                 “ABX Diagnostic Antigen” shall have the meaning set forth in Section 2.2.1(m).

1.7                                 “ABX Indemnitees” shall have the meaning set forth in Section 15.1.

1.8                                 “ABX In-License” shall mean a license or other agreement under which ABX or its Affiliates (a) Control Licensed ABX IP Rights, or (b) owe obligations (including obligations to pay royalties or other amounts) to a Third Party relating to Licensed ABX IP Rights.

1.9                                 “ABX In-License Information” shall have the meaning set forth in Section 4.17.2.

1.10                           “ABX Oncology Know-How Rights” shall mean Know-How Rights Controlled by ABX or its Affiliates in Oncology Technology.

1.11                           “ABX Oncology Patent Rights” shall mean Patent Rights Controlled by ABX or its Affiliates that contain a claim that covers, and only to the extent that they contain a claim that covers, Oncology Technology.

1.12                           “ABX Other Know-How Rights” shall mean Know-How Rights Controlled by ABX or its Affiliates in Other Technology.

1.13                           “ABX Other Patent Rights” shall mean Patent Rights Controlled by ABX or its Affiliates that contain a claim that covers, and only to the extent that they contain a claim that covers, Other Technology.

1.14                           “ABX Prior Antigen-Specific Know-How Rights” shall mean, with respect to a Proposed Antigen or Collaboration Antigen (irrespective of whether such Collaboration Antigen becomes a Discontinued Antigen or a Failed Antigen), Know-How Rights Controlled by ABX or its Affiliates in Antigen-Specific Technology, that (a) are Controlled by ABX or its Affiliates prior to the date of the applicable Antigen Notice under Section 2.2.1(a), 2.2.1(j) or 2.2.1(k), as applicable, (b) are first Controlled by ABX or its Affiliates after such date pursuant to the merger, acquisition (whether of all of the outstanding stock or all or substantially all of the assets of a Person) or similar transaction by or with another Person, (c) are first Controlled by ABX or its Affiliates after such date pursuant to an ABX In-License listed on Exhibit K-2, (d) are first conceived or generated by or on behalf of ABX or its Affiliates under or in connection with any program conducted outside this Agreement without violating the terms of this Agreement, (e) are first conceived or generated by or on behalf of ABX in connection with any validation activities conducted by ABX with respect to such Proposed Antigen pursuant to Section 2.2.2(a), or (f) are first conceived or generated by or on behalf of ABX in connection with any work performed by ABX under an internal program with respect to the Advanced ABX Antigen or an Accelerated ABX Antigen prior to each such Antigen being designated as a Collaboration Antigen; provided, however, that ABX Prior Antigen-Specific Know-How Rights shall not include any Antigen-Specific Technology that is first Controlled by ABX or its Affiliates or first conceived or generated by or on behalf of ABX, as applicable, after such Antigen becomes a Non-Selected Antigen, a Discontinued Antigen or a Failed Antigen.

1.15                           “ABX Prior Antigen-Specific Patent Rights” shall mean, with respect to a Proposed Antigen or Collaboration Antigen (irrespective of whether such Collaboration Antigen becomes a Discontinued Antigen or a Failed Antigen), Patent Rights Controlled by ABX or its Affiliates that (a) contain a claim that covers, and only to the extent they contain a claim that covers, Antigen-Specific Technology, and (b) (i) are Controlled by ABX or its Affiliates prior to the date of the applicable Antigen Notice under Section 2.2.1(a), 2.2.1(j) or 2.2.1(k), as applicable, (ii) are first Controlled by ABX or its Affiliates after such date pursuant to the merger, acquisition (whether of all of the outstanding stock or all or substantially all of the assets of a Person) or similar transaction by or with another Person, (iii) are first Controlled by ABX or its Affiliates after such date pursuant to an ABX In-License listed on Exhibit K-2, (iv) are first conceived or generated by or on behalf of ABX or its Affiliates under or in connection with any program conducted outside this Agreement without violating the terms of this Agreement, (v) are first conceived or generated by or on behalf of ABX in connection with any validation activities conducted by ABX with respect to such Proposed Antigen pursuant to Section 2.2.2(a), or (vi) are first conceived or generated by or on behalf of ABX in connection with any work performed by ABX under an internal program with respect to the Advanced ABX Antigen or an Accelerated ABX Antigen prior to each such Antigen being designated as a Collaboration Antigen; provided, however, that ABX Prior Antigen-Specific Patent Rights shall not include any Antigen-Specific Technology that is first Controlled by ABX or its Affiliates or first conceived or generated by or on behalf of ABX, as applicable, after such Antigen becomes a Non-Selected Antigen, a Discontinued Antigen or a Failed Antigen.

1.16                           “ABX Process Know-How Rights” shall mean Know-How Rights Controlled by ABX or its Affiliates in ABX Process Technology.

1.17                           “ABX Process Patent Rights” shall mean Patent Rights Controlled by ABX or its Affiliates that contain a claim that covers, and only to the extent they contain a claim that covers, ABX Process Technology.

1.18                           “ABX Process Technology” shall mean any and all Information and inventions relating to the preclinical, clinical and commercial manufacture, testing and release of Antibodies, Candidate Drugs, Licensed Products or Antibody Equivalents that (a) are conceived or generated under the Process Science/Clinical Manufacture Agreement, or (b) otherwise are Controlled by ABX or its Affiliates and are utilized by ABX or its Affiliates under the Process Science/Clinical Manufacture Agreement.

1.19                           “ABX Product” shall mean a product containing an Antibody or Antibody Equivalent that binds to and is directed against a Discontinued Antigen or Failed Antigen.

1.20                           “ABX Subsequent Antigen-Specific Know-How Rights” shall mean, with respect to a Proposed Antigen or Collaboration Antigen (irrespective of whether such Collaboration Antigen becomes a Discontinued Antigen or a Failed Antigen), Know-How Rights Controlled by ABX or its Affiliates in Antigen-Specific Technology, that are first Controlled by ABX or its Affiliates after the date of the applicable Antigen Notice under Section 2.2.1(a), 2.2.1(j) or 2.2.1(k), as applicable, and prior to the date of the designation of such Antigen as a Non-Selected Antigen, Failed Antigen or Discontinued Antigen, other than ABX Prior Antigen-Specific Know-How Rights and ABX Prior Antigen-Specific Patent Rights.

1.21                           “ABX Subsequent Antigen-Specific Patent Rights” shall mean, with respect to a Proposed Antigen or Collaboration Antigen (irrespective of whether such Collaboration Antigen becomes a Discontinued Antigen or a Failed Antigen), Patent Rights Controlled by ABX or its Affiliates that (a) contain a claim that covers, and only to the extent they contain a claim that covers, Antigen-Specific Technology, and (b) are first Controlled by ABX or its Affiliates after the date of the applicable Antigen Notice under Section 2.2.1(a), 2.2.1(j) or 2.2.1(k), as applicable, and prior to the date of the designation of such Antigen as a Non-Selected Antigen, Failed Antigen or Discontinued Antigen, other than ABX Prior Antigen-Specific Patent Rights.

1.22                           “Accelerated ABX Antigen” shall have the meaning set forth in Section 2.2.1(j).

1.23                           “Acquisition” shall mean a merger, acquisition (whether of all of the stock or all or substantially all of the assets of a Person) or similar transaction by or with ABX or AZ, other than a Change in Control of ABX or AZ.

1.24                           “Additional Development Program Know-How Rights” shall mean Know-How Rights in Additional Development Program Technology.

1.25                           “Additional Development Program Patent Rights” shall mean Patent Rights that contain a claim that covers, any only to the extent they contain a claim that covers, Additional Development Program Technology.

1.26                           “Additional Development Program Technology” shall mean, with respect to a Collaboration Antigen, collectively, any and all Information and inventions, whether or not patented or patentable, which are first conceived or generated by or on behalf of AZ (other than by ABX under or in connection with the Research Programs) in the research or development of any Antibody or Candidate Drug that binds to and is directed against such Collaboration Antigen outside of the Research Programs and the Development Programs prior to the date that AZ delivers an Election Notice for such Collaboration Antigen or the date of the first designation of such Collaboration Antigen as a Failed Antigen or Discontinued Antigen, whichever is earliest; provided, however, that Additional Development Program Technology shall exclude Development Program Technology, Process Technology and XenoMouse Technology.

1.27                           “Additional Technology” shall mean those Information and inventions that are Controlled by a Party that are necessary or reasonably useful to research and develop Antibodies and Antibody Equivalents that bind to and are directed against an Antigen and are in addition to the XenoMouse Technology and the Antibody Technology; provided, however, that Additional Technology shall exclude Antibody Technology, Antigen-Specific Technology, Collaboration Technology, Oncology Technology, Other Technology, Development Program Technology, Additional Development Program Technology, Process Technology and XenoMouse Technology.

1.28                           “Additional Technology Know-How Rights” shall mean Know-How Rights in Additional Technology, to the extent the Parties agree to include such Additional Technology in the applicable Research Program Work Plan or Development Program Work Plan pursuant to Sections 2.2.2(b), 2.2.3(b) and 5.3.1, respectively.  For the avoidance of doubt, Additional Technology Know-How Rights shall not include Excluded Catalytic Antibody and Intrabody IP Rights.

1.29                           “Additional Technology Patent Rights” shall mean Patent Rights that contain a claim that covers, and only to the extent they contain a claim that covers, Additional Technology, to the extent the Parties agree to include such Additional Technology in the applicable Research Program Work Plan or Development Program Work Plan pursuant to Sections 2.2.2(b), 2.2.3(b) and 5.3.1, respectively.  For the avoidance of doubt, Additional Technology Patent Rights shall not include Excluded Catalytic Antibody and Intrabody IP Rights.

1.30                           “Advanced ABX Antigen” shall mean an Antigen listed on Exhibit C-1.

1.31                           “Affiliate” shall mean, with respect to any Person, any other Person, that controls, is controlled by or is under common control with such first Person.  For purposes of this definition, a Person shall be in “control” of another Person if it owns or controls at least fifty percent (50%) of the equity securities of such Person entitled to vote in the election of directors (or, in the case of a Person that is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to control the management and policies of such Person.

1.32                           “ANDA ACT” shall mean the meaning set forth in Section 12.2.2.

1.33                           “Antibody” shall mean the composition of matter of a whole antibody, or any fragment thereof, that (a) (i) is generated under this Agreement from the XenoMouse Animals, (ii) binds to and is directed against an Antigen that is designated as a Collaboration Antigen, and either (A) is generated by ABX from the XenoMouse Animals under an internal program that is not for the benefit (whether by license, option or similar right) of a Third Party, without violating the terms of this Agreement, or (B) is generated from the XenoMouse Animals and is otherwise Controlled by ABX as of the date of the designation of such Antigen as a Collaboration Antigen, or (iii) binds to and is directed against a Collaboration Antigen and is generated in connection with (A) any work performed by or on behalf of ABX with respect to the Advanced ABX Antigen or an Accelerated ABX Antigen, Expedited ABX Antigen, Potential Co-Development Antigen or ABX Diagnostic Antigen prior to each such Antigen being designated as a Collaboration Antigen or (B) any work performed by or on behalf of ABX pursuant to Section 4.15 with respect to a Failed Antigen prior to such Antigen being re-designated as a Collaboration Antigen, or (b) is Derived from (i) any antibody or fragment described in clause (a), (ii) the amino acid or nucleic acid sequence or sequence information of any antibody or fragment described in clause (a), or (iii) the structure or structural information of any antibody or fragment described in clause (a).

1.34                           “Antibody Cells” shall mean all cells that contain, express or secrete antibodies, or any fragment thereof, or Genetic Materials that encode antibodies, or any fragment thereof.

1.35                           “Antibody Equivalent” shall mean (a) a whole antibody (including murine, chimeric, human, humanized, human sequence, recombinant, transgenic, grafted, phage display derived and single chain antibodies and the like), any fragment thereof, or any soluble receptor, fusion protein and the like; (b) Genetic Material that encodes any of the foregoing; or (c) Antibody Cells that contain, express or secrete any of the foregoing; provided, however, that Antibody Equivalents shall exclude Antibodies.  For the sake of clarity, an Antibody Equivalent may include an Intrabody or a catalytic antibody, but shall not include any peptide [Confidential Treatment Requested] that consists of less than [Confidential Treatment Requested].

1.36                           “Antibody Technology” shall mean, with respect to a Collaboration Antigen, all Information and inventions, whether or not patented or patentable, which (a) relate to the Exploitation of antibodies, and either (i) (A) are Reasonably Necessary to be utilized by or on behalf of ABX under the Research Program for such Collaboration Antigen, or (B) are utilized by or on behalf of ABX under the Research Program or Development Program for such Collaboration Antigen, or (b) relate to the Exploitation of antibodies generally and are first conceived or generated under the Research Program for such Collaboration Antigen; provided, however, that Antibody Technology shall exclude Antigen-Specific Technology, Collaboration Technology, Additional Development Program Technology, Development Program Technology, Oncology Technology, Process Technology and XenoMouse Technology.

1.37                           “Antigen” shall mean a unique molecular species (including any genetic polymorphisms) (a) that is distinct from other molecules, (b) that is a cell surface or secreted protein (including any glyco- or lipo-protein or other post-translational modifications thereof), carbohydrate, compound or other composition, and (c)(i) that is known or reasonably believed to be selectively or differentially expressed in human cancer cells, or (ii) as to which the administration or other medical use of an antibody that binds to and is directed against such protein, carbohydrate, compound or other composition is known or reasonably believed to be useful for the diagnosis, prevention or treatment of cancer in humans.  For purposes of this definition, an Antigen shall include any post-transcriptional splice variants of such Antigen except where the unique portion of such splice variant allows generation of antibodies that only bind to that unique portion of the splice variants as described in Section 17.3.3.

1.38                           “Antigen Designation Term” shall mean the period commencing on the Effective Date and, unless earlier terminated pursuant to Section 2.2.4, 16.2, 16.3.1, 16.4.1 or 16.7, expiring on the third (3rd) anniversary thereof, as may be extended by mutual agreement of the Parties.

1.39                           “Antigen Notice” shall have the meaning set forth in Section 2.2.1(a).

1.40                           “Antigen-Specific Technology” shall mean, with respect to a Proposed Antigen or Collaboration Antigen (irrespective of whether such Collaboration Antigen becomes a Discontinued Antigen or a Failed Antigen), collectively, (a) such Antigen; (b) Antibody Equivalents that bind to and are directed against such Antigen; (c) amino acid sequences of such Antigen or Antibody Equivalents; (d) Genetic Material that encodes such Antigen or Antibody Equivalents; (e) Antibody Cells that contain, express or secrete such Antibody Equivalents or Genetic Materials that encode such Antibody Equivalents; (f) uses of the foregoing; and (g) Information specifically regarding the foregoing; in each case (of clauses (a) through (g)) that are not first conceived or generated under or in connection with the Research Program or Development Program for such Antigen; provided, however, that Antigen-Specific Technology shall exclude Collaboration Technology, Additional Development Program Technology, Development Program Technology, Process Technology, XenoMouse Technology and any Information from any freedom to operate analyses conducted by AZ pursuant to Section 2.2.2(a).

1.41                           “Applicable Law” shall mean the applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority, that may be in effect from time to time.

1.42                           “Authorized Development Expenses” shall have the meaning set forth in Section 9.2.

1.43                           “Authorized Research Expenses” shall have the meaning set forth in Section 9.1.

1.44                           “AZ Antigen-Specific Know-How Rights” shall mean the AZ Prior Antigen-Specific Know-How Rights and the AZ Subsequent Antigen-Specific Know-How Rights.

1.45                           “AZ Antigen-Specific Patent Rights” shall mean the AZ Prior Antigen-Specific Patent Rights and the AZ Subsequent Antigen-Specific Patent Rights.

1.46                           “AZ Indemnitees” shall have the meaning set forth in Section 15.2.

1.47                           “AZ In-License” shall mean a license or other agreement under which AZ or its Affiliates (a) Controls Licensed AZ IP Rights, or (b) owes obligations (including obligations to pay royalties or other amounts) to a Third Party relating to Licensed AZ IP Rights.

1.48                           “AZ In-License Information” shall have the meaning set forth in Section 4.17.2.

1.49                           “AZ Information” shall have the meaning set forth in Section 13.2.

1.50                           “AZ Oncology Know-How Rights” shall mean Know-How Rights Controlled by AZ or its Affiliates in Oncology Technology.

1.51                           “AZ Oncology Patent Rights” shall mean Patent Rights Controlled by AZ or its Affiliates that contain a claim that covers, and only to the extent that they contain a claim that covers, Oncology Technology.

1.52                           “AZ Other Know-How Rights” shall mean Know-How Rights Controlled by AZ or its Affiliates in Other Technology.

1.53                           “AZ Other Patent Rights” shall mean Patent Rights Controlled by AZ or its Affiliates that contain a claim that covers, and only to the extent that they contain a claim that covers, Other Technology.

1.54                           “AZ Prior Antigen-Specific Know-How Rights” shall mean, with respect to a Proposed Antigen or Collaboration Antigen (irrespective of whether such Collaboration Antigen becomes a Discontinued Antigen or a Failed Antigen), Know-How Rights Controlled by AZ or its Affiliates in Antigen-Specific Technology, that (a) are Controlled by AZ or its Affiliates prior to the date of the applicable Antigen Notice under Section 2.2.1(a), 2.2.1(j) or 2.2.1(k), as applicable, (b) are first Controlled by AZ or its Affiliates after such date pursuant to the merger, acquisition (whether of all of the outstanding stock or all or substantially all of the assets of a Person) or similar transaction by or with another Person, (c) are first conceived or generated by or on behalf of AZ or its Affiliates under or in connection with any program conducted outside this Agreement without violating the terms of this Agreement, or (d) are first conceived or generated by or on behalf of AZ in connection with any validation activities conducted by AZ with respect to such Proposed Antigen pursuant to Section 2.2.2(a); provided, however, that AZ Prior Antigen-Specific Know-How Rights shall not include any Antigen-Specific Technology that is first Controlled by AZ or its Affiliates or first conceived or generated by or on behalf of AZ, as applicable, after such Antigen becomes a Non-Selected Antigen, a Discontinued Antigen or a Failed Antigen.

1.55                           “AZ Prior Antigen-Specific Patent Rights” shall mean, with respect to a Proposed Antigen or Collaboration Antigen (irrespective of whether such Collaboration Antigen becomes a Discontinued Antigen or a Failed Antigen), Patent Rights Controlled by AZ or its Affiliates that (a) claim or cover, and only to the extent they claim or cover, Antigen-Specific Technology, and (b)(i) are Controlled by AZ or its Affiliates prior to the date of the applicable Antigen Notice under Section 2.2.1(a), 2.2.1(j) or 2.2.1(k), as applicable, (ii) are first Controlled by AZ or its Affiliates after such date pursuant to the merger, acquisition (whether of all of the outstanding stock or all or substantially all of the assets of a Person) or similar transaction by or with another Person, (iii) are first conceived or generated by or on behalf of AZ or its Affiliates under or in connection with any program conducted outside this Agreement without violating the terms of this Agreement, or (iv) are first conceived or generated by or on behalf of AZ in connection with any validation activities conducted by AZ with respect to such Proposed Antigen pursuant to Section 2.2.2(a); provided, however, that AZ Prior Antigen-Specific Patent Rights shall not include any Antigen-Specific Technology that is first Controlled by AZ or its Affiliates or first conceived or generated by or on behalf of AZ, as applicable, after such Antigen becomes a Non-Selected Antigen, a Discontinued Antigen or a Failed Antigen.

1.56                           “AZ Process Know-How Rights” shall mean Know-How Rights Controlled by AZ or its Affiliates in AZ Process Technology.

1.57                           “AZ Process Patent Rights” shall mean Patent Rights Controlled by AZ or its Affiliates that contain a claim that covers, and only to the extent they contain a claim that covers, AZ Process Technology.

1.58                           “AZ Process Technology” shall mean any and all Information and inventions relating to the preclinical, clinical and commercial manufacture, testing and release of Antibodies, Candidate Drugs, Licensed Products or Antibody Equivalents that are conceived or generated by or on behalf of AZ or its Affiliates (other than by ABX) or are otherwise owned or controlled by, AZ or its Affiliates as of the Effective Date or at any time during the term of this Agreement, other than the ABX Process Technology.

1.59                           “AZ Products” shall mean Licensed Products and Non-Licensed Products.

1.60                           “AZ Subsequent Antigen-Specific Know-How Rights” shall mean, with respect to a Proposed Antigen or Collaboration Antigen (irrespective of whether such Collaboration Antigen becomes a Discontinued Antigen or a Failed Antigen), Know-How Rights Controlled by AZ or its Affiliates in Antigen-Specific Technology, that are first Controlled by AZ or its Affiliates after the date of the applicable Antigen Notice under Section 2.2.1(a), 2.2.1(j) or 2.2.1(k), as applicable, and prior to the date of the designation of such Antigen as a Non-Selected Antigen, Failed Antigen or Discontinued Antigen, other than AZ Prior Antigen-Specific Know-How Rights and AZ Prior Antigen-Specific Patent Rights.

1.61                           “AZ Subsequent Antigen-Specific Patent Rights” shall mean, with respect to a Proposed Antigen or Collaboration Antigen (irrespective of whether such Collaboration Antigen becomes a Discontinued Antigen or a Failed Antigen), Patent Rights Controlled by AZ or its Affiliates that (a) contain a claim that covers, and only to the extent they contain a claim that covers, Antigen-Specific Technology, and (b) are first Controlled by AZ or its Affiliates after the date of the applicable Antigen Notice under Section 2.2.1(a), 2.2.1(j) or 2.2.1(k), as applicable, and prior to the date of the designation of such Antigen as a Non-Selected Antigen, Failed Antigen or Discontinued Antigen, other than AZ Prior Antigen-Specific Patent Rights.

1.62                           “BLA” shall mean a Biologics License Application or New Drug Application, as defined in the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, and any corresponding supranational, foreign or domestic marketing authorization application, registration or certification, necessary or useful to market a Product in a country, but not including pricing and reimbursement approvals.

1.63                           “cGMP” shall mean, with respect to a Candidate Drug or a Licensed Product, current good manufacturing practices applicable from time to time to the process development, manufacturing, formulating, packaging, labeling, holding and quality control testing of such Candidate Drug or Licensed Product, including Good Manufacturing Practices and General Biologics Products Standards as promulgated under the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq, as amended, at 21 C.F.R. Parts 210, 211, 600 and 610, the Guide to GMP for Medicinal Products as promulgated under European Directive 91/356/EEC, and applicable International Conference on Harmonisation guidelines.

1.64                           “Cabilly Patent Rights” shall mean, collectively, all Patent Rights, including United States Patent No. 6,331,415, heretofore or hereafter issuing in any country from United States Patent Application Serial No. 06/483,457 filed April 8, 1983, or from any foreign counterpart patent application thereto; provided, however, that the foregoing shall not include any Patent Rights to the extent they contain claims that solely cover chimeric antibodies, including United States Patent No. 4,816,567.

1.65                           “Candidate Drug” shall mean (a) an Antibody that binds to and is directed against a Collaboration Antigen that is designated as a “Candidate Drug” pursuant to Section 2.6 or any other Antibody that binds to and is directed against such Collaboration Antigen, or (b) any Antibody Equivalent that binds to and is directed against a Collaboration Antigen, and is Derived from (i) an Antibody described in clause (a) of Section 1.33, (ii) the amino acid or nucleic acid sequence or sequence information of any Antibody described in clause (a) of Section 1.33, or (iii) the structure or structural information of any Antibody described in clause (a) of Section 1.33.  For purposes of clarity, a Candidate Drug shall not include any peptide [Confidential Treatment Requested] that consists of less than [Confidential Treatment Requested] and a Candidate Drug does not cease to be a Candidate Drug after it becomes a Licensed Product.

1.66                           “Candidate Drug Target Profile” or “CDTP” shall mean, with respect to each Collaboration Antigen, the criteria and information requirements approved by the Research Management Committee pursuant to Section 2.2.2(b) and incorporated into the applicable Research Program Work Plan for evaluating whether or not to designate an Antibody that binds to and is directed against such Collaboration Antigen as a Candidate Drug.

1.67                           “Cell: Cell Fusion” shall mean a method for producing antibody cell lines described in the Cell: Cell Fusion Patent Rights, and any inventions relating to the foregoing.

1.68                           “Cell: Cell Fusion Patent Rights” shall mean, collectively, all Patent Rights, including United States Patent Nos. 6,420,140, 6,207,418, and 5,916,771, heretofore or hereafter issuing in any country from United States Patent Application Serial Nos. 08/730,639, filed October 11, 1996 and 10/247,466, filed September 18, 2002, or from any foreign counterpart patent application thereto.

1.69                           “Chair” shall have the meaning set forth in Section 3.7.

1.70                           “Change in Control”, with respect to a Party, shall be deemed to have occurred if any of the following occurs after the date hereof:

(a)                                  any “person” or “group” (as such terms are defined below) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similarly supervisory positions (“Voting Stock”) of such Party representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party or has the power, directly or indirectly, to elect a majority of the members of the Board of Directors; or

(b)                                 such Party enters into a merger, consolidation or similar transaction with another Person (whether or not such Party is the surviving entity) and as a result of such merger, consolidation or similar transaction (i) the members of the Board of Directors of such Party or the surviving Person immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party immediately following such transaction, or (ii) the Persons that “beneficially owned” (as defined below), directly or indirectly, the shares of Voting Stock of such Party immediately prior to such transaction cease to “beneficially own” (as defined below), directly or indirectly, shares of Voting Stock of such Party representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party immediately prior to such transaction; or

(c)                                  such Party sells or transfers to any Third Party(ies), in one or more related transactions, properties or assets representing all or substantially all of such Party’s consolidated total assets; or

(d)                                 the holders of capital stock of such Party approve any plan or proposal for the liquidation or dissolution of such Party (whether or not otherwise in compliance with the terms hereof).

For the purpose of the definition of “Change in Control”, (i) ”person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the Exchange Act or any successor provision to either of the foregoing, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor provision thereto), (ii) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the Effective Date, except that the number of shares of Voting Stock of such Party shall be deemed to include, in addition to all outstanding shares of Voting Stock of such Party, all shares of Voting Stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within sixty (60) days of the date of determination of a Change in Control (“Unissued Shares”) deemed to be held by the “person” or “group” (as such terms are defined above) or other Person with respect to which the Change in Control determination is being made and all Unissued Shares deemed to be held by all other Persons, and (iii) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.71                           “Claims” shall have the meaning set forth in Section 15.1.

1.72                           “Co-Development Agreement” shall have the meaning set forth in Section 8.1.

1.73                           “Co-Development Antigen” shall mean a Potential Co-Development Antigen which is designated as a Co-Development Antigen pursuant to Section 2.2.1(l).

1.74                           “Collaboration Antigen” shall mean any Antigen listed as a “Collaboration Antigen” on Exhibit B, as such Exhibit may be amended pursuant to Sections 2.2.1(j), 2.2.1(l), 2.2.2(c), 2.2.2(d), 2.3.1, 2.3.3, 2.6.4, 2.6.5, 4.15, 5.9, 5.11 and 16.8.3(a).

1.75                           “Collaboration Know-How Rights” shall mean Know-How Rights in Collaboration Technology.

1.76                           “Collaboration Patent Rights” shall mean Patent Rights that contain a claim that covers, and only to the extent they contain a claim that covers, Collaboration Technology.

1.77                           “Collaboration Technology” shall mean, collectively, (a) Antibodies that bind to and are directed against a Collaboration Antigen (irrespective of whether such Collaboration Antigen becomes a Discontinued Antigen or a Failed Antigen); (b) Genetic Materials that encode such Antibodies; (c) amino acid sequences of such Antibodies; (d) Antibody Cells that contain, express or secrete such Antibodies or such Genetic Materials or such amino acid sequences; (e) uses of the foregoing or such Collaboration Antigen; (f) inventions that uniquely relate to such Collaboration Antigen or one or more Antibodies or Antibody Equivalents that bind to and are directed against such Collaboration Antigen (including inventions specific to the function of such Collaboration Antigen in a particular disease, state or condition, or the use of Antibodies or Antibody Equivalents to diagnose, prevent or treat such disease, state or condition, or the interaction of antibodies with such Collaboration Antigen, or assays or other research or drug delivery tools specific to such Collaboration Antigen); and (g) Information specifically regarding the foregoing or such Collaboration Antigen or Antibody Equivalents that bind to and are directed against such Collaboration Antigen; in each case (of clauses (a) through (g)) which are (x) Controlled by a Party as of the date that such Collaboration Antigen is first designated as such (other than any Information from any validation activities conducted by either Party or freedom to operate analyses conducted by AZ, in each case pursuant to Section 2.2.2(a)) or (y) first conceived or generated under or in connection with the Research Programs.

1.78                           “Commercial Field” shall mean the diagnosis, prevention or treatment of any disease, state or condition in humans or animals.

1.79                           “Commercially Reasonable Efforts” shall mean:

(a)                                  with respect to the research of an Antigen or Antibody, efforts and resources commonly used in the research-based pharmaceutical industry or, solely with respect to the performance of the Research Programs by ABX (but not its activities with respect to the development, manufacture and commercialization of Licensed Products) efforts and resources commonly used in the established biotechnology industry;

(b)                                 with respect to the development of an Antigen, Antibody or resulting Product, efforts and resources commonly used in the research-based pharmaceutical industry;

(c)                                  with respect to the commercialization of a Licensed Product or any product with respect to a Co-Development Antigen, efforts and resources commonly used in the research-based pharmaceutical industry and, solely with respect to the commercialization of ABX Products that bind to and are directed against a Discontinued Antigen, efforts and resources commonly used in the established biotechnology industry;

(d)                                 with respect to the manufacture of an Antibody or a Licensed Product, efforts and resources commonly used in the research-based pharmaceutical industry or, solely with respect to ABX’s process development and manufacturing of Products, efforts and resources commonly used in the contract manufacturing industry by those contract manufacturing organizations that provide process development and clinical and commercial scale cGMP manufacture of antibody therapeutics on a commercial basis;

in each case for an antigen, antibody or product of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy, its cost to develop, the competitiveness of alternative products, the intellectual property landscape, the likelihood of regulatory approval, its profitability and other relevant factors.  Commercially Reasonable Efforts shall be determined on a market-by-market basis for each Antigen, Antibody and Licensed Product.  For the avoidance of doubt, the Parties acknowledge and agree that it is standard practice in the research-based pharmaceutical industry and established biotechnology industry for a company to prioritize the product opportunities available to it and to allocate resources accordingly, provided that the foregoing shall not relieve a Party of its obligations under the first sentence of this definition to progress development and commercialization.  For the further avoidance of doubt, the Parties acknowledge and agree that the obligation to use “Commercially Reasonable Efforts” to commercialize a Product applies to each of the Major Markets even if a Party does not have a commercial presence in a Major Market, which obligation may be satisfied through a sublicensee.

1.80                           “Committed Antigen” shall mean an Antigen with respect to which, at the time such Antigen is first identified by ABX as provided in Section 2.2.1(a) or first proposed by AZ for consideration as a Proposed Antigen pursuant to Section 2.2.1(a), whichever is earlier, (a) ABX has granted to a Third Party under an Existing Collaboration, without breach of the exclusivity provisions of Article 17, a license or other right to antibodies thereto that would preclude ABX from granting AZ an exclusive license to Exploit Antibodies that bind to and are directed against such Antigen under this Agreement; (b) the terms and conditions of any ABX In-License as in effect as of [Confidential Treatment Requested], prohibit ABX from granting a license or other rights under Licensed ABX IP Rights; or (c) in accordance with Section 17.3.6, ABX has granted a [Confidential Treatment Requested] which, at the time of granting such license, ABX reasonably believed was not [Confidential Treatment Requested].

1.81                           “Competitive Product” shall mean, with respect to an Antigen, if ABX or AZ undergoes a Change in Control or an Acquisition, any Antibody Equivalent with respect to such Antigen that is actively being researched, developed or commercialized by the other party or parties to such Change in Control or Acquisition (together with any follow on or replacement Antibody Equivalent), in either case as of the applicable Trigger Date, provided that, with respect to ABX, with respect to a Proposed Antigen, Prioritized Antigen or Collaboration Antigen, the existence of such Competitive Product was disclosed by ABX to AZ pursuant to Section 16.2.

1.82                           “Competitor” shall, from time to time, mean any of the top twenty (20) pharmaceutical companies based on IMS all class consolidation as set forth in the latest available data, plus [Confidential Treatment Requested] and [Confidential Treatment Requested] and their successors.

1.83                           “Confidential Information” shall mean, with respect to a Party, all Information (and all tangible and intangible embodiments thereof), that is Controlled by such Party, and is disclosed by or on behalf of such Party to the other Party either pursuant to the Confidentiality Agreement, or in the course of performing this Agreement or a Related Agreement.  For purposes of this Agreement, notwithstanding the Party that disclosed such Information, (x) all ABX Process Technology, Antibody Technology and XenoMouse Technology shall be Confidential Information of ABX; (y) all AZ Process Technology, Additional Development Program Technology and Development Program Technology shall be Confidential Information of AZ, and (z) all Collaboration Technology, Oncology Technology and Other Technology shall be Confidential Information of AZ with respect to ABX and, subject to Section 13.2, Confidential Information of ABX with respect to AZ.  Notwithstanding the foregoing, Confidential Information of a Party shall not include information that, and only to the extent, the Receiving Party can establish by written documentation (a) has been generally known prior to disclosure of such information by the Disclosing Party to the Receiving Party; (b) has become generally known, without the fault of the Receiving Party, subsequent to disclosure of such information by the Disclosing Party to the Receiving Party; (c) has been duly received by the Receiving Party at any time from a source, other than the Disclosing Party, rightfully having possession of and the right to disclose such information free of confidentiality obligations; (d) has been otherwise known by the Receiving Party free of confidentiality obligations prior to disclosure of such information by the Disclosing Party to the Receiving Party; or (e) has been independently developed by employees or others on behalf of the Receiving Party without access to or use of such information disclosed by the Disclosing Party to the Receiving Party (each, a “Confidentiality Exception”).

1.84                           “Confidentiality Agreement” shall mean the Confidential Disclosure Agreement effective as of March 14, 2001, as amended, between the Parties.

1.85                           “Contract Services Agreement” shall have the meaning set forth in Section 5.2.1.

1.86                           “Control” shall mean, with respect to any invention, item of Information, Patent Right or other intellectual property right, possession of the right (and only to the extent of the right), whether directly or indirectly, and whether by ownership, license or otherwise (but excluding any rights granted under Article 4 and Sections 5.7.2, 7.9 and 7.12), to assign or grant a license, sublicense or other right to or under, such invention, item of Information, Patent Right or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.  For the avoidance of doubt, a Party shall not be deemed to Control the intellectual property of the other Party by virtue of the grants set forth in Article 4 and Sections 5.7.2, 7.9 and 7.12 for purposes of this definition.

1.87                           “Core Antibody Technology” shall mean such Antibody Technology Controlled by ABX or its Affiliates that is Reasonably Necessary to complete the following portions of a Research Program generally in accordance with the template Research Program Work Plan attached hereto, that has as its goal the delivery of Antibodies that meet the applicable CDTP criteria in accordance with industry standards:  (a) the immunization of XenoMouse Animals, (b) the generation of Antibodies from such XenoMouse Animals, and (c) the initial characterization of such Antibodies (consisting of binding such Antibodies to an antigen (by ELISA and FACS), [Confidential Treatment Requested]; in each case as customarily practiced by ABX, utilizing ABX standard techniques and materials (other than transfer vectors proprietary from Third Parties) for hybridoma or XenoMax Technology approaches.

1.88                           “Core Patent Rights” shall mean Patent Rights, Controlled by ABX or its Affiliates, to the extent they contain a claim that covers Core Technology.

1.89                           “Core Technology” shall mean XenoMouse Technology (other than XenoMouse Methods), Core XenoMouse Technology and Core Antibody Technology.

1.90                           “Core XenoMouse Technology” shall mean XenoMouse Technology (other than XenoMouse Animals) that is Reasonably Necessary to complete a Research Program generally without regard to the specific antigen.

1.91                           “Derived” shall mean directly (but not necessarily by means of a single step) and substantially obtained, created, synthesized, derived, generated or selected.  For the avoidance of doubt, an Antibody Equivalent will not be Derived from an Antibody if (x) the composition of such Antibody, or any fragment thereof, (y) the amino acid or nucleic acid sequence or sequence information of such Antibody, or any fragment thereof, or (z) the structure or structural information of such Antibody, or any fragment thereof, is not directly (but not necessarily by means of a single step) and substantially used to obtain create, synthesize, derive, generate or select such Antibody Equivalent.

1.92                           “Development Management Committee” shall mean the joint development committee, comprising representatives of ABX and AZ, described in Article 6.

1.93                           “Development Program” shall mean, with respect to any one or more lead Research Antibody and each Candidate Drug that binds to and is directed against a Collaboration Antigen, the regulatory and clinical development activities that are to be performed by ABX in advance of Phase II Completion for such Research Antibodies and Candidate Drug, which may include, at AZ’s election, (a) the identification, validation and development of one or more biomarkers associated with the (i) target indication(s) against which such Research Antibodies or Candidate Drug are directed or (ii) use of such Candidate Drug in the Commercial Field, (b) the preliminary evaluation of various Research Antibodies or Candidate Drugs, including their productivity and viability, to determine which Research Antibodies or Candidate Drugs to introduce into production process development, (c) the optimization of one or more such Antibodies or such Candidate Drug, (d) toxicology, pre-clinical and other IND enabling studies for such Candidate Drug, and (e) Phase I Clinical Trials and applicable Phase II Clinical Trials for such Candidate Drug, all as described in Article 5 and as more fully set forth in the applicable Development Program Work Plan.

1.94                           “Development Program Know-How Rights” shall mean Know-How Rights in Development Program Technology.

1.95                           “Development Program Leader” shall have the meaning set forth in Section 5.12.

1.96                           “Development Program Patent Rights” shall mean Patent Rights that contain a claim that covers, and only to the extent they contain a claim that covers, Development Program Technology.

1.97                           “Development Program Technology” shall mean, collectively, any and all Information and inventions, whether or not patented or patentable, which are first conceived or generated under or in connection with the Development Programs; provided, however, that Development Program Technology shall exclude XenoMouse Technology and Process Technology.  For the avoidance of doubt, Information and inventions first conceived or generated under a Research Program Work Plan shall not be deemed to have been first conceived or generated in connection with a Development Program.

1.98                           “Development Program Term” shall mean, with respect to each Candidate Drug, the period described in Section 5.14.

1.99                           “Development Program Work Plan” shall mean, with respect to each Candidate Drug, the written development plan(s) prepared by the Parties pursuant to Section 5.3, as amended and approved by the Development Management Committee pursuant to Section 6.3 and written budget(s) for the activities set forth in such plan(s).  The Development Program Work Plan for each Candidate Drug shall be attached sequentially (as Exhibit E-1, etc.) to Exhibit E.

1.100                     “Disclosing Party” shall have the meaning set forth in Section 13.1.

1.101                     “Discontinued Antigen” shall mean a Collaboration Antigen that is designated as a “Discontinued Antigen” pursuant to Section 2.6.5, 4.15, 5.9, 5.11 or 16.8.3(a).

1.102                     “Distributor” shall mean, as to AZ or ABX (as applicable), any Third Party in any country, appointed by such Party to distribute, market and sell an AZ Product or ABX Product (as applicable), whether or not such Party also grants to such Third Party a sublicense with respect to such Product in connection therewith (with or without packaging rights), provided that such Third Party purchases its requirements of such Products from such Party or its Affiliates, but does not otherwise make any royalty or other payment, or give any other consideration, to such Party or its Affiliates with respect to intellectual property rights controlled by such Party or its Affiliates with respect to such Product.

1.103                     “DMF” shall mean any drug master file filed with the FDA with respect to any Candidate Drug, and any equivalent filing in other countries or regulatory jurisdictions.

1.104                     “Drug DMF” shall have the meaning set forth in Section 7.12.

1.105                     “Effective Date” shall mean the date on which the conditions precedent set forth in Section 20.15 have been satisfied.

1.106                     “Election Notice” shall have the meaning set forth in Section 5.9.

1.107                     “Excluded Antigens” shall mean, collectively, the Committed Antigens, [Confidential Treatment Requested.]

1.108                     “Excluded Catalytic Antibody and Intrabody IP Rights” shall mean those Patent Rights and Know-How Rights that are Controlled by ABX pursuant to those agreements set forth on Exhibit F.

1.109                     “Exercise Notice” shall have the meaning set forth in Section 2.6.5.

1.110                     “Existing Collaboration” shall mean a written agreement between ABX and a Third Party in effect as of [Confidential Treatment Requested] (as the same may be amended or restated from time to time, subject to this Agreement), pursuant to which ABX or its Affiliate has granted as of the Effective Date, or has an obligation to grant during the Antigen Designation Term, a license under ABX intellectual property rights to research, develop, manufacture or commercialize Antibody Equivalents that bind to and are directed against an Antigen selected by such Third Party, which license would preclude ABX from granting a license to such Antigen to AZ under this Agreement.

1.111                     “Expedited ABX Antigen” shall have the meaning set forth in Section 2.2.1(k).

1.112                     “Expert” shall have the meaning set forth in Section 3.6.1.

1.113                     “Exploit” or “Exploitation” shall mean to make, have made, import, use, sell, offer for sale, or otherwise dispose of, including all discovery, research, development, registration, modification, enhancement, improvement, manufacture, storage, formulation, exportation, transportation, distribution, promotion and marketing activities related thereto.

1.114                     “Failed Antigen” shall mean a Collaboration Antigen that is designated as a “Failed Antigen” pursuant to Section 2.3.1, 2.3.3 or 2.6.4.

1.115                     “FDA” shall mean the Food and Drug Administration of the United States, or the successor thereto.

1.116                     “Financing Documents” shall have the meaning set forth in Article 10.

1.117                     “First Commercial Sale” shall mean, with respect to a Product, the first sale of such Product by a Party, its (sub)licensees or its or their respective Affiliates to customers who are not Affiliates or (sub)licensees (other than Distributors) in a country after all applicable marketing and pricing approvals (if applicable) have been granted by the applicable governing health authority of such country.

1.118                     “Force Majeure” shall have the meaning set forth in Section 20.8.1.

1.119                     “FTE” shall mean a full time equivalent individual.  FTE effort shall be charged by calculating the individual’s total hours dedicated to the applicable activities under this Agreement as a percentage of total hours worked multiplied by the relevant FTE Rate.  By way of example, and not in limitation of the foregoing, (a) if a full-time, salaried employee spends 100% of his or her effort hours on the applicable activities under this Agreement, the FTE charge-out rate shall be calculated as the FTE Rate multiplied by 100%, (b) if a full-time, salaried employee spends 50% of his or her effort hours on the applicable activities under this Agreement, the FTE charge-out rate shall be calculated as the FTE Rate multiplied by 50%, and (c) if a seventy-five percent (75%)-time, salaried employee spends fifty percent (50%) of his or her efforts on the applicable activities under this Agreement, the FTE charge-out rate shall be calculated as the FTE Rate multiplied by thirty-seven and one-half percent (37.5%) (50% x 75% = 37.5%).  No FTE credit shall be given for overtime hours for salaried employees.

1.120                     “FTE Rate” shall mean that rate agreed to by the Parties, from time to time, to reflect the fully-burdened internal cost of an FTE, which rate, in any period, shall be the same for employees of AZ and ABX, and in no event shall such rate exceed [Confidential Treatment Requested] per FTE per year (increased as of each anniversary of the Effective Date by an inflation factor equal to the percentage increase during the immediately preceding calendar year in the San Francisco – Oakland – San Jose Consumer Price Index – All Urban Consumer (CPI-U), as published by the US Department of Labor, Bureau of Labor Statistics), unless otherwise agreed by the Parties.  It is the intent of both Parties that the FTE Rate shall account for: all employee-related compensation, including salaries, wages, bonuses, benefits, profit sharing, stock option grants, and FICA costs, as well as travel, meals and entertainment, training, recruiting, relocation, operating supplies, postage, communications expense, professional dues, depreciation, repairs and maintenance, rent and lease, utilities, taxes, facilities and space costs, and computer service charges.

1.121                     “Genetic Material” shall mean a nucleotide or nucleic acid sequence (whether coding or non-coding and whether intact or a fragment).

1.122                     “Gene Therapy” shall mean the treatment or prevention of a disease by means of Ex Vivo Delivery or In Vivo Delivery (via viral or nonviral gene transfer systems) of compositions comprising either (a) Genetic Material that encodes an antibody, wherein such antibody serves a material function in the treatment or prevention of such disease; (b) Genetic Material that encodes a moiety other than an antibody, wherein the moiety serves a material function in the treatment or prevention of such disease and wherein such composition incorporates an antibody (or Genetic Material that encodes such antibody), which antibody is used as a targeting vehicle for the composition; or (c) Genetic Material that encodes an antibody that serves a material function in the treatment or prevention of such disease, wherein such composition also incorporates an antibody (or Genetic Material that encodes such antibody), which antibody is used as a targeting vehicle for the composition.  For purposes of this definition, (x) ”Ex Vivo Delivery” shall mean the introduction, outside of the body of a human, of the compositions set forth in clauses (a), (b) or (c) above into a cell, tissue, organoid, or organ which contains such introduced compositions into the body of the same (autologous) or different (allogenic) human, without limitation as to the formulation, anatomic site, or route of administration or the use of encapsulation or other devices for such administration, and (y) ”In Vivo Delivery” shall mean the introduction of the compositions set forth in clauses (a), (b) or (c) above into an individual, without limitation as to the formulation, anatomic site, or route of administration or the use of encapsulation or other devices for such administration.

1.123                     “GenPharm Cross License Agreement” shall mean that certain Cross License Agreement entered into by ABX, Japan Tobacco, Inc., Xenotech, L.P., Cell Genesys, Inc., and GenPharm International, Inc., effective as of March 26, 1997, as the same may be amended from time to time.

1.124                     “In-Licenses” shall mean, collectively, the ABX In-Licenses and the AZ In-Licenses.

1.125                     “IND” shall mean an Investigational New Drug application filed with the FDA, or any corresponding filing or submission with any foreign regulatory authority, that is required to commence human clinical testing of any Product.

1.126                     “Indemnitee” shall have the meaning set forth in Section 15.3.1.

1.127                     “Indemnitor” shall have the meaning set forth in Section 15.3.1.

1.128                     “Information” shall mean all technical, scientific, financial, business and other information and data of any type or nature whatsoever (and all tangible (but not a composition of matter) and intangible embodiments thereof), including (a) information and data regarding inventions, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, designs, assembly procedures, computer programs, apparatuses, specifications, results, and materials; (b) information and data resulting from high-throughput screening, gene expression, genomic, proteomic, other drug discovery, biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, pre-clinical, clinical and safety testing; and (c) data and information regarding study designs and protocols; assays and biological methodology; manufacturing and quality control procedures, test procedures, synthesis, purification and isolation techniques, in each case (i) whether or not confidential, proprietary, patented or patentable, and (ii) whether in written, electronic or any other form now known or hereafter developed, but excluding the Registrations.

1.129                     “Infringement Suit” shall have the meaning set forth in Section 12.4.

1.130                     “Initial Closing Date” shall have the meaning set forth in the Purchase Agreement.

1.131                     “Integrated Collaboration Antigen” shall have the meaning set forth in Section 2.2.1(f).

1.132                     “Integrated Proposed Antigen” shall have the meaning set forth in Section 2.2.1(f).

1.133                     “Intrabody” shall mean any antibody (or any binding fragment thereof) or Genetic Material encoding such antibody or fragment, which antibody or fragment (a) is capable of intracellular binding to a target that is present within a cell, (b) contains an intracellular retention sequence or an intracellular localization sequence, or (c) the therapeutic or diagnostic utility of which is effected by binding to a target within a cell.

1.134                     “Key Positions” shall have the meaning set forth in Section 2.9.

1.135                     “Know-How Rights” shall mean trade secret or other know-how rights to the extent not generally known or available.

1.136                     “Liabilities” shall have the meaning set forth in Section 15.1.

1.137                     “Licensed ABX IP Rights” shall mean, with respect to an Antigen, collectively, (a) ABX Antibody Know-How Rights, ABX Antibody Patent Rights, ABX Oncology Know-How Rights, ABX Oncology Patent Rights, ABX Other Know-How Rights, ABX Other Patent Rights, XenoMouse Know-How Rights and XenoMouse Patent Rights; (b) the applicable ABX Prior Antigen-Specific Know-How Rights, ABX Prior Antigen-Specific Patent Rights, ABX Subsequent Antigen-Specific Know-How Rights and ABX Subsequent Antigen-Specific Patent Rights; (c) ABX’s rights in the applicable Collaboration Know-How Rights and Collaboration Patent Rights; and (d) ABX’s rights in the Additional Technology Know-How Rights and Additional Technology Patent Rights; provided, however, that Licensed ABX IP Rights shall not include the Excluded Catalytic Antibody and Intrabody IP Rights.  For the avoidance of doubt, Licensed ABX IP Rights with respect to a Collaboration Antigen shall not include any Information or inventions first conceived or generated by or on behalf of ABX or its Affiliates, or that come into the possession or control of ABX or its Affiliates with respect to, subject to Section 4.5.1, a Discontinued Antigen or, subject to Section 4.15, a Failed Antigen after such Antigen ceases to be a Collaboration Antigen.

1.138                     “Licensed AZ IP Rights” shall mean, with respect to an Antigen, collectively, (a) AZ Oncology Know-How Rights, AZ Oncology Patent Rights, AZ Other Know-How Rights and AZ Other Patent Rights; (b) the applicable AZ Prior Antigen-Specific Know-How Rights, AZ Prior Antigen-Specific Patent Rights, AZ Subsequent Antigen-Specific Know-How Rights, AZ Subsequent Antigen-Specific Patent Rights, Additional Development Program Know-How Rights, Additional Development Program Patent Rights, Development Program Know-How Rights and Development Program Patent Rights; (c) AZ’s rights in the applicable Collaboration Know-How Rights and Collaboration Patent Rights; and (d) AZ’s rights in the

Additional Technology Know-How Rights and Additional Technology Patent Rights.  For the avoidance of doubt, Licensed AZ IP Rights with respect to a Collaboration Antigen shall not include any Information or inventions first conceived or generated by or on behalf of AZ or its Affiliates, or that come into the possession or control of AZ or its Affiliates with respect to a Discontinued Antigen or Failed Antigen after such Antigen ceases to be a Collaboration Antigen.

1.139                     “Licensed IP Rights” shall mean, collectively, the Licensed ABX IP Rights and the Licensed AZ IP Rights.

1.140                     “Licensed Product” shall mean, with respect to a Collaboration Antigen (other than a Discontinued Antigen (unless ABX has failed to deliver an Exercise Notice therefor) or a Failed Antigen) for which AZ has provided an Election Notice, any form or dosage of pharmaceutical composition, preparation, therapy or diagnostic tool in finished form labeled and packaged for sale by prescription, over-the-counter or any other method for use in the Commercial Field that contains a Candidate Drug that binds to and is directed against such Collaboration Antigen.  For the avoidance of doubt, a Licensed Product may also contain, in addition to a Candidate Drug, any radioisotope, toxin or other composition of matter.

1.141                     “Major Market” shall mean Canada, France, Germany, Italy, Japan, the United Kingdom and the United States.

1.142                     “Manufacturing and Supply Agreement” shall mean that certain Manufacturing and Supply Agreement entered into between the Parties in accordance with Section 7.1.

1.143                     “Manufacturing and Supply Committee” shall mean the joint manufacturing and supply committee, comprising representatives of ABX and AZ, described in Section 7.7.

1.144                     “Manufacturing Data” shall have the meaning set forth in Section 7.8.

1.145                     “Material Transfer Agreement” shall mean that certain material transfer agreement attached hereto as Exhibit P.

1.146                     “Multi-Antigen Collaboration Antigen” shall have the meaning set forth in Section 2.2.1(f).

1.147                     “Multi-Antigen Proposed Antigen” shall have the meaning set forth in Section 2.2.1(f).

1.148                     “Net Sales” shall mean, with respect to each Product, the gross amount invoiced for such Product by a Party, its Affiliates and, subject to Section 9.6, sublicensees (other than Distributors) to Third Parties (and to Distributors) after deduction of the following amounts actually paid or accrued: (a) normal and customary trade, quantity or prompt settlement discounts (including chargebacks and allowances) actually allowed; (b) normal and customary amounts repaid or credited by reason of rejection, returns or recalls of goods, rebates or bona fide price reductions determined by such Party, its Affiliate or sublicensee (as applicable) in good faith; (c) rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program in the United States or equivalent governmental program in any other country; (d) [Confidential Treatment Requested] of the gross invoiced amount as an allowance for transportation costs, distribution expenses, special packaging and related insurance charges in transporting such Product in final form to such customers; (e) excise taxes, selling taxes (including Value Added Tax), other consumption taxes and customs duty imposed on the sale, importation, use or distribution of such Product; and (f) customs duties, surcharges and other governmental charges incurred in exporting or importing such Product in final form to such customers].

In the event that a Product is sold in any country in the form of a combination product containing one or more therapeutically active ingredients in addition to the Candidate Drug (such as, by way of example, and not in limitation of the rights and obligations of the Parties hereunder, another antibody or a chemical entity), but excluding any toxin or radioisotope conjugate, Net Sales of such combination product will be adjusted by multiplying actual Net Sales of such combination product in such country calculated pursuant to the first paragraph of this Section by the fraction A/(A+B), where A is the [Confidential Treatment Requested], if sold separately in such country, and B is the [Confidential Treatment Requested], if sold separately in such country.  If, in a specific country, the other active ingredients in the combination product are not sold separately in such country, Net Sales shall be adjusted by multiplying actual Net Sales of such combination product calculated pursuant to the first paragraph of this Section by the fraction A/C, where A is the [Confidential Treatment Requested] and C is the [Confidential Treatment Requested].  If, in a specific country, a Product containing such Candidate Drug is not sold separately, then for purposes of this Section, the Parties shall apportion the market price for such Product in good faith based upon the relative value of the various active ingredients included in such Product.  If, in a specific country, the foregoing calculations do not fairly represent the value of the various active ingredients included in a Product, the allocation of Net Sales for such Product shall be negotiated by the Parties in good faith.

1.149                     “Non-Antibody Product” shall mean any Non-Licensed Product with respect to a Collaboration Antigen, a Discontinued Antigen or a Failed Antigen that does not contain an Antibody or Antibody Equivalent that binds to and is directed against such Antigen.

1.150                     “Non-Licensed Product” shall mean any product with respect to a Collaboration Antigen (other than a Failed Antigen or Discontinued Antigen) that does not contain a Candidate Drug or any product with respect to a Failed Antigen or, subject to Section 4.5.1(e), a Discontinued Antigen.

1.151                     “Non-Performing Party” shall have the meaning set forth in Section 2.3.7.

1.152                     “Non-Selected Antigen” shall mean (a) a Proposed Antigen that is rejected by the Target Review Committee during the Antigen Designation Term or by the Research Management Committee or AZ pursuant to Section 2.2.2(c) or Section 2.2.2(d) or, with respect to a Proposed Antigen that is the Advanced ABX Antigen or an Accelerated ABX Antigen, Section 2.2.1(j), (b) subject to Section 2.2.4, a Proposed Antigen that has not been designated a Prioritized Antigen or Collaboration Antigen as of the expiration or earlier termination of the Antigen Designation Term, (c) a Potential Co-Development Antigen that is rejected by AZ or is not designated as a Collaboration Antigen or a Co-Development Antigen within the applicable time periods pursuant to Section 2.2.1(l), (d) a Proposed Antigen that is replaced by AZ in order to substitute another Antigen as a Proposed Antigen in its place pursuant to Section 2.2.1(o),  (e) a Proposed Antigen that is withdrawn by AZ pursuant to Section 2.2.1(e) or 4.17.2, or (f) subject to Section 2.2.1(e), an Antigen that AZ fails to timely designate as a Proposed Antigen within the applicable time period pursuant to Section 2.2.1(e).

1.153                     “Notice to Abandon” shall have the meaning set forth in Section 5.11.

1.154                     “Oncology Know-How Rights” shall mean, collectively, ABX Oncology Know-How Rights and AZ Oncology Know-How Rights.

1.155                     “Oncology Patent Rights” shall mean, collectively, ABX Oncology Patent Rights and AZ Oncology Patent Rights.

1.156                     “Oncology Technology” shall mean all Information and inventions, whether or not patented or patentable, which (a) relate to the diagnosis, prevention or treatment of cancer in humans (including by use of antibodies), and (b) are first conceived or generated under or in connection with the Research Programs; provided, however, that Oncology Technology shall exclude Collaboration Technology, Development Program Technology, Additional Development Program Technology, Process Technology and XenoMouse Technology.

1.157                     “Other Know-How Rights” shall mean, collectively, ABX Other Know-How Rights and AZ Other Know-How Rights.

1.158                     “Other Patent Rights” shall mean, collectively, ABX Other Patent Rights and AZ Other Patent Rights.

1.159                     “Other Technology” shall mean all Information and inventions, whether or not patented or patentable, that are conceived or generated under the Research Programs; provided, however, that Other Technology shall exclude Antibody Technology, Antigen-Specific Technology, Collaboration Technology, Oncology Technology, Additional Development Program Technology, Development Program Technology, Process Technology and XenoMouse Technology.

1.160                     “Partially Committed Antigen” shall mean an Antigen with respect to which, at the time such Antigen is first identified by ABX as provided in Section 2.2.1(a) or first proposed by AZ for consideration as a Proposed Antigen pursuant to Section 2.2.1(a), whichever is earlier, (a) ABX has granted to a Third Party under an Existing Collaboration, without breach of the exclusivity provisions of Article 17, a non-exclusive license or other non-exclusive right to Exploit Antibody Equivalents that bind to and are directed against such Antigen that would not preclude ABX from granting to AZ the conditional right to obtain an exclusive license under this Agreement with respect to such Antigen, and (b) in accordance with [Confidential Treatment Requested] a Third Party (other than under an Existing Collaboration) a non-exclusive license or other non-exclusive right to Exploit Antibody Equivalents that bind to and are directed against an antigen [Confidential Treatment Requested] even though such [Confidential Treatment

Requested], that would not preclude ABX from granting to AZ the conditional right to obtain an exclusive license under this Agreement with respect to such Antigen.

1.161                     “Party” shall mean either AZ or ABX and “Parties” shall mean both AZ and ABX.

1.162                     “Patent Rights” shall mean (a) all patents and patent applications, including provisional patent applications, (b) all national, regional and international patent applications filed either from such patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications, including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications (described in clauses (a), (b) and (c)), and (e) any similar rights, including so-called patent pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

1.163                     “Payee” shall have the meaning set forth in Section 9.9.

1.164                     “Payor” shall have the meaning set forth in Section 9.9.

1.165                     “Performing Party” shall have the meaning set forth in Section 2.3.7.

1.166                     “Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government, or an academic or research institution.

1.167                     “Phase I Clinical Trial” shall mean a human clinical trial in any country that is intended to initially evaluate the safety or pharmacological effect of a Product in subjects or that would otherwise satisfy requirements of 21 C.F.R. 312.21(a), or its foreign equivalent.

1.168                     “Phase II Clinical Trial” shall mean a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy requirements of 21 C.F.R. 312.21(b), or its foreign equivalent.

1.169                     Phase II Completion” shall mean the delivery by ABX to AZ of a complete data package from a Phase II Clinical Trial for a Candidate Drug that enrolled at least forty (40) patients.

1.170                     “Phase III Clinical Trial” shall mean a pivotal human clinical trial, the principal purpose of which is to establish safety and efficacy in patients with the disease target being studied as required in 21 C.F.R. 312, or similar clinical studies prescribed by the regulatory authorities in a country other than the United States whether or not such study is a traditional Phase III study.

1.171                     “Potential Co-Development Antigen” shall have the meaning set forth in Section 2.2.1(l).

1.172                     “Pre-Existing Non-Antibody Program” shall mean a program to research, develop or commercialize products with respect to an Antigen (other than Antibody Equivalents) that was being actively and materially conducted by a Person that undergoes a Change in Control or Acquisition by or with ABX or AZ, as applicable, as of the applicable Trigger Date.

1.173                     “Prioritized Antigen” shall mean a Proposed Antigen designated as such pursuant to Section 2.2.1(j), 2.2.1(k), 2.2.1(n) or 2.2.2(a), and listed on Exhibit Q, as such Exhibit may be amended from time to time.

1.174                     “Process Development and Manufacturing Plan” shall have the meaning set forth in Section 7.2.5.

1.175                     “Process Development Program” shall mean the program for the development of one or more processes, and associated technology, for the manufacture (including scale-up) of Research Antibodies and Candidate Drugs, including processes and technology for the production, purification, evaluation, characterization, stability assessment, vialing and release of a Research Antibody or a Candidate Drug, as applicable, and the performance of other related activities in support of the Registrations for a Candidate Drug or Licensed Product, which are to be conducted pursuant to the Process Science/Clinical Manufacture Agreement.

1.176                     “Process Science/Clinical Manufacture Agreement” shall mean, with respect to a Candidate Drug, that certain Process Science/Clinical Manufacture Agreement entered into between the Parties in accordance with Section 7.1 for such Candidate Drug.

1.177                     “Process Technology” shall mean the ABX Process Technology and the AZ Process Technology.

1.178                     “Product” shall mean an AZ Product or ABX Product.

1.179                     “Program Budget” shall mean the budget(s) prepared by ABX and accepted by AZ pursuant to Section 5.3 or 7.13.1, as amended by the mutual agreement of the Parties, for the activities to be performed by or on behalf of ABX or its Affiliates under a Development Program or Process Development Program, as applicable, which sets forth the projected costs and expenses of such activities in accordance with Section 5.3 or 7.13.1, as applicable, and shall include a detailed cost proposal in a mutually acceptable format.

1.180                     “Project Leader” shall have the meaning as set forth in Section 2.8.

1.181                     “Proposed Antigens” shall mean all Antigens listed on Exhibit A-1 or Exhibit A-2, as such Exhibits may be amended pursuant to Sections 2.2.1, 2.2.2(c), 2.2.2(d) or 4.17.2.

1.182                     “Proprietary ABX Antigen” shall mean a Collaboration Antigen that meets one of the following two (2) criteria: (a) the ABX Prior Antigen-Specific Patent Rights Controlled by ABX or its Affiliates [Confidential Treatment Requested] that specifically claims (i) [Confidential Treatment Requested] or (ii) [Confidential Treatment Requested]; provided, however, that the foregoing shall not include any such Valid Claim that is Controlled by ABX or its Affiliates pursuant to an ABX Antigen In-License pursuant to which ABX or its Affiliates or sublicensees (including AZ) owes royalties calculated [Confidential Treatment Requested]; or (b) ABX owes royalties pursuant to an ABX Antigen In-License listed on Exhibit K-2 calculated [Confidential Treatment Requested].

1.183                     “Purchase Agreement” shall have the meaning set forth in the Recitals.

1.184                     “Pursuing Party” shall have the meaning set forth in Section 4.12.2(a).

1.185                     “Reasonably Necessary” shall mean [Confidential Treatment Requested].

1.186                     “Receiving Party” shall have the meaning set forth in Section 13.1.

1.187                     “Registrations” shall mean, with respect to a Product in a country, all applicable regulatory approvals, including BLAs (and pricing and reimbursement approvals if applicable), by the applicable governmental or regulatory authority in such country to import, make, use or sell such Product in such country for use in the Commercial Field, together with all applications and submissions therefor.

1.188                     “Related Agreements” shall mean the Financing Documents, the Process Science/Clinical Manufacture Agreement, the Manufacturing and Supply Agreement, the Contract Services Agreement, the Co-Development Agreement and the technology transfer agreement, quality assurance agreement and other related agreements entered into by the Parties pursuant to and in accordance with this Agreement.

1.189                     “Research Antibody” shall have the meaning set forth in Section 2.3.2.

1.190                     “Research Management Committee” shall mean the joint research committee comprising representatives of ABX and AZ, as described in Article 3.

1.191                     “Research Program” shall mean, with respect to each Collaboration Antigen, the research and preclinical program described in the applicable Research Program Work Plan to be performed by the Parties in accordance with Section 2.3.

1.192                     “Research Program Term” shall mean the period described in Section 2.7.

1.193                     “Research Program Work Plan” shall mean, with respect to each Collaboration Antigen, the written research plan prepared by ABX, in consultation with AZ, and approved by the Research Management Committee pursuant to Section 2.2.2(b), as the same may be amended pursuant to Section 2.2.3 or 2.6.2.  The Research Program Work Plan for each Collaboration Antigen shall be attached sequentially (as Exhibit D-1, etc.) to Exhibit D.

1.194                     “Royalty Term” shall mean, with respect to each Product with respect to an Antigen in each country, the period equal to the longer of (a) if, at the time of the First Commercial Sale of such Product in such country, the manufacture, use, offer for sale, sale or import of such Product in such country would infringe a Valid Claim [Confidential Treatment Requested]; and (b)(i) in the case of an AZ Product (other than a Non-Antibody Product) that binds to and is directed against a Collaboration Antigen, [Confidential Treatment Requested] from the date of the First Commercial Sale of the first such AZ Product that binds to and is directed against such Antigen in such country, (ii) in the case of a Non-Antibody Product with respect to a Collaboration Antigen, [Confidential Treatment Requested] from the date of the First Commercial Sale of the first Non-Antibody Product with respect to such Collaboration Antigen in such country, and (iii) in the case of an ABX Product that binds to and is directed against a Discontinued Antigen, [Confidential Treatment Requested] from the date of the First Commercial Sale of the first such ABX Product that binds to and is directed against such Discontinued Antigen in such country].

1.195                     “Supplementary XenoMouse Agreement” shall mean the agreement attached hereto as Exhibit R.

1.196                     “Target Review Committee” shall have the meaning set forth in Section 3.7.

1.197                     “Target Sourcing Group” shall have the meaning set forth in Section 2.1.

1.198                     “Third Party” shall mean any Person other than ABX, AZ or their respective Affiliates.

1.199                     “Third Party Royalties” shall mean, with respect to a Product in a country, the royalty payments under any In-License pursuant to which a Party Controls (a) in the case of ABX, (i) ABX Antibody Know-How Rights, ABX Antibody Patent Rights, ABX Antigen-Specific Know-How Rights and ABX Antigen-Specific Patent Rights in each case applicable to such Product, (ii) Know-How Rights and Patent Rights Controlled by ABX in Additional Technology that is used in the Research Program Work Plan or Development Program Work Plan with respect to such Product pursuant to Sections 2.2.2(b), 2.2.3(b) and 5.3.1, and (iii) ABX Prior Antigen-Specific Know-How Rights and ABX Prior Antigen-Specific Patent Rights disclosed under Section 4.11 and applicable to a sublicense thereunder, and (b) in the case of AZ, (i) AZ Antigen-Specific Know-How Rights and AZ Antigen-Specific Patent Rights in each case applicable to such Product, and (ii) Know-How Rights and Patent Rights Controlled by AZ in Additional Technology that is used in the Research Program Work Plan or Development Program Work Plan with respect to such Product pursuant to Sections 2.2.2(b), 2.2.3(b) and 5.3.1, and in each case which are calculated on the basis of sales of such Product in such country, provided that such royalty payments (i) are actually paid to a Third Party in consideration for licenses granted by such Third Party under Patent Rights or other intellectual property rights, and (ii) were [Confidential Treatment Requested], the second sentence of [Confidential Treatment Requested] or to [Confidential Treatment Requested] pursuant to [Confidential Treatment Requested] and were not rejected by such Party; provided, however, Third Party Royalties shall not include any royalty or other payments pursuant to (x) ABX In-Licenses pursuant to which ABX Controls XenoMouse Patent Rights that contain claims that cover, or XenoMouse Know-

How Rights in, XenoMouse Technology (other than XenoMouse Methods) or Core XenoMouse Technology, (y) ABX In-Licenses pursuant to which ABX Controls ABX Antibody Patent Rights that contain claims that cover, or ABX Antibody Know-How Rights in, Core Antibody Technology, or (z) except as otherwise expressly set forth in the last sentence of [Confidential Treatment Requested], those certain ABX In-Licenses that are listed on [Confidential Treatment Requested].

1.200                     “Trigger Date” shall mean, with respect to a Change in Control or Acquisition by or with a Party, the date that the definitive agreement with respect to such Change in Control or Acquisition, as applicable, was first signed or the effective date of such definitive agreement, whichever is earlier.

1.201                     “Valid Claim” shall mean, with respect to a Product in a country, either (a) a claim of an issued and unexpired Patent Right included within the Licensed ABX IP Rights or Collaboration Patent Rights (in the case of an AZ Product) or Licensed AZ IP Rights or Collaboration Patent Rights (in the case of an ABX Product) that covers such Product as a composition of matter in such country or the use of such Product for an indication included in the Registrations for such Product in such country, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a claim of a pending patent application included within the Licensed ABX IP Rights or Collaboration Patent Rights (in the case of an AZ Product) or Licensed AZ IP Rights or Collaboration Patent Rights (in the case of an ABX Product) that covers such Product as a composition of matter in such country or the use of such Product for an indication included in the Registrations for such Product in such country, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application, provided that such claim has not been pending for more than [Confidential Treatment Requested] years.

1.202                     “XenoMax Technology” shall mean (a) all technology (including methods, protocols, standard operating procedures and techniques) utilized by ABX for the identification, generation and isolation of antibodies from XenoMouse Animals through the use of the technology known as the Selected Lymphocyte Antibody Method that is described in U.S. Patent No. 5,627,052 (and all improvements thereto), and (b) all Information regarding the foregoing (and all tangible and intangible embodiments thereof).

1.203                     “XenoMouse Animals” shall mean those mice that are transgenic for the human heavy chain variable Ig loci that is described in Mendez, et al., Nature Genetics 15: 146-156 (1997), and any and all improved strains of such mice, in each case that are used by ABX or its Affiliates in their business to generate antibodies for use in the Commercial Field; provided, however, that XenoMouse Animals exclude [Confidential Treatment Requested].

1.204                     “XenoMouse Lambda Animals” [Confidential Treatment Requested].

1.205                     “XenoMouse Methods” shall mean, collectively, all methods and techniques (including protocols and standard operating procedures) used in connection with immunizing XenoMouse Animals with an antigen (including Antigens) or Deriving therefrom antibodies (including Antibodies), Genetic Materials that encode such antibodies, or Antibody Cells that contain, express or secrete such antibodies or such Genetic Materials, and all uses of such methods or techniques, that (a) are Controlled by ABX or its Affiliates, or (b) are first conceived or generated under the Research Programs.  Without limiting the generality of the foregoing, XenoMouse Methods includes XenoMax Technology.

1.206                     “XenoMouse Know-How Rights” shall mean Know-How Rights in the XenoMouse Technology described in clauses (a) and (b) of Section 1.209 or clause (d) of Section 1.209 to the extent it relates to clauses (a) and (b) of Section 1.209.

1.207                     “XenoMouse Patent Rights” shall mean Patent Rights that claim or cover, and only to the extent that they claim or cover, the XenoMouse Technology described in clauses (a) and (b) of Section 1.209 or clause (d) of Section 1.209 to the extent it relates to clauses (a) and (b) of Section 1.209.

1.208                     “XenoMouse Supported Patent Rights” shall mean the claims of any Patent Rights (other than Collaboration Patent Rights, Oncology Patent Rights or AZ Other Patent Rights) of AZ that (a) are supported by (but solely to the extent that the supporting Collaboration Technology is expressly included in support of a claim in the specifications or the file wrapper of such Patent Rights), or claim inventions Derived from, that portion of Collaboration Technology that could not have been conceived or generated without using XenoMouse Animals or another rodent strain that contains human antibody genes and is able to produce human antibodies, and (b) cover (i) any rodent strain that contains human antibody genes and is able to produce fully human antibodies or any part of such rodent strain, or (ii) the use of any such rodent strain or part thereof (excluding any specific antibodies generated thereby).

1.209                     “XenoMouse Technology” shall mean, collectively, (a) all XenoMouse Animals (including those immunized with Antigens) and all uses thereof; (b) all XenoMouse Methods and all uses thereof; (c) all materials, including fragments, derivatives, progeny, modifications or improvements to the XenoMouse Animals or XenoMouse Methods, Derived from the foregoing and all uses thereof; and (d) all Information specifically regarding the foregoing (and all tangible and intangible embodiments thereof) that is disclosed by ABX to AZ or Derived from the use of the XenoMouse Animals or XenoMouse Methods under this Agreement; provided, however, that XenoMouse Technology shall not include any Collaboration Technology, Development Program Technology, Additional Development Program Technology or AZ Process Technology.

2.                                       RESEARCH PROGRAM

2.1                                 General.  As more fully described in this Article 2, during the Antigen Designation Term, (a) the Parties shall work together, through a target sourcing group established by AZ (the “Target Sourcing Group”), to review and propose Antigens as Proposed Antigens; (b) from the Proposed Antigens, the Target Review Committee shall select certain Proposed Antigens as Prioritized Antigens, for which the CDTP and Research Program Work Plan will be prepared pursuant to Section 2.2.2(b); (c) the Research Management Committee

thereafter shall designate Collaboration Antigens from the Prioritized Antigens; and (d) AZ shall have the limited right to designate the Advanced ABX Antigen, Accelerated ABX Antigens, Expedited ABX Antigens and Potential Co-Development Antigens as Collaboration Antigens.  As more fully described in this Article 2, the Parties shall use Commercially Reasonable Efforts to conduct a Research Program to generate, research and conduct preclinical development of Antibodies that bind to and are directed against each Collaboration Antigen.  Any disputes in the Target Sourcing Group shall be resolved by AZ (subject to the right of ABX to unilaterally designate Proposed Antigens rejected by the Target Sourcing Group under Section 2.2.1(c)).

2.2                                 Collaboration Antigen Designation.

2.2.1                        Proposed Antigens.  The initial Proposed Antigens designated by ABX, as of the Effective Date, for selection by the Research Management Committee as Collaboration Antigens are set forth in Exhibit A-1.  The initial Proposed Antigens designated by AZ, as of the Effective Date, for selection by the Research Management Committee as Collaboration Antigens are set forth in Exhibit A-2.  Such Exhibits may be amended as follows:

(a)                                  At any time during the Antigen Designation Term, AZ and ABX shall have the right to propose, and shall use Commercially Reasonable Efforts to identify and propose to the Target Sourcing Group pursuant to this Section 2.2.1(a), Antigens for use in the Research Programs; [Confidential Treatment Requested]. Subject to the previous two sentences, promptly following the identification of an Antigen by a Party, such Party shall submit to the other Party, subject to the confidentiality provisions of this Agreement, express written notice of the proposal of such Antigen (the “Antigen Notice”), which shall be in such form as the Parties mutually agree, and shall include, to the extent such information is known to the proposing Party or reasonably available to the proposing Party in the scientific or patent literature [Confidential Treatment Requested].  ABX and AZ shall each use Commercially Reasonable Efforts to propose a sufficient number of Proposed Antigens so that the Research Management Committee is able to designate thirty-six (36) Collaboration Antigens during the Antigen Designation Term, with the goal of designating [Confidential Treatment Requested] to [Confidential Treatment Requested] Collaboration Antigens per year, provided that no more than [Confidential Treatment Requested] Collaboration Antigens shall be designated per year without the mutual written agreement of the Parties.

(b)                                 With respect to each Antigen proposed by AZ pursuant to Section 2.2.1(a), within thirty (30) days after ABX’s receipt of an Antigen Notice from AZ, ABX shall notify AZ in writing whether or not such Antigen is an Excluded Antigen or Partially Committed Antigen as of the date the repository search is conducted by ABX, provided that (i) ABX shall conduct such repository search on a [Confidential Treatment Requested] basis, and (ii) AZ provides the information set forth in clauses (x) or (y) of the following sentence or ABX is otherwise able to identify such Antigen as a unique molecular species distinct from other molecules from the information provided by AZ.  If ABX is unable, because the information provided by AZ in such Antigen Notice does not include either (x) the amino acid sequence or chemical structure of such Antigen or the Genbank accession number for the amino acid sequence of such Antigen or (y) the nucleotide sequence encoding such Antigen or the Genbank accession number for the nucleotide sequence for such Antigen, to identify such Antigen as a unique molecular species distinct from other molecules, including Committed Antigens, ABX shall notify AZ in writing of the particulars thereof and the additional information needed by ABX to determine whether such Antigen is an Excluded Antigen or Partially Committed Antigen. ABX acknowledges and agrees that the Antigen sequence information, if available, is usually sufficient to determine whether an Antigen is a [Confidential Treatment Requested] and that if two Antigens do not have identical sequences they may be considered to be [Confidential Treatment Requested], unless other factors, such as the Antigen name, suggest that two Antigens with differences [Confidential Treatment Requested], in which case ABX may require such additional information from AZ. AZ shall have the right, for a period of [Confidential Treatment Requested] after receipt of such notice from ABX or such longer period as AZ may reasonably request based on the additional information requested, to complete the Antigen Notice as necessary to identify such Antigen as a unique molecular species, and the applicable [Confidential Treatment Requested] period or such longer period as ABX may reasonably request shall commence upon the ABX’s receipt of such materials.  If following such additional [Confidential Treatment Requested] period or such longer period as AZ may reasonably request, the Information provided by AZ in such Antigen Notice remains insufficient under the circumstances to identify such Antigen as a unique molecular species distinct from other molecules, then the Parties shall repeat the foregoing process until ABX is able to reasonably identify whether such Antigen is a unique molecular species.  With respect to each Antigen proposed by AZ pursuant to Section 2.2.1(a) for which ABX does not notify AZ in writing either that such Antigen is an Excluded Antigen or that ABX is unable to identify such Antigen as a unique molecular species in each case pursuant to this Section 2.2.1(b), and with respect to each Antigen proposed by ABX under Section 2.2.1(a), AZ shall have the exclusive right to designate such Antigen as a Proposed Antigen pursuant to Section 2.2.1(c).  Subject to Sections 2.2.1(a) and 2.2.2(e), neither Party shall have any further rights or obligations to the other Party under this Agreement with respect to each Antigen proposed by AZ for which ABX notifies AZ in writing that such Antigen is an Excluded Antigen.

(c)                                  The Parties shall work together to discuss and exchange Information with respect to Antigens for which an Antigen Notice is submitted pursuant to Section 2.2.1(a) for possible nomination as Proposed Antigens through the Target Sourcing Group.  For each Antigen proposed by a Party pursuant to Section 2.2.1(a) (other than an Excluded Antigen), ABX shall promptly submit to AZ (i) the ABX In-License Information (as defined in Section 4.17.2) applicable to such Antigen, (ii) if such Antigen is a Partially Committed Antigen, all information with respect to such Antigen set forth in [Confidential Treatment Requested], (iii) all other Information with respect to such Antigen (together with all Information reasonably available from public sources), including any Information with respect to Antibody Equivalents that bind to and are directed against such Antigen, that are Controlled by ABX or its Affiliates, provided that (except as provided in the above parenthetical) ABX shall not be required to perform any additional work to generate such Information and (iv) such reasonable research quantities of any Antibodies or Antibody Equivalents Controlled by ABX that bind to and are directed against such Antigen as AZ may reasonably require in order for AZ to internally assess such Antibodies or Antibody Equivalents, provided that if ABX does not have sufficient quantities available, ABX shall have the right, in lieu of such Antibodies or Antibody Equivalents, to provide AZ with the applicable cell lines Controlled by ABX for such Antibodies or Antibody Equivalents to enable AZ to generate such materials.  Any transfers of Antibodies, Antibody Equivalents or cell lines to AZ pursuant to clause (iv) above shall be made pursuant to the Material Transfer Agreement.  After receipt of an Antigen Notice and such

Information and materials, as applicable, for an Antigen, the Target Sourcing Group shall have the right to designate such Antigen as a Proposed Antigen whereupon Exhibit A-2 shall be amended accordingly.  If an Antigen proposed by ABX pursuant to Section 2.2.1(a) is rejected by the Target Souring Group, ABX shall have the right to unilaterally designate such Antigen as a Proposed Antigen (up to a maximum of [Confidential Treatment Requested] Proposed Antigens or such other number as the Parties mutually agree in writing) whereupon Exhibit A-1 shall be amended accordingly.

(d)                                 Prior to each Antigen becoming a Proposed Antigen, a Prioritized Antigen or a Collaboration Antigen, ABX shall inform AZ in writing whether or not ABX is Exploiting, to the extent permitted under Article 17, products (other than products containing Antibodies or Antibody Equivalents) with respect to such Antigen. ABX’s rights to Exploit any such product shall be subject to Article 17.  For the avoidance of doubt, any Antigens discovered during the Exploitation of any such product or any Pre-Existing Non-Antibody Program that are not otherwise Excluded Antigens or Partially Committed Antigens shall, subject to Sections 17.4 and 17.5, be proposed by ABX pursuant to Section 2.2.1(a).

(e)                                  Notwithstanding Section 2.2.1(c), if [Confidential Treatment Requested], notifies ABX in writing that it intends [Confidential Treatment Requested] to obtain a [Confidential Treatment Requested] other rights to an [Confidential Treatment Requested)], ABX shall have the right to accelerate the consideration of such [Confidential Treatment Requested] by the Target Sourcing Group as a [Confidential Treatment Requested] by providing AZ with written notice that [Confidential Treatment Requested].  Within ten (10) working days after the [Confidential Treatment Requested] from ABX, AZ shall notify ABX in writing whether it wishes to designate such [Confidential Treatment Requested] as a [Confidential Treatment Requested].  If AZ fails to timely designate such [Confidential Treatment Requested] as a [Confidential Treatment Requested] within the applicable period, then such [Confidential Treatment Requested] shall be designated a [Confidential Treatment Requested] and neither Party shall have any further rights or obligations to the other Party with respect to such [Confidential Treatment Requested] under this Agreement; provided, however, that if such [Confidential Treatment Requested] does not become a [Confidential Treatment Requested] under such [Confidential Treatment Requested] after the designation of such [Confidential Treatment Requested] as a [Confidential Treatment Requested], ABX shall promptly re-propose such [Confidential Treatment Requested] during the Antigen Designation Term under Section 2.2.1(a) for consideration as a [Confidential Treatment Requested].  For purposes of clarity, once an Antigen has been designated, or re-proposed, as a Proposed Antigen, the time periods of Section 2.2.2(d), and not this Section 2.2.1(e), shall apply.  If an Antigen is designated as a [Confidential Treatment Requested] pursuant to this Section 2.2.1(e) prior to the receipt of the applicable ABX In-License Information, AZ shall have thirty (30) days from receipt of such ABX In-License Information to withdraw such [Confidential Treatment Requested], by written notice to ABX, if such ABX In-License Information includes information regarding restrictions, financial obligations or Third Party intellectual property rights that are not acceptable to AZ, in which case such withdrawn [Confidential Treatment Requested] shall be designated a Non-Selected Antigen, but shall not count against the cap on the number of [Confidential Treatment Requested] under Section 2.2.1(n).

(f)                                    If AZ has a good faith scientific basis to believe that it is necessary to create an Antibody that binds to and is directed against [Confidential Treatment Requested] for optimal therapeutic effect, AZ shall notify ABX and such Proposed Antigens (up to a maximum of [Confidential Treatment Requested] such Proposed Antigens) shall only be counted as [Confidential Treatment Requested], including for purposes of the caps on Proposed Antigens set forth in Sections 2.2.1(n) and 2.2.1(o).  If any such [Confidential Treatment Requested] is designated as a Collaboration Antigen, such [Confidential Treatment Requested] shall only count as [Confidential Treatment Requested], including for purposes of the caps on Collaboration Antigens set forth in Sections 2.2.1(a) and 2.2.2(f), provided that AZ shall have no right to designate more than [Confidential Treatment Requested] without the consent of ABX, and the Parties shall perform [Confidential Treatment Requested] for such [Confidential Treatment Requested].  In addition, if two or more Proposed Antigens form a [Confidential Treatment Requested], such as a [Confidential Treatment Requested], such [Confidential Treatment Requested] shall only be counted as [Confidential Treatment Requested], including for purposes of the caps on Proposed [Confidential Treatment Requested].  If any such [Confidential Treatment Requested] is designated as a Collaboration Antigen, such Integrated Proposed Antigen shall only count as [Confidential Treatment Requested], including for purposes of the caps on Collaboration Antigens set forth in Sections 2.2.1(a) and 2.2.2(f) and the Parties shall perform [Confidential Treatment Requested] Research Program for such [Confidential Treatment Requested].  Notwithstanding the foregoing, each Antigen included in a [Confidential Treatment Requested] shall be treated as a single [Confidential Treatment Requested] or [Confidential Treatment Requested], as applicable, for purposes of ABX’s exclusivity obligations under Article 17, except to the extent that ABX has an existing program with respect to such Antigen and such Antigen is disclosed by ABX in the Antigen Notice or pursuant to Section 2.2.1(d) prior to such Antigen becoming a Proposed Antigen.  In the event that ABX reasonably believes that a Research Program for a [Confidential Treatment Requested] will require more FTEs than a Research Program for a Collaboration Antigen that is not a [Confidential Treatment Requested], the Parties shall discuss in good faith how to allocate the costs of such additional FTEs.

(g)                                 AZ shall have the [Confidential Treatment Requested] the intellectual property in-licensing strategy for each Proposed Antigen set forth on Exhibit A-1 or A-2 as of the Effective Date and each Antigen proposed by a Party pursuant to Section 2.2.1(a), 2.2.1(j) or 2.2.1(k) (except for those Proposed Antigens that are rejected by the Target Sourcing Group and are unilaterally designated by ABX pursuant to Section 2.2.1(c), which shall be controlled by ABX at ABX’s expense) and each Collaboration Antigen until such time as such Antigen becomes a Non-Selected Antigen or, subject to Section 4.15, a Failed Antigen or, subject to Section 4.5.1, a Discontinued Antigen.  Except as expressly set forth in this Section 2.2.1(g), ABX shall not seek or obtain any license with respect to an Antigen after it is first identified by ABX as provided in Section 2.2.1(a) or for which AZ has provided an Antigen Notice, whichever is earlier, until such Antigen is designated a Non-Selected Antigen or a Discontinued Antigen subject to Section 4.5.1(e) or a Failed Antigen subject to Section 4.15.  If, at any time after the date of the first submission of an Antigen Notice for an Antigen pursuant to Section 2.2.1(a), 2.2.1(j) or 2.2.1(k), as applicable, but prior to the date of the final designation of such Antigen as a Non-Selected Antigen, Failed Antigen or Discontinued Antigen, either Party identifies any Know-How Rights or Patent Rights Controlled by a Third Party in Antigen-Specific Technology with respect to such Antigen, such Party shall notify the Research Management Committee and AZ shall have the [Confidential Treatment Requested] whether to obtain a license to such Know-How Rights or Patent Rights and, if so, which Party is in a better position to obtain such license, to the extent [Confidential Treatment Requested] the intellectual property in-licensing strategy for such Antigen pursuant to this Section 2.2.1(g).  If AZ believes that ABX should obtain such license, the Parties shall discuss the situation in good faith and if ABX consents to obtain such license, such consent not to be unreasonably withheld or delayed, ABX shall, in consultation with AZ, use good faith efforts to obtain a license to such Know-How Rights or Patent Rights, provided that no such license shall be entered into [Confidential Treatment Requested.]  Notwithstanding the Party that obtains such a license, any Third Party Royalties for AZ Products under such license shall be the responsibility of [Confidential Treatment Requested].  Notwithstanding the foregoing, if ABX has a pre-existing option or contractual right to negotiate pursuant to a written agreement, [Confidential Treatment Requested] to obtain further licenses with respect to a Proposed Antigen or Collaboration Antigen, and AZ wishes to obtain such license, ABX shall have the [Confidential Treatment Requested] to exercise such option or right to negotiate.  Any Antigen-Specific Technology with respect to such exercise shall be deemed to be ABX Prior Antigen-Specific Know-How Rights or ABX Prior Antigen-Specific Patent Rights, as applicable, and any royalties or other payments owed to Third Parties under such a license with respect to a Proprietary ABX Antigen shall be the [Confidential Treatment Requested] responsibility of [Confidential Treatment Requested].

(h)                                 Upon the designation of an Antigen as a Proposed Antigen pursuant to Section 2.2.1(c), each Party shall promptly furnish to the Research Management Committee any other Information Controlled by such Party (together with all Information reasonably available from public sources), not previously provided to the other Party, with respect to such Antigen that supports such Party’s belief that it qualifies as an Antigen as to which the administration or other medical use of an antibody that binds to and is directed against such Antigen could be useful for the prevention, treatment or diagnosis of cancer in humans.  Prior to a Proposed Antigen becoming a Collaboration Antigen or a Non-Selected Antigen, each Party shall promptly deliver to such other Party any additional Information of the type set forth in Section 2.2.1(c) and this Section 2.2.1(h) that becomes known to such Party or its Affiliates with respect to such Proposed Antigen.

(i)                                     With respect to each Partially Committed Antigen that is designated as a Proposed Antigen pursuant to Section 2.2.1(c), the licenses and other rights granted by ABX to AZ hereunder shall be subject to [Confidential treatment requested]; provided, however, that ABX [Confidential treatment requested]: (i) the existence of such [Confidential treatment requested], (ii) any restrictions imposed by such [Confidential treatment requested] on the right of [Confidential treatment requested] to designate such [Confidential treatment requested] as a [Confidential treatment requested], (iii) any restrictions imposed by such [Confidential treatment requested] to which the licenses and rights, if granted to AZ under this Agreement, would be subject, (iv) the time periods provided under such [Confidential treatment requested] for ABX to [Confidential treatment requested] any licenses and rights granted thereunder if such Partially Committed Antigen is designated as a Collaboration Antigen [Confidential treatment requested] in accordance with this Agreement; and (v) the general nature of any licenses and rights granted under such [Confidential treatment requested] to which the licenses and rights, if granted to AZ under this Agreement, would be subject prior to such [Confidential treatment requested]; provided further that upon [Confidential treatment requested] of the licenses and rights granted under such [Confidential treatment requested] as disclosed by

ABX in clause (v) above, the licenses and other rights granted by ABX to AZ hereunder shall be subject only to the [Confidential treatment requested].  If and when ABX identifies an Antigen that ceases to be a Partially Committed Antigen either because it has become a Committed Antigen [Confidential treatment requested] or because any such prior license or right has expired or been terminated or rescinded, ABX shall promptly notify AZ in writing thereof.  If such Antigen ceases to be a Partially Committed Antigen because any such prior license or right has expired or been terminated or rescinded, then (x) if such Antigen is a Proposed Antigen, such Antigen shall become an unencumbered Proposed Antigen, and (y) if such Antigen has been designated as a Non-Selected Antigen, AZ shall have the right to once again designate such Antigen as a Proposed Antigen or a Collaboration Antigen.

(j)                                     At any time during the Antigen Designation Term following the [Confidential treatment requested] after the Effective Date, for the Advanced ABX Antigen and promptly following the Effective Date for each Antigen (other than the Advanced ABX Antigen, an Excluded Antigen or a Partially Committed Antigen) Controlled by ABX or its Affiliates that was being researched, or against which Antibody Equivalents were being researched, developed or otherwise Exploited (“Accelerated ABX Antigens”), as of the Effective Date, each of which is set forth on Exhibit C-2, ABX shall deliver to AZ (i) an Antigen Notice, (ii) the ABX In-License Information, (iii) all other Information Controlled by ABX (together with all Information reasonably available from public sources) with respect to such Antigen, including any Information with respect to Antibody Equivalents that bind to and are directed against, and any other products with respect to, such Antigen, provided that (except as provided in the above parenthetical) ABX shall not be required to do any additional work to generate such Information and (iv) such reasonable research quantities of any Antibodies or Antibody Equivalents Controlled by ABX that bind to and are directed against such Antigen as AZ may reasonably require in order for AZ to internally assess such Antibodies or Antibody Equivalents, provided that if ABX does not have sufficient quantities available, ABX shall have the right, in lieu of such Antibodies or Antibody Equivalents, to provide AZ with the applicable cell lines Controlled by ABX for such Antibodies or Antibody Equivalents to enable AZ to generate such materials.  Any transfers of Antibodies, Antibody Equivalents or cell lines to AZ pursuant to clause (iv) above shall be made pursuant to the Material Transfer Agreement.  If AZ notifies ABX in writing, within [Confidential treatment requested] days after receipt of the applicable Antigen Notice, that AZ desires to include the Advanced ABX Antigen as a Collaboration Antigen, then the Parties shall negotiate in good faith to determine the financial terms on which such Advanced ABX Antigen would be included as a Collaboration Antigen, provided that such Collaboration Antigen shall not count towards the Collaboration Antigen totals set forth in Section 2.2.2(f) and the Parties shall not be required to perform a Research Program for such Antigen.  If the Parties reach mutual agreement on such financial terms within [Confidential treatment requested] after the receipt of such Antigen Notice, then such Advanced ABX Antigen shall be designated a Collaboration Antigen and Exhibit B shall be amended accordingly.  If the Advanced ABX Antigen is designated as a Collaboration Antigen, then all Information and inventions conceived or generated in connection with any work performed by or on behalf of ABX with respect to such Antigen prior to such designation that would have been Collaboration Technology if such work had been performed under a Research Program shall be Collaboration Technology and the provisions of Section 11.1.3 shall apply thereto.  If AZ fails to timely notify ABX in writing that AZ desires to include the Advanced ABX Antigen as a Collaboration Antigen, or if the Parties fail to timely reach mutual agreement on the financial terms on which such Advanced ABX

Antigen would be included as a Collaboration Antigen, then such Advanced ABX Antigen shall be designated a Non-Selected Antigen, shall not count as a Proposed Antigen and neither Party shall have any further rights or obligations to the other Party with respect to such Advanced ABX Antigen under this Agreement.  The following Accelerated ABX Antigens shall be deemed to be Prioritized Antigens as of the Effective Date:  [Confidential treatment requested].  Within [Confidential treatment requested] after the later of the Effective Date and the date of the Antigen Notice for [Confidential treatment requested], and within [Confidential treatment requested] after the later of the Effective Date and the date of the Antigen Notice for [Confidential treatment requested] and [Confidential treatment requested], AZ shall decide whether to designate such Accelerated ABX Antigens as Prioritized Antigens.  If AZ fails to timely notify ABX in writing that AZ desires to include an Accelerated ABX Antigen as a Prioritized Antigen, then such Accelerated ABX Antigen shall be designated a Non-Selected Antigen and neither Party shall have any further rights or obligations to the other Party with respect to such Accelerated ABX Antigen under this Agreement.  With respect to each Accelerated ABX Antigen that is designated as a Prioritized Antigen either as of the Effective Date or pursuant to Section 2.2.2(a), Exhibit Q shall be amended accordingly and the Parties shall use good faith efforts to agree upon the CDTP criteria and Research Program Work Plan for such Prioritized Antigen within [Confidential treatment requested] of such designation, and once such CDTP criteria and Research Program Work Plan have been finalized in accordance with Section 2.2.2(b), the Research Management Committee or AZ shall decide whether to select such Prioritized Antigen as a Collaboration Antigen pursuant to Section 2.2.2(c), whether or not AZ has completed its review of the proprietary status of such Antigen.  If an Accelerated ABX Antigen is designated as a Collaboration Antigen, then all Information and inventions conceived or generated in connection with any work performed by or on behalf of ABX with respect to such Antigen prior to such designation that would have been Collaboration Technology if such work had been performed under a Research Program shall be Collaboration Technology and the provisions of Section 11.1.3 shall apply thereto.

(k)                                  At any time following the Effective Date and during the Antigen Designation Term, if ABX acquires Antigen-Specific Technology for an Antigen and rights to antibodies to such Antigen pursuant to an ABX Antigen In-License listed on Exhibit K-2, or pursuant to another ABX Antigen In-License through a [Confidential treatment requested] (“Expedited ABX Antigens”), then ABX shall deliver to AZ (i) an Antigen Notice, (ii) the ABX In-License Information, (iii) all Information Controlled by ABX (together with all Information reasonably available from public sources) with respect to such Antigen, including any Information with respect to Antibody Equivalents that bind to and are directed against, and any other products with respect to, such Antigen and the genomic and intellectual property file data with respect to such Antigen, provided that (except as provided in the above parenthetical) ABX shall not be required to perform any additional work to generate such Information and (iv) such reasonable research quantities of any Antibodies or Antibody Equivalents Controlled by ABX that bind to and are directed against such Antigen as AZ may reasonably require in order for AZ to internally assess such Antibodies or Antibody Equivalents, provided that if ABX does not have sufficient quantities available, ABX shall have the right, in lieu of such Antibodies or Antibody Equivalents, to provide AZ with the applicable [Confidential treatment requested]. Any transfers of Antibodies, Antibody Equivalents or cell lines to AZ pursuant to clause (iv) above shall be made pursuant to the Material Transfer Agreement.  AZ shall have [Confidential treatment requested] after receipt of the applicable Antigen Notice to notify ABX in writing of the designation of an Expedited ABX Antigen as a Prioritized Antigen.  If AZ fails to timely notify ABX in writing that AZ desires to designate an Expedited ABX Antigen as a Prioritized Antigen, then such Expedited ABX Antigen shall be designated a Non-Selected Antigen, shall be deleted from Exhibit A-1 or A-2, as applicable, and neither Party shall have any further rights or obligations to the other Party with respect to such Expedited ABX Antigen under this Agreement.  With respect to each Expedited ABX Antigen that is designated as a Prioritized Antigen, Exhibit Q and Exhibit A-2 shall be amended to include such Antigen and the Parties shall use good faith efforts to agree upon the CDTP criteria and Research Program Work Plan for such Antigen within [Confidential treatment requested] pursuant to Section 2.2.2(b) and once such CDTP criteria and Research Program Work Plan have been finalized in accordance with Section 2.2.2(b), the Research Management Committee or AZ shall decide whether to select such Prioritized Antigen as a Collaboration Antigen pursuant to Section 2.2.2(c), whether or not AZ has completed its review of the proprietary status of such Antigen.  If an Expedited ABX Antigen is designated as a Collaboration Antigen, then any work performed by or on behalf of ABX with respect to such Antigen prior to such designation shall be deemed to have been performed under the Research Program for such Collaboration Antigen and the provisions of Sections 11.1.1, 11.1.3, 11.1.4, 11.1.5 and 11.1.7 shall apply.

(l)                                     At any time following [Confidential treatment requested] after the Effective Date and continuing for [Confidential treatment requested] thereafter during the Antigen Designation Term, if ABX desires to commence a research program to generate and develop antibodies that bind to and are directed against a Proposed Antigen (other than a Prioritized Antigen), regardless of which Party first proposed such Antigen (“Potential Co-Development Antigen”), then ABX shall deliver to AZ written notice thereof, together with (i) all Information Controlled by ABX (together with all Information reasonably available from public sources) with respect to such Antigen, including Information with respect to any Antibody Equivalents that bind to and are directed against, and any other products with respect to, such Antigen, provided that (except as provided in the above parenthetical) ABX shall not be required to perform additional work to generate such Information, and (ii) any Information Controlled by ABX with respect to the intellectual property status of such Antigen, including antibody products that bind to and are directed against such Antigen.  Upon AZ’s receipt of such notice and Information, ABX shall have the right to conduct, at its sole cost and expense, such research program.  Notwithstanding the foregoing, ABX shall have no right to designate more than [Confidential treatment requested] Potential Co-Development Antigens in any [Confidential treatment requested] month period, not to exceed [Confidential treatment requested ] Potential Co-Development Antigens in the aggregate.  For purposes of clarity, any such Potential Co-Development Antigen shall remain a Proposed Antigen.  ABX shall notify AZ in writing promptly after the first immunization with a Potential Co-Development Antigen.  Within [Confidential treatment requested] after the first immunization with the applicable Potential Co-Development Antigen, AZ shall have the right to designate any Potential Co-Development Antigen as a Prioritized Antigen and, if so designated, to designate such Prioritized Antigen as a Collaboration Antigen.  If such Potential Co-Development Antigen is designated a Prioritized Antigen during such period, the Parties shall use good faith efforts to agree upon the CDTP criteria and the Research Program Work Plan for such Prioritized Antigen [Confidential treatment requested] days pursuant to Section 2.2.2(b) and once such CDTP criteria and Research Program Work Plan have been finalized in accordance with Section 2.2.2(b), the Research Management Committee or AZ shall decide whether to select such Prioritized Antigen as a Collaboration Antigen pursuant to Section 2.2.2(c), whether or not AZ has completed its review of the proprietary status of such Antigen.  If, during such [Confidential treatment requested] period, AZ elects to designate such Potential Co-Development Antigen as a Collaboration Antigen, Exhibit B shall be amended accordingly and ABX shall have no rights to such Antigen under Section 8.1, provided that such period shall be tolled in the event of any delays caused by ABX or its Affiliates in preparing and finalizing the CDTP criteria and Research Program Work Plan for such Antigen pursuant to Section 2.2.2(b) or in the event of any bona fide dispute with respect to such CDTP criteria or Research Program Work Plan for so long as dispute resolution procedures are being pursued in good faith.  If AZ fails to notify ABX in writing, within such period, that AZ desires to designate a Potential Co-Development Antigen as a Collaboration Antigen, then such Potential Co-Development Antigen shall continue to be a Proposed Antigen (provided that AZ shall have no right to designate such Antigen as a Collaboration Antigen) and ABX shall have the right to continue, at its sole cost and expense, the internal program of research with respect to such Proposed Antigen, provided that, within [Confidential treatment requested] after the first immunization of such Antigen under such internal program, AZ shall have the right to designate such Antigen as a Co-Development Antigen and, if AZ timely designates such Antigen as a Co-Development Antigen, the rights and obligations of the Parties with respect to such Antigen shall be governed by Section 8.1.  Any such internal program shall be conducted substantially in accordance with the Research Program Work Plan template attached hereto as Exhibit H with the goal of meeting or exceeding the CDTP form profile attached hereto as Exhibit G.  ABX shall not transfer, license or encumber any of its rights with respect to such Antigen unless and until such Antigen becomes a Non-Selected Antigen, Failed Antigen or Discontinued Antigen.  ABX shall provide AZ with quarterly written progress reports regarding the status and results of its research regarding such Potential Co-Development Antigen, including (x) Information with respect to all Antibodies and Antibody Equivalents that bind to and are directed against such Potential Co-Development Antigen generated from such program and any other Information Controlled by ABX with respect to such Antibodies or Antibody Equivalents and such Antigen, including Information described in clause (ii) above, and (y) such reasonable research quantities of lead Antibodies or Antibody Equivalents that bind to and are directed against such Potential Co-Development Antigen generated from such program, as AZ may reasonably require in order for AZ to internally assess such Antibodies or Antibody Equivalents, provided that if ABX does not have sufficient quantities available, ABX shall have the right, in lieu of such Antibodies or Antibody Equivalents, to provide AZ with the applicable cell lines Controlled by ABX for such Antibodies or Antibody Equivalents to enable AZ to generate such materials.  Any transfers of Antibodies and Antibody Equivalents or cell lines, as applicable, to AZ pursuant to the foregoing sentence shall be made pursuant to the Material Transfer Agreement.  During such period as AZ has the right to designate a Potential Co-Development Antigen as a Collaboration Antigen, AZ shall have the sole right to control the preparation, filing and prosecution of all Patent Rights that are specific to such Potential Co-Development Antigen (except as provided in the following sentence), Antibodies or Antibody Equivalents that bind to and are directed against such Potential Co-Development Antigen, or uses of the foregoing.   During such period as AZ has the right to designate a Potential Co-Development Antigen as a Collaboration Antigen or a Co-Development Antigen, ABX shall have the sole right to control the preparation, filing and prosecution of all Patent Rights that are specific to a Potential Co-Development Antigen that ABX has unilaterally designated as a Proposed Antigen over the objection of the Target Sourcing

Group pursuant to Section 2.2.1(c) or that AZ has not designated as a Collaboration Antigen within the time permitted therefor, Antibodies or Antibody Equivalents that bind to and are directed against such Potential Co-Development Antigen, or uses of the foregoing.  During such period, each Party shall provide the other with an advance copy of each proposed patent filing within such Patent Rights and shall consider in good faith and incorporate the reasonable comments of such other Party thereon.  For the avoidance of doubt, any Co-Development Antigen shall not count against the Collaboration Antigen totals set forth in Section 2.2.2(f).  If a Potential Co-Development Antigen is designated as a Collaboration Antigen, then any such work performed by or on behalf of ABX prior to such designation shall be deemed to have been performed under the Research Program for such Collaboration Antigen and the provisions of Sections 11.1.1, 11.1.3, 11.1.4, 11.1.5 and 11.1.7 shall apply.  Notwithstanding the foregoing, on and after the Trigger Date of a Change in Control of ABX, ABX shall have no right to designate Proposed Antigens as Potential Co-Development Antigens, unless, subject to this Section 2.2.1(l), such Proposed Antigens were unilaterally designated by ABX over the objection of the Target Sourcing Group pursuant to Section 2.2.1(c).

(m)                               If, at any time after the [Confidential treatment requested] anniversary of the Effective Date during the Antigen Designation Term, ABX desires to generate Antibodies that bind to and are directed against a Proposed Antigen (other than a Prioritized Antigen) that was unilaterally designated as such by ABX over the objection of the Target Sourcing Group pursuant to Section 2.2.1(c) and has not been designated as a Prioritized Antigen for potential use in the diagnosis or staging of diseases, states or conditions, ABX shall notify AZ in writing thereof and, thereafter, ABX shall have the right to generate and characterize Antibodies that bind to and are directed against such Proposed Antigen (a “ABX Diagnostic Antigen”) prior to the conduct of in vitro testing thereof.  Notwithstanding the foregoing, ABX shall have no right to designate more than [Confidential treatment requested] ABX Diagnostic Antigens in any [Confidential treatment requested] period, not to exceed [Confidential treatment requested] ABX Diagnostic Antigens in the aggregate.  ABX shall notify AZ in writing promptly after the first immunization with an ABX Diagnostic Antigen.  For purposes of clarity, any such ABX Diagnostic Antigen shall remain a Proposed Antigen.  At any time during the Antigen Designation Term, AZ shall have the right to designate any ABX Diagnostic Antigen as a Prioritized Antigen and, if so designated, to designate such Prioritized Antigen as a Collaboration Antigen.  Any Antibodies that are generated pursuant to this Section 2.2.1(m) that do not bind to such ABX Diagnostic Antigen shall be destroyed.  ABX shall not transfer, license or encumber any of its rights with respect to such ABX Diagnostic Antigen or any Antibodies or Antibody Equivalents that bind to and are directed against such ABX Diagnostic Antigen unless and until such Antigen becomes a Non-Selected Antigen.  On a quarterly basis, ABX shall promptly provide AZ with any Information generated from any work performed pursuant to this Section 2.2.1(m), including (x) Information with respect to all such Antibodies or Antibody Equivalents generated from such work and any other Information Controlled by ABX with respect to such Antibodies or Antibody Equivalents or such Antigen, and (y) such reasonable research quantities of lead Antibodies or Antibody Equivalents generated from such work, as AZ may reasonably require in order for AZ to internally assess such Antibodies or Antibody Equivalents, provided that if ABX does not have sufficient quantities available, ABX shall have the right, in lieu of such Antibodies or Antibody Equivalents, to provide AZ with the applicable cell lines Controlled by ABX for such Antibodies or Antibody Equivalents to enable AZ to generate such materials.  Any transfers of Antibodies, Antibody Equivalents or cell lines, as applicable, to AZ pursuant to the foregoing sentence shall be made pursuant to the Material Transfer Agreement.  If any such ABX Diagnostic Antigen is designated as a Collaboration Antigen, then any such work performed by or on behalf of ABX prior to such designation shall be deemed to have been performed under the Research Program for such Collaboration Antigen and the provisions of Sections 11.1.1, 11.1.3, 11.1.4, 11.1.5 and 11.1.7 shall apply.  ABX shall provide AZ with an advance copy of each proposed patent filing that contains a claim that covers an invention that is conceived in the course of the work conducted pursuant to this Section 2.2.1(m) and is specific to an ABX Diagnostic Antigen, Antibodies or Antibody Equivalents that bind to and are directed against such ABX Diagnostic Antigen, or uses of the foregoing, and shall consider in good faith and incorporate the reasonable comments of AZ thereon.

(n)                                 Unless otherwise agreed by the Parties, the maximum number of Proposed Antigens that (i) were proposed by AZ pursuant to Section 2.2.1(a) and are (or are required to be) set forth on Exhibit A-2, at any time, shall not exceed (A) [Confidential treatment requested] Proposed Antigens prior to the date]Confidential treatment requested] after the Effective Date, (B) [Confidential treatment requested] Proposed Antigens following the date [Confidential treatment requested] after the Effective Date and prior to the date [Confidential treatment requested] after the Effective Date, and (C) [Confidential treatment requested] Proposed Antigens following the date [Confidential treatment requested] after the Effective Date and prior to the date [Confidential treatment requested] after the Effective Date, and (ii) are unilaterally designated by ABX over the objection of the Target Sourcing Group and are (or are required to be) set forth on Exhibit A-1 during the entire Antigen Designation Term shall not exceed [Confidential treatment requested] Antigens.  Neither Party shall designate (or attempt or purport to designate) more Proposed Antigens than the applicable maximum number of Proposed Antigens set forth above.  Unless otherwise agreed by the Parties, during the Antigen Designation Term, the maximum number of Proposed Antigens that are designated as Prioritized Antigens at any one time shall not exceed [Confidential treatment requested].  AZ shall have the right on written notice to ABX to remove the designation of one or more Proposed Antigens as Prioritized Antigens, while maintaining such Antigens as Proposed Antigens, and to re-designate such Proposed Antigens as Prioritized Antigens from time to time during the Antigen Designation Term.  AZ shall not designate, at any given time, more Prioritized Antigens than the maximum number of Prioritized Antigens set forth above.

(o)                                 Unless otherwise agreed by the Parties, AZ shall have the right to substitute one or more Proposed Antigens, from time to time, by written notice to ABX pursuant to Section 2.2.1(a); provided, however, that, except as set forth in Section 2.3.1, AZ shall not have the right to, and shall not, substitute more than [Confidential treatment requested] Proposed Antigens in the aggregate in any twelve (12) month period during the Antigen Designation Term; and provided further that the substitution of a Non-Selected Antigen for a Proposed Antigen shall be subject to Section 2.2.2(e).  Upon ABX’s receipt of notice of such a substitution of an Antigen, the Antigen that is being replaced in order to substitute another Antigen as a Proposed Antigen in its place shall be designated a Non-Selected Antigen, shall be deleted from Exhibit A-2 and neither Party shall have any further rights or obligations to the other Party with respect to such Antigen under this Agreement.  AZ shall not substitute (or attempt or purport to substitute) more Proposed Antigens than the applicable maximum number of Proposed Antigens in any period as set forth above.  Unless otherwise agreed by the Parties, ABX shall not have the right to substitute any Antigen for a Proposed Antigen.

2.2.2                        Collaboration Antigens.

(a)                                  The Target Review Committee shall, from time to time during the Antigen Designation Term, review the information provided by the Parties pursuant to Section 2.2.1 to determine the prioritization of Proposed Antigens and whether or not to designate a given Proposed Antigen as a Prioritized Antigen.  For purposes of clarity, a Proposed Antigen does not cease to be a Proposed Antigen after it becomes a Prioritized Antigen.  If either Party determines that such information is not sufficient to determine whether a Proposed Antigen should be designated as a Prioritized Antigen or a Prioritized Antigen designated as a Collaboration Antigen, such Party shall have the right, but not the obligation, at its own expense, to conduct further validation activities (without use of the Licensed IP Rights of the other Party other than the ABX Antigen-Specific Patent Rights, ABX Antigen-Specific Know-How Rights, AZ Antigen-Specific Patent Rights or AZ Antigen-Specific Know-How Rights) with respect to such Proposed Antigen.  Any Information resulting from such validation activities shall be promptly disclosed to the Target Review Committee.  In addition to such validation activities, AZ shall have the right, at its own expense, to review the proprietary status of the Proposed Antigens and conduct a freedom to operate analyses to determine whether any Third Party intellectual property rights might limit or otherwise affect AZ’s ability to fully Exploit any AZ Products with respect thereto.  ABX shall reasonably cooperate with reasonable requests of AZ in performing such review, including by providing AZ with such information in ABX’s possession as AZ may reasonably request to assist AZ in performing such review.  AZ shall not be obligated to provide the results of any such review and analyses to ABX except as provided in Section 4.5.1(c).

(b)                                 In the event that the Target Review Committee or AZ designates a Proposed Antigen as a Prioritized Antigen, such Proposed Antigen shall be added to Exhibit Q and the Parties shall promptly develop the Candidate Drug Target Profile for such Antigen based upon the form profile attached as Exhibit G.  The CDTP criteria should be sufficiently powered to predict whether a particular Antibody has commercial potential as a Licensed Product.  If there is a dispute with respect to the CDTP criteria for an Antigen, such dispute shall be referred to the Research Management Committee for resolution, provided that in no event shall the CDTP criteria for an Antigen be set below the minimum thresholds set forth on Exhibit G without AZ’s prior consent.  Once the Target Review Committee has approved the CDTP criteria for a Prioritized Antigen, or any dispute with respect thereto has been resolved, ABX shall, in consultation with AZ, promptly prepare a Research Program Work Plan in accordance with Section 2.2.3 for review and approval by the Target Review Committee, provided that such Research Program Work Plan shall in no event require fewer activities or resources than what is set forth in the form Research Program Work Plan attached hereto as Exhibit H without the prior written consent of AZ, not to be unreasonably withheld; provided, however, that the obligations of the Parties to conduct the Research Program Work Plan are subject to the provisions of Sections 2.2.3 and 2.3.  In connection with the preparation and implementation of the Research Program Work Plan for an Antigen, ABX shall make available and use Core Technology.  In connection with the preparation of the CDTP criteria and Research Program Work Plan for an Antigen, each Party shall promptly disclose to the other (a) such Party’s Additional Technology and (in the case of ABX) Antibody Technology (other than Core Antibody Technology) and XenoMouse Methods (other than Core XenoMouse Technology), in each case that such Party reasonably believes would be useful for the research and development of Antibodies and Antibody Equivalents that bind to and are directed against such Antigen, and (b) any Third Party intellectual property rights and (in the case of ABX) any Third Party payments associated with the use of such Additional Technology, Antibody Technology or XenoMouse Methods described in clause (a) above.  The Parties shall use good faith efforts to agree on which of such Additional Technology, Antibody Technology and XenoMouse Methods described in clause (a) above shall be used in the Research Program Work Plan for such Antigen and such technologies shall be described in such Research Program Work Plan.  If, despite such good faith efforts, the Parties are unable to agree on such Additional Technology, Antibody Technology or XenoMouse Methods described in clause (a) above, such dispute shall be referred to the Research Management Committee for resolution.  Once the Target Review Committee has agreed on the CDTP criteria and Research Program Work Plan for a Prioritized Antigen, such criteria and plan shall be provided to the Research Management Committee for final review and approval.  Notwithstanding the foregoing, the Parties shall have the right, on mutual written agreement, to approve the CDTP criteria or the Research Program Work Plan for a Prioritized Antigen in advance of a Research Management Committee meeting.

(c)                                  Once the Research Management Committee or the Parties have approved the CDTP criteria and Research Program Work Plan for a Prioritized Antigen, or any dispute with respect thereto has been resolved, and AZ has completed its review of the proprietary status of such Prioritized Antigen pursuant to Section 2.2.2(a), or earlier at the election of AZ, the Research Management Committee or AZ shall determine whether or not to select such Prioritized Antigen as a Collaboration Antigen.  If AZ elects to designate a Proposed Antigen as a Collaboration Antigen prior to the completion of the CDTP criteria and Research Program Work Plan for such Antigen, the Parties shall use good faith efforts to agree upon the CDTP criteria and Research Program Work Plan for such Antigen promptly after such designation.  Upon written notice to ABX that a Prioritized Antigen is selected as a Collaboration Antigen, such Antigen shall be designated a Collaboration Antigen, deleted from Exhibit Q and Exhibit A-1 or A-2, as applicable, and shall be added to Exhibit B.  If the Research Management Committee or AZ rejects a Prioritized Antigen, such Antigen shall be designated a Non-Selected Antigen and shall be deleted from Exhibit Q and Exhibit A-1 or A-2, as applicable, and neither Party shall have any further rights or obligations to the other Party with respect to such Antigen under this Agreement.  Any Prioritized Antigen that is not designated as a Collaboration Antigen or a Non-Selected Antigen pursuant to this Section 2.2.2(c) shall remain a Proposed Antigen and, at the election of AZ, a Prioritized Antigen for further consideration at a later date, subject to Sections 2.2.1(j), 2.2.1(k), 2.2.1(l), 2.2.1(n) or 2.2.2(d).  Upon the designation of an Antigen as a Collaboration Antigen, AZ shall disclose any AZ In-License Information that is necessary for ABX to conduct its obligations under the Research Program Work Plan for such Collaboration Antigen.  Any Partially Committed Antigen that is designated as a Collaboration Antigen prior to such Antigen becoming a Committed Antigen pursuant to an Existing Collaboration, and such license and rights thereunder, as were [Confidential treatment requested], shall be exclusive to AZ and promptly following the date of such designation ABX shall give notice and initiate the termination (such termination to be effective as of the earliest possible date following such notice, [Confidential treatment requested] of all non-exclusive licenses or other rights granted to Third Parties with respect to Antibodies and Antibody

Equivalents that bind to and are directed against such Antigen.  ABX shall notify AZ of the effectiveness of such termination.

(d)                                 Notwithstanding Section 2.2.2(a), if a Third Party, on its own initiative without prompting by ABX or its Affiliates, notifies ABX in writing that it intends to exercise its exclusive rights to a Proposed Antigen (other than a Partially Committed Antigen or a Prioritized Antigen) under an Existing Collaboration and such exercise would limit AZ’s rights under this Agreement, ABX shall have the right to accelerate the consideration of such Proposed Antigen by providing AZ with written notice that such selection or request had been made.  Within [Confidential treatment requested] after the receipt by AZ of such written notice from ABX, AZ shall notify ABX in writing whether it wishes to designate such Proposed Antigen as a Collaboration Antigen, provided that such period shall be tolled in the event of [Confidential treatment requested] preparing and finalizing the CDTP criteria and Research Program Work Plan for such Antigen pursuant to Section 2.2.2(b) or in the event of any [Confidential treatment requested] for so long as [Confidential treatment requested].  If AZ fails to timely designate such Proposed Antigen as a Collaboration Antigen within the applicable period, then such Antigen shall be designated a Non-Selected Antigen, shall be deleted from Exhibit A-1 or A-2, as applicable, and neither Party shall have any further rights or obligations to the other Party with respect to such Antigen under this Agreement; provided, however, that if such Antigen does not become a Committed Antigen under such Existing Collaboration after the designation of such Antigen as a Non-Selected Antigen, ABX shall promptly re-propose such Antigen during the Antigen Designation Term under Section 2.2.1(a) for consideration as a Proposed Antigen.  For the avoidance of doubt, neither ABX nor its Affiliates shall grant any rights to [Confidential treatment requested] or otherwise to Exploit Antibodies or Antibody Equivalents that bind to and are directed against a [Confidential treatment requested] that would limit [Confidential treatment requested], unless and until such Antigen becomes [Confidential treatment requested].

(e)                                  Notwithstanding anything to the contrary in this Agreement, if, at any time during the Antigen Designation Term, either Party identifies additional scientific information that reasonably indicates that a Non-Selected Antigen has utility for the development of antibody products, such Party shall have the right to propose such Antigen for acceptance as a Proposed Antigen pursuant to Section 2.2.1(a), subject to the caps on substitutions of Proposed Antigens set forth in Sections 2.2.1(o) and the caps on the number of Collaboration Antigens set forth in Section 2.2.2(f).  Notwithstanding Section 2.2.1(b), ABX shall have the right to reject such Antigen if, after the date such Antigen first became a Non-Selected Antigen, ABX (i) has granted rights to a Third Party that would preclude ABX from granting a license to such Antigen to AZ under this Agreement, or (ii) has entered into good faith negotiations with a Third Party regarding terms and conditions of a business relationship relating to such Antigen as evidenced by the existence of a [Confidential treatment requested] that would, if an agreement were entered into on such terms, [Confidential treatment requested].  In such event, such Antigen shall remain a Non-Selected Antigen.

(f)                                    Unless otherwise agreed by the Parties, the maximum number of Antigens that may be designated as Collaboration Antigens, at any time, shall be thirty-six (36), subject to AZ’s right to substitute an additional Collaboration Antigen for a Failed Antigen pursuant to Section 2.3.1 or 4.15.  Except for the limited right pursuant to Sections 2.3.1 and 4.15 to substitute an additional Collaboration Antigen for any Failed Antigen that is designated pursuant to Section 2.3.1 or 4.15, neither the Research Management Committee nor AZ shall have the right to substitute Collaboration Antigens unless otherwise agreed by the Parties.

2.2.3                        Research Program Work Plan.

(a)                                  The Research Program Work Plan for each Antigen shall be sufficiently robust with the goal to (i) deliver Antibodies that have the greatest likelihood of meeting or exceeding the applicable CDTP criteria and (ii) generate sufficient data as set forth in the applicable CDTP criteria to determine whether such Antibodies meet or exceed such CDTP criteria.  The Research Program Work Plan for each Antigen shall be approved by the Research Management Committee in accordance with Section 2.2.2(b).  If AZ has sufficient quantities of the immunogen of an Antigen in stock or if such immunogen is otherwise uniquely available to AZ, in each case in such form and purity as determined by the Research Management Committee for use in the Research Program, then the Research Program Work Plan for such Antigen shall require AZ to provide such immunogen.  For the avoidance of doubt, AZ shall not be required to provide any immunogen from other programs (unless such immunogen is uniquely available to AZ), purchase any immunogen (unless such immunogen is uniquely available to AZ) or develop a program to generate any immunogen for use in the Research Program.  If AZ believes that certain additional work should be included in the initial Research Program Work Plan for an Antigen and the Parties cannot agree on whether such additional work should be included in such Research Program Work Plan, then such additional work shall be included in such Research Program Work Plan (provided that, unless ABX otherwise consents in writing, all such additional work for all Collaboration Antigens does not exceed [Confidential treatment requested] additional FTEs in the aggregate for each year for all Research Programs).  The Parties shall share equally in the costs of up to [Confidential treatment requested] FTEs per year for such additional work and AZ shall bear [Confidential treatment requested] of the costs of any additional FTEs over such [Confidential treatment requested] FTEs (up to a total of [Confidential treatment requested] FTEs in the aggregate per year for all Research Programs) and any reasonable and verifiable external expenses (other than FTE costs) required for such additional work pursuant to Section 9.1.

(b)                                 Once the initial Research Program Work Plan for a Collaboration Antigen has been approved by the Research Management Committee or the Parties, the Parties may amend a Research Program Work Plan from time to time upon mutual written agreement to include additional activities, whereupon the Parties shall each bear [Confidential treatment requested] of the FTE costs and expenses for such additional activities pursuant to Section 9.1.  If there is a dispute with respect to such additional activities, such Research Program Work Plan may be amended by AZ to include such additional activities (provided that, unless ABX otherwise consents in writing, all such additional work for all Collaboration Antigens does not exceed [Confidential treatment requested] additional FTEs in the aggregate for each year for all Research Programs).  The Parties shall share equally in the costs of up to [Confidential treatment requested] FTEs per year for such additional activities and AZ shall bear [Confidential treatment requested] of the costs of any additional FTEs over such [Confidential treatment requested] FTEs (up to a total of [Confidential treatment requested] FTEs in the aggregate per year for all Research Programs) and any reasonable and verifiable external expenses (other than FTE costs) required for such additional activities pursuant to Section 9.1.  In connection with the preparation of any such amendment to the Research Program Work Plan for an Antigen, each Party shall promptly disclose to the other (i) such Party’s Additional Technology and (in the case of ABX) Antibody Technology (other than Core Antibody Technology) and XenoMouse Methods (other than Core XenoMouse Technology), in each case that such Party reasonably believes would be useful for the research and development of Antibodies and Antibody Equivalents that bind to and are directed against such Antigen and (ii) any Third Party intellectual property rights and (in the case of ABX) Third Party payments associated with the use of such Additional Technology, Antibody Technology or XenoMouse Methods described in clause (i) above.  If (x) either Party wishes to include Additional Technology of the other Party, or (y) AZ wishes to include any XenoMouse Methods (other than Core XenoMouse Technology) or Antibody Technology (other than Core Antibody Technology), in each case in such amendment, the Parties shall use good faith efforts to agree on which of such Additional Technology, Antibody Technology or XenoMouse Methods described in clause (x) above shall be used in such Research Program Work Plan, subject to any Third Party Royalties.  If, despite such good faith efforts, the Parties are unable to agree on such Additional Technology, Antibody Technology or XenoMouse Methods described in clause (x) above, such dispute shall be referred to the Research Management Committee for resolution.

2.2.4                        Antigen Designation Term.  The expiration or termination of the Antigen Designation Term shall not constitute a termination of this Agreement or any Research Program with respect to a Collaboration Antigen that was designated prior to the expiration or earlier termination of the Antigen Designation Term.  Upon the expiration or earlier termination of the Antigen Designation Term, all Proposed Antigens that have not been designated as Prioritized Antigens or Collaboration Antigens shall become Non-Selected Antigens, and neither Party shall have any further rights and obligations to the other Party with respect to such Antigens hereunder.  Notwithstanding anything to the contrary in this Agreement, but subject to Section 2.2.2(f), up to [Confidential treatment requested] Prioritized Antigens that have been designated by the Target Review Committee pursuant to Section 2.2.2(a) or AZ pursuant to Section 2.2.1 prior to the expiration or earlier termination of the Antigen Designation Term shall continue to be Proposed Antigens, subject to the exclusivity provisions set forth in this Agreement, until the first to occur of (i) the date on which it is designated as a Collaboration Antigen pursuant to Section 2.2.2(c), and (ii) the date on which it is designated as a Non-Selected Antigen pursuant to Section 2.2.2(c) or 2.2.2(d).  With respect to each such Prioritized Antigen, the Parties shall use good faith efforts to agree upon the CDTP criteria and Research Program Work Plan for such Antigen pursuant to Section 2.2.2(b) within [Confidential treatment requested] after the expiration or earlier termination of the Antigen Designation Term and once such CDTP criteria and Research Program Work Plan have been finalized in accordance with Section 2.2.2(b), the Research Management Committee or AZ shall decide whether to select such Prioritized Antigen as a Collaboration Antigen pursuant to Section 2.2.2(c), whether or not AZ has completed its review of the proprietary status of such Antigen.  Upon the expiration of such additional [Confidential treatment requested] period (which period shall be extended if the CDTP criteria or Research Program Work Plan for a Prioritized Antigen has not been agreed upon by the Parties because of ABX’s delay or because of disputes), all Prioritized Antigens that have not been designated as Collaboration Antigens shall become Non-Selected Antigens, and neither Party shall have any further rights and obligations to the other Party with respect to such Antigens hereunder.  Notwithstanding the foregoing, if at the end of the Antigen Designation Term there are Prioritized Antigens delayed by ABX or for which there are disputes, then the Antigen Designation Term shall be extended for such Prioritized Antigens and such Antigens shall not count against the [Confidential treatment requested] Prioritized Antigen cap.  Upon the designation of thirty-six (36) Collaboration Antigens or such other number as the Parties may mutually agree in writing, AZ shall have the right to terminate the Antigen Designation Term in its entirety on written notice to ABX.

2.2.5                        Use of XenoMouse Animals.  Unless the Parties otherwise mutually agree in writing or as necessary to use or generate control, polyclonal or surrogate antibodies as research tools, ABX shall use XenoMouse Animals, and not use other animals or technologies (other than Core Technology), for the generation of Antibodies and Antibody Equivalents, and not use any Antibody Equivalents not Derived from the XenoMouse Animals, under its research activities described in Section 2.2 for any Antigen that is a Collaboration Antigen or which AZ has the right to designate as a Collaboration Antigen hereunder.

2.3                                 Conduct of Research Program.

2.3.1                        Immunization.  With respect to each Collaboration Antigen, within such period as determined by the Research Management Committee, if AZ agrees in the applicable Research Program Work Plan to provide such Collaboration Antigen, then AZ shall (a) deliver to ABX a reasonable sufficient quantity of the applicable immunogen, in the form and purity, as set forth in such Research Program Work Plan, provided that if AZ does not agree to provide such Collaboration Antigen, ABX shall be responsible for providing such immunogen, in the form and purity, as set forth in such Research Program Work Plan (and shall use Commercially Reasonable Efforts to promptly acquire or generate such immunogen), and (b) provide ABX with such information and data regarding such Collaboration Antigen (or construct) (including the nucleotide sequence encoding, and the amino acid sequence of, such Antigen or construct), in each case as is in the Control of AZ and Reasonably Necessary for ABX to conduct its obligations under the applicable Research Program.  Promptly after receiving such quantities of such immunogen, in the form and purity, as set forth in such Research Program Work Plan and related information from AZ or, if AZ is not providing such Collaboration Antigen, promptly after ABX acquires or generates such immunogen, in the form and purity, as set forth in such Research Program Work Plan, or at such later time as the Research Management Committee may determine, ABX shall immunize XenoMouse Animals with such Collaboration Antigen (or construct) in accordance with such Research Program Work Plan and otherwise conduct its obligations under the Research Program for such Collaboration Antigen.  Notwithstanding anything in this Agreement to the contrary, ABX shall not be required to conduct any immunizations with any immunogen or construct of a Collaboration Antigen if ABX reasonably determines that such immunization constitutes an unreasonable or unnecessary risk to its personnel, provided that no such risk or similar risk has been assumed by ABX in the past for any other immunizations on behalf of ABX or any other Person.  To the extent known to ABX, ABX shall notify AZ of any such risks with respect to an Antigen prior to its designation as a Proposed Antigen, Prioritized Antigen or Collaboration Antigen, whichever is earlier.  In such event, ABX shall consult with AZ and ABX shall use Commercially Reasonable Efforts to provide an additional immunogen of such Collaboration Antigen that does not pose such risk.  If, notwithstanding the Commercially Reasonable Efforts of ABX, a safe immunogen cannot be provided with respect to such Collaboration Antigen, then such Antigen shall cease to be a Collaboration Antigen and shall be designated a Failed Antigen, and Exhibit B shall be amended accordingly.  In such event (irrespective of whether it occurs prior to the expiration or earlier termination of the Antigen Designation Term), the Research Management Committee or AZ shall have the right to substitute an additional Proposed Antigen as a Collaboration Antigen in accordance with Sections 2.2.2(b) and 2.2.2(c), which Antigen shall not count against the Collaboration Antigen totals set forth in Section 2.2.2(f).

2.3.2                        Selection of Research Antibodies.  With respect to each Collaboration Antigen, ABX, in consultation with the Research Management Committee and using the XenoMouse Technology, the Antibody Technology and the Additional Technology in accordance with the applicable Research Program Work Plan, shall use Commercially Reasonable Efforts to generate Antibodies that meet the binding criteria to such Collaboration Antigen as is set forth in such Research Program Work Plan.  ABX shall provide the Research Management Committee with the Information generated under or in connection with the Research Program on the Antibodies generated pursuant to this Section 2.3 with respect to such Collaboration Antigen (including the data relating to the screening of such Antibodies and the process and criteria used by ABX to determine which Antibodies to give to AZ and which Antibodies to retain).  The Parties shall review such information and data and select a panel of Antibodies (in such number as is set forth in such Research Program Work Plan, unless the Parties agree otherwise (such agreement not to be unreasonably withheld or delayed)) that bind to and are directed against such Collaboration Antigen and either (a) meet the binding criteria to such Collaboration Antigen as set forth in such Research Program Work Plan or (b) otherwise show promise for meeting the applicable CDTP criteria (the “Research Antibodies”).  If there is a dispute as to whether an Antibody meets the criteria set forth in clause (a), such dispute shall be submitted to the Research Management Committee for resolution, and if there is a dispute as to whether an Antibody meets the criteria set forth in clause (b), such dispute shall be resolved by AZ.  ABX shall provide AZ with reasonable research quantities of each Research Antibody as specified in the applicable Research Program Work Plan, at ABX’s sole cost and expense, in order for AZ to assess such Antibody and perform its activities under the applicable Research Program and exercise its rights under this Article 2.  If AZ requests additional quantities of such Antibodies to perform such activities or exercise such rights and ABX does not have sufficient quantities available, ABX shall provide AZ with the cell line for each such Antibody to enable AZ to produce such Antibody.  Any Antibodies that were generated with respect to a Collaboration Antigen that show no binding affinity to such Collaboration Antigen shall be destroyed unless the Parties agree otherwise.  If the Parties do not screen an Antibody or are otherwise unable to determine whether an Antibody meets the binding criteria set forth in the Research Program Work Plan, such Antibody shall be retained by ABX for consideration by AZ at a later time.  ABX shall retain any such Antibody and all Research Antibodies that are generated with respect to a Collaboration Antigen (and any Antibody Cells and Genetic Materials with respect to such Antibodies), until such time, if any, that such Collaboration Antigen is designated as a Failed Antigen subject to Section 4.15 or a Discontinued Antigen subject to Section 4.5.1, unless the Parties agree otherwise.

2.3.3                        Failure or Discontinuation of Research Programs.  If, notwithstanding ABX’s Commercially Reasonable Efforts, no Research Antibodies have been generated that bind to and are directed against a particular Collaboration Antigen within [Confidential treatment requested], or such other period as the Parties mutually agree in writing, after initiation of immunization of XenoMouse Animals with the applicable immunogen pursuant to the applicable Research Program Work Plan, then, at AZ’s election, such Antigen shall be designated a Failed Antigen and Exhibit B shall be amended accordingly.  The Parties shall monitor the progress of each Research Program and if, at any time during a Research Program, either Party believes in good faith that any of the scientific decision points set forth in the applicable Research Program Work Plan cannot be achieved and that such failure to achieve such scientific decision point would result in the inability to produce a Candidate Drug, the Parties will discuss such situation in good faith and mutually decide whether to continue with such Research Program.  If the Parties jointly agree not to continue with such Research Program, such agreement not to be unreasonably withheld or delayed, such Collaboration Antigen shall be designated a Failed Antigen and Exhibit B shall be amended accordingly.  If, during a Research Program, AZ learns of new information with respect to the proprietary status of the applicable Collaboration Antigen or Antibodies that bind to and are directed against such Collaboration Antigen that indicates that the Parties will not be able to successfully complete such Research Program or Exploit Antibodies generated under such Research Program on commercially reasonable terms, then the Parties will discuss such information in good faith.  If AZ decides not to continue with such Research Program based on such information, such Collaboration Antigen shall be designated a Failed Antigen and Exhibit B shall be amended accordingly.  In the event that Antibodies generated pursuant to this Section 2.3 under a Research Program for a [Confidential treatment requested] do not bind to [Confidential treatment requested], AZ shall have the right to continue such Research Program for the [Confidential treatment requested] to such Antibodies and such Antigen(s) shall remain a [Confidential treatment requested].  In such event, the [Confidential treatment requested] shall be designated a [Confidential treatment requested] and [Confidential treatment requested] shall be amended accordingly.

2.3.4                        ABX Activities.  Except as otherwise expressly set forth in the applicable Research Program Work Plan, ABX shall be solely responsible, at its sole cost and expense, for conducting its obligations under such Research Program Work Plan, which shall include any additional activities pursuant to Section 2.2.3 or 2.6.2, unless otherwise agreed by AZ.  ABX or its Affiliates shall perform all of its responsibilities under this Section 2.3.4 and shall not enter into any subcontract with a Third Party to perform any such responsibilities except as expressly permitted in the applicable Research Program Work Plan or as otherwise agreed to by the Parties, provided in any event that any such permitted subcontractor shall be reasonably acceptable to AZ.

2.3.5                        AZ Activities.  Except as otherwise expressly set forth in the applicable Research Program Work Plan, AZ shall be solely responsible, at its sole cost and expense, for conducting its obligations under such Research Program Work Plan.  AZ or its Affiliates shall perform all of its responsibilities under this Section 2.3.5, provided that AZ shall have the right to use subcontractors, reasonably acceptable to ABX, to perform any such responsibilities subject to Section 4.2.3.  Nothing in this Section 2.3.5 shall restrict AZ’s right, in its sole discretion and at its sole cost and expense, to Exploit Non-Licensed Products with respect to Collaboration Antigens itself or with or through one or more Affiliates or Third Parties.

2.3.6                        Performance Standards.  The Parties shall conduct their respective obligations under each Research Program in accordance with the applicable Research Program Work Plan, and shall use Commercially Reasonable Efforts to accomplish the objectives thereof within the time frame set forth therein.  Each Party shall provide the personnel, materials, equipment and other resources as set forth in each Research Program Work Plan or as otherwise required to conduct its obligations under each Research Program.  Each Party shall perform its obligations under each Research Program (whether itself, or with or through its permitted subcontractors) in accordance with the highest scientific and professional standards, and in compliance in all material respects with the requirements of all Applicable Law and good scientific practices.  All activities under the Research Programs shall be conducted under the general direction of the Research Management Committee.

2.3.7                        Non-Performance.  If either Party (the “Non-Performing Party”) fails to timely perform its obligations under any Research Program (following the generation and selection of one or more Research Antibodies in accordance with the applicable Research Program Work Plan), then the other Party (the “Performing Party”) shall have right (but not the obligation), on written notice to the Non-Performing Party, to perform or have performed such activities in the event that the Non-Performing Party does not commence such activities and thereafter diligently continue such activities within [Confidential treatment requested] of such notice.  The Non-Performing Party shall reimburse the Performing Party for the reasonable out-of-pocket costs incurred and FTEs employed by the Performing Party to perform or have performed such activities (determined in accordance with applicable generally accepted accounting principles consistently applied).  The Performing Party shall invoice the Non-Performing Party for such amounts at least quarterly and shall provide the Non-Performing Party with such documentation in support thereof as the Non-Performing Party may reasonably request, and the Non-Performing Party shall pay each such invoice within [Confidential treatment requested] after the date of receipt of such invoice and supporting documentation.  The performance of the Non-Performing Party’s activities by or on behalf of the Performing Party pursuant to this Section 2.3.7 shall in no way affect or limit any other rights or remedies to which such Party may be entitled in law or equity; provided, however, in the event of a failure by AZ to perform its obligations under a Research Program Work Plan, ABX shall not have any right to terminate such Research Program or this Agreement pursuant to Section 16.4 as a result of such failure.

2.4                                 Records.  Each Party shall maintain records, in sufficient detail and in a good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect work done and results achieved in the performance of each Research Program.  Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of the other Party to the extent reasonably required in connection with the performance of its obligations or exercise of its rights under this Agreement.  Each Party shall maintain such records and the information of the other Party contained therein in confidence in accordance with Article 13.

2.5                                 Reports and Notices.  In addition to regular communications through the Project Leaders, each Party shall keep the Research Management Committee informed of the progress of its activities under each Research Program by means of written reports to the Research Management Committee.  With respect to each Collaboration Antigen, within twenty-one (21) days, but in no event less than seven (7) days, prior to the next Research Management Committee meeting during the applicable Research Program Term, and within thirty (30) days following termination of the applicable Research Program, each Party shall prepare, and provide to the Research Management Committee, a reasonably detailed written report which shall (a) describe work done and include all results achieved and data generated in the performance of such Research Program since the last such report, (b) evaluate the work performed in relation to the goals of this Agreement and the applicable Research Program Work Plan, and (c) provide such other information as may be required by Section 2.3.2 or 2.6.2(d) or the applicable Research Program Work Plan.

2.6                                 Identification of Candidate Drugs.

2.6.1                        Working with the Collaboration Antigens, the primary objective of the Research Programs shall be to identify Candidate Drugs that bind to and are directed against each Collaboration Antigen for development and commercialization.  At the first regularly scheduled Research Management Committee meeting after completion of all activities set forth in a Research Program and receipt of the final report from ABX for such Research Program for a Collaboration Antigen (which report contains the data Reasonably Necessary to determine whether or not the Research Antibodies with respect to such Collaboration Antigen meet or exceed the applicable Candidate Drug Target Profile) or at such earlier time as AZ may elect, the Research Management Committee shall determine whether or not one or more Research Antibodies to such Collaboration Antigen meet or exceed the applicable Candidate Drug Target Profile and shall provide AZ with a recommendation as to whether or not to select one or more such Research Antibodies as Candidate Drugs.  Notwithstanding the foregoing, AZ shall have the right to select a Candidate Drug that binds to and is directed against a Collaboration Antigen even before the Research Management Committee issues its recommendation with respect to such Collaboration Antigen.  If AZ selects at least one Antibody that binds to and is directed against a Collaboration Antigen as a Candidate Drug, then the license grants set forth in Article 4 shall apply to all Antibodies that bind to and are directed against such Collaboration Antigen as Candidate Drugs.

2.6.2                        Irrespective of whether a Research Antibody that binds to and is directed against a Collaboration Antigen achieves the applicable CDTP criteria, AZ shall have the right, on written notice to ABX within [Confidential treatment requested] after the later of (i) the completion of the Research Program with respect to such Collaboration Antigen and the delivery of ABX’s final report pursuant to Section 2.5, and (ii) the recommendation of the Research Management Committee with respect to the Research Antibodies that bind to and are directed against such Collaboration Antigen pursuant to Section 2.6.1, (A) to request to continue the Research Program for such Collaboration Antigen or perform any additional activities outside of the Research Program that are directed in good faith to selecting a Candidate Drug, (B) to select at least one Research Antibody that binds to and is directed against such Collaboration Antigen as a Candidate Drug, or (C) not to select any Research Antibody that binds to and is directed against such Collaboration Antigen as a Candidate Drug, in each case are more fully described below:

(a)                                  If no Research Antibody that binds to and is directed against a Collaboration Antigen achieves the applicable CDTP criteria, AZ shall have the one-time right with respect to such Collaboration Antigen, prior to the expiration of such [Confidential treatment requested] period, to request to continue the Research Program for such Collaboration Antigen, using one or more existing Research Antibodies (or one or more other Antibodies) that bind to and are directed against such Collaboration Antigen or new Research Antibodies generated in an additional immunization of the XenoMouse Animals.  In such event, such

Research Program shall continue and the applicable Research Program Work Plan for such Collaboration Antigen shall be amended to include such additional activities (provided that, unless ABX otherwise consents in writing, all such additional work for all Collaboration Antigens does not exceed [Confidential treatment requested] in the aggregate for each year for all Research Programs).  The Parties shall share equally in the costs of up to [Confidential treatment requested] per year for such additional work and AZ shall bear [Confidential treatment requested] of the costs of any additional [Confidential treatment requested] required for such additional activities pursuant to Section 9.1.

(b)                                 If at least one Research Antibody that binds to and is directed against a Collaboration Antigen achieves the applicable CDTP criteria, AZ shall have the one-time right with respect to such Collaboration Antigen, prior to the expiration of such [Confidential treatment requested] period, to request to continue the Research Program or conduct further research and development for such Collaboration Antigen directed to selecting a Candidate Drug, using one or more existing Research Antibodies (or one or more other Antibodies) that bind to and are directed against such Collaboration Antigen.  In such event, the applicable Research Program shall continue and, to the extent AZ wishes for ABX to perform additional activities, the applicable Research Program Work Plan for such Collaboration Antigen shall be amended to include such additional activities (provided that, unless ABX otherwise consents in writing, all such additional work for all Collaboration Antigens does not exceed [Confidential treatment requested] additional FTEs in the aggregate for each year for all Research Programs).  The Parties will share equally in the costs of up to [Confidential treatment requested] per year for such additional work and AZ shall bear [Confidential treatment requested] of the costs of any additional [Confidential treatment requested] over such [Confidential treatment requested] required for such additional activities pursuant to Section 9.1.

(c)                                  If AZ elects to perform, itself or through an Affiliate or Third Party, any additional activities with respect to such Collaboration Antigen that are directed to selecting a Candidate Drug that binds to and is directed against such Collaboration Antigen, it shall have the right to do so outside the applicable Research Program and any Information and inventions conceived or generated in connection with such additional activities shall be Additional Development Program Technology.

(d)                                 If additional activities are performed in accordance with this Section 2.6.2 for a Collaboration Antigen before the Research Management Committee has made a recommendation with respect to such Collaboration Antigen pursuant to Section 2.6.1, the Research Management Committee shall defer its recommendation with respect to such Collaboration Antigen until the next regularly scheduled meeting of the Research Management Committee after the Research Management Committee has received complete disclosure of any and all Information with respect to such additional activities, provided that the Research Management Committee has had at least fifteen (15) days to review such Information in advance of such meeting.

2.6.3                        Notwithstanding the recommendation of the Research Management Committee, AZ shall have the right, in its sole discretion, to select one or more Research Antibodies that bind to and are directed against each Collaboration Antigen (or one or more other Antibodies) that bind to and are directed against such Collaboration Antigen as

Candidate Drugs.  ABX acknowledges and agrees that the final decision as to whether or not to select a Research Antibody (or other Antibody) that binds to and is directed against a Collaboration Antigen as a Candidate Drug shall rest with AZ and that such decision will be made by AZ in accordance with AZ’s standard internal procedures for the nomination and selection of Candidate Drugs.  In order to be designated a Candidate Drug, a Research Antibody must meet or exceed the applicable Candidate Drug Target Profile, unless AZ, in its sole discretion, decides otherwise.  However, a Research Antibody that meets or exceeds the applicable Candidate Drug Target Profile may, nonetheless, not be designated as a Candidate Drug.  Each Research Antibody (or other Antibody) that binds to and is directed against a Collaboration Antigen for which AZ selects a Candidate Drug prior to the expiration of the [Confidential treatment requested] period set forth in Section 2.6.2 shall be designated a “Candidate Drug”.

2.6.4                        With respect to each Collaboration Antigen, if (a) no Research Antibody achieves the applicable Candidate Drug Target Profile, and (b) AZ elects not to designate at least one Research Antibody (or other Antibody) that binds to and is directed against such Collaboration Antigen as a Candidate Drug prior to the expiration of the [Confidential treatment requested] period set forth in Section 2.6.2, then unless the applicable Research Program is continued or such additional activities are performed pursuant to Section 2.6.2 such Collaboration Antigen shall be designated a Failed Antigen and Exhibit B shall be amended accordingly.

2.6.5                        With respect to each Collaboration Antigen, if (a) at least one Research Antibody meets or exceeds the applicable Candidate Drug Target Profile, and (b) AZ elects not to designate at least one Research Antibody (or other Antibody) that binds to and is directed against such Collaboration Antigen as a Candidate Drug prior to the expiration of the [Confidential treatment requested] period set forth in Section 2.6.2, then unless the applicable Research Program is continued or such additional activities are performed pursuant to Section 2.6.2 such Collaboration Antigen shall be designated a Discontinued Antigen and Exhibit B shall be amended accordingly.  AZ shall notify ABX in writing of such designation and ABX shall have the right for a period of [Confidential treatment requested] from the date of such written notification to elect, on written notice to AZ (an “Exercise Notice”), to Exploit any Research Antibody that binds to and is directed against such Discontinued Antigen.  Upon the receipt by AZ of an Exercise Notice for a Discontinued Antigen, each such Research Antibody shall be deemed to be a Candidate Drug and the license grant set forth in Sections 4.5.1(a)(i), 4.5.1(b), 4.5.1(c) and 4.5.1(d)(i) with respect to such Discontinued Antigen shall become effective.  In the event ABX delivers an Exercise Notice to AZ with respect to a Discontinued Antigen, ABX shall have the right to purchase from AZ, at AZ’s fully burdened cost, any Research Antibodies that bind to and are directed against such Discontinued Antigen.  In the event that ABX does not deliver an Exercise Notice to AZ with respect to a Discontinued Antigen within such one (1)-year period, (a) ABX shall have no rights with respect to such Antigen under Sections 4.5.1(a)(i), 4.5.1(b), 4.5.1(c) or 4.5.1(d) or any Antibodies that bind to and are directed against such Antigen, and (b) AZ shall retain all such Antibodies (and any Antibody Cells and Genetic Materials with respect to such Antibodies), which Antibodies shall be deemed to be Candidate Drugs, whereupon the license grant set forth in Section 4.3.1 shall continue in effect subject to Section 4.5.1(e), provided that (i) ABX shall have no further obligations with respect to the development, process development or manufacturing of such

Candidate Drugs (other than work previously performed or obligations incurred under a Contract Services Agreement, Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement), (ii) the diligence obligations set forth in Section 4.12.1 (other than the reporting obligations set forth in Section 4.12.1(c)) shall not apply to such Candidate Drugs and (iii) the milestone payments set forth in Section 9.3.1 and the royalties payable to ABX under Section 9.3.2 shall apply to such Candidate Drugs, subject to any reductions required under Section 9.7 or elsewhere under Article 9.

2.7                                 Research Program Term.  With respect to each Collaboration Antigen, unless earlier terminated pursuant to Section 16.2, 16.3 or 16.6, the term of the applicable Research Program shall continue until the earlier of (a) the completion of the activities described in the applicable Research Program Work Plan and the delivery of the final reports with respect thereto pursuant to Section 2.5, (b) the designation of a Collaboration Antigen as a Failed Antigen subject to Section 4.15 or a Discontinued Antigen, and (c) the date that is [Confidential treatment requested] after the first immunization with the last Collaboration Antigen, provided that such period shall be tolled in the event of any delays caused by ABX or its Affiliates in performing their activities under this Agreement or in the event of any bona fide disputes between the Parties.  The expiration or termination of the Research Programs shall not constitute a termination of this Agreement.

2.8                                 Project Leaders.  Upon the designation of an Antigen as a Prioritized Antigen or Collaboration Antigen, each Party shall, on written notice to the other Party, appoint a person (a “Project Leader”) to coordinate its activities prior to and under the Research Program for such Antigen.  The Project Leaders shall be the primary contacts between the Parties prior to and under the applicable Research Program and shall be responsible for coordinating the day-to-day communications regarding the performance and results of the activities of the Parties prior to and under such Research Program.  Each Party shall notify in writing the other Party as soon as practicable prior to changing its Project Leader with respect to an Antigen.  ABX shall obtain the consent of AZ before appointing or replacing a Project Leader, such consent not to be unreasonably withheld or delayed.

2.9                                 Key Positions.  The qualifications and experience of certain ABX scientific and technical positions considered by AZ to be important to the conduct of the Research Programs and Development Programs (the “Key Positions”) are listed on Exhibit I.  If any persons serving in Key Positions are to be substituted, then ABX shall give written notice to AZ thereof, and the Parties shall meet and discuss in good faith ABX’s plans for the substitution thereof.  ABX shall not substitute persons to serve in the Key Positions who do not have the specified qualifications and experience, without the prior written approval of AZ, which approval shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, ABX shall continue to be responsible for performing its activities under the Research Programs and Development Programs, and any substitution pursuant to this Section 2.9 shall not be deemed to be a waiver of any failure of ABX to conduct its activities under this Agreement.

3.                                       RESEARCH MANAGEMENT COMMITTEE.

3.1                                 Composition of the Committee.  Each Research Program shall be conducted under the direction and supervision of the Research Management Committee, which shall be comprised of an equal number of representatives from ABX and AZ with the requisite experience and seniority to enable them to make decisions on behalf of the Parties with respect to the Research Programs.  The initial representatives of the Research Management Committee are set forth on Exhibit J.  Each Party may substitute one or more of its representatives, in its sole discretion, effective upon written notice to the other Party of such change, provided that any such substitute representative shall have substantially the equivalent experience and seniority as the representative that such Person replaces.

3.2                                 Meetings.  ABX shall be responsible for organizing and chairing the Research Management Committee Meetings.  The Research Management Committee shall meet not less than once each calendar quarter during the Antigen Designation Term and any Research Program Term, on such dates and at such times as agreed to by ABX and AZ.  In person meetings shall be at such locations as the Parties mutually agree.  Upon the mutual agreement of the Parties, any such meeting may be conducted by telephone or videoconference; provided, however, that not less than every other such meeting shall be in person.  At such meetings, the Research Management Committee shall discuss the activities conducted under each Research Program and the results thereof.  Each Party may permit visitors, including its employees and agents, other than the members of the Research Management Committee to meetings of the Research Management Committee as the Parties mutually agree in writing prior to such meetings.  Each Party shall be responsible for its own costs in connection with the meetings of the Research Management Committee.  In the event of a dispute that is to be referred to the Research Management Committee under this Agreement, either Party has the right to request a special meeting of the Research Management Committee, which shall occur promptly following such request.

3.3                                 Purpose of Committee.  The Research Management Committee shall be responsible for supervising and directing the Research Programs.  As such, the Research Management Committee may recommend to the Parties proposed modifications to any Research Program Work Plan from time to time; provided, however, that, except as otherwise provided in Section 2.2.2(b), 2.2.3 or 2.6.2, no such modification shall be effective unless approved in writing by a duly authorized signatory of each Party.  Any approval, determination or other action agreed to by the Research Management Committee, with ABX and AZ each having one (1) vote, shall be the approval, determination or other action of the Research Management Committee.

3.4                                 Areas of Responsibility.  The Research Management Committee’s responsibilities shall include: (a) selecting Collaboration Antigens from Prioritized Antigens or other Proposed Antigens and determining where such Collaboration Antigens will be sourced from, (b) reviewing, revising and approving the Research Program Work Plan prepared by ABX for each Collaboration Antigen and supervising the Research Program Work Plan for each Collaboration Antigen, (c) reviewing, revising and approving the CDTP criteria; (d) establishing a Collaboration Antigen portfolio strategy that will prioritize the Research Programs with respect to various Collaboration Antigens and the research activities within each such Research Program; (e) supervising, directing, reviewing and reporting on the Research Programs to ABX and AZ; (f) establishing such subcommittees as deemed appropriate by the Research Management Committee and (g) taking such other actions as are set forth in this Article 3 or as the Parties may unanimously agree.

3.5                                 Minutes.  Within fourteen (14) days following each Research Management Committee meeting, a representative of a Party to the Research Management Committee, on an alternating basis, shall prepare and provide to each Party a copy of the minutes of such meeting which shall set forth, in reasonably specific detail, any approval, determination or other action agreed to by all of the members of the Research Management Committee, provided that such minutes are reasonably acceptable to both Parties.

3.6                                 Disputes.  Any disputes or disagreements arising in, or referred to, the Research Management Committee that cannot be resolved by the members of the Research Management Committee shall be referred to the Chief Executive Officer of ABX and the Executive Vice President of Discovery (or one of his or her direct reports) of AZ for resolution.  If such senior officers are unable to resolve any such dispute within [Confidential treatment requested] following the date of the meeting at which such dispute first arose, then (a) if such dispute relates to whether to designate a Proposed Antigen as a Prioritized Antigen, whether to designate a Prioritized Antigen as a Collaboration Antigen, the prioritization of Proposed Antigens and Prioritized Antigens for review, the selection of an Antibody as a Research Antibody, the prioritization of Research Programs with respect to Collaboration Antigens, the overall allocation of resources among the Research Programs, whether AZ is to perform an activity under a Research Program Work Plan, including providing quantities of Antigen for immunization pursuant to Section 2.3.1, whether or not to designate a Research Antibody as a Candidate Drug or whether to perform additional work under a Research Program Work Plan (provided in no event shall ABX be required to perform more than [Confidential treatment requested] of such additional work in any year in the aggregate as provided for herein, without its consent), AZ shall have the deciding vote, (b) if such dispute relates to any other matter other than a Party’s interpretation of, or any allegation of breach of, this Agreement, including a dispute as to what the CDTP criteria should be for a particular Antigen, whether or not a Research Antibody meets or exceeds the applicable Candidate Drug Target Profile, then either Party shall have the right to refer such dispute to an Expert for expedited arbitration as set forth in Section 3.6.1, and (c) if such dispute relates to a Party’s interpretation of, or any allegation of breach of, this Agreement, then either Party shall have the right to litigate such dispute in accordance with Section 20.1 or to pursue such other dispute resolution mechanism as the Parties may agree.  The Parties acknowledge and agree that, subject to the provisions of this Section 3.6, ABX shall have the right to make day-to-day operational decisions regarding the implementation of each Research Program within the scope of the applicable Research Program Work Plan.

3.6.1                        With respect to disputes under Section 3.6(b) above that are not resolved by the applicable senior officers of the Parties pursuant to Section 3.6 or any disputes with respect to Additional Technology, Antibody Technology (other than Core Antibody Technology) or XenoMouse Methods (other than Core XenoMouse Technology) to be included in the applicable Research Program Work Plan or Development Program Work Plan pursuant to Sections 2.2.2(b), 2.2.3(b) and 5.3.1, upon written request by either Party to the other Party, the Parties shall appoint a mutually acceptable, independent Third Party to resolve such dispute; provided, however, that in no event shall the Parties utilize any Additional Technology, XenoMouse Methods (other than Core XenoMouse Technology) or Antibody Technology (other than Core Antibody Technology) in a Research Program Work Plan or Development Program Work Plan over the objection of AZ.  Such independent Third Party shall have the scientific, technical and regulatory experience with respect to the research and development of antibody-

based products necessary to resolve such dispute (an “Expert”).  If the Parties cannot agree upon an Expert within [Confidential treatment requested] following the date of the meeting at which such dispute first arose, then such Expert shall be appointed by the Chief Executive Officer of ABX and the Executive Vice President of Discovery of AZ, provided that if such Parties cannot agree, each Party shall appoint one Expert and such Experts shall jointly appoint a third Expert, which Expert shall be the sole Expert for the resolution of such dispute.  Within [Confidential treatment requested] after the appointment of such Expert, the Parties shall each simultaneously submit to the Expert a written statement of their respective positions on such dispute.  Upon the receipt of the written statements of both Parties, the Expert shall promptly provide each Party with the written statement of the other Party.  Each Party shall have [Confidential treatment requested] from receipt of the other Party’s submission to submit a written response thereto, which shall include any scientific and technical information in support thereof.  The Expert shall have the right to meet with the Parties, either alone or together, as necessary to make a determination.  No later than [Confidential treatment requested] after the designation of the Expert, the Expert shall make a determination by selecting the resolution proposed by one of the Parties that as a whole is the most fair and reasonable to the Parties in light of the totality of the circumstances and shall provide the Parties with a brief written statement setting forth the basis of the determination in connection therewith.  The decision of the Expert shall be final and conclusive, absent manifest error.  The fees and costs of such Expert shall be borne by the Party whose proposed resolution was not accepted by the Expert.

3.7                                 Target Review Committee.  The Parties shall establish a joint target review committee (the “Target Review Committee”), which shall oversee the review of Proposed Antigens, the selection of Prioritized Antigens and the recommendation of Collaboration Antigens for approval by the Research Management Committee.  The chairperson of the Target Review Committee shall be appointed by AZ (the “Chair”).  Each Party shall appoint at least three (3) representatives with appropriate experience and seniority to contribute to the review processes.  The Target Review Committee shall meet not less than once every six (6) months during the Antigen Designation Term at an appropriate venue to be decided by AZ.  Prior to each meeting of the Target Review Committee, the Parties shall agree in writing on which representatives of each Party shall attend such meeting.  The Target Review Committee shall endeavor to reach decisions by consensus, provided that the Chair shall have final decision-making authority with respect to the attendees for each Target Review Committee meeting, the selection of Prioritized Antigens and the recommendation of Collaboration Antigens to the Research Management Committee.  Disputes concerning either the CDTP criteria or, subject to Section 2.2.2(b), the Research Program Work Plan for a Prioritized Antigen shall be referred to the Research Management Committee for resolution.  Each Party shall be responsible for its own costs in connection with the meetings of the Target Review Committee.

4.                                       LICENSES/GRANTS OF RIGHTS

4.1                                 Collaboration Antigens.  With respect to each Collaboration Antigen until such time, if any, as such Collaboration Antigen becomes a Discontinued Antigen or Failed Antigen, ABX and its Affiliates hereby grant to AZ and its Affiliates: (a) an exclusive, worldwide right and license (with the right to grant sublicenses through multiple tiers of sublicensees) under (i) the Licensed ABX IP Rights (other than the XenoMouse Know-How Rights and XenoMouse Patent Rights) and the ABX Process Know-How Rights and ABX

Process Patent Rights, and (ii) subject to the Supplementary XenoMouse Agreement, the XenoMouse Know-How Rights and XenoMouse Patent Rights, in each case to Exploit Licensed Products that bind to and are directed against such Collaboration Antigen for use in the Commercial Field subject to Sections 4.12 and 9.3; (b)(i) an exclusive, worldwide right and license (with the right to grant sublicenses through multiple tiers of sublicensees) under the ABX Subsequent Antigen-Specific Know-How Rights, ABX Subsequent Antigen-Specific Patent Rights, ABX’s rights in the Collaboration Know-How Rights and Collaboration Patent Rights, ABX Oncology Know-How Rights, ABX Oncology Patent Rights, ABX Other Know-How Rights and ABX Other Patent Rights, and (ii) an exclusive, worldwide right and license (with the right to grant sublicenses through multiple tiers of sublicensees) under the ABX Prior Antigen-Specific Know-How Rights and ABX Prior Antigen-Specific Patent Rights (and the other Licensed ABX IP Rights solely to the extent necessary to enable AZ to utilize Additional Technology applicable to such Collaboration Antigen, Collaboration Technology, Oncology Technology, Other Technology and Antigen-Specific Technology), in each case to Exploit Non-Antibody Products with respect to such Collaboration Antigen for use in the Commercial Field subject to Section 9.3.4; (c) an exclusive, worldwide right and license (with the right to grant sublicenses through multiple tiers of sublicensees) under the Licensed ABX IP Rights (other than the XenoMouse Know-How Rights, (except solely to the extent necessary to enable AZ to utilize Additional Technology applicable to such Collaboration Antigen, Antibody Technology, Collaboration Technology, Oncology Technology, Other Technology and Antigen-Specific Technology to Exploit Non-Licensed Products (other than Non-Antibody Products)) XenoMouse Patent Rights, ABX Process Know-How Rights and ABX Process Patent Rights) to Exploit Non-Licensed Products (other than Non-Antibody Products) that bind to and are directed against such Collaboration Antigen for use in the Commercial Field subject to the last sentence of Section 4.4.1(a) and to Section 9.3.4, provided that in each case ABX retains such rights as are necessary to perform its activities under this Agreement.  AZ covenants to ABX that, during the term of this Agreement, it will not exercise its rights under such license grant in any way that is inconsistent with the remaining license grants set forth in Sections 4.2, 4.3 and 4.4.  Any breach of this Section 4.1 shall be a material breach of a material obligation of AZ and shall give rise to the right to terminate under Section 16.4, which right shall be in addition to any other rights and remedies that may be available.

4.2                                 Research and Development Program Licenses.

4.2.1                        By ABX.  Subject to the terms and conditions of this Agreement, with respect to each Collaboration Antigen (other than Discontinued Antigens or Failed Antigens), prior to the designation of a Candidate Drug that binds to and is directed against such Collaboration Antigen, ABX and its Affiliates hereby grant to AZ an exclusive, worldwide right and license (without the right to grant sublicenses except as set forth in Section 4.2.3) under and to the Licensed ABX IP Rights applicable to such Collaboration Antigen, to conduct its obligations, and exercise its rights, under the applicable Research Program, Development Program and Articles 2 and 5; provided, however, that ABX retains the right to conduct its activities under such Research Program and, prior to the designation of a Candidate Drug that binds to and is directed against such Collaboration Antigen, such Development Program.

4.2.2                        By AZ.  Subject to the terms and conditions of this Agreement, with respect to each Collaboration Antigen (other than Discontinued Antigens or Failed

Antigens), prior to the designation of a Candidate Drug that binds to and is directed against such Collaboration Antigen, AZ and its Affiliates hereby grant to ABX an exclusive, worldwide right and license (without the right to grant sublicenses except as set forth in Section 4.2.3) under and to the Licensed AZ IP Rights applicable to such Collaboration Antigen, to conduct its obligations, and exercise its rights, under the applicable Research Program and Development Program; provided, however, that AZ retains the right to conduct its activities under such Research Program and, prior to the designation of a Candidate Drug that binds to and is directed against such Collaboration Antigen, such Development Program and exercise its rights under Articles 2 and 5.

4.2.3                        Sublicenses.  The licenses granted under this Section 4.2 shall only include the right to grant sublicenses to Affiliates; provided, however, that either Party shall have the right to engage Third Party subcontractors to perform such Party’s obligations under the Research Programs solely to the extent such subcontracting is provided for in Sections 2.3.4 and 2.3.5, and to transfer the Research Antibodies (and any other Antibodies) that bind to and are directed against the applicable Collaboration Antigen in the form or formulations developed under the applicable Research Program or Development Program, the applicable Collaboration Technology and Antigen-Specific Technology to Third Party subcontractors performing such obligations for and on behalf of such Party under the terms of written agreements having provisions regarding confidentiality, non-use and ownership of intellectual property consistent with those contained herein prohibiting the further transfer or disclosure of such Information, inventions or materials (other than to a Party hereto or its Affiliates).

4.3                                 Licensed Products.

4.3.1                        Licenses.

(a)                                  Subject to the terms and conditions of this Agreement, with respect to each Collaboration Antigen (other than Discontinued Antigens and Failed Antigens) with respect to which a Candidate Drug has been selected pursuant to Section 2.6.3, ABX and its Affiliates hereby grant to AZ the exclusive (including with regard to ABX and its Affiliates), worldwide, right and license (with the right to grant sublicenses through multiple tiers of sublicensees) under the Licensed ABX IP Rights applicable to such Collaboration Antigen to Exploit Candidate Drugs that bind to and are directed against such Collaboration Antigen for use in the Commercial Field and, after AZ has delivered an Election Notice to ABX with respect to such Collaboration Antigen, all Licensed Products that bind to and are directed against such Collaboration Antigen for use in the Commercial Field.

(b)                                 Subject to the terms and conditions of this Agreement, with respect to each Collaboration Antigen (other than Discontinued Antigens and Failed Antigens) with respect to which a Candidate Drug has been selected pursuant to Section 2.6.3, ABX and its Affiliates hereby grant to AZ the exclusive (including with regard to ABX and its Affiliates) license and right of reference (with the right to grant sublicenses through multiple tiers of sublicensees as set forth in Section 4.3.2) under ABX’s and its Affiliates’ rights, titles and interests in and to any Registrations (and the data included or referenced therein), to the extent not otherwise assigned pursuant to Section 5.7.4 or 7.12, to Exploit Candidate Drugs and

Licensed Products that bind to and are directed against such Collaboration Antigen for use in the Commercial Field.

4.3.2                        Sublicenses.

(a)                                  Prior to an Election Notice with respect to a Collaboration Antigen, AZ shall not grant sublicenses to any Person (other than an Affiliate of AZ) under the licenses granted under Section 4.3.1 with respect to such Candidate Drugs that bind to and are directed against such Collaboration Antigen.  Any purported sublicense under the licenses granted under Section 4.3.1 (other than to an Affiliate) prior to the applicable Election Notice shall be void ab initio and of no force and effect.  Any breach of this Section 4.3.2(a) shall be a material breach of a material obligation of AZ and shall give rise to the right to terminate under Section 16.4, which right shall be in addition to any other rights and remedies that may be available.

(b)                                 Once AZ has provided an Election Notice with respect to a Collaboration Antigen pursuant to Section 5.9, the restrictions in Section 4.3.2(a) shall cease and AZ may, in its sole discretion, grant sublicenses under the licenses through multiple tiers of sublicensees, to its Affiliates and to any other Persons.  Each sublicense under Section 4.3.1 shall be subject to the terms and conditions of this Agreement.  AZ shall provide ABX with written notice prior to granting any such sublicense (other than a sublicense to an Affiliate or in connection with a co-promotion or a co-marketing arrangement, a cross-license in connection with a bona fide intellectual property dispute or any other strategic relationship (such as, by way of example, a product or disease alliance or a joint venture or other collaboration)), and ABX shall have the right to submit a bid for such sublicense.  If AZ elects to enter into a sublicense with a Third Party, AZ shall provide ABX with prompt written notice identifying the sublicensee and the Collaboration Antigen.

(c)                                  For the avoidance of doubt, AZ shall have the right to engage Third Party subcontractors in connection with the Exploitation of Licensed Products, and to transfer (i) applicable Research Antibodies (and any other Antibodies) that bind to and are directed against the applicable Collaboration Antigen in the form or formulations developed under the applicable Research Program or Development Program, Licensed Products, Collaboration Technology, Oncology Technology and Other Technology, (ii) the Antibody Technology and Additional Technology in each case to the extent that it is specific to such Licensed Products, and (iii) applicable Antigen-Specific Technology included in the Licensed ABX IP Rights to such Third Party subcontractors performing activities for and on behalf of AZ under the terms of written agreements having provisions regarding confidentiality, non-use and ownership of intellectual property consistent with those contained herein prohibiting the further transfer or disclosure of such Information, inventions or materials (other than to a Party hereto or its Affiliates).

4.3.3                        Covenant by ABX.  During the term of this Agreement, ABX and its Affiliates shall not, and shall not grant any license or right to any Third Party under the Licensed ABX IP Rights to, Exploit Antibody Equivalents that bind to and are directed against, or any other products with respect to, a Collaboration Antigen with respect to which AZ has timely delivered, or still has the right to deliver, an Election Notice to ABX pursuant to

Section 5.9.  Any grant of any such license or right by ABX shall be void ab initio and of no force and effect.  Any breach of this Section 4.3.3 shall be a material breach of a material obligation of ABX and shall give rise to the right to terminate under Section 16.3, which right shall be in addition to any other rights and remedies that may be available.

4.4                                 Non-Licensed Products.

4.4.1                        Licenses.

(a)                                  Subject to the terms and conditions of this Agreement, with respect to each Collaboration Antigen (other than Failed Antigens or Discontinued Antigens), ABX and its Affiliates hereby grant to AZ (i) the exclusive (including with regard to ABX and its Affiliates), worldwide, right and license (with the right to grant sublicenses through multiple tiers of sublicensees) under ABX’s right, title and interest in and to the Collaboration Know-How Rights and Collaboration Patent Rights, ABX Oncology Know-How Rights, ABX Oncology Patent Rights, ABX Other Know-How Rights, ABX Other Patent Rights and the ABX Subsequent Antigen-Specific Know-How Rights and ABX Subsequent Antigen-Specific Patent Rights applicable to such Collaboration Antigen (and the other Licensed ABX IP Rights solely to the extent necessary to enable AZ to utilize Collaboration Technology, Oncology Technology, Other Technology and Antigen-Specific Technology), and (ii) the exclusive, worldwide right and license (with the right to grant sublicenses through multiple tiers of sublicensees) under the ABX Prior Antigen-Specific Know-How Rights and ABX Prior Antigen-Specific Patent Rights applicable to such Collaboration Antigen, in each case to Exploit Non-Antibody Products with respect to such Collaboration Antigen for use in the Commercial Field; provided, however, that the license grant under clause (ii) above is subject to the Parties’ prior written agreement on the financial terms of such license pursuant to the following sentence.  Promptly following the designation of an Antigen as a Collaboration Antigen, the Parties shall negotiate in good faith to determine the financial terms on which the license grant to AZ under clause (ii) above shall be made.

(b)                                 Subject to the terms and conditions of this Agreement, with respect to each Collaboration Antigen (other than Discontinued Antigens and Failed Antigens) for which AZ has delivered an Election Notice, ABX and its Affiliates hereby grant to AZ the exclusive (including with regard to ABX and its Affiliates), worldwide, right and license (with the right to grant sublicenses through multiple tiers of sublicensees) under the Licensed ABX IP Rights (other than the XenoMouse Know-How Rights and (except solely to the extent necessary to enable AZ to utilize Additional Technology applicable to such Collaboration Antigen, Antibody Technology, Collaboration Technology, Oncology Technology, Other Technology and Antigen-Specific Technology) XenoMouse Patent Rights) applicable to such Collaboration Antigen to Exploit Non-Licensed Products (other than Non-Antibody Products) with respect to such Collaboration Antigen for use in the Commercial Field.

(c)                                  Subject to Sections 4.5.1(d) and 5.7.2 and the other terms and conditions of this Agreement, with respect to each Collaboration Antigen, ABX and its Affiliates hereby grant to AZ the exclusive (including with regard to ABX and its Affiliates) license and right of reference (with the right to grant sublicenses through multiple tiers of sublicensees as set forth in Section 4.3.2) under ABX’s and its Affiliates’ rights, titles and interests in and to any

Registrations (and the data included or referenced therein), to the extent not otherwise assigned pursuant to Section 5.7.4 or 7.12, to Exploit Non-Licensed Products with respect to such Collaboration Antigen for use in the Commercial Field.

4.4.2                        Sublicenses.  The licenses granted under Section 4.4.1 shall include the right to grant sublicenses under the licenses through multiple tiers of sublicensees, to its Affiliates and to any other Persons.  Each sublicense under Section 4.4.1 shall be subject to the terms and conditions of this Agreement.  If AZ elects to enter into such a sublicense with a Third Party, AZ shall provide ABX with prompt written notice identifying the sublicensee and the Collaboration Antigen.  For the avoidance of doubt, subject to the provisions of this Agreement, AZ shall have the right to engage Third Party subcontractors in connection with the Exploitation of Non-Licensed Products, and to transfer (a) applicable Research Antibodies (and any other Antibodies) that bind to and are directed against the applicable Collaboration Antigen in the form or formulations developed under the applicable Research Program or Development Program, Licensed Products, Collaboration Technology, Oncology Technology and Other Technology, (b) the Antibody Technology and Additional Technology in each case to the extent that it is specific to such Non-Licensed Products, and (c) applicable Antigen-Specific Technology included in the Licensed ABX IP Rights, to such Third Party subcontractors performing activities for and on behalf of AZ under the terms of written agreements having provisions regarding confidentiality, non-use and ownership of intellectual property consistent with those contained herein prohibiting the further transfer or disclosure of such Information, inventions or materials (other than to a Party hereto or its Affiliates).

4.5                                 Discontinued Antigens.

4.5.1                        ABX Products.

(a)                                  Subject to the terms and conditions of this Agreement, with respect to each Discontinued Antigen (i) for which ABX delivers an Exercise Notice to AZ, AZ and its Affiliates hereby grant to ABX an exclusive (including with regard to AZ and its Affiliates), worldwide, right and license (with the right to grant sublicenses through multiple tiers of sublicensees as provided in Section 4.5.3) under AZ’s right, title and interest in and to the Collaboration Know-How Rights and Collaboration Patent Rights (and the other Licensed AZ IP Rights solely to the extent necessary to enable ABX to utilize the applicable Collaboration Technology) applicable to such Discontinued Antigen solely to Exploit any Candidate Drug generated pursuant to Section 2.3.1 (or any Antibody disclosed or delivered to AZ under Section 2.2.1) that binds to and is directed against such Discontinued Antigen, in the form and formulations developed under the applicable Research Program or Development Program, for use in the Commercial Field, and (ii) AZ and its Affiliates hereby grant to ABX a non-exclusive, worldwide right and license (with the right to grant sublicenses through multiple tiers of sublicensees as provided in Section 4.5.3) under AZ’s right, title and interest in and to the Collaboration Know-How Rights and Collaboration Patent Rights (and the other Licensed AZ IP Rights solely to the extent necessary to enable ABX to utilize the applicable Collaboration Technology) applicable to such Discontinued Antigen to Exploit ABX Products (but not Antibodies, Candidate Drugs or Licensed Products) that bind to and are directed against such Discontinued Antigen for use in the Commercial Field; provided, however, that AZ retains the right to Exploit Non-Licensed Products with respect to such Discontinued Antigen.

(b)                                 Subject to the terms and conditions of this Agreement, with respect to each Discontinued Antigen for which ABX delivers an Exercise Notice to AZ, AZ and its Affiliates hereby grant to ABX a non-exclusive, worldwide right and license (with the right to grant sublicenses through multiple tiers of sublicensees in connection with the Exploitation of the applicable Candidate Drugs) under the Additional Development Program Know-How Rights, Additional Development Program Patent Rights, Development Program Know-How Rights, Development Program Patent Rights, AZ Prior Antigen-Specific Know-How Rights, AZ Prior Antigen-Specific Patent Rights and AZ’s rights in the Additional Know-How Rights and Additional Patent Rights applicable to such Discontinued Antigen solely to Exploit Candidate Drugs generated pursuant to Section 2.3.1 (or any Antibody disclosed or delivered to AZ under Section 2.2.1) that bind to and are directed against such Discontinued Antigen, in the form and formulations developed under the applicable Research Program or Development Program, for use in the Commercial Field; provided, however, that the license grant under the AZ Prior Antigen-Specific Know-How Rights and AZ Prior Antigen-Specific Patent Rights is subject to the Parties’ prior written agreement on the financial terms of such license pursuant to the following sentence.  Immediately after the delivery of an Exercise Notice to AZ with respect to a Discontinued Antigen, or earlier as requested by ABX, the Parties shall negotiate in good faith to determine the financial terms on which such license grant under the AZ Prior Antigen-Specific Know-How Rights and AZ Prior Antigen-Specific Patent Right to ABX shall be made.

(c)                                  Subject to the terms and conditions of this Agreement, with respect to each Discontinued Antigen for which ABX delivers an Exercise Notice to AZ, AZ shall make available to ABX the results of any freedom to operate analysis performed by AZ pursuant to Section 2.2.2(a) for such Antigen, provided that AZ shall not be obligated to disclose any legal opinions in connection with such freedom to operate analysis, and any Information included in the Development Program Technology and Additional Development Program Technology that relate to any Candidate Drug generated pursuant to Section 2.3.1 (or any Antibody disclosed or delivered to AZ under Section 2.2.1) that binds to and is directed against such Discontinued Antigen, in each case that is Reasonably Necessary in order to Exploit such Candidate Drug that binds to and is directed against such Discontinued Antigen for use in the Commercial Field; provided, however, that AZ retains the right to use such results and retains its rights under the Development Program Technology and Additional Development Program Technology for all other purposes.

(d)                                 Subject to the terms and conditions of this Agreement, (i) with respect to each Discontinued Antigen for which ABX delivers an Exercise Notice to AZ, AZ and its Affiliates hereby grant to ABX the exclusive license and right of reference (with the right to grant sublicenses through multiple tiers of sublicensees as set forth in Section 4.5.3) under AZ’s and its Affiliates’ rights, titles and interests in and to any Registrations (and the data included or referenced therein) for any Candidate Drug that binds to and is directed against such Discontinued Antigen solely to Exploit ABX Products containing such Candidate Drugs generated pursuant to Section 2.3.1 (or any Antibody disclosed or delivered to AZ under Section 2.2.1) that bind to and are directed against such Discontinued Antigen for use in the Commercial Field, and (ii) with respect to each Discontinued Antigen, AZ and its Affiliates hereby grant to ABX the non-exclusive license and right of reference (with the right to grant sublicenses through multiple tiers of sublicensees as set forth in Section 4.5.3) under AZ’s and its Affiliates’ rights, titles and interests in and to any Registrations (and the data included or referenced therein) for any Candidate Drug that binds to and is directed against such Discontinued Antigen solely to Exploit ABX Products (other than ABX Products containing such Candidate Drugs generated pursuant to Section 2.3.1 (or any Antibody disclosed or delivered to AZ under Section 2.2.1) that bind to and are directed against such Discontinued Antigen for use in the Commercial Field); provided, however, that AZ retains the right to use such Registrations (and the data included or referenced therein) to Exploit Non-Licensed Products.

(e)                                  Subject to the terms and conditions of this Agreement, with respect to each Discontinued Antigen for which ABX fails to deliver an Exercise Notice to AZ within the applicable [Confidential treatment requested] period, the exclusive licenses and rights under Section 4.3.1 granted by ABX and its Affiliates under the Licensed ABX IP Rights applicable to such Discontinued Antigen to Exploit any Candidate Drug that binds to and is directed against such Discontinued Antigen for use in the Commercial Field shall continue (with the right to grant sublicenses through multiple tiers of sublicensees as provided in Section 4.5.3, except that the licenses and rights to commercialize such Candidate Drugs may only be exercised by one or more sublicensees); provided, however, that ABX shall retain the right to Exploit other ABX Products (but not Antibodies, Candidate Drugs or Licensed Products) that bind to and are directed against such Discontinued Antigen.

4.5.2                        Non-Licensed Products.  Subject to the terms and conditions of this Agreement, with respect to each Discontinued Antigen, ABX and its Affiliates hereby grant to AZ the (a) non-exclusive, worldwide right and license (with the right to grant sublicenses through multiple tiers of sublicensees as provided in Section 4.5.3) under ABX’s right, title and interest in and to the Collaboration Patent Rights and Collaboration Know-How Rights applicable to such Discontinued Antigen (and under the Licensed ABX IP Rights solely to the extent necessary to enable AZ to utilize Collaboration Technology applicable to such Discontinued Antigen) to Exploit all Non-Licensed Products (other than Non-Antibody Products), and (b) exclusive, worldwide right and license (with the right to grant sublicenses through multiple tiers of sublicensees) under ABX’s right, title and interest in and to the Collaboration Patent Rights and Collaboration Know-How Rights and the ABX Prior Antigen-Specific Know-How Rights and ABX Prior Antigen-Specific Patent Rights applicable to such Discontinued Antigen (and under the Licensed ABX IP Rights solely to the extent necessary to enable AZ to utilize Collaboration Technology and Antigen-Specific Technology applicable to such Discontinued Antigen) to Exploit Non-Antibody Products, in each case with respect to such Discontinued Antigen for use in the Commercial Field; provided, however, that the license grant under clause (b) above with respect to the ABX Prior Antigen-Specific Know-How Rights and ABX Prior Antigen-Specific Patent Rights is subject to the financial terms agreed to by the Parties pursuant to the last sentence of Section 4.4.1(a).

4.5.3                        Sublicenses.  The licenses granted under Sections 4.5.1 and 4.5.2 shall include the right to grant sublicenses under the licenses through multiple tiers of sublicensees, to Affiliates and to any other Persons.  Each sublicense under Sections 4.5.1 and 4.5.2 shall be subject to the terms and conditions of this Agreement.  If either Party elects to enter into such a sublicense with a Third Party, such Party shall provide the other Party with prompt written notice identifying the sublicensee and the Discontinued Antigen.  For the avoidance of doubt, each Party shall have the right to engage Third Party subcontractors in connection with the Exploitation of ABX Products or AZ Products, as applicable, and to transfer the applicable technology to such Third Party subcontractors performing activities for and on behalf of such Party under the terms of written agreements having provisions regarding confidentiality, non-use and ownership of intellectual property consistent with those contained herein prohibiting the further transfer or disclosure of such Information, inventions or materials (other than to a Party hereto or its Affiliates).

4.6                                 Antigen-Specific Technology.

4.6.1                        By ABX.  Subject to the terms and conditions of this Agreement and any applicable ABX In-License, with respect to each Discontinued Antigen, Failed Antigen and Non-Selected Antigen, ABX and its Affiliates hereby grant to AZ (a) the non-exclusive, worldwide right and license (with the right to grant sublicenses through multiple tiers of sublicensees) under the ABX Subsequent Antigen-Specific Know-How Rights and ABX Subsequent Antigen-Specific Patent Rights applicable to each such Antigen to Exploit Non-Licensed Products (other than Non-Antibody Products) that bind to and are directed against such Antigen for use in the Commercial Field, and (b) the exclusive, worldwide right and license (with the right to grant sublicenses through multiple tiers of sublicensees) under the ABX Subsequent Antigen-Specific Know-How Rights and ABX Subsequent Antigen-Specific Patent Rights applicable to each such Antigen to Exploit Non-Antibody Products with respect to such Antigen for use in the Commercial Field.

4.6.2                        By AZ.  Subject to the terms and conditions of this Agreement and any applicable AZ In-License, with respect to each Discontinued Antigen, Failed Antigen and Non-Selected Antigen, AZ and its Affiliates hereby grant to ABX a non-exclusive, worldwide right and license (with the right to grant sublicenses through multiple tiers of sublicensees) under the AZ Subsequent Antigen-Specific Know-How Rights and AZ Subsequent Antigen-Specific Patent Rights applicable to each such Antigen to Exploit ABX Products that bind to and are directed against such Antigen for use in the Commercial Field.

4.7                                 Other Technology.

4.7.1                        Subject to the terms and conditions of this Agreement, ABX and its Affiliates hereby grant to AZ a non-exclusive, worldwide right and license (with the right to grant sublicenses through multiple tiers of sublicensees) under the ABX Other Know-How Rights and ABX Other Patent Rights for all purposes for use in the Commercial Field.

4.7.2                        Subject to the terms and conditions of this Agreement, AZ and its Affiliates hereby grant to ABX a non-exclusive, worldwide right and license (with the right to grant sublicenses through multiple tiers of sublicensees) under the AZ Other Know-How Rights and AZ Other Patent Rights for all purposes for use in the Commercial Field (other than with respect to Collaboration Antigens that are not Failed Antigens or Discontinued Antigens).

4.8                                 Oncology Technology.  Subject to the terms and conditions of this Agreement, ABX and its Affiliates hereby grant to AZ an exclusive (including with regard to ABX and its Affiliates), worldwide right and license (with the right to grant sublicenses through multiple tiers of sublicensees) under the ABX Oncology Know-How Rights and ABX Oncology

Patent Rights to Exploit products that do not contain Antibodies or Antibody Equivalents for use in the Commercial Field.

4.9                                 Development Program Technology.  Subject to the terms and conditions of this Agreement, AZ and its Affiliates hereby grant to ABX a non-exclusive, worldwide right and license (with the right to grant sublicenses through multiple tiers of sublicensees) under the Development Program Know-How Rights and Development Program Patent Rights (but excluding any data or Information resulting from the pre-clinical, clinical or any other similar tests or studies of a Research Antibody or a Candidate Drug or any Know-How Rights or Patent Rights with respect to uses of a Candidate Drug) to Exploit ABX Products for all purposes in the Commercial Field (other than to Exploit products with respect to a Collaboration Antigen, other than, subject to Section 4.15, a Failed Antigen or Discontinued Antigen for which ABX provided an Exercise Notice).

4.10                           Failed Antigens.

4.10.1                  Subject to the terms and conditions of this Agreement, ABX and its Affiliates hereby grant to AZ an exclusive, worldwide right and license (with the right to grant sublicenses through multiple tiers of sublicensees) under the ABX Antigen-Specific Know-How Rights, ABX Antigen-Specific Patent Rights and ABX’s right, title and interest in and to the Collaboration Patent Rights and Collaboration Know-How Rights to Exploit Non-Antibody Products with respect to Failed Antigens for use in the Commercial Field.

4.10.2                  Subject to the terms and conditions of this Agreement, with respect to each Failed Antigen, AZ and its Affiliates hereby grant to ABX a non-exclusive, worldwide right and license (with the right to grant sublicenses through multiple tiers of sublicensees) solely under the Additional Development Program Know-How Rights and Additional Development Program Patent Rights that are conceived or generated in connection with any additional activities conducted by or on behalf of AZ pursuant to Section 2.6.2(c) with respect to Research Antibodies that bind to and are directed against such Failed Antigen prior to its designation as such, to Exploit ABX Products (other than Antibodies or Research Antibodies) that bind to and are directed against such Failed Antigen for use in the Commercial Field.

4.11                           Cross Licenses.  AZ shall have the right, without the prior consent of ABX, to grant cross-licenses under the license grants in Article 4 under the Licensed ABX IP Rights with respect to a Collaboration Antigen (other than XenoMouse Know-How Rights, XenoMouse Patent Rights, ABX Antibody Know-How Rights, ABX Antibody Patent Rights or any of ABX’s rights in Additional Technology Know-How Rights and Additional Technology Patent Rights) in connection with any bona fide intellectual property dispute with respect to the Exploitation of the AZ Products with respect to such Collaboration Antigen.  With respect to any ABX Prior Antigen-Specific Know-How Rights and ABX Prior Antigen-Specific Patent Rights that are first Controlled by ABX or its Affiliates pursuant to an ABX In-License listed on Exhibit K-2, AZ shall notify ABX prior to granting any such cross-license and, within thirty (30) days of such notice, ABX shall inform AZ in writing of any Third Party royalty payments that are calculated on the basis of sales of the applicable product and that are associated with the grant of such cross-license.  Any such cross-license granted by AZ shall be subject to such Third Party Royalties to the extent disclosed to AZ pursuant to the foregoing sentence.

4.12                           Diligence.

4.12.1                  Obligations.

(a)                                  Collaboration Antigens.  With respect to each Collaboration Antigen (other than Discontinued Antigens and Failed Antigens) for which AZ has designated a Candidate Drug pursuant to Section 2.6.3, AZ shall use Commercially Reasonable Efforts (whether alone, or with one or more Third Parties) at its (or such Third Parties’) own cost to (i) conduct all development necessary to obtain a Registration for one Licensed Product for use in humans in each of the Major Markets; and (ii) commercialize one Licensed Product for use in humans in each of the Major Markets; provided, however, that such obligations are expressly conditioned upon ABX and its Affiliates performing their respective obligations under this Agreement and the Related Agreements, including the performance of any activities pursuant to Articles 4, 5 and 7, as applicable, including the supply of sufficient quantities of Candidate Drugs and Licensed Products pursuant to Article 7 and the Related Agreements, and such obligations of AZ shall be delayed or suspended as long as any failure to meet or satisfy such condition exists.  Further, ABX acknowledges and agrees that nothing in this Section 4.12.1(a) is intended, or shall be construed, to require AZ (or such Third Party) to develop or commercialize a specific Candidate Drug or Licensed Product or to obtain Registrations for, or commercialize, more than one Candidate Drug or Licensed Product that binds to and is directed against any such Collaboration Antigen.  In the event that AZ decides to discontinue the development or commercialization of a Licensed Product in favor of another Licensed Product that binds to and is directed against the same Collaboration Antigen, its obligations under this Section 4.12.1(a) shall cease with respect to such initial Licensed Product in favor of such other Licensed Product.

(b)                                 Discontinued Antigens.  With respect to each Discontinued Antigen for which ABX delivers an Exercise Notice, ABX shall use Commercially Reasonable Efforts (whether alone, or with one or more Third Parties) at its (or such Third Parties’) own cost to (i) conduct all development necessary to obtain a Registration for one ABX Product for use in humans in each of the Major Markets; and (ii) commercialize one ABX Product for use in humans in each of the Major Markets.  Further, AZ acknowledges and agrees that nothing in this Section 4.12.1(b) is intended, or shall be construed, to require ABX (or such Third Party) to develop or commercialize a specific ABX Product or to obtain Registrations for, or commercialize, more than one ABX Product that binds to and is directed against any Discontinued Antigen for which ABX has delivered an Exercise Notice.  In the event that ABX decides to discontinue the development or commercialization of an ABX Product in favor of another ABX Product that binds to and is directed against the same Discontinued Antigen, its obligations under this Section 4.12.1(b) shall cease with respect to such initial ABX Product in favor of such other ABX Product.

(c)                                  Reports.  Each Party shall provide the other Party with updates on the current status of the research, development and commercialization of, with respect to AZ, the Licensed Products and, with respect to ABX, the ABX Products on a semiannual basis, provided that AZ shall have no obligation to provide such updates to ABX during any period in which ABX is performing activities under the Research Program or Development Program for the applicable Collaboration Antigen.

4.12.2                  Breach of Diligence Obligations.

(a)                                  Notification and Meeting.  If at any time a Party has a reasonable basis to believe that the other Party (the “Pursuing Party”) is in material breach of a material obligation under Section 4.12.1 with respect to a Collaboration Antigen or Discontinued Antigen, as applicable, then the non-Pursuing Party shall so notify the Pursuing Party, specifying the basis for its belief, and the Parties shall meet within [Confidential treatment requested] after such notice to discuss in good faith the non-Pursuing Party’s concerns and the Pursuing Party’s development and commercialization plans with respect to such Antigen.

(b)                                 Right of Termination.  If, after such good faith discussions, (i) the Pursuing Party is in material breach of a material obligation under Section 4.12.1 with respect to such Antigen, and (ii) the Pursuing Party does not take reasonable steps designed to rectify such breach within sixty (60) days of meeting with the non-Pursuing Party pursuant to Section 4.12.2(a) (or, if such failure cannot be rectified within such [Confidential treatment requested] period, if the Pursuing Party does not commence actions to rectify such breach within such period and thereafter diligently pursue such actions), the non-Pursuing Party may initiate termination procedures with respect to such Antigen pursuant to Section 16.3 or 16.4, as applicable, after it has complied with the procedures set forth in this Section 4.12.2.

4.13                           Distributors.  Each Party shall have the right, in its sole discretion, to appoint its Affiliates, and such Party and its Affiliates shall have the right, in their sole discretion, to appoint Distributors.

4.14                           Covenant Not to Sue.  Neither AZ nor any of its Affiliates shall ever, anywhere in the world, institute or prosecute (or in any way aid any Third Party (other than to the extent required by law, regulation, court order or subpoena) in instituting or prosecuting), at law or in equity, any claim, demand, action or other proceeding for damages, costs, expenses or compensation, or for an enjoinment, injunction, or any other equitable remedy, against ABX, its Affiliates, sublicensees, suppliers, distributors, vendors or customers alleging the Exploitation by any such Person of (a) XenoMouse Technology, or (b) another rodent strain that contains human antibody genes and is able to produce fully human antibodies or any part thereof, infringes any XenoMouse Supported Patent Rights (in each case, other than the Exploitation of products with respect to Collaboration Antigens (other than Discontinued Antigens for which ABX has provided an Exercise Notice or, subject to Section 4.15, Failed Antigens)).  In AZ’s or its Affiliates’ agreements with each of its sublicensees of XenoMouse Supported Patent Rights, AZ or its Affiliate, as applicable, shall use good faith efforts to include provisions requiring a covenant, materially identical to that which AZ is making in this Section 4.14, on the part of the sublicensee.  Further, in the event of an assignment or transfer by AZ, its Affiliate or sublicensee of any XenoMouse Supported Patent Rights, such assignee shall be bound by the covenant set forth in this Section 4.14.  Nothing in this Section 4.14 is intended or shall be construed to limit AZ’s rights or ABX’s obligations under this Agreement, including with respect to Article 17.

4.15                           Covenant by ABX.  With respect to each Failed Antigen, neither ABX nor its Affiliates will independently sell or offer for sale, or enter into an agreement with, or grant any license to, a Third Party to sell or offer for sale or otherwise Exploit, any Antibodies or Antibody Equivalents that bind to and are directed against such Failed Antigen for a period of

[Confidential treatment requested] after the date that such Antigen was designated as a Failed Antigen.  If, at any time during such [Confidential treatment requested] period, ABX wishes to independently perform work with respect to such Failed Antigen, ABX shall provide written notice to AZ.  ABX shall provide AZ with any Information, Antibodies, Antibody Equivalents and other materials generated in connection with such work on a quarterly basis and, at the end of such [Confidential treatment requested] period, ABX shall provide AZ with a final report on all work it has performed with respect to such Failed Antigen and such Information and materials as AZ may reasonably request.  Upon receipt of such report, Information and materials, AZ shall have the right, for a period of [Confidential treatment requested], to designate such Antigen as a Collaboration Antigen under the terms set forth herein, regardless of the number of Collaboration Antigens that have been designated as of such date or whether the Antigen Designation Term has expired.  If such Antigen is designated as a Collaboration Antigen pursuant to the foregoing sentence, any such work performed by ABX during such one (1) year period shall be deemed to have been performed under the Research Program for such Collaboration Antigen and the provisions of Sections 11.1.1, 11.1.3, 11.1.4, 11.1.5 and 11.1.7 shall apply.  If such Antigen is not designated as a Collaboration Antigen, then all Information and inventions conceived or generated in connection with any such work performed by ABX during such [Confidential treatment requested] period that would have been Collaboration Technology if such work had been performed under a Research Program shall be Collaboration Technology and the provisions of Section 11.1.3 shall apply thereto.  If AZ declines to designate such Antigen as a Collaboration Antigen, AZ shall notify ABX in writing and, if ABX wishes to pursue Antibodies or Antibody Equivalents that bind to and are directed against such Antigen, ABX shall provide an Exercise Notice to AZ and such Antigen shall be designated a Discontinued Antigen, but only with respect to those Antibodies that have been offered to AZ either before such Antigen was designated a Failed Antigen or during such [Confidential treatment requested] period.  If neither Party wishes to pursue such Antigen, either as a Collaboration Antigen or a Discontinued Antigen, then such Antigen shall remain a Failed Antigen at the end of such [Confidential treatment requested] period and, unless the Parties agree otherwise, any Antibodies that bind to and are directed against such Failed Antigen (and any Antibody Cells and Genetic Materials with respect to such Antibodies) created under this Agreement with respect to such Failed Antigen shall be destroyed.

4.16                           Covenant by AZ.  With respect to each Failed Antigen, neither AZ nor its Affiliates will independently generate, or enter into an agreement with, or grant any license to, a Third Party to generate, Antibody Equivalents that bind to and are directed against such Failed Antigen using XenoMouse Animals or other similar transgenic rodents for a period of [Confidential treatment requested] after the date that such Antigen was designated as a Failed Antigen.  For the avoidance of doubt, during such [Confidential treatment requested] period, subject to this Section 4.16, AZ shall have the right to Exploit Non-Licensed Products with respect to such Failed Antigen.

4.17                           Third Party Rights.

4.17.1                  Notwithstanding anything to the contrary in this Agreement, subject to the provisions of this Section 4.17, the licenses and grants of rights by ABX under this Agreement shall be subject to and limited in all respects by the terms of the applicable (a) ABX Antigen In-License(s), (b) ABX In-Licenses with respect to any XenoMouse Methods (other than Core XenoMouse Technology), (b) ABX In-Licenses with respect to any Antibody Technology (other than Core Antibody Technology), or (d) ABX In-Licenses with respect to any Additional Technology, and all rights or sublicenses granted under this Agreement shall be limited to the extent that ABX may grant such rights and sublicenses under such ABX In-License(s), but only to the extent that AZ is notified of such terms and limitations pursuant to Section 2.2.1(c), 2.2.1(j), 2.2.1(k), the second sentence of Section 4.17.2, 2.2.2(b), 2.2.3(b) or 5.3.1 and AZ elects to include the applicable Licensed ABX IP Rights under this Agreement pursuant to Section 4.17.2.  ABX represents, warrants and covenants to AZ that the terms and conditions of this Agreement are fully consistent with the ABX In-Licenses with respect to XenoMouse Technology (other than XenoMouse Methods), Core XenoMouse Technology and Core Antibody Technology and the licenses and grants of rights to AZ under this Agreement will not be subject to or limited in any respect by any terms or conditions of such ABX In-Licenses, except to the extent that such terms and conditions are expressly set forth in this Agreement.  Additionally, and without limiting the foregoing, the Parties acknowledge and agree that pursuant to the GenPharm Cross License Agreement, the rights granted to AZ hereunder under certain XenoMouse Patent Rights, including any grant of “exclusive” rights, shall be subject to the rights granted to or retained by GenPharm International, Inc. under the GenPharm Cross License Agreement to the extent disclosed to AZ in the redacted copy of the GenPharm Cross License Agreement provided to AZ prior to the Effective Date.  Notwithstanding the foregoing, neither ABX nor its Affiliates shall disclose any AZ Antigen-Specific Know-How Rights or AZ Antigen-Specific Patent Rights, Collaboration Technology (other than Information specific and unique to the applicable Collaboration Antigen, solely to the extent ABX is obligated to disclose such Information pursuant to an ABX Antigen In-License listed on Exhibit K-2), Development Program Technology, Additional Development Program Technology or other Confidential Information of AZ or its Affiliates or sublicensees (including AZ Information) to GenPharm or its Affiliates or any other party to an ABX In-License without the prior written consent of AZ.

4.17.2                  With respect to each Antigen proposed by a Party after the Effective Date pursuant to Section 2.2.1, (a) ABX shall provide AZ with (i) such Information Controlled by ABX in writing as is necessary to determine the applicable restrictions and Third Party Royalties under each ABX Antigen In-License applicable to such Antigen, which ABX reasonably believes would restrict AZ’s ability to perform the applicable Research Program with respect to such Antigen or attach to the Exploitation of AZ Products with respect to such Antigen under this Agreement, and (ii) any freedom to operate analyses performed by ABX and any other Information Controlled by ABX with respect to the proprietary status of such Antigen, provided that ABX shall not be obligated to disclose any legal opinion in connection with such freedom to operate analyses, (b) ABX shall notify AZ whether such Antigen is a Proprietary ABX Antigen and provide documentation in support thereof, and (c) ABX shall provide AZ with (i) documentation to support any royalties owing to Third Parties under an ABX In-License listed on Exhibit K-2 that may extend beyond the applicable Royalty Term, and (ii) notice of any pre-existing option or contractual right to negotiate pursuant to a written agreement to obtain further licenses with respect to such Antigen, together with any applicable rights and restrictions with respect thereto (collectively ((a), (b) and (c)), the “ABX In-License Information”).  Promptly following the Effective Date, ABX shall prepare and provide AZ with such ABX In-License Information for each Proposed Antigen listed on Exhibit Q or Exhibits A-1 and A-2 as of the Effective Date.  Within thirty (30) days after receipt by AZ of the applicable ABX In-License Information, AZ shall have the right to withdraw a Proposed Antigen, by written notice to ABX, if such ABX In-License Information includes information regarding restrictions, financial obligations or Third Party intellectual property rights that are not acceptable to AZ, in which case such withdrawn Proposed Antigen shall be designated a Non-Selected Antigen, but shall not count against the cap on the number of Proposed Antigens under Section 2.2.1(n).  With respect to each Proposed Antigen and each Collaboration Antigen, ABX shall have an ongoing obligation to update such Information with new Information Controlled by ABX throughout the term of this Agreement; provided, however, that neither AZ nor its sublicensees shall have any obligation for any Third Party Royalties that were not disclosed to AZ [Confidential treatment requested] or pursuant to the second sentence of [Confidential treatment requested] or, with respect to Additional Technology, XenoMouse Methods (other than Core XenoMouse Technology) or Antibody Technology (other than Core Antibody Technology), [Confidential treatment requested]. If a Proprietary ABX Antigen is not designated as such prior to the designation of such Antigen as a Proposed Antigen pursuant to Section 2.2.1(c), 2.2.1(j), 2.2.1(k) or pursuant to the second sentence of this Section 4.17.2, it shall be deemed to be a Non-Proprietary ABX Antigen.  If, within thirty (30) days following the receipt of such ABX In-License Information, AZ gives express written notice that it does not desire to have such intellectual property rights included in any license grant with respect to an Antigen, then such intellectual property rights thereafter shall be excluded from the definition of Licensed ABX IP Rights for purposes of such license grant.  AZ shall be responsible for [Confidential treatment requested] pursuant to ABX Antigen In-Licenses that are [Confidential treatment requested] or the [Confidential treatment requested] and [Confidential treatment requested] with respect to Additional Technology, XenoMouse Methods (other than Core XenoMouse Technology) or Antibody Technology (other than Core Antibody Technology) and, in each case accepted pursuant to this Section 4.17.2 (other than, except as otherwise provided in the [Confidential treatment requested] under the [Confidential treatment requested] as of the Effective Date or with respect to other Proprietary ABX Antigens) and [Confidential treatment requested].  If AZ fails to give timely written notice of its election to not include such intellectual property rights in such license grant with respect to an Antigen, then such ABX Antigen In-License shall be accepted and such intellectual property rights thereafter shall be included in the Licensed ABX IP Rights with respect to such Antigen and Exhibit L shall be amended to reflect such Third Party Royalties.  AZ shall have [Confidential treatment requested] for any [Confidential treatment requested] that ABX may [Confidential treatment requested] that are [Confidential treatment requested] or the [Confidential treatment requested] or [Confidential treatment requested], which payments shall be the [Confidential treatment requested] of [Confidential treatment requested].  Further, ABX shall be responsible [Confidential treatment requested] for the [Confidential treatment requested] or resulting from the use, under this Agreement, of the [Confidential treatment requested].

4.17.3                  Notwithstanding anything to the contrary in this Agreement, the licenses and grants of rights by AZ under this Agreement shall be subject to and limited in all respects by the terms of the applicable AZ In-License(s), and all rights or sublicenses granted under this Agreement shall be limited to the extent that AZ may grant such rights and sublicenses under such AZ In-License(s).  Notwithstanding the foregoing, promptly after (a) the designation of a Potential Co-Development Antigen, (b) the designation of a Collaboration Antigen or (c) the designation of a Discontinued Antigen, as applicable, AZ shall provide ABX with such Information Controlled by AZ in writing as is necessary to determine the applicable restrictions and Third Party Royalties under each AZ In-License pursuant to which AZ acquired any AZ

Prior Antigen-Specific Know-How Rights, AZ Prior Antigen-Specific Patent Rights, Additional Technology Know-How Rights or Additional Technology Patent Rights applicable to such Antigen, which AZ reasonably believes would restrict ABX’s ability to perform the Research Program with respect to such Collaboration Antigen as set forth in Section 2.2.2(c) or attach to the Exploitation of (i) Antibodies that bind to and are directed against Potential Co-Development Antigen or (ii) ABX Products that bind to and are directed against such Discontinued Antigen, as applicable, under this Agreement (collectively, the “AZ In-License Information”).  With respect to each Collaboration Antigen, AZ shall have an ongoing obligation throughout the applicable Research Program to update the AZ In-License Information with respect to any restrictions on ABX’s ability perform such Research Program for such Collaboration Antigen with new Information Controlled by AZ.  If, within thirty (30) days following the designation of an Antigen as a Discontinued Antigen, ABX gives express written notice that it does not desire to have the intellectual property rights that are the subject of such AZ In-License included in the license grants with respect to such Discontinued Antigen, then such intellectual property rights thereafter shall be excluded from the definition of Licensed AZ IP Rights for purposes of such license grants.  ABX shall be responsible for [Confidential treatment requested] under the AZ In-Licenses that are accepted pursuant to [Confidential treatment requested] and any other [Confidential treatment requested] incurred by ABX, AZ or their respective Affiliates in connection with the Exploitation of ABX Products that bind to and are directed against the applicable Discontinued Antigen.  If ABX fails to gives timely written notice of its election to not include such intellectual property rights in such license grant with respect to a Discontinued Antigen, then such AZ In-License shall be accepted and such intellectual property rights thereafter shall be included in the Licensed AZ IP Rights with respect to such Discontinued Antigen.

4.17.4                  ABX shall, at its sole cost and expense, obtain such license and other rights in and to the XenoMouse Technology (other than XenoMouse Methods), Core XenoMouse Technology and Core Antibody Technology as are necessary to Exploit Antibodies generated therefrom as Candidate Drugs and Licensed Products in the Commercial Field.

4.18                           Further Covenants and Agreements.

4.18.1                  AZ shall not exploit the Licensed ABX IP Rights for any purpose other than as expressly licensed to AZ under this Article 4.  ABX shall not exploit the Licensed AZ IP Rights for any purpose other than as expressly licensed to ABX under this Article 4.

4.18.2                  Subject to the following sentence, if, at any time during the Antigen Designation Term or any Research Program Term, ABX Controls Know-How Rights or Patent Rights in any technology, other than the XenoMouse Technology, that is capable of producing fully human antibodies, ABX shall notify AZ and if AZ wishes to obtain rights to such technology under this Agreement, the Parties shall negotiate in good faith to amend this Agreement to address the financial obligations associated with the Exploitation of Antibody Equivalents generated using such technology.  With respect to a Research Program for a Collaboration Antigen for which AZ desires to utilize XenoMouse Lambda Animals, upon the written request of AZ to ABX, ABX shall disclose to AZ in writing all royalties and other amounts owing by ABX to any Third Party pursuant to any ABX In-License pursuant to which ABX Controls XenoMouse Lambda Animals and the Parties shall enter into a written amendment to add XenoMouse Lambda Animals to the definition of XenoMouse Animals for the limited purpose of such Collaboration Antigen, provided that, notwithstanding anything to the contrary in this Agreement (including the representations and warranties, indemnification obligations and financial obligations), AZ agrees in such amendment to pay all such royalties and other amounts [Confidential treatment requested] pursuant to this sentence on a [Confidential treatment requested].

4.18.3                  Except as otherwise expressly set forth in the Supplementary XenoMouse Agreement and in Sections 16.8.2 and 16.13, the Parties acknowledge and agree that ABX shall have no obligation to transfer to AZ the XenoMouse Technology or any portion thereof.

4.18.4                  If either Party reasonably believes that technology may be available to enable the administration or other medical use of an antibody that binds to and is directed against intracellular antigens, then, upon the written request to the other Party, the Parties shall negotiate in good faith to amend the definition of Antigen to include intracellular antigens, subject to the ability to successfully access such technology for purposes of this Agreement.

4.19                           Trademarks.  For the avoidance of doubt, neither Party shall have the right under this Agreement to any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol owned or Controlled by the other Party or its Affiliates.

4.20                           Certain Restrictions and Rights Regarding Failed and Discontinued Antigens.  For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement (including Section 4.1), (a) neither Party shall have the right to use the compositions of matter of Antibodies that bind to and are directed against any Failed Antigen (and related Genetic Material and Antibody Cells) within the Collaboration Technology; provided, however, that (i) AZ shall have the right to use all other Collaboration Technology with respect to such Failed Antigen to Exploit Non-Licensed Products, and (ii) ABX shall have the right to use all other Collaboration Technology with respect to such Failed Antigen to Exploit ABX Products; (b) AZ shall not have the right to use the compositions of matter of Antibodies that bind to and are directed against any Discontinued Antigen (and related Genetic Material and Antibody Cells) within the Collaboration Technology, other than solely with respect to Licensed Products that bind to and are directed against a Discontinued Antigen for which ABX has not delivered an Exercise Notice; provided, however, AZ shall have the right to use all other Collaboration Technology with respect to such Discontinued Antigen to Exploit Non-Licensed Products; and (c) ABX shall not have the right to use the compositions of matter of Antibodies that bind to and are directed against any Discontinued Antigen for which ABX has not delivered an Exercise Notice (and related Genetic Material and Antibody Cells) within the Collaboration Technology; provided, however, ABX shall have the right to use all other Collaboration Technology with respect to such Discontinued Antigen to Exploit ABX Products.

5.                                       DEVELOPMENT PROGRAM.

5.1                                 General.  Upon the designation of at least one Candidate Drug that binds to and is directed against a Collaboration Antigen (other than a Discontinued Antigen or Failed

Antigen), subject to the terms and conditions of this Agreement including all of the license grants set forth in Article 4, AZ shall have the exclusive right to research, develop and otherwise Exploit throughout the world (a) any Candidate Drugs that bind to and are directed against such Collaboration Antigen, (b) any Non-Antibody Products with respect to such Collaboration Antigen, and (c) after AZ has provided an Election Notice with respect to such Antigen, any other Non-Licensed Products with respect to such Collaboration Antigen, in each case for use in the Commercial Field.  For purposes of clarity, nothing in this Section 5.1 is intended to expand the scope of the license grants expressly set forth in Article 4.

5.2                                 Conduct of Development.

5.2.1                        ABX shall perform its obligations under the Development Program for each Candidate Drug through Phase II Completion for such Candidate Drug as set forth in the applicable Development Program Work Plan pursuant to a mutually acceptable contract research services agreement (the “Contract Services Agreement”).  The Contract Services Agreement shall include standard contract research services provisions, which the Parties shall negotiate in good faith and on commercially reasonable terms within [Confidential treatment requested] after the Effective Date (or such longer period as the Parties may mutually agree).

5.2.2                        ABX and AZ shall conduct their respective obligations under such Development Program in accordance with this Article 5, the Contract Services Agreement and the applicable Development Program Work Plan and Program Budget, and shall use Commercially Reasonable Efforts to accomplish the objectives thereof in accordance with the timelines set forth therein.  Each Party shall provide the personnel, materials, equipment and other resources required to conduct its obligations under each Development Program.  Each Party shall perform its obligations under each Development Program in accordance with high scientific and professional standards, and in compliance in all material respects with the requirements of Applicable Law and good clinical practices.  ABX and its Affiliates shall perform all of ABX’s responsibilities under the Development Programs and shall not enter into any subcontract with a Third Party to perform any such responsibilities except as expressly permitted in the applicable Development Program Work Plan or as otherwise agreed to by the Parties, provided that in any case any such permitted subcontractor shall be reasonably acceptable to AZ.  Notwithstanding the foregoing, AZ shall have the right, in its sole discretion, to enter into any subcontract with a Third Party to perform any of its responsibilities under a Development Program.

5.3                                 Development Program Work Plan and Budget.

5.3.1                        Within [Confidential treatment requested] following the designation of the first Research Antibody that binds to and is directed against a Collaboration Antigen or at such other time as AZ may elect, AZ and ABX shall jointly commence, and thereafter diligently proceed with, the preparation, for review and approval by the Development Management Committee, of (a) an overall Development Program Work Plan for all activities through Phase II Completion for the development of one or more Research Antibodies and Candidate Drugs that bind to and are directed against such Collaboration Antigen and (b) from time to time during the applicable Development Program, at the request of AZ, more detailed Development Program Work Plans for each stage of such Development Program, such as, by way of example, plans for (i) identifying and, if necessary or useful, conducting any further research, development or optimization of a Candidate Drug and, once a Candidate Drug has been identified for clinical development, the toxicology and pre-clinical and other IND enabling studies for such Candidate Drug, and (ii) Phase I Clinical Trials and applicable Phase II Clinical Trials for such Candidate Drug.  The Development Program Work Plan shall include a budget for the activities set forth therein.  The Development Program Work Plan for a Collaboration Antigen shall, at the request of AZ, also include the use of any Core Technology and any Additional Technology, Antibody Technology (other than Core Antibody Technology) or XenoMouse Methods (other than Core XenoMouse Technology) used in the Research Program for such Collaboration Antigen.  In connection with the preparation of the Development Program Work Plan for a Collaboration Antigen, each Party shall promptly disclose to the other (a) all of such Party’s Additional Technology and (in the case of ABX) Antibody Technology (other than Core Antibody Technology) and XenoMouse Methods (other than Core XenoMouse Technology), in each case that such Party reasonably believes would be useful for the development of Antibodies and Antibody Equivalents that bind to and are directed against such Collaboration Antigen, and (b) any Third Party intellectual property rights and (in the case of ABX) Third Party payments associated with the use of such Additional Technology, Antibody Technology or XenoMouse Methods described in clause (a) above.  The Parties shall use good faith efforts to agree on which of such Additional Technology, Antibody Technology or XenoMouse Methods described in clause (a) above shall be used in the Development Program Work Plan for such Antigen and such technologies shall be described in such Development Program Work Plan.  If, despite such good faith efforts, the Parties are unable to agree on such Additional Technology, Antibody Technology or XenoMouse Methods described in clause (a) above, such dispute shall be referred to the Expert for resolution.  Subject to the foregoing, the Development Management Committee shall be responsible for reviewing, revising and approving each Development Program Work Plan and any amendments thereto with respect to Development Programs that are performed by ABX.

5.3.2                        Based on the applicable Development Program Work Plan, ABX shall, from time to time at the request of AZ, prepare, for review and acceptance or rejection (as provided below) by AZ, a reasonably detailed proposed Program Budget for implementing ABX’s obligations under the applicable Development Program Work Plan, including details of FTEs to be utilized, including the name and title of the Development Program Leader, and the projected fees and expenses projected to be incurred in accordance with Section 9.2.  AZ shall have the right, from time to time, to solicit at least two (2) good faith competitive bids from Third Party contract research organizations that provide services to the research-based pharmaceutical industry for any of the work to be performed by ABX under a Development Program, and if ABX’s proposed Program Budget is more than the average of such good faith competitive bids for such work, ABX shall be obligated to provide a Program Budget that [Confidential treatment requested] for such work, provided that ABX shall not be obligated to provide a Program Budget that is [Confidential treatment requested] for such work.  If such average is [Confidential treatment requested] for such work, AZ shall have the right to engage a Third Party to perform such work.  If AZ accepts a Program Budget pursuant to this Section 5.3.2, [Confidential treatment requested] in performing its activities under the applicable Development Program Work Plan set forth in such Program Budget in accordance with Section 9.2. Any changes to the Program Budget accepted by AZ pursuant to this Section 5.3.2 shall be governed by the provisions of the Contract Services Agreement.

5.4                                 Process Development Program.  At such time after the selection of the first Research Antibody that binds to and is directed against a Collaboration Antigen as AZ requests, ABX shall perform the Process Development Program for such Candidate Drug as set forth in the Process Science/Clinical Manufacture Agreement.  The Development Management Committee, in consultation with the Manufacturing and Supply Committee, shall be responsible for overseeing the performance of each Process Development Program.

5.5                                 Records.  ABX shall maintain records, in sufficient detail and in a good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect work done and results achieved in the performance of each Development Program.  AZ shall have the right, during normal business hours and upon reasonable notice, to inspect and copy such records of ABX to the extent necessary or reasonably useful to perform AZ’s obligations or exercise its rights under this Agreement.  ABX shall maintain such records and the information contained therein in confidence in accordance with Article 13.

5.6                                 Reports and Notices.  In addition to day-to-day communications through the Development Program Leaders, ABX shall keep AZ informed of the progress of its activities under each Development Program by means of written reports to the Development Management Committee.  With respect to each Candidate Drug, within [Confidential treatment requested] following the last day of each calendar quarter during the applicable Development Program Term, and within [Confidential treatment requested] following each of the completion of a Phase II Clinical Trial for such Candidate Drug that enrolled at least forty (40) patients with the disease target being studied and the termination of the applicable Development Program, ABX shall prepare, and provide to the Development Management Committee for submission to AZ, a reasonably detailed written report which shall describe work done and results achieved in the performance of such Development Program.

5.7                                 ABX Registrations.  With respect to those certain Development Program activities required to be performed by ABX pursuant to a Development Program Work Plan for a Candidate Drug, the following shall apply (but only to the extent applicable to such activities):

5.7.1                        ABX shall use Commercially Reasonable Efforts to prepare, file and maintain the INDs and other regulatory approvals for the conduct of the Development Program for such Candidate Drug through Phase II Completion in accordance with the applicable Development Program Work Plan.  ABX and AZ through the Development Management Committee shall consult and cooperate in preparing each such IND.  Each Party shall have the right to review and comment on all such INDs.  No IND shall be filed with any governmental or regulatory authority unless and until it has been approved by the Development Management Committee.  ABX shall assume all obligations as the sponsor of clinical investigations, including those under 21 C.F.R. Part 312 and the FDA’s Guidance for Industry on Good Clinical Practice (April 1996) and other similar foreign requirements, with respect to such INDs and other regulatory approvals for each Candidate Drug for which ABX is performing the Development Program through Phase II Completion.  The foregoing shall not apply if, with respect to an IND or other regulatory approval, AZ decides to prepare, file and maintain the INDs and other regulatory approvals for the conduct of the Development Program for such Candidate Drug to the extent permitted by Applicable Law.

5.7.2                        Subject to the terms and conditions of this Agreement, ABX shall own all INDs filed by it pursuant to Section 5.7.1 through Phase II Completion for such Candidate Drug until such time as AZ elects to assume responsibility for such INDs, subject to Section 5.7.4.  ABX shall have no right to use such INDs for any purpose other than the performance of its activities under the applicable Development Program.  For so long as ABX retains ownership of such INDs for a Candidate Drug, ABX does hereby grant to AZ and its Affiliates the right and license to reference such INDs and to use all data and information contained or referenced therein (a) to perform its activities under the applicable Development Program Work Plan and to otherwise Exploit any AZ Products and (b) to support the filing of any Registrations for any such AZ Products.  In addition, ABX shall permit AZ to acquire such other rights to such submissions, to the extent necessary or useful for AZ to perform its responsibilities or exercise its rights under this Agreement.

5.7.3                        ABX shall serve as the primary regulatory contact with respect to such INDs for so long as ABX holds such INDs.  At such times as ABX receives communications from the FDA or other governmental or regulatory authority, ABX shall notify AZ as soon as possible (but not more than one week) thereafter, and shall inform AZ of the content of any such oral communications and provide AZ with copies of any such written communications.  ABX shall not provide any response to such communications or submit any other information or materials to such governmental or regulatory authority without the prior approval of AZ.  ABX shall (a) notify AZ as soon as possible in advance of all meetings and significant communications with the FDA or other governmental or regulatory authority concerning the Candidate Drugs or Collaboration Antigens and permit representatives of AZ to attend and participate in such meetings, and (b) promptly prepare and deliver to AZ complete and accurate minutes of any such meeting or communications.  The foregoing shall not apply if, with respect to an IND, AZ decides to serve as the primary regulatory contact with respect to such IND to the extent permitted by Applicable Law.

5.7.4                        As soon as reasonably practicable following AZ’s written request, ABX shall assign and transfer to AZ all of its and its Affiliates’ rights, titles and interests in and to such INDs for such Candidate Drug.

5.7.5                        If the Development Program Work Plan for a Candidate Drug includes the conduct of clinical trials outside the United States, the Parties shall consult with each other to determine the appropriate regulatory filing approach therefor.

5.8                                 AZ Registrations.  Except as provided in Section 5.7, all INDs and other filings, applications or requests for Candidate Drugs pursuant to or in connection with the Registrations and other regulatory documentation shall be owned by and made in the name of AZ or its designee(s), and AZ shall have the sole right to conduct all communications with the regulatory authorities with regard to the Candidate Drugs and AZ Products with respect to a Collaboration Antigen.  To the extent permitted by Applicable Law, AZ shall have the sole right to prepare, file and maintain all INDs and other filings, applications or requests for Candidate Drugs pursuant to or in connection with the Registrations and conduct all communications with the regulatory authorities with regard to the Candidate Drugs and AZ Products with respect to a Collaboration Antigen, except as provided in Section 5.7.  ABX shall cooperate with reasonable requests for assistance from AZ with respect to AZ’s preparation, filing or maintenance of any such INDs or other filings, applications or requests for Candidate Drugs or any communications with the regulatory authorities with regard to the Candidate Drugs made pursuant to this Section 5.8.  Notwithstanding anything to the contrary in this Agreement, for the purposes of clarity, the provisions of Section 7.12 shall govern the ownership and control of DMFs.

5.9                                 Election Notice.  With respect to each Development Program performed by ABX for which ABX is conducting a Phase II Clinical Trial (that has enrolled at least 40 patients) that is completed, ABX shall notify AZ in writing upon Phase II Completion for a Candidate Drug that binds to and is directed against a given Collaboration Antigen.  Otherwise, the Parties shall use good faith efforts to agree when the completion of, and delivery to AZ of the complete data package for, the first Phase II Clinical Trial (that has enrolled at least 40 patients) has occurred, which shall then be deemed to be Phase II Completion for purposes of this Agreement.  After the first Phase II Completion for a Candidate Drug that binds to and is directed against a Collaboration Antigen (other than a Discontinued Antigen or Failed Antigen), or earlier, at the election of AZ, AZ shall determine whether it wishes to proceed with the further development and commercialization of any Candidate Drug(s) that bind to and are directed against such Collaboration Antigen as a Licensed Product(s) by providing written notice to ABX (an “Election Notice”).  ABX acknowledges and agrees that the final decision as to whether or not to proceed with a Candidate Drug as a Licensed Product will be made by AZ in accordance with AZ’s standard internal procedures for the evaluation and prioritization of Candidate Drugs.  If AZ fails to provide an Election Notice to ABX for a Candidate Drug that binds to and is directed against a Collaboration Antigen, within [Confidential treatment requested] after the first Phase II Completion for a Candidate Drug that binds to and is directed against such Collaboration Antigen, or such longer period as the Parties mutually agree in writing, then such Collaboration Antigen shall be designated a Discontinued Antigen and Exhibit B shall be amended accordingly.  If ABX delivers an Exercise Notice to AZ with respect to such Discontinued Antigen within [Confidential treatment requested] after the earlier of (x) the expiration of such period and (y) the delivery of written notification from AZ to ABX that AZ does not wish to proceed with the further development and commercialization of any Candidate Drug(s) that bind to and are directed against such Antigen, ABX shall have the right to purchase any quantities of Candidate Drugs Controlled by AZ, at AZ’s fully burdened cost, that bind to and are directed against such Discontinued Antigen, provided that if ABX fails to provide such an Exercise Notice within such [Confidential treatment requested] period, (a) ABX shall have no rights with respect to such Antigen under Sections 4.5.1(a)(i), 4.5.1(b), 4.5.1(c) and 4.5.1(d)(i) or such Candidate Drugs that bind to and are directed against such Antigen, and (b) AZ shall retain all such Antibodies (and any Antibody Cells and Genetic Materials with respect to such Antibodies), whereupon the license grant set forth in Section 4.3.1 shall continue in effect subject to Section 4.5.1(e), provided that (i) ABX shall have no further obligations with respect to the development, process development or manufacturing of such Candidate Drugs (other than work previously performed or obligations incurred under a Contract Services Agreement, Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement or material transfer obligations pursuant to Section 11.3), (ii) the diligence obligations set forth in Section 4.12.1 (other than the reporting obligations set forth in Section 4.12.1(c)) shall not apply to such Candidate Drugs and (iii) the milestone payments set forth in Section 9.3.1 and the royalties payable to ABX under Section 9.3.2 shall apply to such Candidate Drugs, subject to any reductions required under Section 9.7 or elsewhere under Article 9.  For the avoidance of doubt, such Collaboration Antigen shall not be deemed to be a Discontinued Antigen if AZ provides an

Election Notice for at least one Candidate Drug that binds to and is directed against such Collaboration Antigen.

5.10                           Non-Licensed Products.  Subject to the terms and conditions of this Agreement including all of the license grants set forth in Article 4, AZ shall have the exclusive right to Exploit Non-Antibody Products with respect to each Collaboration Antigen (including Discontinued Antigens and Failed Antigens) and, upon the delivery of an Election Notice with respect to a Collaboration Antigen, all other Non-Licensed Products with respect to such Collaboration Antigen, which Exploitation in each case may be performed by AZ or with or through one or more Affiliates or Third Parties throughout the world.  For purposes of clarity, nothing in this Section 5.10 is intended to expand the scope of the license grants expressly set forth in Article 4.

5.11                           Right to Abandon.  Notwithstanding the foregoing, AZ shall have the right to terminate the development of all Candidate Drug(s) that bind to and are directed against a Collaboration Antigen, including all Development Programs, at any time for any reason or no reason prior to the delivery of an Election Notice with respect to such Collaboration Antigen by giving express written notice thereof (a “Notice to Abandon”) to ABX.  If, at any time prior to the delivery of an Election Notice for a Collaboration Antigen, ABX has a reasonable basis to believe that AZ has abandoned the development of all Candidate Drug(s) that bind to and are directed against such Collaboration Antigen, including all Development Programs, ABX shall so notify AZ pursuant to Section 4.12.2, whereupon the procedures in Section 4.12.2 shall apply.  Upon receipt by ABX of the Notice to Abandon (a) such Collaboration Antigen shall be designated a Discontinued Antigen and Exhibit B shall be amended accordingly and (b) the applicable Development Program Work Plan(s) automatically shall be amended without further action by either Party to include only those activities of the Parties that are necessary to safely wind down the applicable Development Program(s).  Unless the Parties otherwise expressly agree in writing, the Parties shall conduct and fund such activities in accordance with such Development Program Work Plan(s) and Program Budget(s), as amended.  If ABX delivers an Exercise Notice to AZ with respect to such Discontinued Antigen within one (1) year after receipt of such Notice to Abandon, ABX shall have the right to purchase any quantities of Candidate Drugs controlled by AZ, at AZ’s fully burdened cost, that bind to and are directed against such Discontinued Antigen.  If ABX fails to deliver such Exercise Notice, (a) ABX shall have no rights with respect to such Antigen under Sections 4.5.1(a)(i), 4.5.1(b), 4.5.1(c) and 4.5.1(d)(i) or such Candidate Drugs that bind to and are directed against such Antigen, and (b) AZ shall retain all such Antibodies (and any Antibody Cells and Genetic Materials with respect to such Antibodies), whereupon the license grant set forth in Section 4.3.1 shall continue in effect subject to Section 4.5.1(e), provided that (i) ABX shall have no further obligations with respect to the development, process development or manufacturing of such Candidate Drugs (other than work previously performed or obligations incurred under a Contract Services Agreement, Process Science/Clinical Manufacture Agreement, Manufacturing and Supply Agreement or as set forth in Section 5.14.2 or material transfer obligations pursuant to Section 11.3), (ii) the diligence obligations set forth in Section 4.12.1 (other than the reporting obligations set forth in Section 4.12.1(c)) shall not apply to such Candidate Drugs and (iii) the milestone payments set forth in Section 9.3.1 and the royalties payable to ABX under Section 9.3.2 shall apply to such Candidate Drugs, subject to any reductions required under Section 9.7 or elsewhere under Article 9.  Notwithstanding the foregoing, after receipt of a

Notice to Abandon with respect to a Collaboration Antigen and the delivery to AZ of an Exercise Notice with respect to the applicable Discontinued Antigen, ABX shall have the right, in its sole discretion and at its sole cost and expense, to independently assume responsibility for the completion of the Development Program(s) with respect to such Candidate Drug(s) at its request.  Notwithstanding the foregoing, AZ shall have the right, in its sole discretion, to immediately suspend or terminate a Development Program or any other development and commercialization of a Candidate Drug because of safety concerns, without terminating this Agreement with respect to the applicable Collaboration Antigen pursuant to Section 16.9; provided, however, that AZ shall be responsible for ABX’s FTE costs and expenses incurred in connection with a safe and orderly wind down of the applicable Development Program in accordance with customary industry practices.  For the avoidance of doubt, AZ shall have the right to discontinue the Exploitation of any Candidate Drug that binds to and is directed against a Collaboration Antigen in favor of another Candidate Drug that binds to and is directed against such Collaboration Antigen and any such substitution shall not be deemed an abandonment of a Collaboration Antigen.

5.12                           Development Program Leaders.  Each Party shall appoint a person (each a “Development Program Leader”) to coordinate activities of the respective Parties under such Development Program, which Development Program Leader of ABX shall be reasonably acceptable to AZ.  The Development Program Leaders shall be the primary contacts between the Parties with respect to the applicable Development Program and shall be responsible for coordinating the day-to-day communications regarding the performance and results of the activities of the Parties under such Development Program.  Each Party shall notify in writing the other Party as soon as practicable upon such appointment and upon any change to such appointment, provided that ABX shall obtain the consent of AZ prior to appointing or replacing a Development Program Leader, such consent not to be unreasonably withheld or delayed.

5.13                           Performance of Development Program by AZ.

5.13.1                  Notwithstanding the foregoing, in the event (a) that AZ determines, in good faith, that ABX lacks the necessary capacity, personnel, resources or expertise, or is otherwise unable, to perform all or part of its obligations under a Development Program Work Plan on a timely basis in accordance with industry standards or (b) that ABX has materially breached a material obligation under another Development Program with respect to another Candidate Drug or Licensed Product, or (c) of a Change in Control of ABX, then AZ shall have the right to provide written notice to ABX specifying AZ’s concerns with respect to ABX’s (or its successor’s) capabilities for the performance of such Development Program.  Within ten (10) days of such notice, or at such other time as the Parties may agree, the Parties shall meet to discuss AZ’s concerns under clause (a) or (c) above and any plans ABX (or its successor) may have to address such concerns.  If ABX (or its successor) is not able to address AZ’s concerns to AZ’s satisfaction within thirty (30) days after such meeting or in the event ABX has materially breached a material obligation under another Development Program, AZ shall have the right to conduct all or such part of such Development Program itself or through one or more subcontractors or sublicensees in addition to, or in substitution for, ABX.  In such event, Sections 5.2, 5.3, 5.5, 5.6, 5.7, 5.12 and Article 6 shall not apply with respect to all or such parts of such Development Program.

5.13.2                  ABX shall reasonably cooperate with reasonable requests from AZ for technical assistance with respect to activities under a Development Program that ABX is not performing or any other development of a Candidate Drug or Licensed Product, including by making its employees available upon reasonable notice during normal business hours to consult with AZ on issues arising in connection with the performance of such development.  If AZ requests any such technical assistance from ABX, (a) the Parties shall agree upon a plan and budget for the activities to be performed by ABX, (b) ABX shall use Commercially Reasonable Efforts to promptly complete such activities in accordance with such plan and budget, (c) ABX shall provide AZ with any Information generated from such activities, which Information shall be deemed to be Development Program Technology and shall be subject to the terms and conditions of this Agreement, and (d) AZ shall reimburse ABX for all reasonable and verifiable direct out-of-pocket expenses incurred and FTEs employed by ABX in performing such activities in accordance with such budget pursuant to Section 9.2.  ABX shall provide to AZ, at AZ’s expense for reasonable out-of-pocket costs incurred, any unused Biological Materials (other than Antibodies, which are governed by Article 7) from such activities.

5.14                           Term of Development Program.

5.14.1                  The Development Program for each Candidate Drug that binds to and is directed against a Collaboration Antigen shall commence on such date as AZ may request after the designation of the first Research Antibody that binds to and is directed against such Collaboration Antigen and, unless earlier abandoned under Section 5.11 or terminated under Article 16, continue until the earlier of (a) the completion of the activities described in the applicable Development Program Work Plan through Phase II Completion for such Candidate Drug, (b) the designation of such Collaboration Antigen as a Discontinued Antigen, and (c) such time as AZ notifies ABX in writing of its election, in its sole discretion, to terminate such Development Program for scientific (including safety or efficacy), intellectual property or commercial considerations.  The expiration or termination of the Development Programs with respect to a Collaboration Antigen shall not constitute a termination of this Agreement with respect to such Collaboration Antigen or, subject to Section 5.11, an abandonment of such Collaboration Antigen.  In the event that a Development Program with respect to a Candidate Drug is terminated prior to completion of the activities described in the applicable Development Program Work Plan (x) because of the designation of the applicable Collaboration Antigen as a Discontinued Antigen, (y) because of a material breach of a material obligation under such Development Program by ABX or (z) for scientific (including safety or efficacy), intellectual property or commercial considerations, AZ shall have the right to terminate the Process Science/Clinical Manufacture Agreement and the Manufacturing and Supply Agreement with respect to such Candidate Drug.

5.14.2                  Upon the termination of ABX’s activities under a Development Program, AZ or its designee shall have the right to assume full control of such Development Program and ABX shall provide AZ, at AZ’s sole cost and expense (except for a termination pursuant to Section 16.3, which shall be at ABX’s sole cost and expense), with such reasonable assistance as is necessary to accomplish a smooth and orderly transition of such Development Program to AZ or its designee.  For the avoidance of doubt, any termination by AZ of a Development Program for a Candidate Drug, either pursuant to Section 5.14.1, 16.2 or 16.3, shall not constitute a termination of AZ’s rights with respect to such Candidate Drug, which shall remain in full force and effect, subject to Section 4.3.2.

6.                                       DEVELOPMENT MANAGEMENT COMMITTEE.

6.1                                 Composition of the Committee.  Each Development Program and each Process Development Program shall be conducted under the direction and supervision of the Development Management Committee, which shall be comprised of an equal number of representatives from ABX and AZ with the requisite experience and seniority to enable them to make decisions on behalf of the Parties with respect to such programs.  Each Party shall appoint its initial members of the Development Management Committee within six (6) months following the Effective Date, or such longer period as the Parties mutually agree.  Each Party may substitute one or more of its representatives, in its sole discretion, effective upon written notice to the other Party of such change, provided that any such substitute representative shall have substantially the equivalent experience and seniority as the representative that such Person replaces.

6.2                                 Meetings.  AZ shall be responsible for organizing and chairing the Development Management Committee meetings.  The Development Management Committee shall meet not less than once each calendar quarter during each Development Program Term, on such dates and at such times as agreed to by ABX and AZ.  In person meetings shall be at such locations as the Parties mutually agree.  Upon the mutual agreement of the Parties, any such meeting may be conducted by telephone or videoconference; provided, however, that not less than every other such meeting shall be in person.  At such meetings, the Development Management Committee shall discuss the activities conducted under the Development Programs and the Process Development Programs and the results thereof.  Each Party may permit visitors, including its employees or agents, other than the members of the Development Management Committee to meetings of the Development Management Committee as the Parties mutually agree in writing prior to such meetings.  Each Party shall be responsible for its own costs in connection with the meetings of the Development Management Committee.

6.3                                 Purpose of Committee.  The Development Management Committee shall be responsible for supervising and directing the Development Programs, in each case during the applicable Development Program Terms and, in consultation with the Manufacturing and Supply Committee, overseeing the Process Development Programs.  To the extent that ABX is performing a Development Program, the Development Management Committee shall review, revise and approve the Development Program Work Plan for each stage of such Development Program, and review and approve any amendments thereto.  For the avoidance of doubt, AZ shall have the sole right to accept any Program Budgets, submitted by ABX, in accordance with Section 5.3, provided that any changes to a Program Budget for a Development Program shall be governed by the provisions of the Contract Services Agreement.  Any approval, determination or other action agreed to by the Development Management Committee, with ABX and AZ each having one (1) vote, shall be the approval, determination or other action of the Development Management Committee.

6.4                                 Areas of Responsibility.  During each Development Program Term for each Development Program that is performed in whole or in part by ABX, the Development

Management Committee shall have responsibility for the following identified matters: (a) design of any optimization studies, as necessary, and all toxicology and other pre-clinical IND enabling studies; (b) establish a clinical strategy, program and protocols for each Candidate Drug; (c) establish an overall Development Program Work Plan, as well as more detailed Development Program Work Plans for each stage of such Development Program, for each Candidate Drug, including recommendations for resourcing; (d) preliminarily evaluate Research Antibodies and Candidate Drugs, including their productivity and viability, to determine which Candidate Drugs to introduce into production process development; (e) oversee, review and report on each Development Program to ABX and AZ; and (f) in the event of a termination of a Development Program, establish a plan for the orderly wind down or transition of such Development Program in accordance with Section 5.11 or 5.14.2, as applicable.  Upon the expiration or termination of a Development Program that is performed in whole or in part by ABX for a Candidate Drug, the Development Management Committee shall have no further obligation, responsibility or authority regarding such Candidate Drug, except with respect to the Process Development Program for such Candidate Drug as described below.  The Development Management Committee shall also be responsible for (a) overseeing the performance of each Process Development Program by ABX, including, in consultation with the Manufacture and Supply Committee, overseeing the design and implementation of each such Process Development Program for each Research Antibody or Candidate Drug and the supply of each Candidate Drug and any placebo or comparator with respect thereto, and (b) reviewing, revising and approving the Process Development and Manufacturing Plans prepared by ABX pursuant to Section 7.2.5, and all amendments thereto, for each such Process Development Program for each Candidate Drug.

6.5                                 Minutes.  Within fourteen (14) days following each Development Management Committee meeting, a representative of the Parties to the Development Management Committee, on an alternating basis, shall prepare and provide to each Party a copy of the minutes of such meeting which shall set forth, in reasonably specific detail, any approval, determination or other action agreed to by all of the members of the Development Management Committee, provided that such minutes are reasonably acceptable to both Parties.

6.6                                 Disputes.  Any disputes or disagreements arising in the Development Management Committee that cannot be resolved by the members of the Development Management Committee shall be referred to the Chief Executive Officer of ABX and the Executive Vice President of Development (or the Head of the Oncology Therapeutic Area) of AZ for resolution.  If unable to resolve any such dispute (other than disputes relating to a Party’s interpretation of, or any allegation of breach of, this Agreement), then AZ shall have the final deciding vote.  Notwithstanding the foregoing, neither Party shall be obligated to perform any activities under a Development Program that are not expressly set forth in writing in a Development Program Work Plan.

7.                                       PROCESS SCIENCE AND MANUFACTURING

7.1                                 Negotiation and Execution of Agreements.  Within [Confidential treatment requested] after the Effective Date (or such longer period as the Parties may mutually agree), the Parties shall enter into the Process Science/Clinical Manufacture Agreement and the Manufacturing and Supply Agreement, which agreements shall be negotiated within the parameters of the applicable terms and conditions set forth in Articles 6 and 7.  In addition to such provisions, the Process Science/Clinical Manufacture Agreement and the Manufacturing and Supply Agreement shall include standard contract service and manufacturing and supply provisions, which the Parties shall negotiate in good faith and on commercially reasonable terms.  In the event of any conflict between this Agreement and the Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement, this Agreement shall govern, except to the extent that the Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement (as applicable) expressly states that it amends a specific provision of this Agreement.

7.2                                 Prior to First Commercial Sale.

7.2.1                        Discovery Phase.

(a)                                  ABX shall provide AZ with reasonable research quantities of each Research Antibody as specified in the applicable Research Program Work Plan, at ABX’s sole cost and expense, in order for AZ to assess such Antibody and perform its activities under the applicable Research Program and exercise its rights under Article 2.  Notwithstanding the foregoing, AZ shall have the right to reasonably request additional research quantities of an Antibody, beyond those quantities set forth in the Research Program Work Plan, for the sole purpose of performing activities outside of the Research Programs that are directed towards designating a Candidate Drug, but not for the purpose of furthering any other AZ activities.  If AZ reasonably requests additional research quantities of an Antibody for such purpose, then ABX, at AZ’s sole cost and expense, shall be responsible for manufacturing and supplying such additional research quantities for such purpose.  ABX, at its sole cost and expense, shall be responsible for such Antibody scale up activities as are necessary to complete the activities set forth in the Research Programs.  If AZ requests additional quantities of any Antibodies as permitted under this Section 7.2.1(a) and ABX does not have sufficient uncommitted quantities available, ABX shall, at its sole cost and expense, provide AZ with the cell line for each such Antibody to enable AZ to produce such Antibody for such purposes.

(b)                                 Except as otherwise described in Section 7.2.1(a) and as provided in Sections 7.5, 7.6 and 7.13, ABX, at AZ’s sole cost and expense subject to Section 7.13, shall be responsible for all process development and manufacturing activities (including cell line development and scale up) required to be conducted, prior to the designation of a Candidate Drug, in accordance with the Process Science/Clinical Manufacture Agreement.

7.2.2                        Development Phase.

(a)                                  Except as provided in Sections 7.2.1, 7.5, 7.6 and 7.13, under the Process Science/Clinical Manufacture Agreement, ABX, at AZ’s sole cost and expense subject to Section 7.13, shall be responsible for all process development activities required to be conducted for completion of the Development Programs and such other Phase II Clinical Trials, Phase III Clinical Trials and other development activities in support of the Registrations for, and launch of, each Candidate Drug and Licensed Product, as applicable.

(b)                                 Except as provided in Sections 7.2.1, 7.5, 7.6 and 7.13, under the Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement, ABX, at AZ’s sole cost and expense subject to Section 7.13, shall manufacture or have manufactured (and AZ shall purchase from ABX) AZ’s requirements of each Candidate Drug and Licensed Product in finished, formulated bulk or, if selected by AZ, vialed form for use under the applicable Development Program and in such other Phase II Clinical Trials, Phase III Clinical Trials and other development activities in support of the Registrations for, and launch of, a Candidate Drug or Licensed Product.

7.2.3                        Process Development Programs.

(a)                                  The Development Management Committee shall decide which process technologies—e.g., hybridoma, recombinant, Cell: Cell Fusion—shall be used in the Process Development Program for each lead Research Antibody and Candidate Drug.  AZ shall have the sole right to make decisions regarding (x) the use of any Third Party royalty bearing technology Controlled by ABX, and the in-licensing of Third Party intellectual property in connection with the use of technologies that are not already Controlled by ABX or that are specific to such Research Antibody and Candidate Drug, and (y) without limiting the obligation of AZ to purchase (and ABX to supply) AZ’s requirements of each of its Research Antibodies and Candidate Drugs from ABX as provided herein [Confidential treatment requested], the need for any backup facility, and selection, qualification and use of any Third Party manufacturing facility for each such Research Antibody and Candidate Drug.  The Parties acknowledge and agree that (i) the decision to commence a Process Development Program should take into consideration the likelihood that an Antibody will be designated a Candidate Drug, (ii) it may be necessary or useful to simultaneously pursue the development of multiple process technologies for a particular Candidate Drug based on scientific, technical, intellectual property or commercial considerations, (iii) the process technology used to manufacture early clinical supplies of a Candidate Drug may be different than the process technology used to manufacture later stage clinical and commercial supplies of such Candidate Drug or the applicable Licensed Product, (iv) the Parties intend that the process technology and the facility (or facilities) to be used to manufacture a Licensed Product for Phase III Clinical Trials will be the same as that used for commercial supply, (v) the Process Development and Manufacturing Plan for each Licensed Product will include reasonable plans for fully-qualified back-up manufacturing facilities to provide for uninterrupted supply upon the occurrence of a Force Majeure event or increased product requirements beyond the quantities that ABX is able to supply, and (vi) the Process Development and Manufacturing Plan for each Licensed Product will include a plan for technology transfer to AZ (or its designee) in accordance with Section 7.10.

(b)                                 The process development work conducted by or on behalf of ABX under the Process Science/Clinical Manufacture Agreement for each Process Development Program shall, for example, include the following: (i) establishment of product specifications for finished, formulated bulk and vialed form of the Candidate Drugs and Licensed Products; (ii) cell line development and optimization; (iii) development and characterization of a research cell bank and a master cell bank; (iv) cell culture development and purification process (using the manufacturing process technology(ies) designated by the Development Management Committee) for producing each Candidate Drug and Licensed Product using such master cell bank; (v) performance of appropriate qualified, and when necessary validated, assays to quantify the biochemical, immunological and functional characteristics of each Candidate Drug and Licensed Product produced; (vi) performance of stability studies; (vii) release of each Candidate Drug and Licensed Product; and (viii) development of a transferable and scalable cGMP process for each Candidate Drug and Licensed Product to enable AZ or its designee (subject to Sections 7.2.2(b) and 7.3) to manufacture clinical and commercial grade materials (including sufficient clinical and commercial quantities thereof).

7.2.4                        ABX Right to Subcontract.  ABX shall perform its obligations under each Process Development Program and shall not enter into any subcontract with a Third Party to perform any such activities except as expressly permitted in the applicable Process Development and Manufacturing Plan or as otherwise agreed to by the Parties, provided in any event that any such permitted subcontractor shall be reasonably acceptable to AZ, the fees and expenses of any such subcontractor shall not exceed those budgeted in the applicable Program Budget (unless such excess costs are pre-approved by AZ), and any such fees and expenses of any such subcontractor shall be passed through to AZ without mark-up by ABX.

7.2.5                        Process Development and Manufacturing Plans.  Upon the request of the Development Management Committee or AZ, ABX, in consultation with AZ, shall prepare an overall written plan for the process development of one or more Research Antibodies and Candidate Drugs that bind to and are directed against the applicable Collaboration Antigen and the manufacture and supply of clinical and commercial quantities of the resulting Licensed Products, which plan has as its goals (based upon the reasonable projections and other assumptions provided by the Development Management Committee) the earliest possible launch of such Licensed Products in each of the Major Markets and a secure supply chain to be able to meet the market demand for such Licensed Products in the Major Markets through at least the fifth (5th) anniversary of the First Commercial Sale of such Licensed Products (the “Process Development and Manufacturing Plan”).  In addition to the overall plan, the initial Process Development and Manufacturing Plan for a Collaboration Antigen will include a more detailed plan for the Process Development Program for one or more lead Research Antibodies and the resulting Candidate Drug(s) that details the activities set forth in Section 7.2.3 and such other activities as are necessary to complete such Process Development Program, including specific details of FTEs to be utilized by ABX, technologies to be employed by ABX in accordance with Section 7.13 and any Third Party contractors proposed to be used to implement such Process Development and Manufacturing Plan.  As soon as practicable after the designation of a Candidate Drug, the Parties will amend the Process Development and Manufacturing Plan to include additional detail around the clinical and commercial manufacture and supply of such Candidate Drug and any resulting Licensed Product.  The Parties acknowledge and agree that each Process Development Program may be an iterative process and, therefore, each Process Development and Manufacturing Plan will be amended from time to time to include specific detail regarding activities to be performed and the learning developed in the course of such Process Development Program as well as the specific manufacturing and supply requirements for the resulting Licensed Products.

7.3                                 Manufacture of Licensed Product for Commercial Sale.  Under the Manufacturing and Supply Agreement, ABX shall manufacture or, subject to Section 7.4, have manufactured (and AZ shall purchase from ABX subject to Sections 7.4, 7.5, 7.6 and 7.13) AZ’s requirements of the applicable Licensed Product for a minimum of five (5) years (or for such other period as the Parties mutually agree in writing) following the First Commercial Sale of such Licensed Product in a Major Market.

7.4                                 Manufacturing Commitment and Capacity.

7.4.1                        The Parties acknowledge and agree that wherever possible Candidate Drugs and Licensed Products should be manufactured at ABX’s facilities and not by subcontractors.  Accordingly, except as provided in Section 7.5, AZ shall give priority to ABX facilities (and then to the facilities of ABX subcontractors), provided that such facilities (and subcontractors) are reasonably acceptable to AZ, in selecting additional (backup or second source) manufacturing facilities for Candidate Drugs and Licensed Products.  [Confidential treatment requested]  To assist the Parties in managing the supply chain for the various Candidate Drugs and Licensed Products, the Process Science/Clinical Manufacture Agreement and the Manufacturing and Supply Agreement shall require that (x) ABX provide AZ with periodic good faith forecasts of its process development and clinical and commercial manufacturing capacity and commitments, (y) AZ provide ABX with long range planning forecasts (which will be non-binding) of AZ’s good faith reasonably anticipated long term requirements for the various Candidate Drugs and Licensed Products, and (z) AZ provide ABX with customary rolling firm forecasts for the various Candidate Drugs and Licensed Products, in each case which forecasts shall be of sufficient duration and with sufficient frequency to enable the Parties to effectively plan and implement secure chains for supply of the various Candidate Drugs and Licensed Products.  ABX shall provide capacity within its own manufacturing facility based on AZ’s forecasts for Candidate Drugs and Licensed Products provided to ABX as described in clauses (y) and (z) above, unless such forecasts for all Candidate Drugs and Licensed Products utilize more than [Confidential treatment requested] (or more if additional uncommitted capacity is available) of ABX’s total manufacturing capacity at any given time.  AZ shall be committed to using and paying for all required manufacturing slots in AZ’s firm forecasts; provided, however, if AZ should subsequently cancel such slots due to product failure or a significant delay in the program, [Confidential treatment requested]

7.4.2                        If, notwithstanding its good faith efforts, ABX does not have sufficient capacity to meet its obligations under a Process Development and Manufacturing Plan (including back-up manufacturing capabilities), ABX shall notify AZ and, without additional cost to AZ, at AZ’s election, ABX shall either (a) perform such activities itself through a Third Party manufacturer reasonably acceptable to AZ, or (b) permit AZ to perform such activities itself or with or through a Third Party manufacturer.  The Parties acknowledge and agree that continuity of supply sourcing is desirable and, accordingly, if AZ or a Third Party manufacturer is retained to perform certain activities or to manufacture all or a portion of a Licensed Product, unless AZ agrees otherwise, AZ shall have the right to continue to conduct such activities or manufacturing or to cause ABX to continue to use such Third Party to perform such activities or manufacturing, as applicable, even if ABX later obtains sufficient capacity to do so itself.

7.4.3                        If ABX uses a Third Party contractor as permitted herein to manufacture and supply Candidate Drugs or Licensed Products, ABX shall use good faith efforts (a) to specifically name [Confidential treatment requested] as a [Confidential treatment requested] under ABX’s agreement with such Third Party, and (b) to provide in such agreement that [Confidential treatment requested] shall have the right to [Confidential treatment requested]

in the event that the Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement or such Third Party agreement is terminated with respect to such Candidate Drug or Licensed Product.

7.5                                 Failure or Inability to Perform.  Notwithstanding the foregoing, in the event that, at any time prior to the commencement of a particular Process Development Program activity or the manufacture and supply under the Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement for a particular Candidate Drug or Licensed Product, (a) ABX [Confidential treatment requested] to perform such Process Development Program activity or manufacture and supply AZ’s requirements of such Candidate Drug or Licensed Product under the Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement on a timely basis in accordance with industry standards for such activities, (b) solely with respect to a particular Process Development Program activity, there are [Confidential treatment requested] considerations that AZ determines in good faith could adversely affect such activity, (c) ABX has materially breached a material obligation under another Process Development Program with respect to another Candidate Drug or Licensed Product, (d) ABX has materially breached a material obligation under the Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement, or (e) there is a Change in Control of ABX, then AZ shall have the right to provide written notice to ABX specifying AZ’s concerns with respect to ABX’s (or its successor’s) capabilities or the performance of such Process Development Program activity or the manufacture and supply of such Candidate Drug or Licensed Product by ABX (or its successor)].  Within [Confidential treatment requested] after receipt by ABX of such notice, or at such other time as the Parties may agree, the Parties shall meet and discuss in good faith AZ’s concerns under clause [Confidential treatment requested], (c) or (e) above and any plans ABX (or its successor) may have to address such concerns.  If ABX (or its successor) is not able to address AZ’s concerns within thirty (30) days after such meeting, or in the event ABX has materially breached a material obligation under the Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement, then AZ shall have the right to perform such Process Development Program activity or manufacture all or part of such requirements itself or through one or more Third Parties, provided, however, that in the event that AZ or a Third Party is required to establish and validate a manufacturing facility for a Candidate Drug or Licensed Product in the circumstances described in this Section 7.5, AZ shall have the right to have [Confidential treatment requested], of its clinical and commercial requirements of such Candidate Drug and Licensed Product manufactured at such facility. This Section 7.5 is not intended and shall not be construed to relieve ABX of any of its obligations, or to limit any of AZ’s rights and remedies, under this Agreement.

7.6                                 Additional Capacity or Technologies.  The Parties acknowledge and agree that in executing a Process Development and Manufacturing Plan, ABX shall not be required to acquire or establish facilities or technologies in addition to those customarily used in ABX’s business from time to time.  If, at any time, AZ wishes to have process development or manufacturing activities performed for a Research Antibody, Candidate Drug or Licensed Product that would require ABX to acquire or establish such additional facilities or technologies, and ABX (either alone or, subject to Section 7.4.3, through its Third Party subcontractors) is unable or unwilling to do so, then AZ shall have the right, at its sole cost and expense, either itself or with or through a Third Party, to have such activities performed, provided that in the event that AZ or a Third Party is required to establish and validate a manufacturing facility for a Candidate Drug or Licensed Product, AZ shall have the right to have all, or such portion as it may determine, of its clinical and commercial requirements of such Candidate Drug and Licensed Product manufactured at such facility.

7.7                                 Manufacturing and Supply Committee.  The Process Science/Clinical Manufacture Agreement shall include a Manufacturing and Supply Committee consisting of an equal number of representatives from each Party, with the responsibility to oversee the manufacturing and supply process during each Process Development Program and to assist the Development Management Committee to (a) establish criteria and timelines for implementation of process development, manufacturing and supply of Candidate Drugs and Licensed Products; (b) oversee the planning and resourcing for an approved manufacturing program; (c) decide on the use of the AZ ABL facility in the manufacturing and supply of Candidate Drugs and Licensed Products; (d) recommend Third Party support, as appropriate; and (e) take such other actions as are set forth in this Article 7 or in the Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement.  The Development Management Committee shall have oversight over the Manufacturing and Supply Committee and each Process Development Program.  Any disputes or disagreements arising in the Manufacturing and Supply Committee that cannot be resolved by the members of the Manufacturing and Supply Committee shall be referred to the Chief Executive Officer of ABX and the Executive Vice President of Operations of AZ (or one of his or her direct reports) for resolution.  If any such dispute (other than disputes relating to a Party’s interpretation of, or any allegation of breach of, this Agreement, the Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement) is unable to be resolved, then AZ shall have the final deciding vote; provided, however, that, subject to the relevant provisions of this Article 7, (x) neither Party shall be obligated to perform any activities under a Process Development Program that are not set forth in the applicable Process Development and Manufacturing Plan and any changes to a Process Development and Manufacturing Plan that result in changes to the applicable Program Budget shall require that ABX submit a revised Program Budget proposal pursuant to Section 7.13, and (y) certain technical disputes under the Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement, such as whether a particular Candidate Drug or Licensed Product conforms to the applicable specifications, shall be referred to an independent testing laboratory for resolution. The Parties acknowledge and agree that, subject to the provisions of this Section 7.7, ABX shall have the right to make day-to-day operational decisions regarding the implementation of each Process Development Program and the conduct of its (or its subcontractors’) manufacturing activities, each within the scope of the applicable Process Development and Manufacturing Plan.  For the avoidance of doubt, AZ shall have the right to accept or reject any Program Budgets submitted by ABX pursuant to Section 7.13.  Except as otherwise provided in this Agreement, any changes to an accepted Program Budget shall be made as provided in the Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement, as applicable.

7.8                                 Information Disclosure.  From time to time during the term of the Process Science/Clinical Manufacture Agreement and the Manufacturing and Supply Agreement, ABX shall make available for AZ’s review, and AZ shall have customary rights to copy, in each case at AZ’s reasonable request, documentation regarding the process development and the manufacturing and supply of any Research Antibody, Candidate Drug or Licensed Product and

any other testing or services performed in accordance with such agreements for such Research Antibody, Candidate Drug or Licensed Product, including the certificate of analysis, batch records, quality control SOPs, or regulatory records directly relating to the Candidate Drug (including filings or communications with any governmental or regulatory authorities) (the “Manufacturing Data”).

7.9                                 Process Technology.  ABX shall own all ABX Process Technology; provided, however, that, on and after the designation of a Candidate Drug that binds to and is directed against a Collaboration Antigen, AZ shall own, and ABX and its Affiliates shall assign to AZ, the Manufacturing Data and any cell lines, including research and master cell banks, expressing Candidate Drugs, Licensed Products or other Antibodies that bind to and are directed against such Collaboration Antigen.  Subject to the process development and manufacturing and supply commitments set forth in this Article 7 and in the Process Science/Clinical Manufacture Agreement and the Manufacturing and Supply Agreement, ABX and its Affiliates shall grant to AZ a [Confidential treatment requested] worldwide, right and license (with the right to grant sublicenses through multiple tiers of sublicensees subject to the last sentence of this Section 7.9) under the ABX Process Patent Rights and ABX Process Know-How Rights to Exploit Antibodies, Candidate Drugs and Licensed Products for which ABX is performing activities under the Process Science/Clinical Manufacture Agreement for use in the Commercial Field.  From and after the date that ABX ceases to perform process development or manufacturing and supply activities with respect to an Antibody, a Candidate Drug or a Licensed Product under the Process Science/Clinical Manufacture Agreement and the Manufacturing and Supply Agreement, ABX and its Affiliates shall grant to AZ the exclusive, worldwide, [Confidential treatment requested] right and license (with the right to grant sublicenses through multiple tiers of sublicensees subject to the last sentence of this Section 7.9) under the ABX Process Patent Rights and ABX Process Know-How Rights to Exploit such Antibody, Candidate Drug and Licensed Product for use in the Commercial Field.  Notwithstanding anything to the contrary in this Agreement, the right of AZ to grant sublicenses under the ABX Process Patent Rights and ABX Process Know-How Rights applicable to an Antibody, Candidate Drug or Licensed Product shall be limited solely to the extent Reasonably Necessary to manufacture and supply such Antibody, Candidate Drug or Licensed Product for use in the Commercial Field (and related process development and testing activities).

7.10                           Technology Transfer.

7.10.1                  If the Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement with respect to a particular Candidate Drug or Licensed Product is terminated for any reason or expires, or if (a) ABX does not have sufficient capacity to meet its obligations under a Process Development and Manufacturing Plan pursuant to Section 7.4, (b) AZ determines, pursuant to Section 7.5, [Confidential treatment requested], (c) AZ elects to establish additional capacity or a back-up manufacturing facility pursuant to Section 7.6, or (d) ABX does not provide a competitive Program Budget for a Process Development Program or supply price for clinical or commercial supplies of a Candidate Drug or Licensed Product pursuant to Section 7.13, ABX shall (x) transfer to AZ (or its designee) documentation, relevant manufacturing know-how and materials that are Reasonably Necessary to enable AZ or such designee to manufacture clinical or commercial supplies of such Candidate Drug or Licensed Product, and (y) comply with applicable regulatory requirements (including obtaining any necessary regulatory approvals, conducting any required studies and developing any other regulatory documentation) in connection with such transfer, all as more fully described in the Process Science/Clinical Manufacture Agreement and Manufacturing and Supply Agreement.  In such event, ABX shall also transfer to AZ (or its designee) (i) the cell lines for each Antibody that binds to and is directed against the applicable Collaboration Antigen for which process development was conducted under the Process Development and Manufacturing Plan, and (ii) all process and analytical samples, including stability samples, of any Candidate Drug or Licensed Product manufactured or supplied by or on behalf of ABX.  Further, in such event, if the ABX Process Technology for such Candidate Drug or Licensed Product includes media, reagents or other materials that are not available to AZ on terms and prices at least as favorable as the terms and prices available to ABX, then ABX shall make such materials available to AZ or its designee(s) on such terms and prices or, if such materials are proprietary to ABX, on commercially reasonable terms and prices.

7.10.2                  ABX shall provide AZ with reasonable assistance required in order to transfer the documentation, materials and other know-how as set forth above to AZ or its designee(s) in a timely manner and assist AZ or its designee(s) with respect to the process development and manufacture of the Research Antibodies, Candidate Drugs and Licensed Products, including establishing, validating and securing regulatory approval for one or more manufacturing facilities (to the extent applicable to the technology transferred).  The Parties shall use Commercially Reasonable Efforts to implement any technology transfers pursuant to this Section 7.10 sufficiently in advance of any such termination event or expiration.  ABX shall commit (for a period not to exceed [Confidential treatment requested] after any such termination) to supplying AZ pursuant to its existing commitments to AZ unless AZ has not been reasonably timely in establishing another facility or manufacturer.

7.10.3                  Except as set forth in the last sentence of Section 7.10.1, ABX shall transfer the technologies and materials and provide AZ with the assistance, in each case as set forth in this Section 7.10, at [Confidential treatment requested], unless such transfer is because (a) [Confidential treatment requested], (b) ABX does not provide a competitive Program Budget for a Process Development Program or supply price for clinical or commercial supplies of a Candidate Drug or Licensed Product pursuant to Section 7.13, (c) of a termination of the Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement upon a material breach by AZ, or (d) AZ determines in accordance with this Article 7 ([Confidential treatment requested]) to establish another manufacturing facility or manufacturer, despite that ABX (or its subcontractor reasonably acceptable to AZ) has the capability and capacity, and is willing and able, to manufacture and supply AZ’s forecasted requirements for a Candidate Drug or Licensed Product, in which case AZ shall reimburse ABX for its reasonable and verifiable costs and expenses incurred in making such transfers or providing such assistance.  [Confidential treatment requested]

7.11                           Disengagement.  If the Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement with respect to a particular Candidate Drug or Licensed Product is terminated for any reason, ABX shall, at the request of AZ, transfer to AZ or its designee any ongoing stability studies.  In any such event, the Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement shall specify the procedures for such transfer as well as the procedures for the orderly transition and transfer of inventory and work in process.

7.12                           DMF.  ABX shall be responsible for the preparation, filing, prosecution and maintenance of, and shall own, the DMF specific for each Candidate Drug and Licensed Product (“Drug DMF”) that ABX manufactures or has manufactured until such time, after ABX or its subcontractor is no longer manufacturing such Candidate Drug or Licensed Product, as AZ requests that such Drug DMF be assigned and transferred to AZ or its designee.  ABX shall provide AZ with sufficient opportunity to review and comment on such Drug DMF prior to any filing with any regulatory authority, and ABX shall incorporate the reasonable requests of AZ regarding the filing, prosecution and maintenance of the Drug DMF for each such Candidate Drug and Licensed Product.  ABX shall (a) notify AZ as early as reasonably practicable in advance of all meetings and significant communications with any regulatory or governmental authority concerning any such Drug DMF and shall permit AZ to participate in such meetings, (b) promptly prepare and deliver to AZ complete and accurate minutes of any such meeting or communications, and (c) promptly forward to AZ copies of all written communications received from any regulatory or governmental authorities with respect to any such Drug DMF upon receipt therefrom.  AZ and its employees shall otherwise assist ABX, upon the request of ABX, and to the extent commercially reasonable, in preparing, filing or maintaining such registrations and such Drug DMF.  At AZ’s request, as permitted above, ABX shall assign and transfer all of its right, title and interest in and to such Drug DMF to AZ or its designee.  Notwithstanding the ownership of a Drug DMF, ABX shall grant to AZ and its sublicensees the right and license to use and reference each Drug DMF with respect to a Candidate Drug and Licensed Product, and the data included or referenced therein, for purposes of exercising its rights under this Agreement.  ABX shall file and maintain, and shall solely own, its Plant V DMF, and shall permit AZ to cross reference the same for Candidate Drugs and Licensed Products.

7.13                           Process Development Funding and Supply Price.

7.13.1                  Costs and Expenses of Process Development.  Based on the applicable Process Development and Manufacturing Plan, ABX shall, from time to time at the request of AZ, prepare, for review and approval by AZ, a reasonably detailed Program Budget for implementing ABX’s process development obligations under the applicable Process Development and Manufacturing Plan, including details of FTEs to be utilized, and the projected fees and expenses projected to be incurred, including associated technology access fees, royalties and other similar Third Party payments in accordance with this Section 7.13.1 and Section 7.13.3.  Notwithstanding the foregoing, except as set forth in Section 7.10.3 or as may be agreed to by the Parties for the construction of additional facilities as contemplated by Section 7.6, AZ shall only be responsible for those costs and expenses of ABX, its Affiliates and subcontractors that relate directly to the process development of Candidate Drugs and Licensed Products (other than the manufacture and supply of product) and in no event shall AZ be responsible for any such costs or expenses associated with: the general development of processes and technology for the [Confidential treatment requested] of antibodies or the scaling up of such processes and technology (as distinguished from the specific application of such processes and technologies to a Candidate Drug or a Licensed Product); the [Confidential treatment requested] facilities of ABX or its Affiliates or subcontractors, whether or not used for the manufacture and supply of Candidate Drugs or Licensed Products; [Confidential treatment requested], or validation of, other Persons to perform process development or manufacturing activities except as provided in Section 7.10.3; or the supply of any Antibody, Candidate Drug or Licensed Product under this Agreement, the Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement, which shall be governed by the supply price provision in Section 7.13.2.  AZ shall have the right, from time to time, to solicit at least two (2) good faith competitive bids from Third Party contract manufacturing organizations that provide process development work to the research-based pharmaceutical industry for any of the work to be performed by ABX under a Process Development and Manufacturing Program, and if ABX’s proposed Program Budget is more than the average of such good faith competitive bids for such work, ABX shall be obligated to provide a Program Budget that matches such average for such work, provided that ABX shall not be obligated to provide a Program Budget that is less than its fully burdened costs (based on FTE rates) plus [Confidential treatment requested] for such work, plus out-of-pocket expenses that are not contained within the FTE calculation.  If such average is less than ABX’s fully burdened costs (based on FTE rates) plus [Confidential treatment requested] for such work, plus out-of-pocket expenses that are not contained within the FTE calculation, and ABX declines to match such average, [Confidential treatment requested].  If AZ accepts a Program Budget pursuant to this Section 7.13.1, then such Program Budget shall represent a binding contract between ABX and AZ and shall be incorporated into the Process Science/Clinical Manufacture Agreement.  With respect to any amendments to a Process Development and Manufacturing Plan, ABX’s fees for additional process development activities shall not exceed its fully burdened costs (based on FTE rates) plus [Confidential treatment requested] for such activities, plus out-of-pocket expenses that are not contained within the FTE calculation.

7.13.2                  Price for each Candidate Drug and Licensed Product.  Subject to this Section 7.13.2, the price for each Candidate Drug or Licensed Product manufactured and supplied for use under the applicable Development Program, or other Phase II Clinical Trials, Phase III Clinical Trials and other development activities in support of the Registrations, (a) through Phase II Completion (or at such other time as the Parties mutually agree in writing) shall not exceed the [Confidential treatment requested], and (b) following Phase II Completion (or at such other time as the Parties mutually agree in writing) shall be a price to be negotiated in good faith by the Parties.  The supply price for commercial quantities of each Licensed Product manufactured by ABX shall be a price to be negotiated in good faith by the Parties as soon as practicable after the [Confidential treatment requested] for the Licensed Product; provided, however, that as soon as practicable after Phase II Completion, ABX shall provide AZ with information on factors that may affect such price, including the [Confidential treatment requested] that are reasonably believed to affect such price, and a [Confidential treatment requested] of the maximum price for such Licensed Product, provided that if ABX uses a Third Party such price shall be the price that such Third Party manufacturer charges ABX [Confidential treatment requested].  AZ shall have the right, from time to time, to solicit at least two (2) good faith competitive bids from Third Party contract manufacturing organizations that provide (x) both clinical and commercial scale cGMP manufacture of antibody therapeutics on a commercial basis (in the case of bids for clinical supply), or (y) that provides commercial scale cGMP manufacture of antibody therapeutics on a commercial basis (in the case of bids for commercial supply) to the research-based pharmaceutical industry, and if ABX’s proposed supply price is more than the average of such good faith competitive bids for such work, ABX shall be obligated to provide a supply price that matches such average for such supply, provided that ABX shall not be obligated to provide a supply price that is less than its fully burdened costs plus [Confidential treatment requested] for such work.  If such average is less than ABX’s fully burdened costs plus [Confidential treatment requested] for such supply and ABX does not match such average, AZ shall have the right to engage a Third Party to manufacture such requirements.

7.13.3                  If, in the course of preparing the applicable Process Development and Manufacturing Plan or performing the applicable Process Development Program, ABX becomes aware of any technologies that would be Reasonably Necessary in performing such Process Development Program, ABX shall disclose to AZ such technologies and any royalties or other payments to Third Parties (of which ABX is aware) associated with the use of such technologies (whether such payments would be required by ABX or AZ).  AZ shall have the right to determine whether to use any such technologies.  If AZ elects to use any such technologies, such technologies and any such Third Party payments disclosed to AZ pursuant to the foregoing sentence for the use of such technologies shall be described in such Process Development and Manufacturing Plan, or in an amendment thereto, and such Third Party payments owed by or on behalf of ABX will be passed through to AZ [Confidential treatment requested].  ABX shall be responsible for [Confidential treatment requested] for, or resulting from, the use by or on behalf of ABX of such technologies (described in the preceding sentence) to the extent ABX or its Affiliates [Confidential treatment requested] such royalties or payments or any Third Party intellectual property rights with respect to such technologies [Confidential treatment requested] such royalty or payment obligations or such Third Party intellectual property rights to AZ pursuant to this Section 7.13.3.  In calculating its fully burdened costs for any work under a Process Development Program pursuant to Section 7.13.1 or for any manufacturing clinical or commercial supplies under Section 7.13.2, ABX shall include the foregoing payments (on a pass through basis without any mark-up) but shall not include any royalties or other payments to ABX for the use of the Cell: Cell Fusion or any other intellectual property rights Controlled by ABX in performing such Process Development Program or manufacturing such supplies, except with respect to Third Party royalty or other payments as provided in this Section 7.13.3.  For the avoidance of doubt, if AZ exercises its rights under any license or other rights granted by ABX to AZ under any ABX Process Patent Rights or ABX Process Know-How Rights under this Agreement, AZ shall be solely responsible for the payment of all royalty and other payment obligations owing to Third Parties (whether by ABX or AZ) in connection with the exercise of such rights, except as otherwise expressly set forth in the fourth sentence of this Section 7.13.3.

7.14                           Termination.  Except as expressly set forth in Article 16, the right to terminate a Process Development Program or the Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement and the effects of such termination shall be set forth in the Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement, as applicable.  Notwithstanding the foregoing, in the event of an uncured material breach of ABX’s material obligations under (a) the Process Science/Clinical Manufacture Agreement, AZ shall have the right to terminate the Manufacturing and Supply Agreement, (b) the Process Science/Clinical Manufacture Agreement, AZ shall have the right to terminate all Process Development Programs then in effect, or (c) a Process Development Program with respect to a Candidate Drug or Licensed Product, AZ shall have the right to terminate the Manufacturing and Supply Agreement with respect to such Candidate Drug or Licensed Product.

7.15                           Use of Technologies.  Notwithstanding anything to the contrary in this Agreement (including AZ’s right to make certain decisions, in accordance with this Article 7, regarding the use of any Third Party royalty bearing technology Controlled by ABX, and the in-licensing of Third Party intellectual property in connection with the use of technologies that are not already Controlled by ABX or that are specific to such Research Antibody and Candidate Drug)), ABX shall have no obligation to use technologies (other than Cell: Cell Fusion) selected by AZ, if ABX reasonably believes the use of such technologies in connection with the Process Development Programs, the Process Science/Clinical Manufacture Agreement or the Manufacturing and Supply Agreement could infringe, or constitute a misappropriation, of Third Party intellectual property rights.

8.                                       CO-DEVELOPMENT AND COMMERCIALIZATION

8.1                                 Co-Development Agreement.  If AZ designates a Potential Co-Development Antigen as a Co-Development Antigen pursuant to Section 2.2.1(l), the Parties shall negotiate in good faith to enter into a mutually acceptable written co-development and commercialization agreement (“Co-Development Agreement”) for the Exploitation of Antibody Equivalents that bind to and are directed against such Co-Development Antigen on a worldwide basis.  The Co-Development Agreement shall provide (a) the sharing of the responsibility and control over the research, development and commercialization for such Antibody Equivalents by the Parties, (b) a mechanism, including the choice of legal vehicle, for the equal sharing of costs incurred in connection with the research and development of such Antibody Equivalents after such designation, and the equal sharing of profits and losses resulting from the commercialization of such Antibody Equivalents, (c) that ABX will have responsibility for the process development work for such Antibody Equivalents antibody products, and (d) such other commercially reasonable terms as the Parties may mutually agree.

8.2                                 Offer.  At AZ’s sole election, AZ may offer to ABX the opportunity to co-develop one or more Candidate Drugs or Licensed Products.  If AZ makes any such offer to ABX, AZ shall provide to ABX all data and Information Reasonably Necessary to assist ABX in making a decision with respect to such co-development proposal, and shall grant ABX a reasonable time to make such decision.

9.                                       FUNDING, MILESTONE PAYMENTS AND ROYALTIES

9.1                                 Research Program Funding.  Except as provided in Section 2.2.3 or 2.6.2, each Party shall be responsible for funding the cost of performing its obligations under each Research Program.  In the event that either Party determines that additional activities not set forth in the Research Program Work Plan for a Collaboration Antigen should be performed under the applicable Research Program pursuant to Section 2.2.3 or 2.6.2, the Parties shall use good faith efforts to agree on a budget for such additional activities, which budget shall, subject to Sections 2.2.3 and 2.6.2, set forth the direct out-of-pocket costs to be incurred, and FTEs to be employed, by the Parties in performing such activities.  Unless otherwise agreed by AZ, such additional activities with respect to a Collaboration Antigen shall be performed by ABX (provided that, unless ABX otherwise consents in writing, all such additional work for all Collaboration Antigens does not exceed [Confidential treatment requested] additional FTEs in the aggregate for each year).  Within [Confidential treatment requested] after the end of each calendar month in which additional activities (not included in the Research Program Work Plan) are conducted, ABX and AZ each shall furnish the other with a statement showing the direct out-of-pocket expenses incurred, and the FTEs employed, by such Party in performing such activities during such calendar month, provided that such costs or expenses may not exceed the amounts set forth in such agreed upon budget for such activities (the “Authorized Research Expenses”).  Within [Confidential treatment requested] after the end of each calendar month, ABX and AZ shall make payments to one another so that each Party shall bear the applicable percentage of the total Authorized Research Expenses for such calendar month as set forth in Section 2.2.3 or 2.6.2, as applicable.

9.2                                 Development Program Funding.  AZ shall reimburse ABX for the fees and expenses incurred by ABX in performing its activities under each Development Program or pursuant to Section 5.13.2, provided that such fees and expenses are determined pursuant to Section 5.3 and do not exceed the amounts set forth in the applicable Program Budget for the relevant activities without the approval of AZ (the “Authorized Development Expenses”); and provided further that if ABX uses, subject to Section 5.2.2, a Third Party contract research organization to perform any of its activities under such Development Program any fees charged by such Third Party or any other external costs incurred by or on behalf of ABX shall be passed through to AZ without any mark-up by ABX.  ABX shall invoice AZ for its Authorized Development Expenses incurred during each calendar month, which invoice shall be accompanied by expense reports and such other supporting documentation as may be requested by AZ.  AZ shall pay each such invoice within [Confidential treatment requested] after the date of receipt of such invoice and supporting documentation.

9.3                                 AZ Milestone Payments and Royalties.

9.3.1                        Milestone Payments.  AZ shall pay to ABX the following milestone payments within sixty (60) days of the achievement of the applicable milestone described below, as applicable, for each Candidate Drug that binds to and is directed against a Collaboration Antigen:

Milestone Payment	Milestone Event

U.S.[Confidential treatment requested]

Delivery to ABX of the Election Notice with respect to such Collaboration Antigen pursuant to Section 5.9; provided, however, if AZ does not deliver such Election Notice within one hundred eighty (180) days after Phase II Completion or such longer period as is permitted by Section 5.9 for a Candidate Drug that binds to and is directed against such Collaboration Antigen and nonetheless such Collaboration Antigen is not designated as a Discontinued Antigen and AZ or its Affiliate or sublicensee elects to continue the development of such Candidate Drug as evidenced by the conduct of any further development work after such period

U.S.[Confidential treatment requested]	Administration of a Licensed Product containing such Candidate Drug to the first patient in the first Phase III Clinical Trial

U.S.[Confidential treatment requested]	Acceptance of BLA for such Licensed Product by the applicable regulatory authorities in a Major Market

U.S.[Confidential treatment requested]	First approval of all Registration(s) of such Licensed Product required for First Commercial Sale in a Major Market

Each milestone shall be payable [Confidential treatment requested] for a Candidate Drug or Licensed Product containing such Candidate Drug irrespective of (a) the number of [Confidential treatment requested] that are conducted, [Confidential treatment requested] that are filed and [Confidential treatment requested] that are approved for such Licensed Product in a country, (b) the number of [Confidential treatment requested] in which such milestones are achieved, (c) the number of [Confidential treatment requested] for which such Licensed Product is developed or commercialized, or (d) the number of [Confidential treatment requested] that are Derived from such Licensed Products.  Further, in the event that AZ discontinues the development or commercialization of a Candidate Drug or Licensed Product, as applicable, that binds to and is directed against a Collaboration Antigen in favor of another Candidate Drug or Licensed Product that binds to and is directed against such Collaboration Antigen, any milestones paid to ABX with respect to such first Candidate Drug or Licensed Product shall be credited against any milestones, if any, due with respect to such subsequent Candidate Drug or Licensed Product.

9.3.2                        Licensed Product Royalties.  AZ shall pay to ABX the following royalties based on the annual Net Sales of each Licensed Product sold by AZ and its Affiliates during the Royalty Term for such Licensed Product.  The royalty rates shall be determined on a Product-by-Product basis as follows:

Annual Net Sales	Non-Proprietary ABX Antigen	Proprietary ABX Antigen

For that portion of aggregate Net Sales that is less than U.S.$250 million

[Confidential treatment requested]

[Confidential treatment requested]

For that portion of aggregate Net Sales that equals or exceeds U.S.$250 million but is less than U.S.$500 million

[Confidential treatment requested]

[Confidential treatment requested]

For that portion of aggregate Net Sales that equals or exceeds U.S.$500 million but is less than U.S.$1 billion

[Confidential treatment requested]

[Confidential treatment requested]

For that portion of aggregate Net Sales that equals or exceeds U.S.$1 billion

[Confidential treatment requested]

[Confidential treatment requested]

For purposes of this Section 9.3.2, a Non-Proprietary ABX Antigen shall be any Collaboration Antigen other than a Proprietary ABX Antigen.  For the avoidance of doubt, if ABX does not designate an Antigen as a Proprietary ABX Antigen pursuant to Section 4.17.2 before such Antigen is designated as a Proposed Antigen, such Antigen shall be a Non-Proprietary ABX Antigen.  Further, the determination as to whether a Proprietary ABX Antigen remains a Proprietary ABX Antigen shall, with respect to any royalty payment, be made at the time such royalty payment obligation arises.

The calculation of royalties under this Section 9.3.2 shall be conducted separately for each Licensed Product.  Thus, if AZ sells more than one Licensed Product, the thresholds and ceilings in this Section 9.3.2 shall apply separately to each Licensed Product.

9.3.3                        Third Party Royalties.  Notwithstanding the applicable Royalty Term, AZ shall be responsible for all Third Party Royalties and any other license fees, milestones, royalties and other payments owed to any Third Party by ABX, AZ or their respective Affiliates in connection with all Licensed Products sold by AZ, its sublicensees (other than ABX, its Affiliates and their respective sublicensees) and their respective Affiliates except as provided in [Confidential treatment requested] and the [Confidential treatment requested].  In the event that AZ is responsible for any Third Party Royalties pursuant to this Section 9.3.3 that are owed to any Third Party by ABX or its Affiliates, AZ shall pay such Third Party Royalties to ABX and ABX shall directly pay such Third Party Royalties to such Third Party.  ABX shall be responsible for all royalties and other payments owed to Third Parties (a) except as otherwise set forth in the last sentence of [Confidential treatment requested], pursuant to those certain ABX In-Licenses that are listed on Exhibit K-1 and Exhibit K-2; (b) pursuant to ABX In-Licenses (i) pursuant to which ABX Controls the XenoMouse Methods (other than Core XenoMouse Technology), Antibody Technology (other than Core Antibody Technology) and Additional Technology that is included in the applicable Research Program Work Plan or Development Program Work Plan, but only to the extent that ABX or its Affiliates [Confidential treatment requested] such royalties or other payments or Third Party intellectual property rights [Confidential treatment requested] or (ii) pursuant to which ABX Controls the Core Technology; (c) in consideration for the license of Patent Rights to the extent they contain claims, the infringement of which is (i) necessary to perform the activities that are Reasonably Necessary to conduct a Research Program generally (but not with respect to a specific antibody or antigen), (ii) Reasonably Necessary to exercise AZ’s license under Section 4.1 (but not with respect to a specific antibody or antigen) upon the termination of a Research Program or Development Program under Section 16.2, 16.3 or 16.7, or (iii) necessary to use, offer for sale, sell or import (but not make) Antibodies that bind to and are directed against such Collaboration Antigen in the Commercial Field (but not with respect to a specific antibody or antigen) by reason of the fact that such Antibodies were generated from XenoMouse Animals (as distinguished from antibodies that were generated other than from XenoMouse Animals); (d) in consideration for the license of Patent Rights to the extent they contain claims that cover Core Technology used in the applicable Research Programs or the Development Programs; or (e) in consideration for the license of Patent Rights to the extent they contain claims that cover (i) the XenoMouse Methods (other than Core XenoMouse Technology), Antibody Technology (other than Core Antibody Technology) and Additional Technology that is Controlled by ABX and was originally disclosed by ABX for use under the applicable Research Programs or Development Programs, in each case used in the applicable Research Programs or the Development Programs [Confidential treatment requested], to the extent that ABX or its Affiliates [Confidential treatment requested] of such royalties or payments or the existence of Third Party intellectual property rights at the time of the decision to include such Additional Technology or such additional Antibody Technology or XenoMouse Methods in the applicable Research Programs or the Development Programs [Confidential treatment requested], and ABX [Confidential treatment requested] such royalty or payment obligations or intellectual property rights to AZ pursuant to [Confidential treatment requested].  Following the expiration of the Royalty Term applicable to a Product, to the extent ABX continues to owe royalties to a Third Party pursuant to any ABX In-License set forth on Exhibit K-2 based on the Exploitation of such Product, [Confidential treatment requested] additionally shall be responsible for all royalties owing to such Third Party pursuant to such ABX In-License, [Confidential treatment requested], the second sentence of [Confidential treatment requested] or [Confidential treatment requested]

9.3.4                        Non-Licensed Product Royalties.  AZ shall pay to ABX royalties equal to [Confidential treatment requested] of Net Sales of all Non-Licensed Products with respect to Collaboration Antigens or Discontinued Antigens and all Non-Antibody Products with respect to Failed Antigens, in each case sold by AZ and its Affiliates that are Derived through the use of (a) the Collaboration Technology, or (b) Information Derived through the use of Collaboration Technology (including the structure or other attributes of an Antibody-Antigen complex), unless such Collaboration Technology or Information could have been created (as reasonably demonstrated by AZ) [Confidential treatment requested] or was created (as reasonably demonstrated by AZ) using technology [Confidential treatment requested] during the applicable Royalty Term for such Non-Licensed Product or Non-Antibody Product, as applicable.  For the avoidance of doubt, this Section 9.3.4 shall not apply to any Licensed Products or any Non-Licensed Products (other than Non-Antibody Products) with respect to Failed Antigens.

9.4                                 ABX Milestone Payments and Royalties.

9.4.1                        Discontinued Antigen Milestones.

(a)                                  For each Discontinued Antigen that is so designated at any time prior to the designation of a Candidate Drug that binds to and is directed against such Antigen (other than pursuant to Section 2.6.5), ABX shall pay to AZ the following milestone payments within [Confidential treatment requested] of the achievement of the applicable milestone described below, as applicable, for each ABX Product that binds to and is directed against such Discontinued Antigen:

Milestone Payment	Milestone Event

U.S.[ Confidential treatment requested]

Delivery to AZ of an Exercise Notice with respect to such Discontinued Antigen or, if no such Exercise Notice is provided or required for an ABX Product, the first approval of all Registration(s) of such ABX Product required for First Commercial Sale in a Major Market

U.S.[ Confidential treatment requested]	First approval of all Registration(s) of such ABX Product required for First Commercial Sale in a Major Market

(b)                                 For each Discontinued Antigen that is so designated at any time after a Candidate Drug is designated with respect to such Antigen or pursuant to Section 2.6.5 but before the commencement of the first Phase II Clinical Trial for a Candidate Drug that binds to and is directed against such Antigen, ABX shall pay to AZ the following milestone payments within [Confidential treatment requested] of the achievement of the applicable milestone described below for each ABX Product:

Milestone Payment	Milestone Event

U.S.[ Confidential treatment requested]

Delivery to AZ of an Exercise Notice with respect to such Discontinued Antigen or, if no such Exercise Notice is provided or required for an ABX Product, administration of such ABX Product to the first patient in the first Phase III Clinical Trial

U.S.[ Confidential treatment requested]	Administration of such ABX Product to the first patient in the first Phase III Clinical Trial

U.S.[ Confidential treatment requested]	First approval of all Registration(s) of such ABX Product required for First Commercial Sale in a Major Market

(c)                                  For each Discontinued Antigen that is so designated at any time after the commencement of the first Phase II Clinical Trial for a Candidate Drug that binds to and is directed against such Antigen, but before an Election Notice is provided by AZ with respect to such Antigen, ABX shall pay to AZ the following milestone payments within [Confidential treatment requested] of the achievement of the applicable milestone described below for each ABX Product:

Milestone Payment	Milestone Event

U.S.[ Confidential treatment requested]	Delivery to AZ of an Exercise Notice with respect to such Discontinued

Antigen or, if no such Exercise Notice is provided or required for an ABX Product, administration of such ABX Product to the first patient in the first Phase III Clinical Trial

U.S.[ Confidential treatment requested]	Administration of such ABX Product to the first patient in the first Phase III Clinical Trial

U.S.[ Confidential treatment requested]	First approval of all Registration(s) of such ABX Product required for First Commercial Sale in a Major Market

Each milestone under Section 9.4.1 shall be payable [Confidential treatment requested] for an ABX Product that binds to and is directed against a Discontinued Antigen irrespective of (a) the number of [Confidential treatment requested] that are conducted and [Confidential treatment requested] that are approved for such ABX Product in a country, (b) the number of [Confidential treatment requested] in which such milestones are achieved, (c) the number of [Confidential treatment requested] for which such ABX Product is developed or commercialized, or (d) the number of [Confidential treatment requested] that are Derived from such ABX Product.  Further, in the event that ABX discontinues the development or commercialization of an ABX Product that binds to and is directed against a Discontinued Antigen in favor of another ABX Product that binds to and is directed against such Discontinued Antigen, any milestones paid to AZ with respect to such first ABX Product shall be credited against any milestones, if any, due with respect to such subsequent ABX Product.

9.4.2                        ABX Product Royalties.  ABX shall pay to AZ the following royalties based on the Net Sales of all ABX Products sold by ABX and its Affiliates:

(a)                                  For the ABX Products that bind to and are directed against each Discontinued Antigen that is so designated at any time prior to the designation of a Candidate Drug that binds to and is directed against such Antigen (other than pursuant to Section 2.6.5), the royalty rate shall be [Confidential treatment requested] of Net Sales.

(b)                                 For the ABX Products that bind to and are directed against each Discontinued Antigen that is so designated at any time after a Candidate Drug is designated with respect to such Antigen or pursuant to Section 2.6.5 but before the commencement of the first Phase II Clinical Trial for a Candidate Drug that binds to and is directed against such Antigen, the royalty rate shall be [Confidential treatment requested] of Net Sales.

(c)                                  For the ABX Products that bind to and are directed against each Discontinued Antigen that is so designated at any time after the commencement of the first Phase II Clinical Trial for a Candidate Drug that binds to and is directed against such Antigen, but before an Election Notice is provided by AZ with respect to such Antigen, the royalty rate shall be [Confidential treatment requested] of Net Sales.  For the avoidance of doubt, once AZ has provided an Election Notice with respect to a Collaboration Antigen, such Antigen shall never become a Discontinued Antigen and this Section 9.4.2 shall not apply with respect thereto.

(d)                                 For ABX Products that bind to and are directed against Failed Antigens that are Derived through the use of (i) Additional Development Program Technology that is conceived or generated in connection with any activities performed pursuant to Section 2.6.2(c), (ii) the Collaboration Technology, or (iii) Information Derived through the use of Collaboration Technology (including the structure or other attributes of an Antibody-Antigen complex), unless such Collaboration Technology or Information could have been created (as reasonably demonstrated by ABX) other than by using XenoMouse Animals or was created (as reasonably demonstrated by ABX) using technology (including any rodent strain other than the XenoMouse Animals) other than the XenoMouse Technology during the applicable Royalty Term for such ABX Product, the royalty rate shall be [Confidential treatment requested] of Net Sales.

(e)                                  ABX will be responsible for all Third Party Royalties based on the annual Net Sales of all ABX Products and any other license fees, milestones, royalties and other payments owed to any Third Party by ABX, AZ or their respective Affiliates in connection with all ABX Products sold by ABX, its sublicensees (other than AZ, its Affiliates and their respective sublicensees) and their respective Affiliates other than those Third Party Royalties under the AZ In-License(s) that are disclosed to ABX and rejected pursuant to Section 4.17.

9.5                                 Diagnostic or Veterinary Products.  The royalty rates and milestone payment amounts in Sections 9.3 and 9.4 [Confidential treatment requested].  In the event that a Party develops a Product for commercial diagnostic or veterinary purposes, the Parties shall [Confidential treatment requested] for diagnostic or veterinary antibody products, as applicable.

9.6                                 Net Sales by Sublicensees.  Any and all Net Sales of AZ Products or ABX Products by sublicensees of AZ or ABX, as applicable, shall be excluded from the royalty calculations in Sections 9.3 and 9.4.  With respect to Net Sales of such Products by such sublicensees (other than Distributors) to Third Parties (including Distributors) on which royalties are paid to AZ or ABX, as applicable, royalties to ABX under Section 9.3 and to AZ under Section 9.4, with respect to such Net Sales, for any period, shall equal the lesser of (a) any additional amount of royalties that would result from the foregoing royalty calculations under Sections 9.3 and 9.4, if such Net Sales were treated as Net Sales by AZ or ABX, as applicable, for purposes of the foregoing calculations during such period, and (b) [Confidential treatment requested] of any amounts paid to AZ or ABX, as applicable, or its Affiliates by such sublicensees with respect to such Net Sales during such period.  For the avoidance of doubt, no royalty payments shall be due under this Section 9.6 with respect to (x) any upfront license fees or milestone payments made to AZ or ABX, as applicable, or its Affiliates, or (y) any payments made to AZ or ABX, as applicable, or its Affiliates (i) under a credit facility that is on standard commercial rates and terms, (ii) in consideration of (A) any issuance of equity or debt securities by AZ or ABX, as applicable, or its Affiliates, (B) any supply of such Products by or on behalf of AZ or ABX, as applicable, or its Affiliates, or (C) any research, development or other activities relating to such Products that AZ or ABX, as applicable, or its Affiliates has or has had performed or may perform, or have performed, in the future, provided that such payments do not exceed the fair market value of such securities, supply or activities, as applicable, (iii) as reimbursement of actual patent prosecution and maintenance costs and expenses, or (iv) in connection with awards or judgments in patent or other intellectual property right enforcement that are not attributable to lost sales or profits with respect to an AZ Product or ABX Product, as applicable.  For the avoidance of doubt, the operation of this Section 9.6 shall be subject to the provisions of Section 9.7.4.  Notwithstanding the foregoing, in the event that ABX or any of its Affiliates is a sublicensee of an AZ Product, sales by sublicensees of ABX will be treated as Net Sales of ABX for purposes of determining royalties owed to AZ under such sublicense.

9.7                                 Reduction of Royalty.

9.7.1                        Compulsory Licenses.  In the event that a court or a governmental agency of competent jurisdiction requires AZ or its Affiliate or sublicensee to grant a compulsory license to a Third Party permitting such Third Party to make and sell the products with respect to a Collaboration Antigen in a country, then all Net Sales of Licensed Products by such sublicensee with respect to such Collaboration Antigen in such country shall be excluded from the royalty calculations set forth in Section 9.6, and the royalty rate to be paid by AZ on all Net Sales of Licensed Products that bind to and are directed against such Collaboration Antigen shall automatically be reduced to the lesser of (a) the applicable royalty rate provided in Section 9.3 or 9.6, as applicable, with respect to such Licensed Products, if any, and (b) [Confidential treatment requested] of the royalty rate under such compulsory license, during the time period when such compulsory license is in effect and being exercised.

9.7.2                        No Valid Claim.  In the event that, or from and after the date on which, a Licensed Product, including any combination product, is Exploited in a country and is not covered by a Valid Claim of a Licensed ABX IP Right or a Collaboration Patent Right in such country, the royalty rate payable to ABX by AZ under Section 9.3.2 with respect to sales of such Product in such country shall be reduced by [Confidential treatment requested].

9.7.3                        Royalty Stacking.  For Licensed Products sold by AZ or its Affiliates or, solely for purposes of royalty calculations pursuant to Section 9.6(a), sublicensees to Third Parties, in any country where the sum of royalty payments owed by AZ and its Affiliates to any Third Parties in consideration for the license under Patent Rights of such Third Parties to the extent containing claims that cover such Licensed Products (including any royalties on the making, having made or exporting of such Licensed Products in or from the country(ies) where such Licensed Products are manufactured) exceeds [Confidential treatment requested] of Net Sales for a given Licensed Product in such country (but excluding any royalty payments that may be owed to Third Parties in consideration for a license under the [Confidential treatment requested], AZ shall have the right to reduce the amount of royalties owing to ABX under Section 9.3.2 for such Licensed Product sold in such country by [Confidential treatment requested] of the amount by which such royalty payments exceed [Confidential treatment requested] of Net Sales of such Licensed Products in such country; provided, however, that AZ shall not be entitled, by operation of this sentence, to reduce the royalties owing to ABX under Section 9.3.2 to less than (a) [Confidential treatment requested] of Net Sales by AZ and its Affiliates of such Licensed Product that binds to and is directed against a Non-Proprietary ABX Antigen in such country, and (b) [Confidential treatment requested] of Net Sales by AZ and its Affiliates of such Licensed Product that binds to and is directed against a Proprietary ABX Antigen in such country.

9.7.4                        Royalty Floor.  Notwithstanding anything to the contrary in this Agreement, the royalties owing by AZ to ABX under this Article 9 on Net Sales by AZ, its Affiliates or sublicensees shall not be reduced by operation of the provisions of Section 9.6 or 9.7 or Exhibit O, at any time so that such royalties are less than the amounts of the royalties owing by ABX to Third Parties under ABX In-Licenses relating to the Core Technology or ABX In-Licenses listed on Exhibit K-2 with respect to such Net Sales.  ABX shall invoice AZ for any additional royalties owing by reason of the previous sentence, in excess of the royalties already paid by AZ, within [Confidential treatment requested] after receiving the applicable royalty report from AZ under Section 9.9 setting forth the quarterly Net Sales of each Product in each country, and AZ shall pay such additional royalties to ABX within [Confidential treatment requested] after delivery of such invoice.  Except to the extent restricted by ABX’s confidentiality obligations under ABX In-Licenses, each such invoice shall be accompanied by such documentation as AZ reasonably requests to confirm the amount of such additional royalties.  If, due to confidentiality obligations, ABX is precluded from providing such documentation to AZ or AZ otherwise wishes to confirm such additional royalties, then AZ shall have the right to have an independent Third Party, selected by AZ and reasonably acceptable to ABX, review such documentation; provided, however, that such Third Party shall agree to be bound by confidentiality obligations reasonably required by ABX, shall disclose to AZ only whether or not the invoiced amount of such additional royalties applies the correct royalty rates, and shall not disclose any other information or details to AZ or any other Person.  Any review conducted by such Third Party under this Section 9.7.4 shall be at the expense of AZ, unless a variation or error producing an increase exceeding [Confidential treatment requested] of the amount stated for any period is established in the course of any such review, whereupon all costs relating to the audit of such period will be paid by ABX.  For purposes of clarity, this Section 9.7.4 shall not apply to royalties owing by ABX under such ABX In-Licenses to the extent calculated on the basis of sublicensing revenues (and not on the basis of sales revenues).

9.8                                 Sales Subject to Royalties.  Sales between a Party, its Affiliates and sublicensees (other than Distributors) shall not be subject to royalties hereunder.  Royalties shall be calculated on a Party’s, its Affiliates’ or, subject to Section 9.6, its sublicensees’ (other than Distributors’) sale of the Products to a Third Party (including Distributors).  Royalties shall be payable [Confidential treatment requested] for any given batch of the Products.  For purposes of determining Net Sales, the Products shall be deemed to be sold when invoiced and a “sale” shall not include, and no royalties shall be payable on, transfers by a Party, its Affiliates or sublicensees of free samples of Products or clinical trial materials containing Candidate Drugs or Products or other transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes, or sales of Products that are used in animals or solely for screening patients who have been diagnosed with a disease, state or condition for eligibility to be treated for such disease, state or condition with a Product or for monitoring patients who are or have been treated with a Product.

9.9                                 Royalty Reports and Payments.  During the Royalty Term for a Product (or such longer period as royalties are owing under the last sentence of Section 9.10), AZ in the case of AZ Products and ABX in the case of ABX Products (the “Payor”) shall make written reports to the other Party (the “Payee”) within [Confidential treatment requested] after the end of each calendar quarter, stating in each such report the number, description and aggregate [Confidential treatment requested] of such Product sold during the calendar quarter, and the calculation of the royalties and other amounts payable under this Article 9.  Concurrently with the making of such reports, the Payor shall pay to the Payee all royalties payable under this Article 9.

9.10                           Royalty Term.  Royalties shall be due under this Article 9 with respect to a Product only during the applicable Royalty Term for such Product.  Upon termination of the Royalty Term with respect to a Product (or such longer period as royalties are owing under the last sentence of this Section 9.10) in any country, the license grants to AZ or to ABX in Article 4, as applicable, shall convert to non-exclusive and shall become fully paid-up, perpetual and irrevocable with respect to such country and the Net Sales of such Product in such country shall be excluded from the royalty calculations in Section 9.3 or 9.4, as applicable (including the thresholds and ceilings).  Notwithstanding the foregoing, after the applicable Royalty Term for a Product, AZ shall be responsible for any ongoing Third Party Royalties applicable to such Product pursuant to the last sentence of Section 9.3.3 to the extent [Confidential treatment requested] pursuant to [Confidential treatment requested], the second sentence of [Confidential treatment requested] or [Confidential treatment requested].

9.11                           Records; Inspection.  Each Party shall keep (and cause its sublicensees and its and their respective Affiliates to keep) complete, true and accurate books of account and records that fairly reflect its Net Sales of Products and, with respect to ABX, the FTE costs and expenses incurred in connection with the Research Programs and the Development Programs, all in sufficient detail to confirm the accuracy of any payments required or made hereunder.  Such books and records shall be maintained by each Party for at least three (3) years following the end of the calendar quarter to which they pertain.  Such records of a Party and its Affiliates shall be open for inspection during such three-year period by an independent certified public accounting firm of internationally recognized standing, chosen by the other Party, and reasonably acceptable to the audited Party, which approval shall not be unreasonably withheld or delayed, for the purpose of verifying the accuracy of any payments required or made hereunder.  All such inspections may be made no more than once each calendar year at reasonable times mutually agreed by the Parties.  The independent accountants chosen by the auditing Party will be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection.  Inspections conducted under this Article 9 shall be at the expense of the auditing Party, unless a variation or error producing an increase exceeding [Confidential treatment requested] of the amount stated for any period is established in the course of any such inspection, whereupon all costs relating to the audit of such period will be paid by the audited Party.

9.12                           Payment Method.  All payments by a Party under this Agreement shall be in United States Dollars in immediately available funds and shall be made by wire transfer to such bank account as designated in writing by the receiving Party to the paying Party.

9.13                           Currency Conversion.  For the purpose of computing the Net Sales of Products sold in a currency other than U.S. Dollars, such currency will be converted from local currency to U.S. Dollars by: (a) AZ in accordance with the rates of exchange for the relevant month for converting such other currency into U.S. Dollars used by AZ’s internal accounting systems, which are independently audited on an annual basis (which rates shall be disclosed in each applicable royalty report), and (b) ABX using the average of the exchange rates for the purchase of U.S. Dollars, quoted for current transactions reported under the heading “Currency

Trading – Exchange Rates” in The Wall Street Journal in the United States Western edition on the last business day of each month in the calendar quarter to which such payment pertains.  If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

9.14                           Late Payments.  Any payments due from a Party that are not paid on the date such payments are due under this Agreement shall bear interest at the lesser of (a) the Prime Rate as reported under the heading “Money Rates” in The Wall Street Journal in the United States Western edition on the date such payment is due, plus an additional [Confidential treatment requested], compounded annually, or (b) the maximum rate permitted by Applicable Law, in each case calculated on the number of days such payment is delinquent.  This Section 9.14 shall in no way limit any other remedies available to any Party.  If The Wall Street Journal ceases to be published, then the prime rate to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

9.15                           Taxes.  Any payments to be made by the Payor to the Payee under this Agreement shall be without deduction of any bank or transfer charges.  The Payee shall pay any and all taxes levied on account of, or measured exclusively by, all payments it receives under this Agreement.  Amounts payable under this Agreement shall be paid by the Payor without deduction for any tax or duty levied outside the Payee’s country; provided, however, that the Payor shall have the right to withhold income tax (and other withholding tax) as required by applicable tax laws.  In the case of such withholding being applicable, the Payee may apply for the reduction of rate of withholding tax under any applicable tax treaty with the assistance of the Payor, and provided that evidence of acceptance of this claim is submitted to the Payor before payment is due, the Payor shall apply the reduced rate accordingly.  If applicable laws require that taxes be withheld, the Payor will deduct those taxes from the remittable payments, make timely payment of the taxes to the proper taxing authority and send proof of such payment to the Payee within [Confidential treatment requested] following that payment.  All amounts payable under this Agreement are stated inclusive of any Value Added Taxes, sales taxes, consumption taxes or other similar taxes which the Payor may be obliged to charge.

9.16                           Imports.  For the avoidance of doubt, the Parties acknowledge and agree that none of the milestones or royalties payable under this Agreement are related directly to any import of Antibodies, Candidate Drugs, Licensed Products or other goods or materials transferred to either Party pursuant to this Agreement.  The receiving Party shall be responsible for any import clearance, including payment of any import duties and similar charges, in connection with any Antibodies, Candidate Drugs, Licensed Products or other goods or materials transferred to such Party under this Agreement.

10.                                 FINANCING TERMS.

Concurrent with the execution of this Agreement, ABX and AZ shall execute and deliver the Purchase Agreement (together with all other documents, instruments and agreements (other than this Agreement) required to be executed and delivered in connection with such agreement) (collectively, the “Financing Documents”).

11.                                 TECHNOLOGY

11.1                           Ownership.

11.1.1                  Antibody Technology.  Subject to the license grants to AZ under this Agreement, as between the Parties, ABX shall solely own and retain all right, title and interest in and to all Antibody Technology described in clause (a) of Section 1.36 that is Controlled by ABX and all Antibody Technology described in clause (b) of Section 1.36, subject to the proviso contained therein (together with all Patent Rights and other intellectual property rights therein).

11.1.2                  Antigen-Specific Technology.

(a)                                  Subject to the license grants to AZ under this Agreement, as between the Parties, ABX shall solely own and retain all right, title and interest in and to all ABX Prior Antigen-Specific Know-How Rights, ABX Prior Antigen-Specific Patent Rights, ABX Subsequent Antigen-Specific Know-How Rights and ABX Subsequent Antigen-Specific Patent Rights, together with all Antigen-Specific Technology included therein.

(b)                                 Subject to the license grants to ABX under this Agreement, as between the Parties, AZ shall solely own and retain all right, title and interest in and to all AZ Prior Antigen-Specific Know-How Rights, AZ Prior Antigen-Specific Patent Rights, AZ Subsequent Antigen-Specific Know-How Rights and AZ Subsequent Antigen-Specific Patent Rights, together with all Antigen-Specific Technology included therein.

11.1.3                  Collaboration Technology.  Subject to the license grants under this Agreement and the last sentence of this Section 11.1.3, the Parties shall each own an equal, undivided interest in any Collaboration Technology (together with all Patent Rights and other intellectual property rights therein), provided that, except as expressly permitted in this Agreement, neither a Party nor any of its Affiliates shall Exploit, transfer, license or encumber its rights in any Collaboration Technology with respect to a Collaboration Antigen, and the Patent Rights and other intellectual property rights therein, without the consent of the other Party prior to the earlier of the date of the designation of a Candidate Drug by AZ with respect to such Collaboration Antigen and the date of the designation of such Collaboration Antigen as a Discontinued Antigen subject to Section 4.5.1 or a Failed Antigen subject to Section 4.15.  After such date, subject to Sections 4.15, 12.1, 12.2.1 and 12.3 and the last sentence of this Section 11.1.3, the Party or Parties shall be free to Exploit, transfer, license or encumber its or their rights in any Collaboration Technology with respect to such Antigen, except to the extent expressly prohibited by this Agreement.  Each Party shall promptly disclose to the other Party in writing the conception or generation of Collaboration Technology, and shall, and does hereby, assign, and shall cause its Affiliates, licensees, sublicensees and subcontractors to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Collaboration Technology (together with all Patent Rights and other intellectual property rights therein) as is necessary to fully effect the joint ownership provided for in the first sentence of this Section 11.1.3.  Notwithstanding the foregoing, upon the designation of the first Candidate Drug that binds to and is directed against a Collaboration Antigen pursuant to Section 2.6, ABX shall, and [Confidential treatment requested] with respect to such Collaboration Antigen (together with all Patent Rights and other intellectual property rights therein); provided, however, if and only to the extent ABX or any of its Affiliates [Confidential treatment requested], ABX or its Affiliate (as applicable) shall, and does hereby, [Confidential treatment requested] under the applicable Collaboration Patent Rights and Collaboration Know-How Rights to Exploit such Antibody, on the terms and conditions of this Agreement.

11.1.4                  Oncology Technology.  Subject to the license grants under this Agreement and the last two sentences of this Section 11.1.4, the Parties shall each own an equal, undivided interest in any Oncology Technology (together with all Patent Rights and other intellectual property rights therein).  Each Party shall promptly disclose to the other Party in writing the conception or generation of Oncology Technology, and shall, and does hereby, assign, and shall cause its Affiliates, licensees, sublicensees and subcontractors to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Oncology Technology (together with all Patent Rights and other intellectual property rights therein) as is necessary to fully effect the joint ownership provided for in the foregoing sentence.  ABX shall have the right, subject to the provisions of this Agreement, to freely Exploit, transfer, license or encumber its rights in Oncology Technology, and the Patent Rights and other intellectual property rights therein, for use in connection with the Exploitation of Antibodies and Antibody Equivalents (other than Antibodies and Antibody Equivalents that bind to and are directed against Collaboration Antigens, other than, subject to Section 4.15, Failed Antigens or Discontinued Antigens for which ABX has provided an Exercise Notice) without the consent of, or payment or accounting to, AZ.  AZ shall have the right, subject to the provisions of this Agreement, to freely Exploit, transfer, license or encumber its rights in Oncology Technology, and the Patent Rights and other intellectual property rights therein, for all purposes without the consent of, or payment or accounting to, ABX (other than Antibodies that bind to and are directed against Discontinued Antigens for which ABX delivers an Exercise Notice).

11.1.5                  Other Technology.  Subject to the license grants under this Agreement, any Other Technology (together with all Patent Rights and other intellectual property rights therein) that is first conceived or generated (a) by persons on behalf of ABX shall be solely owned by ABX, (b) by persons on behalf of AZ shall be solely owned by AZ, and (c) jointly by persons on behalf of ABX and by persons on behalf of AZ, shall be jointly owned by ABX and AZ.  Each Party shall have the right, subject to the provisions of this Agreement, to freely exploit, transfer, license or encumber its rights in any jointly owned Other Technology, and the Patent Rights and other intellectual property rights therein, without the consent of, or payment or accounting to, the other Party.  Each Party shall promptly disclose to the other Party in writing the conception or generation of Other Technology by such Party, its Affiliates, licensees, sublicensees or subcontractors.

11.1.6                  Development Program Technology and Additional Development Program Technology.  Subject to the license grants to ABX under this Agreement, as between the Parties, AZ shall own and retain all right, title and interest in and to any Development Program Technology and any Additional Development Program Technology (together with all Patent Rights and other intellectual property rights therein).  ABX shall promptly disclose to AZ in writing, and shall cause its Affiliates, licensees, sublicensees and subcontractors to so disclose, the conception or generation of any Development Program Technology and any Additional Development Program Technology, and shall, and does hereby, assign, and shall cause its

Affiliates, licensees, sublicensees and subcontractors to so assign, to AZ, without additional compensation, all of their right, title and interest in and to any Development Program Technology and any Additional Development Program Technology (together with all Patent Rights and other intellectual property rights therein).

11.1.7                  XenoMouse Technology.  Subject to the license grants to AZ under this Agreement, as between the Parties, ABX shall own and retain all right, title and interest in and to all XenoMouse Technology (together with all Patent Rights and other intellectual property rights therein).  AZ shall promptly disclose to ABX in writing, and shall cause its Affiliates to so disclose, the conception or generation of any XenoMouse Technology, and shall, and does hereby, assign, and shall cause its Affiliates to so assign, to ABX, without additional compensation, all of their right, title and interest in and to any XenoMouse Technology (together with all Patent Rights and other intellectual property rights therein).

11.1.8                  Process Technology.  Subject to the license grants to AZ under this Agreement, as between the Parties, ABX shall own and retain all right, title and interest in and to all of the ABX Process Technology (together with all Patent Rights and other intellectual property rights therein).  AZ shall own and retain all right, title and interest in and to all of the AZ Process Technology (together with all Patent Rights and other intellectual property rights therein).

11.1.9                  United States Law.  The determination of whether Information and inventions are conceived or generated by a Party for the purpose of allocating proprietary rights (including Patent Rights and other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with applicable United States law.

11.2                           Restrictions Regarding the Technology.

11.2.1                  The transfer of physical possession of any XenoMouse Technology, and the physical possession and use of any XenoMouse Technology by AZ shall not be (nor be construed as) a sale, lease, offer to sell or lease, or other transfer of title of such XenoMouse Technology to AZ.

11.2.2                  The Parties acknowledge that the Collaboration Technology is experimental in nature and may have unknown characteristics.  Each Party shall use prudence and reasonable care in the use, handling, storage, transportation, disposition and containment of the Collaboration Technology.

11.3                           Material and Information Transfer.  The Parties shall transfer to each other the Antibodies, Antibody Cells, Genetic Materials, Collaboration Antigens, reagents and other tissues, cells, cell lines, organisms, blood samples, genetic material and other biological substances and materials, and disclose to each other the Information, in each case (a) as set forth in each Research Program Work Plans (without additional compensation) and each Development Program Work Plan, or (b) as otherwise set forth in Articles 2 and 5 to the extent necessary to exercise their rights under this Agreement.

12.                                 PATENT RIGHTS

12.1                           Prosecution and Maintenance.

12.1.1                  XenoMouse Patent Rights.  ABX shall have the sole right (but not the obligation), at its expense, to prepare, file, prosecute (including any interferences, reissue and opposition proceedings and re-examinations) and maintain the XenoMouse Patent Rights.

12.1.2                  Other Licensed ABX IP Rights.

(a)                                  ABX shall have the sole right (but not the obligation), at its expense, to prepare, file, prosecute (including any interferences, reissue and opposition proceedings and re-examinations) and maintain the ABX Antibody Patent Rights and the Additional Technology Patent Rights Controlled by ABX.

(b)                                 ABX (or its designee) shall have the first right (but not the obligation), at its expense, to prepare, file, prosecute and maintain the ABX Antigen-Specific Patent Rights.  If ABX (or its designee) elects not to (i) pursue or continue the filing, prosecution (including any interferences, reissue and opposition proceedings and re-examinations) or maintenance of any such Patent Right in a particular country, or (ii) seek any patent term extension, restoration or the like of any such Patent Right in a particular country that may be available now or in the future, then in each such case ABX shall use reasonable efforts to notify AZ in writing thereof not less than [Confidential treatment requested] before any deadlines by which an action must be taken to establish or preserve any such rights in such Patent Right in such country.  Upon receipt by AZ of each such notice or if, at any time, ABX (or its designee) fails to initiate any such action within [Confidential treatment requested] after a request by AZ that it do so (and thereafter diligently pursue such action), subject to any ABX Antigen In-License by which ABX Controls such Patent Right, AZ or its Affiliate or sublicensee shall have the right, but not the obligation, through counsel of its choosing, to (x) pursue the filing or registration, or support the continued prosecution (including any interferences, reissue and opposition proceedings and re-examinations) or maintenance, of such Patent Right at its expense in such country or (y) seek any patent term extension, restoration or the like of any such Patent Right in a particular country that may be available now or in the future.  If AZ or its Affiliate or sublicensee elects to pursue such filing or registration, as the case may be, or continue such support, then AZ shall notify ABX of such election and ABX shall, and shall cause its Affiliates to, promptly release or assign to AZ, without consideration, all right, title and interest (or, if and only to the extent ABX or any of its Affiliates is not able (whether by law or contract) to so release or assign, such Person shall, and does hereby, grant to AZ, subject to any ABX Antigen In-License by which ABX Controls such Patent Right, a fully paid, royalty-free (except that AZ shall continue to be responsible for any Third Party royalty obligations under an ABX Antigen In-License that it would otherwise have been responsible for under Section 4.17.2), perpetual, irrevocable, exclusive, worldwide right and license) in and to such Patent Rights in such country, which Patent Rights shall be deemed AZ Prior Antigen-Specific Patent Rights for purposes of this Agreement.

(c)                                  Except to the extent provided in Section 12.1.2(b), 12.1.3(c) or 12.1.4, following the date that an Antigen is designated as a Collaboration Antigen, neither ABX nor its Affiliates shall file any patent application claiming any Collaboration Antigen, any Antibodies or Antibody Equivalents that bind to and are directed against such Collaboration Antigen or the use of any of the foregoing in the Commercial Field without AZ’s prior written consent, unless and until such Collaboration Antigen becomes a Discontinued Antigen or Failed Antigen.

12.1.3                  Licensed AZ IP Rights.

(a)                                  AZ shall have the sole right (but not the obligation), at its expense, to prepare, file, prosecute (including any interferences, reissue and opposition proceedings and re-examinations) and maintain the Development Program Patent Rights, the Additional Development Program Patent Rights and the Additional Technology Patent Rights Controlled by AZ.

(b)                                 AZ (or its designee) shall have the first right (but not the obligation), at its expense, to prepare, file, prosecute (including any interferences, reissue and opposition proceedings and re-examinations) and maintain the AZ Antigen-Specific Patent Rights.  If AZ (or its designee) elects not to (i) pursue or continue the filing, prosecution (including any interferences, reissue and opposition proceedings and re-examinations) or maintenance of any such Patent Rights applicable to a Discontinued Antigen in a particular country, or (ii) seek any patent term extension, restoration or the like of any such Patent Rights applicable to a Discontinued Antigen in a particular country that may be available now or in the future, then in each such case AZ shall use reasonable efforts to notify ABX in writing thereof not less than [Confidential treatment requested] before any deadlines by which an action must be taken to establish or preserve any such rights in such Patent Right in such country.  Upon receipt by ABX of each such notice or if, at any time, AZ (or its designee) fails to initiate any such action within [Confidential treatment requested] after a request by ABX that it do so (and thereafter diligently pursue such action), subject to any agreement with a Third Party by which AZ or its Affiliates Control such Patent Rights, ABX shall have the right, but not the obligation, through counsel of its choosing, to (x) pursue the filing or registration, or support the continued prosecution (including any interferences, reissue and opposition proceedings and re-examinations) or maintenance, of such Patent Right at its expense in such country or (y) seek any patent term extension, restoration or the like of any such Patent Rights applicable to a Discontinued Antigen in a particular country that may be available now or in the future.  If ABX elects to pursue such filing or registration, as the case may be, or continue such support, then ABX shall notify AZ of such election and AZ shall, and shall cause its Affiliates to, promptly release or assign to ABX, without consideration, all right, title and interest (or, if and only to the extent AZ or any of its Affiliates is not able (whether by law or contract) to so release or assign, such Person shall, and does hereby, grant to ABX, subject to any agreement with a Third Party by which such Person Controls such Patent Rights, a fully paid, royalty-free (except that ABX shall continue to be responsible for any Third Party royalty obligations under an AZ in-license that ABX would otherwise have been responsible for under Sections 4.17.2 and 4.17.2), perpetual, irrevocable, exclusive, worldwide right and license) in and to such Patent Rights in such country, which Patent Rights shall be deemed ABX Prior Antigen-Specific Patent Rights for purposes of this Agreement.

(c)                                  AZ (or its designee) shall have the first right (but not the obligation) to prepare, file, prosecute (including any interferences, reissue and opposition proceedings and re-examinations) and maintain the Oncology Patent Rights.  If AZ (or its designee) elects not to (i) pursue or continue the filing, prosecution (including any interferences, reissue and opposition proceedings and re-examinations) or maintenance of any such Patent Rights in a particular country, or (ii) seek any patent term extension, restoration or the like of any such Patent Rights in a particular country that may be available now or in the future, then in each such case AZ shall use reasonable efforts to notify ABX in writing thereof not less than two (2) months before any deadlines by which an action must be taken to establish or preserve any such rights in such Patent Right in such country.  Upon receipt by ABX of each such notice or if, at any time, AZ (or its designee) fails to initiate any such action within thirty (30) days after a request by ABX that it do so (and thereafter diligently pursue such action), ABX shall have the right, but not the obligation, through counsel of its choosing, to (x) pursue the filing or registration, or support the continued prosecution (including any interferences, reissue and opposition proceedings and re-examinations) or maintenance, of such Patent Right in such country or (y) seek any patent term extension, restoration or the like of any such Patent Rights in a particular country that may be available now or in the future.  Notwithstanding the Party that is pursuing the preparation, filing, prosecution (including any interferences, reissue and opposition proceedings and re-examinations) or maintenance of the Oncology Patent Rights in a particular country, AZ shall pay two-thirds (2/3) and ABX shall pay one-third (1/3) of the cost and expense of such preparation, filing, prosecution and maintenance.  Notwithstanding the above, either Party may decline to pay its share of the costs for preparing, filing, prosecuting and maintaining any Oncology Patent Right in a particular country, in which case the declining Party shall, and shall cause its Affiliates to, promptly release or assign to the other Party, without consideration, all right, title and interest in and to such Patent Rights in such country, whereupon the declining Party shall have no further right, title, license or other interest in such Patent Rights under this Agreement or otherwise.

12.1.4                  Collaboration and Other Patent Rights.

(a)                                  Subject to Section 12.1.4(b), the Parties shall, using counsel reasonably acceptable to the Parties, jointly prepare, file, prosecute (including any interferences, reissue or opposition proceedings or re-examinations) and maintain (i) the Collaboration Patent Rights relating to Collaboration Antigens, Discontinued Antigens and Failed Antigens unless and until such Patent Rights are assigned (or licensed) to AZ pursuant to Section 11.1.3, whereupon AZ shall have the first right (but not the obligation), to prepare, file, prosecute (including any interferences, reissue and opposition proceedings and re-examinations) and maintain such Collaboration Patent Rights, unless and until a Collaboration Antigen becomes a Discontinued Antigen and ABX delivers an Exercise Notice to AZ, whereupon ABX shall have the first right (but not the obligation), to prepare, file, prosecute (including any interferences, reissue and opposition proceedings and re-examinations) and maintain Collaboration Patent Rights applicable to such Discontinued Antigen, and (ii) the Other Patent Rights that are jointly owned by the Parties.  The Research Management Committee shall formulate a strategy for such joint filing, prosecution and maintenance of Collaboration Patent Rights and such Other Patent Rights.  The Research Management Committee shall also establish a process under which each Party shall have a reasonable opportunity to review and comment upon drafts of each new application for such Other Patent Rights and, prior to their assignment (or license) to AZ pursuant to Section 11.1.3,

Collaboration Patent Rights and all substantive correspondence to or from any patent authority with respect thereto, prior to the filing of such application or correspondence, recognizing that such process shall not delay any priority filing of a Patent Right.  Subject to Section 12.1.4(b), the Parties shall share equally in the expenses associated with the filing, prosecution (including any interferences, reissue and opposition proceedings and re-examinations) and maintenance of all (x) Collaboration Patent Rights, unless and until such Patent Rights are assigned (or licensed) to AZ pursuant to Section 11.1.3, whereupon AZ shall be responsible for all such expenses incurred after such assignment (or license), unless and until a Collaboration Antigen becomes a Discontinued Antigen and ABX delivers an Exercise Notice to AZ, whereupon ABX shall be responsible for all such expenses for the applicable Collaboration Patent Rights incurred after delivery of such Election Notice, and (y) such Other Patent Rights.  Subject to Section 12.1.4(b), each Party shall have the first right (but not the obligation), at its expense, to prepare, file, prosecute and maintain its Other Patent Rights that are not jointly-owned with the other Party.

(b)                                 If (i) with respect to Other Patent Rights, either Party, or (ii) with respect to Collaboration Patent Rights, prior to the assignment (or license) of such Collaboration Patent Rights to AZ pursuant to Section 11.1.3, either Party or, thereafter, AZ unless and until a Collaboration Antigen becomes a Discontinued Antigen and ABX delivers an Exercise Notice to AZ, ABX solely for purposes of the Collaboration Patent Rights to the extent that they include a claim that covers Collaboration Technology to the extent applicable to such Discontinued Antigen (for purposes of this Section 12.1.4(b), each such Party shall be referred to as the “Notifying Party”), elects not to (x) pursue or continue the filing, prosecution (including any interferences, reissue and opposition proceedings and re-examinations) or maintenance of any such Patent Rights in a particular country, or (y) seek any patent term extension, restoration or the like of any such Patent Rights in a particular country that may be available now or in the future, then in each such case the Notifying Party shall use reasonable efforts to notify the other Party thereof in writing not less than two (2) months before any deadlines by which an action must be taken to establish or preserve any such rights in such Patent Rights in such country.  Upon receipt by such other Party of each such notice, such other Party shall have the right, but not the obligation, at its sole cost and expense, through counsel of its choosing, to (i) pursue the filing or support the continued prosecution (including any interferences, reissue and opposition proceedings and re-examinations) or maintenance, of such Patent Rights or (ii) seek any patent term extension, restoration or the like of any such Patent Rights in a particular country that may be available now or in the future.  If such other Party elects to pursue such filing or continue such support, then such other Party shall notify the Notifying Party of such election and, solely with respect to all Other Patent Rights and those Collaboration Patent Rights for which the Parties are sharing the cost of prosecution, the Notifying Party shall, and shall cause its Affiliates, licensees and sublicensees, as applicable, to promptly release or assign to such other Party, without consideration, all right, title and interest (or, if and only to the extent the Notifying Party or any of its Affiliates is not legally able to so release or assign, such Person shall, and does hereby, grant to such other Party a fully paid, royalty-free, perpetual, irrevocable, exclusive, worldwide right and license) in and to such Patent Rights in such country, and the Notifying Party shall have no further right or interest in such Patent Rights.

12.1.5                  Cooperation.  Each Party shall, and shall cause its Affiliates, licensees and sublicensees, as applicable, to, cooperate, to the extent commercially reasonable, in the preparation, filing, prosecution and maintenance of the Collaboration Patent Rights, the Oncology Patent Rights, the jointly-owned Other Patent Rights and, if requested by the other Party, such other Party’s other Patent Rights, provided that such other Party shall reimburse the cooperating Party for its reasonable out-of-pocket expenses incurred in connection with such requested cooperation.  Such cooperation includes (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable such other Party to file, prosecute, and maintain its Patent Rights in any country; and (b) promptly informing such other Party of, and providing relevant documentation with respect to, matters that may affect the preparation, filing, prosecution or maintenance of any such Patent Rights.  Regardless of the Party that is seeking any patent term extension of any Patent Rights pursuant to this Section 12.1, the Parties shall coordinate their activities with respect to any such patent term extension in order to secure the optimal protection for each Product available under Applicable Law.  For the avoidance of doubt, a decision not to seek patent term extension with respect to a patent so as to preserve the right to seek patent term extension with respect to one or more other patents shall not, in and of itself, be deemed to be a failure to diligently prosecute a patent under this Section 12.1 and shall not give rise to any obligation to release or assign a patent to the other Party under this Section 12.1.

12.2                           Enforcement.

12.2.1                  Rights and Procedures.  If AZ or ABX determines that any Licensed IP Rights are being infringed by a Third Party’s activities and that such infringement is reasonably likely to affect the exercise by the Parties of their respective rights and obligations under this Agreement, it shall promptly notify the other Party in writing and provide such other Party with any evidence of such infringement that is reasonably available.

(a)                                  With respect to XenoMouse Patent Rights, ABX Antibody Patent Rights and ABX Additional Technology Patent Rights, ABX shall have the sole right (but not the obligation), at its expense, to remove such infringement.

(b)                                 With respect to Development Program Patent Rights, Additional Development Program Patent Rights, Oncology Patent Rights and AZ Additional Technology Patent Rights, AZ or its nominee shall have the sole right (but not the obligation), at its expense, to remove such infringement.

(c)                                  With respect to Antigen-Specific Patent Rights and Collaboration Patent Rights, AZ shall have the sole right (but not the obligation), at its expense, to remove such infringement, except to the extent that such infringement relates to a Discontinued Antigen or a Failed Antigen.  With respect to Antigen-Specific Patent Rights to the extent they cover a Discontinued Antigen or a Failed Antigen, ABX shall have the sole right (but not the obligation), at its expense, to remove any such infringement of the ABX Antigen-Specific Patent Rights and AZ shall have the sole right (but not the obligation), at its expense, to remove any such infringement of the AZ Antigen-Specific Patent Rights.  With respect to Collaboration Patent Rights that relate to a Discontinued Antigen or a Failed Antigen and Other Patent Rights, the Parties shall use good faith efforts to determine whether to seek to remove such infringement and, if applicable, a strategy for seeking to remove such infringement, provided that the Party or Parties whose products are adversely affected by such infringement shall have the first right (but not the obligation), at such Party’s(ies’) expense, to remove such infringement.  For purposes of Section 12.2.1(d), the Party having the first right to control the enforcement of any Patent Rights as set forth in the preceding sentence shall be referred to as the “Controlling Party”, and the other Party shall be referred to as the “Non-Controlling Party”, with respect to such Patent Rights.

(d)                                 If the Controlling Party fails to abate any such infringement of the Collaboration Patent Rights that relate to a Discontinued Antigen or Failed Antigen or the Other Patent Rights, or to file an action to abate such infringement, within sixty (60) days after a written request from the Non-Controlling Party to do so, or if the Controlling Party discontinues the prosecution of any such action after filing, the Non-Controlling Party at its expense may, in its discretion, undertake such action as it determines appropriate to enforce such Patent Rights against any such infringement; provided, however, if the Controlling Party has commenced negotiations with an alleged infringer for discontinuance of such infringement within such [Confidential treatment requested] period, the Controlling Party shall have an additional ninety (90) days to conclude its negotiations before the Non-Controlling Party unilaterally may bring suit for such infringement.

12.2.2                  Generic Competition.  Notwithstanding the foregoing, if either Party receives any notice of (a) any certification filed under the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984 (21 United States Code §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV)), as may be amended from time to time (“ANDA ACT”) with respect to a Product claiming that any Licensed IP Rights are invalid or unenforceable or claiming that such Patents Rights will not be infringed by the manufacture, use, marketing or sale of a product for which an application under the ANDA ACT is filed, or (b) any equivalent or similar certification or notice in any other jurisdiction, it shall within [Confidential treatment requested] advise the other Party of such receipt.  The Parties’ rights and obligations with respect to any legal action as a result of such certification shall be as set forth in this Section 12.2.

12.2.3                  Cooperation.  The Party enforcing the applicable Licensed IP Rights under Section 12.2.1 shall keep the other Party informed, consult with such Party and consider in good faith the reasonable comments of such Party, both prior to and during any such enforcement.  The Party not enforcing the applicable Patent Rights shall have the right to participate in, but not control, any such enforcement at its own expense and shall assist and provide any relevant documentation to the other Party, upon request and at such other Party’s expense, and to the extent commercially reasonable, in taking any action to enforce the applicable Patent Rights, including joining the action to the extent necessary to allow the such other Party to maintain the action.

12.2.4                  Recovery.  For purposes of Section 12.2, all monies recovered upon the final judgment or settlement of any such action shall be used first to reimburse the Parties pro rata for the previously unreimbursed reasonable costs and expenses (including reasonable attorneys’ fees and costs) incurred in connection therewith, and the remainder shall be retained by the Party that has exercised its right to bring the enforcement action; provided, however, that to the extent that any award is attributable to loss of sales of, or loss of profits with respect to, an [Confidential treatment requested] (including any special or other damages with respect thereto), any remainder shall be retained by or paid to [Confidential treatment requested] and, to the extent attributable to lost sales of such Products, shall be deemed “Net Sales” for which [Confidential treatment requested] under Section [Confidential treatment requested]; and provided further that to the extent that any award is attributable to loss of sales of, or loss of profits with respect to, an [Confidential treatment requested] (including any special or other damages with respect thereto), any remainder shall be retained by or paid to [Confidential treatment requested] and, to the extent attributable to lost sales of such Product, shall be deemed “Net Sales” for which [Confidential treatment requested] under Section [Confidential treatment requested].

12.3                           Invalidity or Unenforceability Defenses or Actions.

12.3.1                  In the event that a Third Party asserts, as a defense or as a counterclaim in any infringement action under Section 12.2, that any Licensed IP Rights are invalid or unenforceable, then the Party pursuing such infringement action shall promptly give written notice to the other Party.  The Party that is the plaintiff in the underlying suit or action against such Third Party shall, at its sole cost and expense, respond to such defense or defend against such counterclaim (as applicable), provided that to the extent that the other Party’s Patent Rights are the subject of such invalidity or unenforceability defense or counterclaim, the Party that has the right to enforce such Patent Rights under Section 12.2, at its sole cost and expense, shall control all decisions as to such response or defense (in consultation with the other Party), provided further that, except as permitted in Section 12.5, neither Party shall settle or otherwise compromise such defense or counterclaim in any way that materially adversely affects the other Party’s Patent Rights or its interest therein, or rights under this Agreement, without such other Party’s written consent, not to be unreasonably withheld or delayed.

12.3.2                  In the event that a Third Party asserts, in a declaratory judgment action or similar action or claim filed by such Third Party, that any Licensed IP Rights are invalid or unenforceable, then the Party first becoming aware of such action or claim shall promptly give written notice to the other Party.  The Party that is the defendant in such suit or action or claim by such Third Party shall, at its sole cost and expense, respond to such defense or defend against such action or claim (as applicable), provided that to the extent that the other Party’s Patent Rights are the subject of such invalidity or unenforceability action or claim, the Party that has the right to enforce such Patent Rights under Section 12.2, at its sole cost and expense, shall control all decisions as to such response or defense (in consultation with the other Party).  Notwithstanding the foregoing, subject to Section 12.5, neither Party shall settle or otherwise compromise such declaratory judgment action or similar action or claim in any way that materially adversely affects the other Party’s Patent Rights or its interest therein, or rights under this Agreement, without such other Party’s written consent, not to be unreasonably withheld or delayed.

12.4                           Third Party Litigation.

12.4.1                  In the event of any actual or threatened suit against ABX, AZ or their respective Affiliates, sublicensees, Distributors or customers alleging that the Exploitation of a Product hereunder infringes the Patent Right or other intellectual property rights of any Person (an “Infringement Suit”), the Party first becoming aware of such Infringement Suit shall promptly give written notice to the other Party.  Except as otherwise provided in Article 15, AZ shall have the sole right, but not the obligation, at its sole cost and expense, through counsel of its choosing, to assume direction and control of the defense of any such Infringement Suit with respect to the AZ Products (including the right to settle such claims at its sole discretion) and ABX shall have the sole right, but not the obligation, at its sole cost and expense, through counsel of its choosing, to assume direction and control of the defense of any such Infringement Suit with respect to the ABX Products (including the right to settle such claims at its sole discretion).

12.4.2                  Notwithstanding Section 12.4.1, in the event any such Infringement Suit alleges that the use of the Core Technology in the Research Programs or the Antibodies and Candidate Drugs resulting therefrom, infringes the Patent Rights or other intellectual property rights of a Third Party, ABX shall have the first right, but not the obligation, at its sole cost and expense, through counsel of its choosing, to assume direction and control of the defense of any such Infringement Suit (including the right to settle such claims at its sole discretion, provided that ABX shall obtain the consent of AZ (which consent shall not be unreasonably withheld or delayed) prior to compromising, settling or ceasing to defend any such claim that could have an adverse effect on AZ or an AZ Product) and, irrespective of the Party that assumed such direction and control, shall be solely responsible for all costs and expenses and any damage awards or other payments (including royalties) or penalties to the extent incurred therefrom that are not offset by proceeds therefrom.  While any such Infringement Suit is pending, regardless of the Party that is defending such suit, AZ shall have the right to deposit [Confidential treatment requested] of the milestone and royalty obligations payable to ABX under this Agreement into a interest-bearing escrow account until the date that such suit is resolved, with the reasonable and verifiable out of pocket costs and expenses of such escrow account borne by ABX.  For the avoidance of doubt, the foregoing provision shall not apply to the extent that any such alleged infringement is specific to a Collaboration Antigen or the Exploitation of antibody products directed against such Collaboration Antigen, as distinguished from the application of the Core Technology or the Exploitation of antibody products derived from such technology, irrespective of the specific antigen.

12.5                           Retained Rights.  Notwithstanding the foregoing, AZ shall have the right, in its sole discretion, (a) to obtain a license under any Patent Rights or other intellectual property rights of a Third Party, (b) subject to the licenses granted to ABX under Article 4, to [Confidential treatment requested], with or without royalties, under the [Confidential treatment requested], and (c) subject to Section 4.11, to [Confidential treatment requested], under the [Confidential treatment requested] with respect to a Collaboration Antigen in connection with any bona fide intellectual property dispute [Confidential treatment requested] with respect to such Collaboration Antigen.  For the avoidance of doubt, subject to the licenses and other rights granted to [Confidential treatment requested] under Article 4, [Confidential treatment requested] shall have the right, in its sole discretion, to grant cross-licenses under the Collaboration Know-How Rights, Collaboration Patent Rights, Oncology Know-How Rights and Oncology Patent Rights.

13.                                 CONFIDENTIALITY

13.1                           Confidentiality.  During the term of this Agreement and for a period of five (5) years following the expiration or earlier termination hereof, each Party (the “Receiving Party”) shall, and shall cause its officers, directors, employees, agents, Affiliates and sublicensees to, keep confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information of the other Party (the “Disclosing Party”) except to the extent such disclosure or use is expressly permitted by the terms of this Agreement, and shall restrict the disclosure of the Confidential Information of the Disclosing Party within its own organization to the Receiving Party’s and its Affiliates’ directors, officers, employees, consultants, distributors and permitted sublicensees and subcontractors, in each case to the extent such disclosure is Reasonably Necessary in connection with such Party’s activities as expressly authorized by this Agreement or is Reasonably Necessary for such Party’s performance of, or exercise of its rights under, this Agreement.  To the extent that disclosure to any Person is authorized by this Agreement, prior to disclosure, the Receiving Party shall ensure that such Person is bound by confidentiality and non-use restrictions no less onerous than those set forth in this Article 13.  Notwithstanding the foregoing, in no event shall ABX disclose the Confidential Information of AZ to any Person (a) that becomes an Affiliate of ABX as a result of a Change in Control, or (b) that is a Competitor, and obtains a seat on the Board of Directors of ABX as a result of an equity investment in ABX (other than a Change in Control by which ABX is merged into the surviving entity).

13.2                           AZ Information.  Notwithstanding anything to contrary in this Agreement, ABX shall, and shall cause its officers, directors, employees, agents, Affiliates and sublicensees to, keep confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Collaboration Technology, Development Program Technology, Additional Development Program Technology or Antigen-Specific Technology relating to, or Antibody Technology, Additional Technology, Oncology Technology or other Information to the extent that it is specific to, the Research Antibodies or the Candidate Drugs or the AZ Products (including such types of Information contained in Registrations with respect thereto or regarding the development, sales or marketing plans for the AZ Products), in each case with respect to the Collaboration Antigens (other than Failed Antigens or Discontinued Antigens) (the “AZ Information”), except to the extent (a) the AZ Information is in the public domain through no fault of ABX, its Affiliates or any of their respective officers, directors, employees and agents, (b) such disclosure or use would be permitted under Section 13.1, or (c) such disclosure or use is otherwise expressly permitted by the terms of this Agreement or is Reasonably Necessary for the performance of this Agreement.  For clarification, the disclosure by ABX to AZ or by AZ to ABX of AZ Information shall not cause such information to cease to be subject to the confidentiality provisions of this Section 13.2.  AZ shall have the right to use and disclose the AZ Information as necessary or reasonably useful to Exploit (x) Antibodies, Candidate Drugs and AZ Products with respect to the Collaboration Antigens (other than Failed Antigens and Discontinued Antigens (other than Discontinued Antigens for which ABX failed to deliver an Exercise Notice)) and (y) Non-Licensed Products with respect to Failed Antigens or Discontinued Antigens.  ABX shall have the right to use and disclose the AZ Information as necessary or reasonably useful to Exploit Antibodies, Candidate Drugs and ABX Products with respect to the Discontinued Antigens for which ABX delivers an Exercise Notice.

13.3                           Permitted Disclosures.  Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

13.3.1                  made in response to a valid order of a court of competent jurisdiction or other competent authority; provided, however, that the Receiving Party shall first have given written notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or authority or, if disclosed, be used only for the purpose for which the order was issued; and provided further that if a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information that is legally required to be disclosed in response to such court or governmental order;

13.3.2                  made by the Receiving Party to a governmental or other regulatory authority as may be necessary or useful in connection with any filing, application or request for a Registration; provided, however, that reasonable measures will be taken to obtain confidential treatment of such information;

13.3.3                  made by the Receiving Party to a patent authority as may be necessary or useful for purposes of obtaining or enforcing a Patent Right; provided, however, that reasonable measures will be taken to assure confidential treatment of such information; or

13.3.4                  made by the Receiving Party or its Affiliates, distributors or sublicensees to Third Parties as may be necessary or useful in connection with the performance of this Agreement, or the exercise of its rights hereunder, including permitted subcontracting or sublicensing transactions in connection therewith, provided that the Receiving Party making such disclosure shall require that such Third Party receiving such Confidential Information shall observe at least the same obligations of confidentiality as such Party owes under this Agreement.

13.4                           Terms of Agreement.  Neither Party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party; provided, however, that a Party may disclose the terms or conditions of this Agreement (but not any other Confidential Information), (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, (b) to a Third Party in connection with (i) an equity investment in such Party, (ii) a merger, consolidation or similar transaction by such Party, or (iii) the sale of all or substantially all of the assets of such Party or (c) as otherwise required by law or regulation, provided that the disclosing Party shall (i) if practicable, provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, (ii) if requested by such other Party, seek, or cooperate with such Party’s efforts to obtain, confidential treatment or a protective order with respect to any such disclosure to the extent available at such other Party’s expense, provided that, at AZ’s request, ABX shall seek a confidential treatment request for any such disclosure filed by ABX with the United States Securities and Exchange Commission at ABX’s sole cost and expense, and (iii) use good faith efforts to incorporate the comments of such other Party in any such disclosure or request for confidential treatment or protective order; and provided further that such terms and conditions shall be deemed Confidential Information and the Party making such disclosure shall require that such Third Party receiving such Confidential Information shall observe the same obligations of confidentiality as such Party owes under this Agreement with respect to Confidential Information of the other Party.  Notwithstanding the foregoing, prior to execution of this Agreement, the Parties have agreed upon the substance of information that can be used to describe the terms and conditions of this transaction in the form of a press release attached as Exhibit M, and each Party may disclose such information, as modified by mutual written agreement of the Parties, without the consent of the other Party.

13.5                           Use of Name/Publicity.  Neither Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any manner without the prior written consent of the other Party in each instance (which shall not be unreasonably withheld or delayed).  The restrictions imposed by this Section shall not prohibit any Party from making any disclosure identifying the other Party that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body, provided that (a) any other information that is legally required to be disclosed shall be governed by Sections 13.3.1 and 13.4, as applicable, and (b) the disclosing Party shall use reasonable efforts to notify the other Party prior to making such disclosure.

13.6                           Publications and Presentations.  The Parties acknowledge that scientific lead-time is a key element of the value of the activities during the Antigen Designation Term and under each Research Program and each Development Program and further agree that scientific publications must be strictly monitored to prevent any adverse effect from premature publication of results of such activities.  Accordingly, (a) neither Party shall publish, present or otherwise publicly disclose any Antigen-Specific Technology, Collaboration Technology or Development Program Technology relating to a Collaboration Antigen, without the prior written consent of the other Party, until the designation of a Candidate Drug that binds to and is directed against such Collaboration Antigen; (b) ABX shall not publish, present or otherwise publicly disclose any Antigen-Specific Technology, Collaboration Technology, Development Program Technology, Additional Development Program Technology or other AZ Information relating to a Collaboration Antigen without the prior written consent of AZ, after the designation of a Candidate Drug that binds to and is directed against such Collaboration Antigen, until such Collaboration Antigen is designated (i) a Failed Antigen subject to Section 4.15, (ii) a Discontinued Antigen for which ABX has provided an Exercise Notice within the applicable one (1) year period and then only with respect to such Collaboration Technology, Development Program Technology and Additional Development Program Technology relating to Candidate Drugs that bind to and are directed against such Discontinued Antigen, or (iii) a Discontinued Antigen for which ABX has not provided an Exercise Notice and then only with respect to such ABX Antigen-Specific Know-How Rights and ABX Antigen-Specific Patent Rights and Collaboration Technology that does not relate to Candidate Drugs that bind to and are directed against such Discontinued Antigen; and (c) AZ shall not publish, present or otherwise publicly disclose any Collaboration Technology, Development Program Technology or Additional Development Program Technology relating to a Failed Antigen during the one (1) year period in which ABX is independently pursuing such Failed Antigen pursuant to Section 4.15 or a Discontinued Antigen for which ABX has provided an Exercise Notice within the applicable one (1) year period, in each case, only with respect to such Collaboration Technology, Development Program Technology and Additional Development Program Technology that relates to Candidate Drugs that bind to and are directed against such Failed Antigen or Discontinued Antigen, as applicable, without the prior written consent of ABX.

14.                                 REPRESENTATIONS AND WARRANTIES

14.1                           Representations and Warranties of the Parties.  Each Party represents and warrants to the other Party, as of the date of this Agreement, as follows:

14.1.1                  Organization.  Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

14.1.2                  Authorization and Enforcement of Obligations.  Such Party (a) has the requisite power and authority and the legal right to enter into this Agreement and the Purchase Agreement and to perform its obligations hereunder and thereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the Purchase Agreement and the performance of its obligations hereunder and thereunder.  This Agreement and the Purchase Agreement each has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation, enforceable against such Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.

14.1.3                  Consents.  All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party to enter into, or perform its obligations under, this Agreement have been obtained, other than in connection with the Hart-Scott-Rodino Antitrust Act of 1976, as amended, and the regulations promulgated thereunder.

14.1.4                  No Conflict.  The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) will not conflict with or violate any requirement of Applicable Law or orders of governmental bodies except as individually or in the aggregate would not be reasonably expected to have a material adverse effect on or a material adverse change in the ability of such Party to perform its obligations under or with respect to this Agreement; and (b) do not conflict with, or constitute a default under, any contractual obligation of such Party, except as individually or in the aggregate would not have a material adverse effect on or a material adverse change in the ability of such Party to perform its obligations under or with respect to this Agreement.

14.2                           Additional Representations, Warranties and Covenants of ABX.  ABX represents and warrants to AZ, as of the date of this Agreement (except as otherwise expressly set forth below), that and covenants as set forth below:

14.2.1                  The Core Technology is sufficient to conduct the activities described in, and in accordance with, the template Research Program Work Plan generally (without regard to any specific antibody or antigen).  Schedule 14.2.1 sets forth (a) all of the Core Patent Rights, and (b) any agreements by which the Core Patent Rights are Controlled by ABX or its Affiliates, in each case as such rights exist as of the date of this Agreement.  Except with respect to Excluded Antigens and Partially Committed Antigens or as otherwise expressly disclosed to AZ in writing prior to the date of this Agreement, neither ABX nor its Affiliates have granted any right or license, in effect as of the date of this Agreement, under the Licensed ABX IP Rights or any other intellectual property rights to Exploit Antibody Equivalents that bind to and are directed against, or products (other than Antibody Equivalents) with respect to, the Proposed Antigens listed on Exhibit A-1 or A-2 as of the Effective Date.  During the term of this Agreement, ABX shall not, except as expressly otherwise permitted by the terms of this Agreement, (a) encumber the rights granted to AZ hereunder with respect to the Patent Rights included in the Licensed ABX IP Rights or such Patent Rights themselves, (b) commit any acts or permit the occurrence of any omissions that would cause the termination of any ABX In-Licenses, or (c) amend or otherwise modify or permit to be amended or modified, any ABX In-License, in each of clauses (a) through (c) that would have a material adverse effect on the rights of AZ hereunder.  Neither ABX nor its Affiliates is in material breach of any ABX In-License regarding the Core Technology.  ABX shall promptly provide AZ with notice of any alleged or actual breach of any ABX In-License by ABX or its Affiliates that becomes known to ABX or its Affiliates.

14.2.2                  To the knowledge of ABX and its Affiliates, (a) the Patent Rights included in the Licensed ABX IP Rights are being diligently prosecuted and maintained in all material respects in accordance with all applicable laws and regulations, and (b) all applicable fees relating thereto have been within a time period and in a manner sufficient to maintain such Patent Rights.

14.2.3                  To the knowledge of ABX and its Affiliates, there is no actual infringement of the Licensed ABX IP Rights by any Third Party, and neither ABX nor its Affiliates has received express written notice of the intended or threatened infringement of the Licensed ABX IP Rights by any Third Party, in each case that would materially adversely affect AZ’s rights under this Agreement.

14.2.4                  The performance of the activities that are Reasonably Necessary to conduct a Research Program generally (but not with respect to a specific antibody or antigen) will not infringe the Patent Rights of any Third Party (other than those Patent Rights included in the Licensed ABX IP Rights).

14.2.5                  To the knowledge of ABX and its Affiliates, the XenoMouse Patent Rights, Antibody Patent Rights owned by ABX or for which ABX controls the right to prosecute, Core Patent Rights and the ABX Prior Antigen-Specific Patent Rights included in the Licensed ABX IP Rights with respect to the Proposed Antigens set forth in Exhibit A have not been held by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part.  ABX has not received written notice of any claim or litigation by any Person alleging that any of the XenoMouse Patent Rights, Antibody Patent Rights owned by ABX or for which ABX controls the right to prosecute, Core Patent Rights or the ABX Prior Antigen-Specific Patent Rights included in the Licensed ABX IP Rights is invalid or unenforceable.  Except with respect to the conduct alleged by Cell Genesys in litigation between Cell Genesys and GenPharm International, Inc., which allegations were subsequently released by Cell Genesys, to the knowledge of ABX and its Affiliates, the conception, development and reduction to practice of the Licensed ABX IP Rights existing as of the date of this Agreement have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person.  ABX has not received written notice of any claim or litigation asserted or commenced against ABX or any of its Affiliates that would have a material adverse effect on the rights granted to AZ under this Agreement.

14.2.6                  Except as expressly permitted in Section 17.3.1 or 17.3.6, neither ABX nor its Affiliates will grant any right, title or interest in or to the Licensed ABX IP Rights to any Person or take any action with respect thereto (including by granting any covenant not to sue) that is inconsistent with the rights and licenses granted to AZ under this Agreement.

14.2.7                  In respect of the pending U.S. patent applications included in the Core Patent Rights and the ABX Prior Antigen-Specific Patent Rights, in each case of which ABX controls the prosecution, to the knowledge of ABX, ABX has presented all material prior art of which it and the inventors are aware to the U.S. Patent and Trademark Office and, to the extent required by Applicable Law, all other relevant patent offices.

14.2.8                  To the knowledge of ABX, the Information ABX has furnished AZ regarding or related to each Proposed Antigen that is listed on Exhibit A is true and correct.

14.2.9                  ABX has not been debarred and is not subject to debarment and ABX will not use in any capacity in the conduct of ABX’s obligations under the Development Program, Process Development Program or the Manufacturing and Supply Agreement, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, as amended, (or any similar Applicable Law outside the United States) or who is the subject of a conviction described in such section.  ABX agrees to inform AZ in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 (or such other Applicable Law), or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the knowledge of ABX or its Affiliates, is threatened, relating to the debarment or conviction of ABX or any Person performing services hereunder.

14.2.10            Except as otherwise expressly disclosed in writing to AZ prior to the date of this Agreement or permitted by clause (j) of Section 17.1.1, ABX has not granted any rights or entered into any agreement with a Third Party with respect to any Proposed Antigen listed on Exhibit A-1 or A-2, except for those Antigens that are Partially Committed Antigens and are expressly identified as such on Exhibit A-1 or A-2, as applicable.  Other than Partially Committed Antigens as are expressly identified as such on Exhibit A-1 or A-2 (as applicable) and Committed Antigens as of the Effective Date, Schedule 14.2.10 accurately represents, in all material respects, (i) the maximum number of Persons with which ABX or its Affiliate has entered into agreements in which ABX or its Affiliate has granted rights with respect to one (1) or more antigens with respect to which such Person may acquire a license under such agreements during the Antigen Designation Term, and (ii) the [Confidential treatment requested] that could become [Confidential treatment requested] if all of the [Confidential treatment requested] under such agreements were [Confidential treatment requested] and all such [Confidential treatment requested] were [Confidential treatment requested] with respect to Antigens.

14.2.11            The Antigens listed on Schedule 14.2.11A were Committed Antigens at the time they first were proposed by AZ prior to the date of this Agreement, and within sixty (60) days following the date of this Agreement, ABX shall verify whether such Antigens remain Committed Antigens.  The Proposed Antigens listed on Schedule 14.2.11B were Partially Committed Antigens at the time they first were proposed by AZ prior to the date of this Agreement.

14.2.12            With respect to each Partially Committed Antigen that is designated as a Collaboration Antigen (prior to such Antigen becoming a Committed Antigen) in accordance with Section 2.2.2(c) from time to time, and each Antigen nominated by a Third Party pursuant to Section 2.2.2(d) that is designated as a Collaboration Antigen in accordance with Section 2.2.2(d) from time to time, the license grants under Article 4 shall, notwithstanding the use of the defined term “Control” in the various intellectual property definitions that comprise the Licensed ABX IP Rights, provide AZ with the sole and exclusive license under such Licensed ABX IP Rights, on the terms and conditions of this Agreement, to Exploit, for use in the Commercial Field, Antibodies and Candidate Drugs that bind to and are directed against Collaboration Antigens that are designated pursuant to the procedures set forth in Article 2 of this Agreement, except to the extent that any restrictions or limitations on such rights were disclosed pursuant to Section 2.2.1(c).  On the date of the designation of each Partially Committed Antigen as a Collaboration Antigen in accordance with Section 2.2.2(c), (i) ABX has the right to, and will, immediately initiate steps [Confidential treatment requested], all non-exclusive licenses or other rights [Confidential treatment requested] with respect to such Antigen, (ii) ABX shall give written notice to AZ promptly following the [Confidential treatment requested], and (iii) [Confidential treatment requested] as a result of any such actions taken by ABX or as a result of [Confidential treatment requested].  Other than with respect to Partially Committed Antigens or as otherwise permitted under clause (j) of Section 17.1.1, once an Antigen has been designated as a Proposed Antigen, ABX will not grant any rights or licenses to any Person with respect to such Antigen, whether under an Existing Collaboration or otherwise, until such Antigen becomes a Non-Selected Antigen, subject to Section 4.15, a Failed Antigen or, subject to Section 4.5.1, a Discontinued Antigen.  Other than with respect to Partially Committed Antigens or as otherwise permitted under clause (j) of Section 17.1.1, as of the date that an Antigen is designated as a Collaboration Antigen in accordance with Section 2.2.2(c), neither ABX nor its Affiliates shall have granted any right or license to, or have any agreement with, a Person with respect thereto in effect as of such date.

14.2.13            Except as expressly provided by the terms of this Agreement or as otherwise agreed in writing between the Parties, neither AZ nor its Affiliates will at any time have any liability to any Third Party under an Existing Collaboration or any other agreement between ABX or its Affiliates and such Third Party to the extent resulting from (i) this Agreement, (ii) the execution of this Agreement, (iii) the Parties’ exercise of their rights or the performance of their obligations under or in accordance with this Agreement or (iv) ABX’s or its Affiliates’ activities in connection with this Agreement.

14.3                           Additional Representation, Warranty and Covenant of AZ.  AZ represents, warrants and covenants that it is AZ’s intention, as of the date of the designation of an Antigen as a Collaboration Antigen, to commercialize a Licensed Product that binds to and is directed against such Collaboration Antigen for an application other than a Gene Therapy application. It is understood, however, that AZ may or may not also intend to develop and commercialize Licensed Products that bind to and are directed against such Collaboration Antigen for use in a Gene Therapy application, and that such Gene Therapy application may ultimately be commercialized before a Licensed Product that binds to and is directed against such Collaboration Antigen is commercialized hereunder for a non-Gene Therapy application.

14.4                           DISCLAIMER OF WARRANTIES.

14.4.1                  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE LICENSED IP RIGHTS, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING VALIDITY, ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE LICENSED IP RIGHTS AND THE INFORMATION AND INVENTIONS INCLUDED IN THE LICENSED IP RIGHTS PROVIDED TO A PARTY HEREUNDER ARE PROVIDED “AS IS.”

14.4.2                  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, (A) BOTH PARTIES ACKNOWLEDGE AND AGREE THAT, NOTWITHSTANDING THE COMMERCIALLY REASONABLE EFFORTS OF THE PARTIES, THE ACTIVITIES TO BE CONDUCTED UNDER THE RESEARCH PROGRAMS AND DEVELOPMENT PROGRAMS ARE INHERENTLY UNCERTAIN, AND THAT THERE ARE NO ASSURANCES THAT THE PARTIES WILL SUCCESSFULLY GENERATE ANTIBODIES THAT BIND TO AND ARE DIRECTED AGAINST ANY COLLABORATION ANTIGEN, THAT ANY SUCH ANTIBODIES THAT ARE GENERATED WILL MEET THE CDTP OR WILL BE ACCEPTABLE FOR DESIGNATION AS CANDIDATE DRUGS, OR THAT ANY SUCH ANTIBODIES WILL BE SUCCESSFULLY DEVELOPED AND COMMERCIALIZED AS COMMERCIAL PRODUCTS; AND (B) EACH PARTY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO THE CONTRARY.

14.5                           Additional Agreement of the Parties.  Each Party shall obtain from each of its Affiliates, employees, contractors and agents, who (a) are performing the Research Programs or any activities under a Development Program, (b) are otherwise participating in the Exploitation of the Licensed Products or (c) otherwise have access to any Confidential Information of the other Party, rights to any and all Information and inventions that relate to the Collaboration Antigens, Antibodies, Candidate Drugs or Licensed Products, such that the other Party shall, by virtue of this Agreement, receive from such Party, without payments beyond those required by Article 9, the licenses and other rights granted to the other Party.

15.                                 INDEMNIFICATION AND INSURANCE

15.1                           AZ.  AZ shall indemnify and hold harmless ABX and its Affiliates, their respective permitted sublicensees, Distributors and subcontractors and each of their directors, officers, employees and agents (the “ABX Indemnitees”) from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), resulting from any claims, demands, actions or other proceedings (including for personal injury, death or disability) by any Third Party (“Claims”) to the extent resulting from (a) the gross negligence or willful misconduct of AZ under, or material breach by AZ of, this

Agreement (including any representation, warranty or covenant therein); (b) the Exploitation by AZ, its sublicensees (other than ABX) or their respective Affiliates of AZ Products (but excluding any such Liabilities or Claims to the extent resulting from the negligence of ABX or its Affiliates or their respective agents or subcontractors under this Agreement, any Co-Development Agreement, the Process Science/Clinical Manufacture Agreement, the Manufacturing and Supply Agreement or any other Related Agreement); or (c) the infringement (or alleged infringement) by any ABX Indemnitee in performing ABX’s obligations under the Research Programs or the Development Programs, of the Patent Rights of one or more Third Parties to the extent that such Patent Rights claim any Collaboration Antigen (other than a Proprietary ABX Antigen) or the use thereof or, to the extent AZ knew or reasonably should have known of Third Party Patent Rights and did not disclose them to ABX pursuant to Section 2.2.2(c), the Additional Technology Controlled by AZ that was originally disclosed by AZ for use under the applicable Research Program or Development Program (to the extent included in this Agreement pursuant to Section 2.2.2(b), 2.2.3(b) or 5.3.1); except in each case ((a), (b) or (c)) for those Liabilities for which ABX has an obligation to indemnify AZ and its Affiliates pursuant to Section 15.2, as to which Liabilities each Party shall indemnify the other to the extent of their respective Liabilities.

15.2                           ABX.  ABX shall indemnify and hold harmless AZ and its Affiliates, their respective permitted sublicensees, Distributors and subcontractors and each of their directors, officers, employees and agents (the “AZ Indemnitees”) from and against all Liabilities resulting from any Claims to the extent resulting from (a) the gross negligence or willful misconduct of ABX under, or material breach by ABX of, this Agreement (including any representation, warranty or covenant therein); (b) the Exploitation by ABX, its sublicensees (other than AZ) or their respective Affiliates of ABX Products (but excluding any such Liabilities or Claims to the extent resulting from the negligence of AZ or its Affiliates or their respective agents or subcontractors under this Agreement, any Co-Development Agreement, the Process Science/Clinical Manufacture Agreement, the Manufacturing and Supply Agreement or any other Related Agreement); (c) the infringement (or alleged infringement) by (x) any AZ Indemnitee in performing AZ’s obligations, or exercising AZ’s rights, or (y) any ABX Indemnitee in performing ABX’s obligations, or exercising ABX’s rights, in each case under this Agreement to the extent that such infringement results from (i) the use of the Core Technology under this Agreement, or (ii) to the extent ABX knew or reasonably should have known of Third Party Patent Rights and did not disclose them to AZ pursuant to Section 2.2.1(c), 2.2.1(j), 2.2.1(k), the second sentence of Section 4.17.2 or Section 2.2.2(b), 2.2.3(b) or 5.3.1, the Additional Technology Controlled by ABX that was originally disclosed by ABX for use under the applicable Research Program or Development Program or Antibody Technology (other than Core Antibody Technology) or XenoMouse Methods (other than Core XenoMouse Technology) (in each case to the extent included in this Agreement pursuant to Section 2.2.2(b), 2.2.3(b) or 5.3.1); or (d) the infringement (or alleged infringement) of other intellectual property rights of any Third Party, by the performance of (i) any work by or on behalf of ABX with respect to an Advanced ABX Antigen, Accelerated ABX Antigen, Expedited ABX Antigen, Potential Co-Development Antigen or ABX Diagnostic Antigen prior to each such Antigen being designated as a Collaboration Antigen, or (ii) any work by or on behalf of ABX under an internal program pursuant to Section 4.15 with respect to a Failed Antigen prior to such Antigen being re-designated as a Collaboration Antigen pursuant to Section 4.15; except in each case ((a), (b), (c) or (d)) for those Liabilities for which AZ has an obligation to indemnify ABX and its Affiliates pursuant to Section 15.1, as to which Liabilities each Party shall indemnify the other to the extent of their respective Liabilities.

15.3                           Procedure.

15.3.1                  Notice and Right to Participate.  Each Party (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Claim, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory (consent not to be unreasonably withheld or delayed) to the Parties by giving written notice to the Indemnitee within [Confidential treatment requested] after receipt of written notice of such Claim from the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid (a) by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other Party represented by such counsel in such proceeding; or (b) by Indemnitee in all other cases.  In no event shall the Indemnitor be liable for any Liabilities that result from any delay by the Indemnitee in providing the written notice pursuant to the first sentence of this Section 15.3.1.  In the event that it is ultimately determined that the Indemnitor is not obligated to indemnify, defend or hold harmless an Indemnitee from and against such Claim, the Indemnitee shall reimburse the Indemnitor for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Liabilities incurred by the Indemnitor in its defense of such Claim with respect to the Indemnitee.  The Indemnitee, its employees and agents shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Claim covered by this Article 15.

15.3.2                  Settlement.  With respect to all Liabilities in connection with Claims, where the Indemnitor has assumed the defense of the Claim in accordance with Section 15.3.1, the Indemnitor shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Claim provided it obtains the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) if such Claim could have adverse effect on the Indemnitee or Indemnitee’s Products hereunder.  The Indemnitor shall not be liable for any settlement or other disposition of a Claim by an Indemnitee that is reached without the written consent of the Indemnitor.  Regardless of whether the Indemnitor chooses to defend or prosecute any Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Claim without the prior written consent of the Indemnitor, not to be unreasonably withheld or delayed.

15.4                           Insurance.  ABX and AZ agree to maintain general liability insurance and shall, during the term of this Agreement, maintain adequate insurance or self-insurance programs for liability insurance adequately covering such Party’s obligations under this Agreement, which, with respect to ABX, shall include at a minimum the insurance policies and limits (or self-insurance amounts) that are maintained by ABX as of the Effective Date.  ABX and AZ shall provide to the other evidence of such insurance, upon request.  Notwithstanding the foregoing, once there is a First Commercial Sale of an AZ Product or ABX Product, ABX shall maintain, at a minimum, during the term of this Agreement and for a period of [Confidential treatment requested] from the expiration or earlier termination of this Agreement, (a) commercial general liability insurance with a combined single limit for bodily injury of not less than [Confidential treatment requested] each occurrence and [Confidential treatment requested] in the aggregate, and (b) products liability/completed operations coverage with a per claim limit of not less than [Confidential treatment requested].  Such policies shall (x) be provided by insurance carrier(s) that have a financial rating of A as reported in Best’s Key Rating Guide Standard & Poors, (y) with respect to the policies under clause (b), show AZ as an additional insured and loss payee, and (z) provide that AZ will be given thirty (30) days advance written notice of the termination or cancellation thereof.  Such policies shall remain in effect during any Research Program or Development Program and for so long as ABX is Exploiting ABX Products and shall not be cancelled or subject to a reduction of coverage without the prior written authorization of AZ.  To the extent that any of the insurance policies required herein be issued on a “claims-made” basis, the Retrospective Date (“Retro Date”) shall precede the Effective Date of this Agreement.  Furthermore, in the event that the Retro Date of any required policy is changed, ABX must advise AZ of that event and purchase an Extended Reporting Period policy or endorsement (“Tail Cover”) covering a period of [Confidential treatment requested] prior to the effective date of the change.

16.                                 TERM; TERMINATION

16.1                           Term.

16.1.1                  This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Article 16, shall continue in effect until the expiration of the Parties’ obligations to pay royalties, provided that such expiration shall not affect any obligations of the Parties under the Process Science/Clinical Manufacture Agreement and the Manufacturing and Supply Agreement.

16.1.2                  If the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Act of 1976, as amended, and the regulations promulgated thereunder, has not occurred on or before October 25, 2003, then the Parties shall meet and in good faith discuss how to proceed.  If the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Act of 1976, as amended, and the regulations promulgated thereunder, has not occurred on or before November 25, 2003, and the Parties fail to reach mutual agreement on how to proceed on or before November 25, 2003, then this Agreement will, without any further action of the Parties, terminate automatically on such date, provided that the provisions of Articles 13 and 15 and Sections 14.4 and 20.9 shall survive any such termination and continue thereafter.  For the avoidance of doubt, such termination shall not relieve either Party of any liability for any breach of this Agreement occurring prior to the date of termination.

16.1.3                  Notwithstanding the foregoing, this Agreement will, without any further action of the Parties, terminate automatically upon any termination of the Purchase Agreement pursuant to Section 9.1 thereof at a time when the Initial Closing Date has not occurred, provided that the provisions of Articles 13 and 15 and Sections 14.4 and 20.9 shall survive any such termination and continue thereafter.  For the avoidance of doubt, such termination shall not relieve either Party of any liability for any breach of this Agreement occurring prior to the date of termination.

16.2                           Change in Control or Acquisition of ABX.  If ABX undergoes a Change in Control or engages in an Acquisition at any time prior to the completion of the Antigen Designation Term, all Research Programs, all activities under the Development Programs that ABX is to perform or all Process Development Programs, then ABX (or its successor) shall provide AZ with a written notice of such Change in Control or Acquisition on the date of the first public announcement of such Change in Control or Acquisition and a written notice on the closing date or effective date of such Change in Control or Acquisition, whichever is later.  The written notice on the closing date or effective date of such Change in Control or Acquisition, whichever is later, shall include a written list of any Competitive Product with respect to a Collaboration Antigen or Prioritized Antigen.  AZ shall have the right, in its sole discretion, at any time during the ninety (90) day period following AZ’s receipt of such written notice on the closing date, to (a) terminate the Research Program, Development Program and Process Development Program, and (unless ABX and AZ have a manufacturing agreement in place with respect to a Collaboration Antigen for which there is a Competitive Product) terminate the Parties’ rights and obligations under Article 7 and the Manufacturing and Supply Agreement, with respect to a Collaboration Antigen for which there is a Competitive Product, or (b) if the other party to the Change in Control or Acquisition is a Competitor, terminate the Antigen Designation Term in its entirety, if still in force, and terminate all Research Programs, all Development Programs and all Process Development Programs with respect to all Collaboration Antigens, and (unless ABX and AZ have a manufacturing agreement in place with respect to a Collaboration Antigen) terminate the Parties’ rights and obligations under Article 7 and the Manufacturing and Supply Agreement with respect to such Collaboration Antigen.  As soon as reasonably practicable after the public announcement of such Change in Control or Acquisition, ABX (or its successor) shall meet with AZ to discuss in good faith what effect, if any, the Change in Control or Acquisition will have on ABX’s (or its successor’s) performance of its obligations under this Agreement.  Notwithstanding any Change in Control or Acquisition by ABX, or the announcement thereof, during the Antigen Designation Term, AZ shall have the right, regardless of the cap on the number of Prioritized Antigens or Collaboration Antigens that may be designated during any period (other than the cap on the total number of designations during the Antigen Designation Term) as set forth in Sections 2.2.1(n) and 2.2.1(a), respectively, to continue to designate Antigens as Proposed Antigens, Proposed Antigens as Prioritized Antigens and Collaboration Antigens, and Prioritized Antigens as Collaboration Antigens pursuant to Sections 2.2.1(c), 2.2.2(a) and 2.2.2(c), and ABX (or its successor) shall continue to be bound by the terms and conditions of this Agreement with respect thereto, unless and until an Antigen becomes a Non-Selected Antigen or this Agreement is terminated pursuant to Section 16.2(b), in which case the provisions of Sections 16.8.2(a) and 16.8.2(b) shall apply.  Notwithstanding anything to the contrary in this Agreement, in the event that AZ undergoes a Change in Control or Acquisition during the Antigen Designation Term, AZ shall have the right, in its sole discretion, to designate Proposed Antigens as Prioritized Antigens or Collaboration Antigens regardless of the cap on the number of Prioritized Antigens or Collaboration Antigens that may be designated during any period (other than the cap on the total number of designations during the Antigen Designation Term) as set forth in Sections 2.2.1(n) and 2.2.1(a), respectively; provided, however, that such acceleration of the designation of Collaboration Antigens shall not require ABX to commence more than sixteen (16) Research Programs in any year.  If, at any time after the closing date of a Change in Control or Acquisition, AZ proposes an Antigen as a Proposed Antigen pursuant to Section 2.2.1(a) or wishes to designate a Proposed Antigen as a

Prioritized Antigen pursuant to Section 2.2.2(a) or as a Collaboration Antigen pursuant to Section 2.2.2(c), ABX (or its successor) shall, within twenty (20) days of receipt of the applicable Antigen Notice or written notice from AZ pursuant to Section 2.2.2(a) or Section 2.2.2(c), as applicable, notify AZ of any Competitive Product with respect to such Antigen.  If there is such a Competitive Product, AZ shall have the right to withdraw such Proposed Antigen or Collaboration Antigen, as applicable, within thirty (30) days after such notice and such Antigen shall not count against the Proposed Antigen totals set forth in Sections 2.2.1(n) and 2.2.1(o) or the Collaboration Antigen totals set forth in Sections 2.2.1(a) and 2.2.2(f).  Notwithstanding the foregoing, in the event of any Change in Control or Acquisition by or with ABX, the exclusivity provisions in Article 17 shall continue in full force.  For the avoidance of doubt, AZ shall have the right to designate Antigens for which there are Competitive Products as Proposed Antigens, Prioritized Antigens and Collaboration Antigens under this Agreement and neither ABX nor its successor shall have any rights under this Agreement with respect to a Competitive Product or the Antigen against which such Competitive Product is directed (except as otherwise expressly provided in Sections 17.4.1 and 17.5.1) and no such Antigen shall be deemed a Committed Antigen, Excluded Antigen or Partially Committed Antigen for purposes of this Agreement.

16.3                           Termination by AZ for Breach.

16.3.1                  If ABX has materially breached a material obligation under this Agreement or the Process Science/Clinical Manufacture Agreement, and such material breach shall continue for thirty (30) days after written notice thereof from AZ to ABX (or if such breach cannot be cured within such thirty (30) day period, ABX does not commence actions to cure such breach within such thirty (30) day period and thereafter diligently continue such actions), then AZ shall have the right, at its option, to terminate (a) the Antigen Designation Term in its entirety or (b) all Research Programs, all Development Programs and all Process Development Programs with respect to all Collaboration Antigens, and (unless ABX and AZ have a manufacturing agreement in place with respect to a Collaboration Antigen) terminate the Parties’ rights and obligations under Article 7 and the Manufacturing and Supply Agreement with respect to such Collaboration Antigen, provided that if the Antigen Designation Term has not expired, AZ must also terminate the Antigen Designation Term under Section 16.3.1(a) to exercise it rights under this Section 16.3.1(b).

16.3.2                  If ABX has materially breached a material obligation under the Research Program for a specific Collaboration Antigen, and such material breach shall continue for thirty (30) days after written notice thereof from AZ to ABX (or if such breach cannot be cured within such thirty (30) day period, ABX does not commence actions to cure such breach within such thirty (30) day period and thereafter diligently continue such actions), then AZ shall have the right at its option to (a) perform or have performed pursuant to Section 2.3.7 any activities under such Research Program that ABX has failed to timely perform, provided that AZ shall not have to provide the additional thirty (30) day notice required under Section 2.3.7 before commencing such performance, (b) terminate the Research Program and the Development Program for such Collaboration Antigen, or (c) terminate this Agreement with respect to such Collaboration Antigen.

16.3.3                  If ABX has materially breached a material obligation under the Development Program for a specific Collaboration Antigen, and such material breach shall continue for thirty (30) days after written notice thereof from AZ to ABX (or if such breach cannot be cured within such thirty (30) day period, ABX does not commence actions to cure such breach within such thirty (30) day period and thereafter diligently continue such actions), then AZ shall have the right at its option to (a) terminate the Development Program for such Collaboration Antigen, or (b) terminate this Agreement with respect to such Collaboration Antigen.

16.3.4                  If ABX has materially breached its obligation under this Agreement to use Commercially Reasonable Efforts (either alone or through a sublicensee) as required under Section 4.12.1(b) to develop and commercialize an ABX Product that binds to and is directed against a Discontinued Antigen for which ABX has provided an Exercise Notice in a Major Market, AZ shall have the right to provide ABX with a written termination notice after AZ has complied with the procedures in Section 4.12.2 with respect to such material breach, and if such material breach shall continue for thirty (30) days after such termination notice with respect thereto (or if such breach cannot be cured within such thirty (30) day period, ABX does not commence actions to cure such breach within such thirty (30) day period and thereafter diligently continue such actions), then AZ shall have the right to compel ABX to grant a sublicense with respect to such Antigen and any ABX Products with respect thereto in such Major Market pursuant to Section 16.8.2(d).

16.3.5                  If ABX has materially breached a material obligation under Section 9.4 with respect to a Discontinued Antigen, and such material breach shall continue for thirty (30) days after written notice thereof from AZ to ABX, then AZ shall have the right to (a) compel ABX to grant a sublicense to AZ with respect to such Antigen and any ABX Products with respect thereto pursuant to Section 16.8.2(d), or (b) to terminate this Agreement with respect to such Discontinued Antigen.

16.4                           Termination by ABX for Breach.

16.4.1                  If AZ has materially breached a material obligation under this Agreement during the Antigen Designation Term, and such material breach shall continue for thirty (30) days after written notice thereof from ABX to AZ (or if such breach cannot be cured within such thirty (30) days period, AZ does not commence actions to cure such breach within such thirty (30) days period and thereafter diligently continue such actions), then ABX shall have the right at its option to terminate the Antigen Designation Term.

16.4.2                  If AZ has materially breached a material obligation under the Research Program for a specific Collaboration Antigen, and such material breach shall continue for thirty (30) days after written notice thereof from ABX to AZ (or if such breach cannot be cured within such thirty (30) days period, AZ does not commence actions to cure such breach within such thirty (30) days period and thereafter diligently continue such actions), then ABX shall have the right to perform or have performed pursuant to Section 2.3.7 any activities under such Research Program that AZ has failed to timely perform, provided that ABX shall not have to provide the additional thirty (30) days notice required under Section 2.3.7 before commencing such performance.

16.4.3                  If AZ has materially breached a material obligation under the Development Program for a specific Collaboration Antigen prior to the delivery of an Election Notice, and such material breach shall continue for thirty (30) days after written notice thereof from ABX to AZ (or if such breach cannot be cured within such thirty (30) days period, AZ does not commence actions to cure such breach within such thirty (30) days period and thereafter diligently continue such actions), then ABX shall have the right at its option to (a) terminate the Development Program for such Collaboration Antigen and convert such Collaboration Antigen into a Discontinued Antigen, or (b) terminate this Agreement with respect to such Collaboration Antigen.

16.4.4                  If AZ has materially breached its obligation under this Agreement to use Commercially Reasonable Efforts (either alone or through a sublicensee) as required under Section 4.12.1(a) to develop and commercialize a Licensed Product that binds to and is directed against a Collaboration Antigen in a Major Market prior to the delivery of an Election Notice for such Collaboration Antigen to ABX, ABX shall have the right to provide AZ with a written termination notice after ABX has complied with the procedures in Section 4.12.2 with respect to such material breach, and if such material breach shall continue for thirty (30) days after such termination notice with respect thereto (or if such breach cannot be cured within such thirty (30) days period, AZ does not commence actions to cure such breach within such thirty (30) days period and thereafter diligently continue such actions), then ABX shall have the right at its option to (a) convert such Collaboration Antigen into a Discontinued Antigen, or (b) terminate this Agreement with respect to such Collaboration Antigen.

16.4.5                  If AZ has materially breached its obligation under this Agreement to use Commercially Reasonable Efforts (either alone or through a sublicensee) as required under Section 4.12.1(a) to develop and commercialize a Licensed Product that binds to and is directed against a Collaboration Antigen in a Major Market after the delivery of an Election Notice for such Collaboration Antigen to ABX, ABX shall have the right to provide AZ with a written termination notice after ABX has complied with the procedures in Section 4.12.2 with respect to such material breach, and if such material breach shall continue for thirty (30) days after such termination notice with respect thereto (or if such breach cannot be cured within such thirty (30) days period, AZ does not commence actions to cure such breach within such thirty (30) days period and thereafter diligently continue such actions), then ABX shall have the right to compel AZ to grant a sublicense with respect to such Antigen and any Licensed Products with respect thereto in such Major Market pursuant to Section 16.8.3(b).

16.4.6                  If AZ has materially breached a material obligation under Section 9.3 with respect to a Collaboration Antigen after the delivery of an Election Notice to ABX for such Collaboration Antigen, and such material breach shall continue for thirty (30) days after written notice thereof from ABX to AZ, then ABX shall have the right at its option to (a) compel AZ to grant a sublicense with respect to such Antigen and any Licensed Products with respect thereto pursuant to Section 16.8.3(b), or (b) terminate the Agreement with respect to such Collaboration Antigen.

16.5                           Tolling of Termination.  Notwithstanding Section 16.3 or 16.4, if the Party alleged to be in breach disputes such termination pursuant to Section 20.1 or such other dispute resolution as the Parties may agree, then such right to terminate shall be tolled for so long as such dispute resolution procedures are being pursued by such Party in good faith and if it is finally and conclusively determined pursuant to such procedures that such Party is in breach, then such Party shall have the right to cure such breach under Section 16.3 or 16.4 as provided above.

16.6                           Termination for Safety Reasons.  If AZ determines, in good faith, that it is not feasible for AZ or its sublicensees to pursue the research, development, launch or sale of a Licensed Product that binds to and is directed against a Collaboration Antigen in one or more Major Markets due to safety concerns, including adverse events of such Licensed Product, then AZ shall promptly notify ABX in writing of such determination and provide ABX with the pertinent information with respect thereto.  If ABX determines that it can solve AZ’s concerns by making the Licensed Product more safe (e.g., by using a different dose or route of administration) and ABX wishes to convert such Antigen into a Discontinued Antigen, then ABX shall notify AZ in writing thereof, which notice shall include any information supporting its determination.  Promptly following the receipt of such notice from ABX, the Parties shall discuss the situation in good faith.  If AZ determines that it is safe for AZ or its sublicensees to pursue the research, development, launch or sale of such Licensed Product in such Major Market(s), then AZ shall have the right to elect not to terminate this Agreement with respect to such Collaboration Antigen and instead continue to Exploit such Licensed Product pursuant to this Agreement.  If following such good faith discussion and review of such information provided by ABX, AZ still believes in good faith that it is not feasible to pursue the research, development, launch or sale of such Licensed Product due to safety concerns, AZ may, in its sole discretion, terminate this Agreement with respect to such Collaboration Antigen in its entirety or with respect to such Major Market(s) on ninety (90) days prior written notice to ABX.

16.7                           Termination Upon Bankruptcy.  A Party may terminate the Antigen Designation Term, one or more Research Programs, one or more Development Programs or this Agreement in its entirety, if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that party or of its assets, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within ninety (90) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

16.8                           Effect of Expiration and Termination.

16.8.1                  Expiration of Agreement.  Except as otherwise expressly set forth in this Agreement, upon the expiration of this Agreement under Section 16.1, the license grants in effect as of the date of expiration of this Agreement shall continue on a perpetual, irrevocable, non-exclusive, royalty-free, fully paid up basis.

16.8.2                  Termination for Change in Control or Breach by ABX.

(a)                                  Termination for Change in Control or Breach of Research Program.  If AZ terminates (x) any or all Research Programs with respect to the Collaboration

Antigens pursuant to Section 16.2 or 16.3.1, or (y) a Research Program with respect to a Collaboration Antigen pursuant to Section 16.3.2(b), then the following shall apply:

(i)                                     Licenses and Other Rights.  The license and other rights granted by ABX to AZ under Section 4.1 with respect to such Collaboration Antigen(s) shall continue without the obligations and restrictions on AZ under Articles 2, 3, the last two sentences of Section 4.1, Section 4.12.1, Article 5 and Article 6, provided that the milestone and royalties payable to ABX with respect to such Collaboration Antigen(s) shall be governed by Section 16.8.2(a)(ii).  The licenses granted by ABX to AZ under Sections 4.2, 4.3 and 4.4 with respect to such Collaboration Antigen(s) shall terminate to the extent covered by the license grant in Section 4.1.  ABX (or its successor) shall assign, and shall cause its Affiliates, licensees and sublicensees to so assign, to AZ, without additional compensation, all of their right, title and interest in and to any Collaboration Technology with respect to such Collaboration Antigen(s) (together with all Patent Rights and other intellectual property rights therein); provided, however, if and only to the extent ABX or any of its Affiliates is not legally able to assign an Antibody that binds to and is directed against such Collaboration Antigen that was Controlled by ABX as of the date such Collaboration Antigen was designated as such, such Person shall, and does hereby, grant to AZ, without further compensation to ABX, a perpetual, irrevocable, exclusive, worldwide right and license under the applicable Collaboration Know-How Rights and Collaboration Patent Rights to Exploit such Antibody.  All licenses and similar rights granted by AZ to ABX with respect to such Collaboration Antigen(s) shall terminate, including ABX’s rights to such Collaboration Antigen(s) as Discontinued Antigen(s) or Failed Antigen(s) and ABX’s right and, except as otherwise provided in Article 5 with respect to a Program Budget accepted by AZ pursuant to Section 5.3.2, obligation to perform the Development Program with respect to a Collaboration Antigen if the Research Program for such Collaboration Antigen is terminated, provided that, except with respect to a termination of a Process Development Program with respect to a Collaboration Antigen pursuant to Section 16.2 or 16.3.1, the Parties’ rights and obligations under Article 7 with respect to Research Antibodies, Candidate Drugs and Licensed Products that bind to and are directed against such Collaboration Antigen shall continue in full force and effect.  Notwithstanding the foregoing, for the avoidance of doubt, the license and other rights granted by the Parties under Sections 4.6, 4.7, 4.8 and 4.9 shall continue in full force and effect.

(ii)                                  Financial Provisions.  AZ’s obligation to pay milestones and royalties to ABX shall continue with respect to such Collaboration Antigen(s) but the milestone payments set forth in Section 9.3.1 and the royalty rate payable to ABX under Section 9.3.2 on Net Sales of Licensed Products that bind to and are directed against such Collaboration Antigen(s) shall be reduced to the applicable amounts and rates set forth in Exhibit O in addition to any other reductions required under Article 9.  With respect to Net Sales of Non-Antibody Products with respect to such Collaboration Antigen(s), immediately after a request by AZ, the Parties shall, if they have not already done so pursuant to Section 4.4.1(a), negotiate in good faith to determine the ongoing financial terms solely for the license grant in Section 4.1 to AZ under the ABX Prior Antigen-Specific Know-How Rights and ABX Prior Antigen-Specific Patent Rights applicable to such Collaboration Antigen(s) to Exploit such Non-Antibody Products for use in the Commercial Field.

(iii)                               XenoMouse Animals and Return of Confidential Information.  With respect to each Collaboration Antigen for which ABX has not completed three (3) rounds of immunizations in accordance with the applicable Research Program Work Plan prior to the effective date of such termination, ABX (or its successor) shall transfer to AZ sterile male XenoMouse Animals and the associated protocols, solely for the purpose of generating Antibodies that bind to and are directed against such Collaboration Antigen, pursuant to the Supplementary XenoMouse Agreement.  ABX (or its successor) shall transfer to AZ all Collaboration Technology and return to AZ all Confidential Information of AZ and its Affiliates (including any AZ Information) (and all tangible embodiments thereof), in each case relating to such Collaboration Antigen(s); provided, however, that ABX (or its successor) shall have the right to retain one (1) copy of such Confidential Information for its legal files for the sole purpose of determining its obligations hereunder.

(iv)                              Exclusivity.  The exclusivity restrictions with respect to AZ (but, subject to the last sentence of this Section 16.8.2(a)(iv), not ABX (or its successor)) in Article 17 shall terminate with respect to such Collaboration Antigen(s) and AZ shall have the right to grant sublicenses under the license granted in Section 4.1 with respect to such Collaboration Antigen, through multiple tiers of sublicensees, to its Affiliates and to any other Persons.  If, at any time prior to AZ providing an Election Notice (or making the first milestone payment to ABX pursuant to Section 9.3.1, whichever is earlier) with respect to a Collaboration Antigen, AZ ceases to Exploit all Licensed Products that bind to and are directed against such Collaboration Antigen, AZ shall provide written notice to ABX (or its successor), provided if, at any time prior to such written notice and prior to AZ providing an Election Notice (or making the first milestone payment to ABX pursuant to Section 9.3.1, whichever is earlier) with respect to such Collaboration Antigen, ABX (or its successor) has a reasonable basis to believe that AZ has ceased Exploiting all Licensed Products that bind to and are directed against such Collaboration Antigen, then ABX (or its successor) shall so notify AZ, specifying the basis for its belief, and the Parties shall meet within thirty (30) days after such notice to discuss in good faith ABX’s (or its successor’s) concerns and AZ’s plans with respect to the Exploitation of Licensed Products that bind to and are directed against such Collaboration Antigen.  On the first (1st) anniversary of the earlier of the date of such written notice from AZ and the date that AZ ceases to Exploit all Licensed Products that bind to and are directed against such Collaboration Antigen if prior to AZ providing an Election Notice (or making the first milestone payment to ABX pursuant to Section 9.3.1, whichever is earlier) with respect to such Collaboration Antigen, the exclusivity restrictions with respect to ABX (or its successor) in Article 17 shall terminate with respect to the Exploitation of Antibody Equivalents (but not Antibodies) that bind to and are directed against such Collaboration Antigen.  If a Research Program with respect to a Collaboration Antigen is terminated pursuant to Section 16.2 because of a Change in Control of ABX with a Competitor and AZ subsequently ceases to Exploit all Licensed Products that bind to and are directed against such Collaboration Antigen, in each case prior to AZ providing an Election Notice (or making the first milestone payment to ABX pursuant to Section 9.3.1, whichever is earlier) with respect to such Collaboration Antigen, then, on the second (2nd) anniversary of the earlier of the date of such written notice from AZ and the date that AZ ceases such Exploitation, the exclusivity restrictions with respect to ABX (or its successor) in Article 17 shall terminate with respect to the Exploitation of products with respect to such Collaboration Antigen that do not contain Antibodies or Antibody Equivalents that bind to and are directed against such Collaboration Antigen.

(b)                                 Termination for Change in Control or Breach of Development Program.  If AZ terminates (x) any or all Development Programs with respect to the Collaboration Antigens pursuant to Section 16.2 or 16.3.1 or (y) a Development Program with respect to a Collaboration Antigen pursuant to Section 16.3.3(a), then (i) all licenses and other rights granted by AZ to ABX with respect to such Collaboration Antigen(s) shall terminate, including ABX’s right to such Collaboration Antigen(s) as Discontinued Antigen(s) or Failed Antigen(s), provided that, unless the applicable Process Development Program is terminated pursuant to Section 16.2 or 16.3.1, the Parties’ rights and obligations under Article 7 with respect to Candidate Drugs and Licensed Products that bind to and are directed against such Collaboration Antigen(s) shall continue in full force and effect, (ii) the license and other rights granted by ABX to AZ under Section 4.1 with respect to such Collaboration Antigen(s) shall continue without the obligations and restrictions on AZ under Articles 2, 3, the last two sentences of Section 4.1, Section 4.12.1, Article 5 and Article 6, provided that AZ’s obligation to pay milestones and royalties to ABX shall continue with respect to such Collaboration Antigen(s) but the milestone payments set forth in Section 9.3.1 and royalty rate payable to ABX under Section 9.3.2 on Net Sales of Licensed Products that bind to and are directed against such Collaboration Antigen shall be reduced to the applicable amounts and rates set forth in Exhibit O in addition to any other reductions required under Article 9, (iii) the licenses granted by ABX to AZ under Sections 4.2, 4.3 and 4.4 with respect to such Collaboration Antigen(s) shall terminate to the extent covered by the license grant in Section 4.1, (iv) the exclusivity restrictions with respect to AZ (but not ABX (or its successor)) in Article 17 shall terminate with respect to such Collaboration Antigen and AZ shall have the right to grant sublicenses under the license granted in Section 4.1 with respect to such Collaboration Antigen, through multiple tiers of sublicensees, to its Affiliates and to any other Persons, and (v) ABX (or its successor) shall return all Confidential Information of AZ (including any AZ Information ) (and all tangible embodiments thereof) relating to such Collaboration Antigen; provided, however, that ABX (or its successor) shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.  For the avoidance of doubt, the license and other rights granted by the Parties under Sections 4.6, 4.7, 4.8 and 4.9 shall continue in full force and effect.

(c)                                  Termination of Agreement.  If AZ terminates this Agreement with respect to a Collaboration Antigen pursuant to Section 16.3.2(c), 16.3.3(b) or 16.3.5(b), then (i) all licenses and other rights granted by each Party to the other Party with respect to such Collaboration Antigen shall terminate, except for the license and other rights granted by the Parties under Sections 4.6, 4.7, 4.8 and 4.9, which shall continue in full force and effect, (ii) the exclusivity restrictions with respect to each Party in Article 17 shall terminate with respect to such Collaboration Antigen, (iii) each Party shall destroy all materials comprising Collaboration Technology with respect to such Collaboration Antigen, and (iv) each Party shall return all Confidential Information of the other Party (and all tangible embodiments thereof) relating to such Collaboration Antigen; provided, however, that each Party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.

(d)                                 Termination for Failure to Use Commercially Reasonable Efforts or Payment Default.  If AZ elects to compel ABX to grant a sublicense with respect to a Discontinued Antigen, including any ABX Products with respect thereto, pursuant to Section 16.3.4 or 16.3.5, AZ shall provide written notice to ABX, whereupon ABX shall use Commercially Reasonable Efforts to negotiate a sublicense with a Person to Exploit one or more

ABX Products, provided that AZ shall have the right to submit a bid for such sublicense.  If AZ submits a bid for such sublicense, ABX shall be required to negotiate in good faith with AZ to grant such sublicense to AZ, provided that if other Persons are interested in obtaining such sublicense ABX shall not be required to negotiate exclusively with AZ.  In the event that AZ elects to compel such a sublicense because of ABX’s material breach of its obligation to use Commercially Reasonable Efforts in a Major Market as required under Section 4.12.1(b), such sublicense shall only apply with respect to such Major Market.  Nothing in this Section 16.8.2(d) is intended or should be construed to limit ABX’s rights to grant sublicenses to Affiliates or Third Parties to Exploit ABX Products that bind to and are directed against a Discontinued Antigen pursuant to Section 4.5.1 prior to any such breach.

16.8.3                  Termination by ABX.

(a)                                  Termination for Breach of Development Program or Failure to Use Commercially Reasonable Efforts Prior to Election Notice.  If, as a result of a material breach by AZ of (i) a Development Program with respect to a specific Collaboration Antigen or (ii) its obligation to use Commercially Reasonable Efforts with respect to a specific Collaboration Antigen in a Major Market prior to the delivery of an Election Notice for such Collaboration Antigen to ABX, ABX elects to convert such Collaboration Antigen into a Discontinued Antigen pursuant to Section 16.4.3 or 16.4.4, then, upon written notice to AZ, such Collaboration Antigen shall, subject to Section 16.5, be converted into a Discontinued Antigen and Exhibit B shall be amended accordingly.  In the event that ABX provides an Exercise Notice with respect to such Discontinued Antigen, ABX shall have the right to purchase any quantities of Candidate Drugs controlled by AZ, at AZ’s fully burdened cost, that bind to and are directed against such Discontinued Antigen.  If ABX fails to provide such Exercise Notice, ABX shall have no rights to such Antigen under Sections 4.5.1(a)(i), 4.5.1(b), 4.5.1(c) or 4.5.1(d)(i) or any such Candidate Drugs (including any Genetic Material or cell lines with respect thereto).  For the avoidance of doubt, if ABX fails to provide such Exercise Notice, AZ shall retain all such Antibodies (and any Antibody Cells and Genetic Materials with respect to such Antibodies), whereupon the license grant set forth in Section 4.3.1 shall continue in effect subject to Section 4.5.1(e).

(b)                                 Termination for Failure to Use Commercially Reasonable Efforts After Election Notice or Payment Default.  If ABX elects to compel AZ to grant a sublicense with respect to a Collaboration Antigen, including any Licensed Products with respect thereto, pursuant to Section 16.4.5 or 16.4.6(a), ABX shall provide written notice to AZ, whereupon AZ shall use Commercially Reasonable Efforts to negotiate a sublicense with a Person to Exploit one or more Licensed Products, provided that ABX shall have the right to submit a bid for such sublicense.  If ABX submits a bid for such sublicense, AZ shall be required to negotiate in good faith with ABX to grant such sublicense to ABX, provided that if other Persons are interested in obtaining such sublicense AZ shall not be required to negotiate exclusively with ABX.  In the event that ABX elects to compel such a sublicense because of AZ’s material breach of its obligation to use Commercially Reasonable Efforts in a Major Market as required under Section 4.12.1(a), such sublicense shall only apply with respect to such Major Market.  Nothing in this Section 16.8.3(b) is intended or should be construed to limit AZ’s rights to grant sublicenses to Affiliates or Third Parties to Exploit Licensed Products that bind to and are directed against a Collaboration Antigen pursuant to Section 4.3.2 prior to any such breach.

(c)                                  Termination of Agreement.  If ABX terminates this Agreement with respect to a Collaboration Antigen pursuant to Section 16.4.3(b), 16.4.4(b) or 16.4.6(b), then (i) all licenses and other rights granted by each Party to the other Party with respect to such Collaboration Antigen shall terminate, except for the license and other rights granted by the Parties under Sections 4.6, 4.7, 4.8 and 4.9, which shall continue in full force and effect, (ii) the exclusivity restrictions with respect to each Party in Article 17 shall terminate with respect to such Collaboration Antigen, (iii) each Party shall destroy all materials comprising Collaboration Technology with respect to such Collaboration Antigen, and (iv) each Party shall return all Confidential Information of the other Party (and all tangible embodiments thereof) relating to such Collaboration Antigen; provided, however, that each Party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.

16.8.4                  Transition of Programs.  All terminations under this Article 16 shall become effective within thirty (30) days after the date that it is finally and conclusively determined, pursuant to Section 20.1 or such other dispute resolution procedure as the Parties may agree, if applicable, that a Party is in breach and the expiration of any cure periods.  After the effective date of a termination of a Research Program, Development Program or Process Development Program or this Agreement by AZ pursuant to Section 16.2 or 16.3 or a Development Program or this Agreement by ABX pursuant to Section 16.4, the terminating Party or its designee shall have the right to assume full control of such Research Program or Development Program, as applicable, and the other Party, at the request of the terminating Party, shall continue to perform its obligations under this Agreement for a reasonable period of time and provide the terminating Party with such assistance as is Reasonably Necessary to effectuate a smooth and orderly transition of such Research Program or Development Program or other activities under this Agreement to the terminating Party or its designee so as to minimize any disruption of the applicable activities or studies.

16.9                           Termination for Safety Reasons.  If AZ terminates this Agreement with respect to a Collaboration Antigen in its entirety pursuant to Section 16.6, then (a) all licenses and other rights granted by each Party to the other Party with respect to such Collaboration Antigen shall terminate, (b) the exclusivity restrictions with respect to each Party in Article 17 shall terminate with respect to such Collaboration Antigen, and (c) each Party shall return all Confidential Information of the other Party (and all tangible embodiments thereof) relating to such Collaboration Antigen; provided, however, that each Party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.

16.10                     Process Development Program.  The effect of any termination of a Process Development Program as a result of a Change in Control and, subject to Sections 7.14 and 16.3.1, the right to terminate a Process Development Program for breach and the effects thereof shall be addressed in the Process Science and Clinical Manufacture Agreement.

16.11                     Remedies.  Unless otherwise stated herein, the rights and remedies in this Article 16 shall be cumulative and in addition to any other rights or remedies that may be available to the Parties.

16.12                     Survival.  Expiration or termination of this Agreement shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such expiration or termination.  Without limiting the foregoing, the first sentence of Section 2.4, and each of Sections 4.6, 4.7, 4.8, 4.9, 4.10, 4.14, 4.17 (but only with respect to the surviving licenses under Sections 4.6 through 4.10), 4.19, the first sentence of Section 5.5, 5.7.4, 5.8, 7.9. 7.10, 7.11, 7.12, 9.3.3 (but only with respect to the surviving licenses under Sections 4.6 through 4.10), 9.11, 11, 12, 13, 14.4, 15, 16.8, 16.9, 16.11, 16.12, 16.13, 18, 19, 20.1, 20.6, 20.7 and 20.9, shall survive termination of this Agreement.

16.13                     Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by ABX or AZ are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code.  The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the Party hereto that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

17.                                 EXCLUSIVITY

17.1                           During the Antigen Designation Term.

17.1.1                  Subject to the provisions of Sections 17.3, 17.4, 17.5, 17.6 and 17.7, during the Antigen Designation Term, neither a Party nor its Affiliates shall, or shall cause, assist or enter into any agreement with any Person to, directly or indirectly, research, develop, manufacture, commercialize or otherwise Exploit Antibodies or Antibody Equivalents that bind to and are directed against any Antigen, except that, (a) solely as required or expressly permitted by this Agreement, both Parties shall have the right to jointly research and develop (pursuant to the Research Programs and Development Programs) Antibodies that bind to and are directed against Collaboration Antigens (other than Discontinued Antigens and Failed Antigens) and AZ shall have the right (without regard to this clause (a)) to exercise its rights under Articles 2 and 5; (b) AZ shall have the right, whether alone or with a Third Party, to Exploit Antibodies and Antibody Equivalents that bind to and are directed against Collaboration Antigens (other than Discontinued Antigens and Failed Antigens) for which AZ has provided an Election Notice; (c) AZ shall have the right, whether alone or with a Third Party, to Exploit (without Exploiting the Licensed ABX IP Rights other than to the extent expressly licensed under this Agreement) Antibody Equivalents that bind to and are directed against (i) Excluded Antigens and (ii) Non-Selected Antigens; (d) AZ shall have the right, whether alone or with a Third Party, to Exploit Antibody Equivalents and, subject to Section 4.5.1(e) with respect to Discontinued Antigens and Section 4.15 with respect to Failed Antigens, Antibodies that bind to and are directed against Discontinued Antigens and Failed Antigens; (e) ABX shall have the right to conduct internal research and development of Antibodies and Antibody Equivalents that bind to and are directed against Potential Co-Development Antigens subject to Section 2.2.1(l), the Advanced ABX Antigen subject to Section 2.2.1(j), and Accelerated ABX Antigens subject to Section 2.2.1(j); (f) ABX shall have the right to generate and characterize Antibodies that bind to and are directed against ABX Diagnostic Antigens subject to Section 2.2.1(m); (g) ABX shall have the limited right, whether alone or with a Third Party, to Exploit Antibodies and Antibody Equivalents that bind to and are directed against Discontinued Antigens and Failed Antigens subject to Sections 2.6.5, 4.5.1, 4.15, 5.9 and 5.11; (h) ABX shall have the right, whether alone or with a Third Party, to Exploit (without Exploiting the Licensed AZ IP Rights or any Collaboration Technology other than to the extent expressly licensed under this Agreement) Antibody Equivalents that bind to and are directed against (i) Excluded Antigens to the extent such Antigens were Excluded Antigens at the time they were first [Confidential treatment requested] as Antigens or the applicable [Confidential treatment requested], whichever is earlier, (ii) Non-Selected Antigens, and (iii) Partially Committed Antigens to the extent such Antigens were Partially Committed Antigens at the time they were first [Confidential treatment requested] as Antigens or the applicable [Confidential treatment requested], whichever is earlier, and to the extent they were [Confidential treatment requested]; (i) solely as permitted by Article 8, both Parties shall have the right to jointly Exploit Antibodies and Antibody Equivalents that bind to and are directed against Co-Development Antigens; and (j) ABX shall have the right to perform process development, contract manufacturing and related services for AZ and for Third Parties, provided that ABX shall have no right to perform such services for Third Parties with respect to Collaboration Antigens; provided, however, that ABX shall have the right to conduct process development, contract manufacturing and related services with respect to an Antigen for a Third Party if ABX already had an obligation to perform such process development, contract manufacturing and related services at the time such Antigen was designated a Collaboration Antigen.

17.1.2                  Subject to the provisions of [Confidential treatment requested], during the Antigen Designation Term, neither ABX nor its Affiliates shall, or shall cause, assist or enter into any agreement with any Person to, [Confidential treatment requested] with a Person so as to result in an [Confidential treatment requested] with respect to such Antigens in a way that would [Confidential treatment requested] under this Agreement.  Subject to clauses (h), (i) and (j) of Section 17.1.1, (a) with respect to any [Confidential treatment requested] during the Antigen Designation Term to research, develop, manufacture, commercialize or otherwise Exploit Antibody Equivalents that bind to and are directed against any antigen, ABX shall [Confidential treatment requested] that bind to and are directed against Antigens (other than Non-Selected Antigens, Discontinued Antigens subject to Section 4.5.1 or Failed Antigens subject to Section 4.15), and (b) with respect to each such antigen that may be [Confidential treatment requested], ABX shall require [Confidential treatment requested], as of the date that [Confidential treatment requested], to [Confidential treatment requested], pursuant to [Confidential treatment requested], products with respect to such antigen for use in [Confidential treatment requested].

17.1.3                  For the avoidance of doubt, subject to the provisions of clauses (h), (i) and (j) of Section 17.1.1, and subject to Section 17.3, during the Antigen Designation Term, neither ABX nor its Affiliates shall grant any right or license to any Third Party, whether under an Existing Collaboration or otherwise, to Exploit Antibody Equivalents that bind to and are directed against any Antigen (other than an Antigen that is an Excluded Antigen or Partially Committed Antigen [Confidential treatment requested,] whichever is earlier) in each case until such Antigen becomes a Non-Selected Antigen or, subject to the license grants in Section 4.5, a Discontinued Antigen or, subject to Section 4.15, a Failed Antigen.  Neither ABX nor its Affiliates shall disclose, propose or identify Antigens to Third Parties until they become Non-Selected Antigens or, subject to Section 4.5.1, Discontinued Antigens or, subject to Section 4.15, Failed Antigens.  Subject to the provisions of Sections 17.3.1, 17.3.2 and 17.3.3, neither ABX nor its Affiliates shall grant any right or license to any Third Party, [Confidential treatment requested] or otherwise, with respect to any Antigen [Confidential treatment requested], whichever is earlier (other than an Antigen that is an Excluded Antigen or Partially Committed Antigen [Confidential treatment requested], whichever is earlier)] in each case until such Antigen becomes a Non-Selected Antigen or, subject to the license grants in Section 4.5, a Discontinued Antigen or, subject to Section 4.15, a Failed Antigen.  During the Antigen Designation Term, ABX shall conduct its repository searches, and make determinations regarding the availability of antigens that are proposed by AZ and Third Parties on a [Confidential treatment requested] basis.

17.1.4                  Subject to Sections 17.4 and 17.5, during the Antigen Designation Term, neither ABX nor any of its Affiliates shall have the right to research, develop, commercialize or otherwise Exploit any products with respect to any Antigen, that do not contain Antibodies or Antibody Equivalents that bind to and are directed against such Antigen, until such time as such Antigen becomes a Non-Selected Antigen.

17.2                           Following the Antigen Designation Term.

17.2.1                  Subject to the provisions of Sections 17.3, 17.4, 17.5, 17.6 and 17.7, following the Antigen Designation Term, neither a Party nor its Affiliates shall, or shall cause, assist or enter into any agreement with any Person to, directly or indirectly, research, develop, manufacture, commercialize or otherwise Exploit Antibodies or Antibody Equivalents that bind to and are directed against (x) any Collaboration Antigen or (y) subject to Section 2.2.4, any Prioritized Antigen that has been designated as such during the Antigen Designation Term until designated as a Non-Selected Antigen, except that, (a) solely as required or expressly permitted by this Agreement, both Parties shall have the right to jointly research and develop (pursuant to the Research Programs and Development Programs) Antibodies that bind to and are directed against Collaboration Antigens (other than Discontinued Antigens and Failed Antigens) and AZ shall have the right (without regard to this clause (a)) to exercise its rights under Articles 2 and 5; (b) AZ shall have the right, whether alone or with a Third Party, to Exploit Antibodies and Antibody Equivalents that bind to and are directed against Collaboration Antigens (other than Discontinued Antigens and Failed Antigens) for which AZ has provided an Election Notice; (c) AZ shall have the right, whether alone or with a Third Party, to Exploit Antibody Equivalents and, subject to Section 4.5.1(e) with respect to Discontinued Antigens and Section 4.16 with respect to Failed Antigens, Antibodies that bind to and are directed against Discontinued Antigens and Failed Antigens; (d) ABX shall have the right, whether alone or with a Third Party, to Exploit Antibodies and Antibody Equivalents that bind to and are directed against Discontinued Antigens and Failed Antigens subject to Sections 2.6.5, 4.5.1, 4.15, 5.9 and 5.11, and (e) ABX shall have the right to perform process development, contract manufacturing and related services for AZ and for Third Parties, provided that ABX shall have no right to perform such services for Third Parties with respect to Collaboration Antigens, except as provided in Section 17.1.1.

17.2.2                  Subject to Sections 17.4 and 17.5, following the Antigen Designation Term, neither ABX nor any of its Affiliates shall have the right to research, develop, commercialize or otherwise Exploit any products with respect to (a) any Collaboration Antigen (including a Discontinued Antigen or Failed Antigen) or (b) subject to Section 2.2.4, any Prioritized Antigen that has been designated as such during the Antigen Designation Term until designated as a Non-Selected Antigen, in each case that do not contain Antibodies or Antibody Equivalents that bind to and are directed against such Antigen.  Notwithstanding anything to the contrary in this Agreement, including the license grants herein, even if such Collaboration Antigen becomes a Discontinued Antigen or Failed Antigen, neither ABX nor its Affiliates shall have the right to Exploit Collaboration Technology, Oncology Technology, ABX Antigen-Specific Patent Rights, ABX Antigen-Specific Know-How Rights or Licensed AZ IP Rights in connection with the Exploitation of such products that do not contain Antibodies or Antibody Equivalents.

17.3                           No Breach.

17.3.1                  ABX and AZ acknowledge and agree that in the course of generating antibodies that bind to and are directed against an antigen that is not an Antigen (during the Antigen Designation Term) or a Collaboration Antigen (thereafter), ABX, or a Third Party under license from ABX, may also generate antibodies that bind to an Antigen (during the Antigen Designation Term) or a Collaboration Antigen (thereafter, other than a Discontinued Antigen or Failed Antigen), and such generation shall not constitute a breach of the exclusivity provisions of this Agreement except to the extent that such antibodies were generated from the immunization with, or were initially selected by screening against, a Collaboration Antigen; provided, however, that ABX shall not agree to, and shall not grant to such Third Party any license to make, have made, use, offer for sale, sell or import or otherwise Exploit such antibodies to such Antigen (during the Antigen Designation Term) or a Collaboration Antigen (thereafter, other than a Discontinued Antigen or Failed Antigen to the extent expressly permitted in this Agreement).

17.3.2                  ABX and AZ acknowledge and agree that in the course of generating Antibodies that bind to and are directed against a Collaboration Antigen, AZ or ABX may also generate Antibodies that bind to another antigen and such generation shall not constitute a breach of this Agreement and such Antibody shall fall within the scope of the license grants set forth in this Agreement, except to the extent that such Antibodies are generated from the immunization with, or were initially selected by screening against, such other antigen.

17.3.3                  Nothing in this Agreement shall prohibit ABX from granting a license under ABX intellectual property rights to a Third Party to research, develop, manufacture or commercialize Antibody Equivalents that bind to and are directed against an antigen that is a post transcriptional splice variant of an Antigen (during the Antigen Designation Term) or a Collaboration Antigen (thereafter) if such Third Party can demonstrate that such Antibody Equivalents bind to only the unique portion of such splice variant and not to such Antigen or Collaboration Antigen (as applicable), provided that such license shall only apply to Antibody

Equivalents that bind to such splice variant and not to such Antigen or Collaboration Antigen (as applicable).

17.3.4                  Except as provided in Section 2.2.1(a), nothing in this Agreement shall prohibit ABX from granting a license under ABX intellectual property rights to a Third Party under an Existing Collaboration to research, develop, manufacture or commercialize Antibody Equivalents that bind to and are directed against a Committed Antigen, or to perform its obligations or exercise its rights with respect to any Committed Antigen; provided, however, that in no event shall ABX [Confidential treatment requested] so as to provide any [Confidential treatment requested] with any [Confidential treatment requested], during the Antigen Designation Term that would [Confidential treatment requested].

17.3.5                  Except as provided in Section 2.2.1(i), nothing in this Agreement shall prohibit ABX from granting a license under ABX intellectual property rights to a Third Party under an Existing Collaboration to research, develop, manufacture or commercialize Antibody Equivalents that bind to and are directed against a Partially Committed Antigen, or to perform its obligations or exercise its rights with respect to any Partially Committed Antigen, provided that (a) the existence of such Existing Collaboration, (b) any [Confidential treatment requested] such Existing Collaboration on the [Confidential treatment requested] such Partially Committed Antigen as a Collaboration Antigen, (c) any [Confidential treatment requested] such Existing Collaboration to which the licenses and rights, [Confidential treatment requested], would be subject, (d) the [Confidential treatment requested] provided under such Existing Collaboration for [Confidential treatment requested] granted thereunder if such Partially Committed Antigen is [Confidential treatment requested] prior to it becoming a Committed Antigen in accordance with this Agreement; and (e) the general nature of any licenses and rights granted under such Existing Collaboration to which the licenses and rights, if [Confidential treatment requested] were [Confidential treatment requested,] unless and until such Partially Committed Antigen is designated as a Collaboration Antigen; provided, however, that in no event shall ABX [Confidential treatment requested] so as to provide any [Confidential treatment requested], or otherwise [Confidential treatment requested], during the Antigen Designation Term that would [Confidential treatment requested]; and provided further that if a Partially Committed Antigen is designated as a Collaboration Antigen, ABX shall have no rights to grant such a license, or perform such obligations, and ABX shall terminate any such existing licenses or obligations pursuant to Section 2.2.2(c).

17.3.6                  Nothing in this Agreement shall prohibit ABX from granting a license under ABX intellectual property rights to a Third Party to research, develop, manufacture or commercialize Antibody Equivalents that bind to and are directed against an antigen which, at the time of granting such license, ABX reasonably believed was not an Antigen even if such antigen subsequently is determined to be an Antigen, or to perform its obligations or exercise its rights with respect to such antigen, provided ABX complies with the last sentence of [Confidential treatment requested].

17.3.7                  Notwithstanding anything to the contrary in this Agreement, AZ and its Affiliates shall have the right at any time (a) to obtain from Third Parties, whether by acquisition, license or otherwise, rights to specific Antibody Equivalent candidate drugs generated by or on behalf of such Third Parties that bind to and are directed against Antigens, including Non-Selected Antigens, Proposed Antigens and Collaboration Antigens, and (b) to Exploit, whether themselves or with or through one or more Third Parties, such Antibody Equivalents outside of this Agreement.  In the event AZ or its Affiliates obtain from a Third Party rights to an Antibody Equivalent that binds to and is directed against a Collaboration Antigen, AZ’s diligence obligations in Section 4.12.1(a) with respect to Licensed Products that bind to and are directed against such Collaboration Antigen shall not, notwithstanding the definition of Commercially Reasonable Efforts, take into consideration such Third Party Antibody Equivalent.

17.3.8                  Nothing in this Article 17 or elsewhere in this Agreement is intended, or shall be construed, to limit or prohibit AZ and its Affiliates from Exploiting (without infringing the Licensed ABX IP Rights other than to the extent expressly licensed under Article 4), whether themselves or with or though any Person, products, including Non-Antibody Products, that do not contain Antibodies or Antibody Equivalents, irrespective of whether such products are directed at an Antigen.

17.4                           Certain Provisions Applicable Upon a Change in Control Involving ABX.  Notwithstanding anything to the contrary in this Agreement, after a Change in Control involving ABX, the exclusivity provisions in this Article 17 shall continue in full force except as set forth below:

17.4.1                  ABX (or its successor) and its Affiliates shall have the right directly or indirectly to Exploit, and to enter into any agreement with any Third Party directly or indirectly to Exploit, Competitive Products, in each case without the use of Licensed ABX IP Rights or Collaboration Technology, other than Collaboration Technology with respect to, subject to Section 4.15, Failed Antigens and Discontinued Antigens for which ABX has provided an Exercise Notice.

17.4.2                  ABX (or its successor) and its Affiliates shall have the right directly or indirectly to Exploit, and to enter into any agreement with any Third Party directly or indirectly to Exploit, (a) products (other than products containing Antibodies or Antibody Equivalents) with respect to any Antigen (other than a Collaboration Antigen that has not been designated, subject to Section 4.15, a Failed Antigen or a Discontinued Antigen for which ABX has provided an Exercise Notice), and (b) products (other than products containing Antibodies or Antibody Equivalents) with respect to any Collaboration Antigen (other than, subject to Section 4.15, a Failed Antigen or a Discontinued Antigen for which ABX has provided an Exercise Notice) for which there was a Pre-Existing Non-Antibody Program or for which a program to research, develop or commercialize products (other than Antibodies or Antibody Equivalents) with respect to such Collaboration Antigen was being actively and materially conducted by such other party(ies) to such Change in Control prior to the designation of such Antigen as a Collaboration Antigen, provided that ABX (or its successor) discloses to AZ in writing the existence of such products under clause (a) or such Pre-Existing Non-Antibody Program or other such program under clause (b) pursuant to Section 2.2.1(d).  Notwithstanding anything to the contrary in this Agreement, other than with respect to a Pre-Existing Non-Antibody Program or other program under clause (b) disclosed pursuant to Section 2.2.1(d), neither ABX (or its successor) nor its Affiliates shall have the right directly or indirectly to Exploit, or to enter into any agreement with any Third Party directly or indirectly to Exploit, any products (other than products containing Antibodies or Antibody Equivalents as permitted under this Article 17) with respect to any Failed Antigen or Discontinued Antigen for which ABX has provided an Exercise Notice until after the [Confidential treatment requested] of the date that such Antigen is designated a Failed Antigen subject to Section 4.15 or the date that ABX provides an Exercise Notice for such Discontinued Antigen.

17.4.3                  Neither ABX (or its successor) nor its Affiliates shall have the obligation to disclose to AZ any Antigens, or any Patent Rights or other intellectual property rights, that are Controlled by the other party(ies) to such Change in Control (or its Affiliates) as of the Trigger Date.

17.4.4                  All Antigens (subject to Sections 2.2.1(d) and 16.2 and AZ’s right to continue to designate Antigens as Proposed Antigens, Prioritized Antigens and Collaboration Antigens pursuant to this Agreement), Antibody Equivalents, other products and related inventions and Information (together with all Patent Rights and other intellectual property rights therein) that are Controlled by the other party(ies) to such Change in Control (or its Affiliates) as of the Trigger Date shall be excluded from this Agreement, including the definition of Licensed ABX IP Rights.

17.4.5                  Neither ABX (or its successor) nor its Affiliates shall use any Licensed ABX IP Rights, including any XenoMouse Technology or Collaboration Technology, or Licensed AZ IP Rights to Exploit any Competitive Products or Pre-Existing Non-Antibody Programs (or any other products with respect to any Antigen Exploited in accordance with Section 17.4.2).

17.5                           Certain Provisions Applicable Upon an Acquisition by or with ABX.  Notwithstanding anything to the contrary in this Agreement, after any Acquisition by or with ABX, the exclusivity provisions in this Article 17 shall continue in full force except as set forth below:

17.5.1                  ABX and its Affiliates shall have the right directly or indirectly to Exploit, but only in accordance with the provisions of any bona fide agreement with a Third Party entered into in good faith prior to the date of such Acquisition, Competitive Products, in each case without the use of Licensed ABX IP Rights or Collaboration Technology, other than Collaboration Technology with respect to, subject to Section 4.15, Failed Antigens and Discontinued Antigens for which ABX has provided an Exercise Notice.

17.5.2                  ABX and its Affiliates shall have the right directly or indirectly to Exploit, and to enter into any agreement with any Third Party directly or indirectly to Exploit, (a) products (other than products containing Antibodies or Antibody Equivalents) with respect to any Antigen (other than a Collaboration Antigen that has not been designated, subject to Section 4.15, a Failed Antigen or a Discontinued Antigen for which ABX has provided an Exercise Notice), and (b) products (other than products containing Antibodies or Antibody Equivalents) with respect to any Collaboration Antigen (other than, subject to Section 4.15, a Failed Antigen or a Discontinued Antigen for which ABX has provided an Exercise Notice) for which there was a Pre-Existing Non-Antibody Program or for which a program to research, develop or commercialize products (other than Antibodies or Antibody Equivalents) with respect to such Collaboration Antigen was being actively and materially conducted by the other party to such Acquisition prior to the designation of such Antigen as a Collaboration Antigen, provided that ABX discloses to AZ in writing the existence of such products under clause (a) or such Pre-Existing Non-Antibody Program or other such program under clause (b) pursuant to Section 2.2.1(d).  Notwithstanding anything to the contrary in this Agreement, other than with respect to a Pre-Existing Non-Antibody Program or other program under clause (b) pursuant to Section 2.2.1(d), neither ABX nor its Affiliates shall have the right directly or indirectly to Exploit, or to enter into any agreement with any Third Party directly or indirectly to Exploit, any products (other than products containing Antibodies or Antibody Equivalents as permitted under this Article 17) with respect to any Failed Antigen or Discontinued Antigen for which ABX has provided an Exercise Notice until after the [Confidential treatment requested] of the date that such Antigen is designated a Failed Antigen subject to Section 4.15 or the date that ABX provides an Exercise Notice for such Discontinued Antigen.

17.5.3                  Neither ABX nor its Affiliates shall have the obligation to disclose to AZ any Antigens, or any Patent Rights or other intellectual property rights, relating to Competitive Products that as of the effective date of such Acquisition (a) are Controlled by the other party(ies) to such Acquisition (or its Affiliates), and (b) are the subject of any bona fide agreement that was entered into in good faith with a third party prior to the applicable Trigger Date to Exploit, directly or indirectly, such Competitive Products.

17.5.4                  All Antigens (subject to Sections 2.2.1(d) and 16.2 and AZ’s right to continue to designate Antigens as Proposed Antigens, Prioritized Antigens and Collaboration Antigens pursuant to this Agreement), Antibody Equivalents, other products and related inventions and Information (together with all Patent Rights and other intellectual property rights therein) shall be excluded from this Agreement, including the definition of Licensed ABX IP Rights, if as of the effective date of such Acquisition (i) they are Controlled by the other party(ies) to such Acquisition, and (ii) either (A) they are the subject of any agreement that was entered into in good faith with a Third Party prior to the applicable Trigger Date to Exploit, directly or indirectly, Competitive Products, or (B) they relate to a Pre-Existing Non-Antibody Program.

17.5.5                  Neither ABX nor its Affiliates shall use any Licensed ABX IP Rights, including any XenoMouse Technology or Collaboration Technology, or Licensed AZ IP Rights to Exploit any Competitive Products or any Pre-Existing Non-Antibody Programs (or any other products with respect to any Antigen Exploited in accordance with Section 17.5.2).

17.6                           Certain Provisions Applicable Upon a Change in Control Involving AZ.  Notwithstanding anything to the contrary in this Agreement, after a Change in Control involving AZ the exclusivity provisions in this Article 17 shall continue in full force except as set forth below:

17.6.1                  Neither AZ (or its successor) nor its Affiliates shall have the obligation to disclose to ABX any Antigens, or any Patent Rights or other intellectual property rights, that are Controlled by the other party(ies) to such Change in Control (or its Affiliates) as of the Trigger Date.

17.6.2                  All Antigens, Antibody Equivalents, other products and related inventions and Information (together with all Patent Rights and other intellectual property rights therein) that are Controlled by the other party(ies) to such Change in Control (or its Affiliates) as of the Trigger Date shall be excluded from this Agreement, including the definition of Licensed AZ IP Rights.

17.6.3                  Without limiting AZ’s rights under Section 17.3.7, AZ (or its successor) and its Affiliates shall have the right directly or indirectly to Exploit Competitive Products and, as required under the provisions of any bona fide agreement entered into in good faith by the other party(ies) to the Change in Control prior to the Trigger Date, other Antibody Equivalents that bind to and are directed against Antigens.

17.6.4                  Except as otherwise permitted by this Agreement with respect to AZ Products with respect to Collaboration Antigens (including Discontinued Antigens and Failed Antigens), neither AZ (or its successor) nor its Affiliates shall use any Licensed ABX IP Rights, including any XenoMouse Technology or, prior to an Election Notice with respect to the applicable Collaboration Antigen, Collaboration Technology to Exploit any Competitive Products (or any other Antibody Equivalents that bind to and are directed against any Antigen Exploited in accordance with Section 17.6.3) that are not AZ Products.

17.7                           Certain Provisions Applicable Upon an Acquisition by or with AZ.  Notwithstanding anything to the contrary in this Agreement, after any Acquisition by or with AZ, the exclusivity provisions in this Article 17 shall continue in full force except as set forth below:

17.7.1                  Neither AZ nor its Affiliates shall have the obligation to disclose to ABX any Antigens, or any Patent Rights or other intellectual property rights, relating to Competitive Products that as of the effective date of such Acquisition (i) are Controlled by the other party(ies) to such Acquisition (or its Affiliates), and (ii) are the subject of any bona fide agreement that was entered into in good faith with a Third Party prior to the applicable Trigger Date to Exploit, directly or indirectly, such Competitive Products.

17.7.2                  All Antigens, Antibody Equivalents, other products and related inventions and Information (together with all Patent Rights and other intellectual property rights therein) shall be excluded from this Agreement, including the definition of Licensed AZ IP Rights, if as of the effective date of such Acquisition (i) they are Controlled by the other party(ies) to such Acquisition, and (ii) either (A) they are the subject of any agreement that was entered into in good faith with a third party prior to the applicable Trigger Date to Exploit, directly or indirectly, Competitive Products, or (B) they relate to a Pre-Existing Non-Antibody Program.

17.7.3                  Without limiting AZ’s rights under Section 17.3.7, AZ and its Affiliates shall have the right directly or indirectly to Exploit Competitive Products and, as required under the provisions of any bona fide agreement with a Third Party entered into in good faith prior to the applicable Trigger Date, other Antibody Equivalents that bind to and are directed against Antigens.

17.7.4                  Except as otherwise permitted by this Agreement with respect to AZ Products with respect to Collaboration Antigens (including Discontinued Antigens and Failed Antigens), neither AZ (or its successor) nor its Affiliates shall use any Licensed ABX IP Rights, including any XenoMouse Technology or, prior to an Election Notice with respect to the applicable Collaboration Antigen, Collaboration Technology to Exploit any Competitive Products (or any other Antibody Equivalents that bind to and are directed against any Antigen Exploited in accordance with Section 17.7.3) that are not AZ Products.

18.                                 ADVERSE EVENT REPORTING.

18.1                           Each Party shall provide the other Party with Information reasonably necessary to comply with all Applicable Law with respect to adverse experience reporting for Candidate Drugs and Products.  In furtherance thereof, the Parties shall (a) develop appropriate adverse experience reporting procedures; (b) provide to each other any material information on the Candidate Drugs or Products from preclinical or clinical laboratory, animal toxicology and pharmacology studies, as well as serious or unexpected adverse experience reports from clinical trials and commercial experiences with the Candidate Drugs or Products; and (c) report and provide such information to each other in such a manner and time so as to enable each Party to comply with all Applicable Laws regarding adverse experience reporting.  ABX shall provide AZ with such Information when and in such form as AZ may reasonably require so as to comply with the Applicable Law in countries for which regulatory approval is or will be sought or in which the Candidate Drug or Licensed Product is being developed, marketed or sold by or on behalf of AZ or its Affiliates or sublicensees.

18.2                           Each Party shall maintain a record of any and all complaints it receives with respect to the Candidate Drugs or Products in such form and manner as AZ may reasonably require.  Each Party shall notify the other in reasonable detail of any complaint received by it within thirty (30) days after the event, and in any event in sufficient time to allow the other to comply with all Applicable Laws regarding adverse experience reporting.

18.3                           The Parties agree to enter into such agreements with each other regarding the foregoing obligations as reasonably necessary to effectuate the foregoing.

19.                                 PRODUCT RECALL.

19.1                           Notification and Recall.

19.1.1                  In the event that any government agency or authority issues or requests a recall or takes similar action in connection with the Candidate Drugs that bind to and are directed against a Collaboration Antigen (other than a Discontinued Antigen for which ABX has provided an Election Notice) or Licensed Products, or in the event a Party reasonably believes that an event, incident, or circumstance has occurred that may result in the need for a recall or market withdrawal, such Party shall promptly advise the other Party thereof by telephone or facsimile.  Following notification of a recall, AZ shall decide and have control of whether to conduct a recall or market withdrawal (except in the case of a government-mandated recall) in any country and the manner in which any such recall or market withdrawal shall be conducted.

19.1.2                  In the event that any government agency or authority issues or requests a recall or takes similar action in connection with the Candidate Drugs that bind to and are directed against a Discontinued Antigen for which ABX has provided an Election Notice) or ABX Products, or in the event a Party reasonably believes that an event, incident, or circumstance has occurred that may result in the need for a recall or market withdrawal, such Party shall promptly advise the other Party thereof by telephone or facsimile.  Following notification of a recall, ABX shall decide and have control of whether to conduct a recall or market withdrawal (except in the case of a government-mandated recall) in any country and the manner in which any such recall or market withdrawal shall be conducted.

19.2                           Recall Expenses.

19.2.1                  Except as may be otherwise set forth in a Related Agreement, AZ shall bear the expenses of any recall of any Candidate Drug that bind to and are directed against a Collaboration Antigen (other than a Discontinued Antigen for which ABX has provided an Election Notice) or Licensed Product; provided, however, [Confidential treatment requested].  Such expenses of recall shall include expenses for notification, destruction and return of such recalled Candidate Drug or Licensed Product and any refund to customers of amounts paid for such recalled Licensed Product.

19.2.2                  [Confidential treatment requested]  Such expenses of recall shall include expenses for notification, destruction and return of such recalled Candidate Drug or ABX Product and any refund to customers of amounts paid for such recalled ABX Product.

20.                                 MISCELLANEOUS

20.1                           Governing Law, Jurisdiction, Venue and Service.

20.1.1                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

20.1.2                  Jurisdiction.  The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.

20.1.3                  Venue.  The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

20.1.4                  Service.  Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 20.6, or any other lawful means, shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

20.2                           Waiver.  No waiver by a Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent or similar breach or default.

20.3                           Assignment.  Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, whether by operation of law or otherwise, by either Party without the prior express written consent of the other Party; provided, however, that each Party may, without the written consent of the other Party, assign this Agreement and its rights and delegate its obligations hereunder to any of its Affiliates, provided that such Party remains jointly and severally liable with the relevant Affiliate, or to any successor in interest in the event of its merger, consolidation, change in control or similar transaction, provided that, in either case, such assignee assumes in writing all of the assigning Party’s rights and obligations under this Agreement.  Further, AZ shall have the right, without the consent of ABX, to assign this Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its oncology business.  Any purported assignment in violation of this Section 20.3 shall be void.  The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

20.4                           Independent Contractors.  The relationship of the Parties hereto is that of independent contractors.  The Parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

20.5                           Further Actions.  Each Party agrees to execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of, or to confer on each Party its rights and benefits under, this Agreement.

20.6                           Notices.  All requests and notices required or permitted to be given to the Parties hereto shall be given in writing, shall expressly reference the section(s) of this Agreement to which they pertain, and shall be delivered to the other Party, and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the Parties from time to time during the term of this Agreement.  Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second delivery day after deposit with an internationally recognized overnight delivery service.  Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter.  This Section is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to ABX:

Abgenix, Inc.

6701 Kaiser Drive

Fremont, California 94555

United States of America

Attn: Chief Executive Officer

Facsimile: (510) 608-6547

Telephone: (510) 608-6500

with a copy to:

Abgenix, Inc.

6701 Kaiser Drive

Fremont, California 94555

United States of America

Attn: General Counsel

Facsimile: (510) 790-5102

Telephone: (510) 608-6500

If to AZ:

AstraZeneca UK Ltd.

15 Stanhope Gate

London, England W1K 1LN

United Kingdom

Attn: Company Secretary

Facsimile: +44 207 3045188

Telephone: +44 207 3045103

with a copy to:

AstraZeneca UK Ltd.

Alderley House, Alderley Park

Macclesfield, Cheshire SK 10 4 TF

United Kingdom

Attn: Assistant General Counsel

Facsimile: +44 1625 585618

Telephone: +44 1625 512591

20.7                           No Implied Licenses.  Only licenses and rights granted expressly herein shall be of legal force and effect.  No license or other right shall be created hereunder by implication, estoppel or otherwise.

20.8                           Force Majeure.

20.8.1                  In this Agreement, “Force Majeure” shall mean an event which is beyond a non-performing Party’s reasonable control, including acts of God, acts of the other Party, strikes, lock-outs or other industrial/labor disputes (whether involving the workforce of the Party so prevented or of any other Person), war, riot, civil commotion, terrorist act, malicious damage, epidemics, quarantines, fire, flood, storm, natural disaster or compliance with any law or governmental order, rule, regulation or direction (including changes in the requirements of the regulatory authorities), whether or not it is later held to be invalid.

20.8.2                  The Force Majeure Party, shall within [Confidential treatment requested] of the occurrence of a Force Majeure event, give notice in writing to the other Party specifying the nature and extent of the event of Force Majeure, its anticipated duration and any action being taken to avoid or minimize its effect.  Subject to providing such notice and to Section 20.8.1, the Force Majeure Party shall not be liable for delay in performance or for non-performance of its obligations under this Agreement, in whole or in part, nor shall the other Party have the right to terminate this Agreement, except as otherwise provided in this Agreement, where non-performance or delay in performance has resulted from an event of Force Majeure.  The suspension of performance allowed hereunder shall be of no greater scope and no longer duration than is reasonably required.

20.8.3                  The Force Majeure Party shall use Commercially Reasonable Efforts, without being obligated to incur any expenditure or cost, to bring the Force Majeure event to a close or to find a solution by which the Agreement may be performed despite the continuation of the event of Force Majeure.

20.9                           No Consequential Damages.  IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 20.9 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER ARTICLE 15 ABOVE.

20.10                     Complete Agreement.  This Agreement (together with the Financing Documents) constitutes the entire agreement between the Parties regarding the subject matter hereof, and all prior representations, understandings and agreements regarding the subject matter hereof (including the Confidentiality Agreement, the Confidential Letter of Intent dated April 7, 2003, as amended, between the Parties and the Memorandum of Intent dated September 22, 2003, between the Parties), either written or oral, expressed or implied, are superseded and shall be of no effect.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

20.11                     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.  Copies of executed counterparts of this Agreement transmitted by facsimile shall be considered original executed counterparts provided receipt of such facsimile is confirmed.

20.12                     Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

20.13                     Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then, to the fullest extent permitted by Applicable Law and if the rights or obligations of any Party will not be materially and adversely affected: (a) such provision will be given no effect by the Parties and shall not form part of this Agreement, (b) all other provisions of this Agreement shall remain in full force and effect, and (c) the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.  To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect.

20.14                     Non-Solicitation.  During the Antigen Designation Term, neither a Party nor its Affiliates shall directly solicit or in any manner encourage any employee of the other Party or its Affiliates to leave its employ.  This provision shall not prohibit the engagement in good faith of individuals who (a) contact the other Party on their own initiative without any direct solicitation or encouragement from such other Party, (b) act in response to general recruitment advertisements or calls from recruitment firms placed in the normal course of business, or (c) have had their employment terminated by a Party or any of its Affiliates prior to employment discussions with the other Party or any of its Affiliates.

20.15                     Conditions Precedent to Grants of Exclusive Licenses.  The effectiveness of this Agreement (other than Sections 2.2.1(a), 2.2.1(b), 14.4 and 20.9 and Articles 13, 15 and 17), and the rights and obligations of the Parties under this Agreement (other than Sections 2.2.1(a), 2.2.1(b), 14.4 and 20.9 and Articles 13, 15 and 17), shall be subject to the satisfaction (or waiver by the Parties) of the following conditions precedent:

20.15.1            The Parties shall have duly executed and delivered the Financing Documents, and the Initial Closing (as defined in the Purchase Agreement) shall have been consummated in accordance with the provisions of the Financing Documents.

20.15.2            ABX shall have delivered to AZ a certificate of the Chief Executive Officer of ABX that the representations and warranties of ABX contained herein shall be true and correct on and as of the Initial Closing Date with the same force and effect as though made on and as of the Initial Closing Date (it being understood and agreed that, in the case of any representation and warranty of ABX contained herein which is not qualified by a materiality standard elsewhere in this Agreement, such representation and warranty need be true and correct only in all material respects in order to satisfy as to such representation and warranty the condition precedent set forth in the foregoing provision of this Section 20.15.2), which representations and warranties as set forth therein and as above qualified shall be deemed to be representations and warranties under this Agreement for all purposes.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

ABGENIX, INC.

By:	/s/ RAYMOND M. WITHY
(Signature)

Raymond M. Withy
(Printed Name)

President and Chief Executive Officer
(Title)

ASTRAZENECA UK LTD.

By:	/s/ J.R. SYMONDS
(Signature)

J.R. Symonds
(Printed Name)

Chief Financial Officer
(Title)

EXHIBIT A-1

ANTIGENS PROPOSED BY ABGENIX

Exhibit intended to be blank upon execution

Common Names(s)	GenBank Accession Number

EXHIBIT A-2

ANTIGENS PROPOSED BY AZ

Common Names(s)	GenBank Accession Number
[Confidential treatment requested]	[Confidential treatment requested]

EXHIBIT A-2

ANTIGENS PROPOSED BY AZ

Common Names(s)	GenBank Accession Number
[Confidential treatment requested]	[Confidential treatment requested]

EXHIBIT B

COLLABORATION ANTIGENS

Common Names(s)	GenBank Accession Number
[Confidential treatment requested]	[Confidential treatment requested]

EXHIBIT C-1

ADVANCED ABX ANTIGENS

Common Names(s)	Other ABX Internal Designations	GenBank Accession Number
[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]

EXHIBIT C-2

ACCELERATED ANTIGENS

Common Names(s)	GenBank Accession Number
[Confidential treatment requested]	[Confidential treatment requested]

EXHIBIT D

RESEARCH PROGRAM WORK PLANS

Exhibit intended to be blank upon execution

EXHIBIT E

DEVELOPMENT WORK PLANS

Exhibit intended to be blank upon execution

EXHIBIT F

AGREEMENTS AND IP RE:  EXCLUDED CATALYTIC ANTIBODY AND INTRABODY IP RIGHTS

In-Licenses of Intrabody IP Rights:

Non-Exclusive License and Bailment for Human Single Chain Fv Antibody Library dated October 23, 1997, between the Board of Regents of the University of California (“UC”) and Intraimmune Therapies, Inc. (“ITI”)

•                  Amended and Restated Non-Exclusive License and Bailment Agreement dated June 26, 2002 UC and Abgenix, Inc.

Research contract between ITI and Hereditary Disease Foundation — “Engineered Antibodies and Intrabodies Specific for the Expanded Repeats of Huntingtin Protein”

Material Transfer Agreement between ITI and Dr. Steven Finbeiner of the J. David Gladstone Institutes.

Vector Licensing Agreement effective as of September 18, 1995, between Dana-Farber Cancer Institute, Inc. and ITI

•                  Amendment to Vector Licensing Agreement dated July, 2000, between Dana-Farber Cancer Institute, Inc. and ITI

Intrabody Licensing Agreement effective as of September 18, 1995, between Dana-Farber Cancer Institute, Inc. and ITI

•                  Amendment to Intrabody Licensing Agreement dated July, 2000, between Dana-Farber Cancer Institute, Inc. and ITI

Licensing Agreement dated June 24, 1999, between Dana-Farber Cancer Institute, Inc. and ITI (“MHC Intrabody License”)

•                  Amendment to Vector Licensing Agreement dated July, 2000, between Dana-Farber Cancer Institute, Inc. and ITI

EXHIBIT F (Continued)

AGREEMENTS AND IP RE:  EXCLUDED CATALYTIC ANTIBODY AND INTRABODY IP RIGHTS

In-Licenses of Catalytic Antibody IP Rights:

License Agreement dated January 7, 2000, among Hesed Biomed, Inc. (“Hesed”), the Board of Regents of the University of Nebraska (“Nebraska”), IGEN International Inc. (“Igen”) and Proteinix Corporation.

Letter of Intent dated as of June 15, 2002, among Hesed, the Board of Regents of the University of Texas System and Abgenix, Inc.

Sublicense Agreement effective April 1, 2000 between UneMed Corporation and Hesed (CRAA).  (Exhibit 1 contains a description of all patents, patent applications and intellectual property covered)

Sublicense Agreement effective April 1, 2000 between UneMed Corporation and Hesed (1995 CAb Patents).  (Exhibit 1 contains a description of all patents, patent applications and intellectual property covered.)

Sublicense Agreement effective January 7, 2000 between UneMed Corporation and Hesed (Cabs).  (Section 1.6 of the Agreement contains a description of all patents, patent applications and intellectual property covered.)

License Agreement dated January 7, 2000, among Hesed, IGEN International, Inc. Proteinix Corporation and the Board of Regents of the University of Nebraska.  (Appendices A and C contain a description of all patents, patent applications and intellectual property covered.)

Licensing Agreement dated as of October 17, 2001 with Larry J. Smith (CRAA).  Section 1.7 describes the patent covered)

Licensing Agreement dated March 5, 1998 among Hesed, University of Texas Health Science Center at Houston, Arizona Board of Regents on behalf of University of Arizona and Biological Mimetics, Inc. for a license option on HIV therapeutics or vaccines.  (No further description of intellectual property)

Research Collaboration and Option Agreement dated November 21, 2001, between Abgenix and The Scripps Research Institute

EXHIBIT F (Continued)

AGREEMENTS AND IP RE:  EXCLUDED CATALYTIC ANTIBODY AND INTRABODY IP RIGHTS

Material Transfer and Research Collaboration Agreement dated March 16, 2000, between Abgenix and the Board of Trustees and the University of Arkansas

•                  Amendment No. 1 to the Material Transfer and Research Collaboration Agreement, between Abgenix and the Board of Trustees and the University of Arkansas, dated November 13, 2001

Remainder of page intentionally left blank

EXHIBIT F (Continued)

AGREEMENTS AND IP RE:  EXCLUDED CATALYTIC ANTIBODY AND INTRABODY IP RIGHTS

Subject Matter	Representative Title	Publication/Patent Family
[Confidential treatment requested]
[Confidential treatment requested]	Compositions and Methods for Catalyzing Hydrolysis of HIV GP 120	CA 2,223,914 CN 96197083.9 EP 96926751.7 JP 506926/1997 US 6,156,541 WIPO PCT/ US96/12025
	Assay Methods and Kits for Diagnosing Autoimmune Disease	CA 2,224,666 SU 0,856,065 GER 69628847.8 EP 0,856,065 SP 0,856,065 FIN 0,856,065 FR 0,856,065 UK 0,856,065 IT 0,856,065 US 6,130,049 WIPO PCT/ US96/12026
	Methods for Identifying Inducers and Inhibitors of Proteolytic Antibodies, Compositions and their Use	AU 760648 BRA PI 9909011-2 CA 2,324,340
	GP120 and Methods of Use Thereof	US 60/458,063
	Methods for Identifying Inducers and Inhibitors of Proteolytic Antibodies, Compositions and their Uses	US 6,235,714 US 09,862,849
	Autoantibodies which Enhance the Rate of a Chemical Reaction	US 5,236,836 US 60/001,370 US 60/001,321
	Compositions and Methods for Catalyzing Hydrolysis of HIV gp120	US 6,156,541
Hydrolysis of HIV gp120
	Assay Methods and Kits for Diagnosing Autoimmune Disease	US 6,130,049

EXHIBIT F (Continued)

AGREEMENTS AND IP RE:  EXCLUDED CATALYTIC ANTIBODY AND INTRABODY IP RIGHTS

Subject Matter	Representative Title	Publication/Patent Family
	Monoclonal Antibody Components Elicited to a Polypeptide Antigen Ground State	WO 93/09247 EPO 0570554 ISR 103685 SA 92/8580 CA 210060 JP 508751/83 KOR 702049/1992 AU 662191
	Monoclonal Antibody and Antibody Components Elicited to a Polypeptide Antigen Ground State	US 5,318,897
	Autoantibodies which Enhance the Rate of a Chemical Reaction	US 5,599,538
	Inhibitors of Catalytic Antibodies	US 5,194,585
	Autoantibodies which Enhance the Rate of a Chemical Reaction	US 5,602,015 WO 90/13661 EP 0469060 CA 2,015,377 ISR 94201 SA 90/3109 INDIA326/MAS/90 JP 507523/90 AU 643,437
	Inhibitors of Catalytic Antibodies	US 5,194,585 WO 91/12812 EP 05178717 AU 657678 JP 50607191 KOR 193700 CA 2031799 ISR 97333 SA 91/1291
	Catalytic Antibody Components	US 5,229,272 WO 508073/93 EP 0521966

EXHIBIT F (Continued)

AGREEMENTS AND IP RE:  EXCLUDED CATALYTIC ANTIBODY AND INTRABODY IP RIGHTS

Subject Matter	Representative Title	Publication/Patent Family
	Catalytic Antibody Components	CA 2,038,911 SA 91/2036 ISR P/97653 INDIA 241/MAS/91 KOR 702307/1992 JP 506650/91 US 5,658,753
	Method of Catalyzing Chemical Reactions	US 4,888,281 ISR 73685 JP 2540508 JP 2919979 CA 1,340,511
	Method for producing antibodies which catalyze chemical reactions	US 5,037,750
	Catalytic Antibodies	US 5,156,965
	Method of Catalyzing Chemical Reactions	US 5,658,752 US 08/447/924
[Confidential treatment requested]
[Confidential treatment requested]	Method of Intracellular Binding of Proteins	US 08/045,274 WO 94/02610 AU 687/010B AU 9347753 A EP 651 805 UP 9501821 US 5,851,829 US 6,004,940 US 5,965,371 US 09/287,145

EXHIBIT G

FORM OF CANDIDATE DRUG TARGET PROFILE

Abgenix and AZ have agreed upon set of decision criteria to guide the compilation of specific Candidate Drug Target Profiles.  The specific CDTP will incorporate [Confidential treatment requested] values for the affinity, selectivity and functional cell potency in vitro activity criteria based on the characteristics of the target.  The generic CDTP is shown below.  An antigen specific CDTP will be prepared for each Prioritized antigen:

1.               In vitro Activity

[Confidential treatment requested]

2.               DMPK

[Confidential treatment requested]

3.               In Vivo efficacy

[Confidential treatment requested]

4.               Safety

[Confidential treatment requested]

5.               General Properties

[Confidential treatment requested]

EXHIBIT H

FORM OF RESEARCH PROGRAM WORK PLAN

Objectives:

[Confidential treatment requested]

Generation of Fully Human Antibodies to Research Antigen

1)              Immunogens & Reagents

[Confidential treatment requested]

2)              Reagent Generation

[Confidential treatment requested]

3)              Assay Development

[Confidential treatment requested]

4)              Immunization

[Confidential treatment requested]

5)             Hybridoma Production or XenoMax™ Process

Antibodies may be generated via production of hybridomas or the XenoMax™ process.

a)              Hybridoma Generation, Primary In Vitro Characterization and Cloning

1)              Hybridoma Generation

[Confidential treatment requested]

2)              Initial In Vitro Characterization of Hybridomas

[Confidential treatment requested]

3)              Hybridoma Cloning

[Confidential treatment requested]

EXHIBIT H (Continued)

FORM OF RESEARCH PROGRAM WORK PLAN

b)             XenoMax™ B Cell Generation, Primary In Vitro Characterization, Gene Rescue

1)              XenoMax B Cell Generation Process and In Vitro Characterization

[Confidential treatment requested]

2)              B Cell Gene Rescue

[Confidential treatment requested]

In Vitro Functional Assay Panel (applicable to Hybridoma and XenoMax™ projects)

[Confidential treatment requested]

In Vivo Evaluation

[Confidential treatment requested]

Mechanism of Action Studies

[Confidential treatment requested]

Preclinical Safety and Pharmacokinetics

[Confidential treatment requested]

ABGENIX will perform the preclinical safety and pharmacokinetic studies listed below:

1)              [Confidential treatment requested] Toxicology Study in [Confidential treatment requested]

[Confidential treatment requested]

2)              Pharmacokinetics

[Confidential treatment requested]

Production and Purification of Antibody Material

[Confidential treatment requested]

EXHIBIT H (Continued)

FORM OF RESEARCH PROGRAM WORK PLAN

1)              Small Scale Production and Purification at [Confidential treatment requested] scale from [Confidential treatment requested]:

[Confidential treatment requested]

2)              Production and Purification of Antibody at the [Confidential treatment requested]Scale

[Confidential treatment requested]

3)              Production and Purification of Antibody at the [Confidential treatment requested] Scale

[Confidential treatment requested]

4)              Production and Purification at the [Confidential treatment requested] Scale

[Confidential treatment requested]

5)              Pharmaceutical Properties

[Confidential treatment requested]

6)              IP

[Confidential treatment requested]

EXHIBIT I

KEY PERSONNEL

Title	Minimum # of Years of Relevant Professional Employment Experience	Educational Training Required
Director (or above), Research (XenoMax)	8 years of supervisory experience with 3 years managing a Department of greater than 20	Ph.D. or 8 years relevant antibody research experience
Assoc. Director, Research (XenoMax)	3 years supervisory experience of a group larger than 10	Ph.D. or 5 years relevant antibody research experience
Director (or above), Antibody Technologies	8 years of experience in antibody sciences including demonstrated achievement in the generation and characterization of monoclonal antibodies as candidates for human therapeutics	Ph.D. in Biology (Immunology, Biochemistry, Development Biology, or Cellular and Molecular Biology)
Sr. Director (or above), Regulatory	10 years of experience in regulatory affairs I the pharmaceutical industry, the majority of which should be in biologics.	Minimum of a Bachelor’s degree in a science related field such as biology, chemistry, pharmacy, biochemistry.
Director (or above), Clinical (PD/PK/Tox.)	8 years industry experience in pharmacokinetics, clinical pharmacology, or toxicology and at least 2 years management experience	Ph.D. in Pharmaceutical Sciences, Pharmacology, or Toxicology
VP, Medical (or above), Oncology	Minimum of 7 years experience in drug development in the pharmaceutical industry	MD, Board certified oncologist
Director (or above), Process Sciences	8 years in cell culture process development; minimum of 4 years experience as group leader.	Ph.D. in Cell Biology or Chemistry Engineering
Vice President (or above), Manufacturing	10 years manufacturing experience, minimum 15 years industry experience	Advanced scientific degree preferred; experience a potential substitute
Director (or above), Process Sciences, Analytical	8 years analytical biochemistry experience. Experience in supporting regulatory filings.	Ph.D. in Biochemistry, Chemistry or physical science.
Scientist I (or above), Process Sciences	5 years in formulation process development of proteins.	Ph.D. in Biochemistry or Pharmaceutics
Sr. Director (or above), Process Sciences	10 years in process development of biologics: minimum of 5 years experience as group leader.	Ph.D. in Cell Biology, Biochemistry or Chemical Engineering
AZ Research Program Leader/Coordinator	7 years experience in oncology research and drug development	Ph.D. or MD in life science
Director (or above), Preclinical	10 years or more of post Ph.D. experience including at least 5 years in biotech or pharmacology.	Ph.D. in Pharmacology, Biochemistry or Molecular Biology

EXHIBIT J

INITIAL RESEARCH MANAGEMENT COMMITTEE REPRESENTATIVES

For Abgenix:

[Confidential treatment requested]

ForAstra Zeneca:

[Confidential treatment requested]

EXHIBIT K-1

ABX IN-LICENSES (AS OF THE EFFECTIVE DATE)

Japan Tobacco Agreements:

•                  Limited Partnership Agreement dated June 12, 1991 among Cell Genesys, Xenotech, Inc. and JT Immunotech USA Inc.

•                  Amendment No. 2 dated January 1, 1994 to Limited Partnership Agreement

•                  Amendment No. 3 dated July 1, 1995 to Limited Partnership Agreement

•                  Amendment No. 4 dated June 28, 1996 to Limited Partnership Agreement.

•                  Joint Venture Agreement dated June 12, 1991 between Cell Genesys and JT Immunotech USA Inc., as amended

•                  Amendment No. 1 dated January 1, 1994 to Joint Venture Agreement

•                  Amendment No. 2 dated June 28, 1996 to Joint Venture Agreement.

•                  Limited Partnership Interest and Stock Purchase Agreement between Abgenix, Inc. and JT America Inc. made December 20, 1999.

•                  Master Research License and Option Agreement, dated June 28, 1996, between Cell Genesys, Japan Tobacco and Xenotech LP

•                  Amendment to Master Research License and Option Agreement, dated November, 1997, between Cell Genesys, Japan Tobacco and Xenotech LP

•                  Agreement to Terminate the Interest of Japan Tobacco Inc. in the Master Research License and Option Agreement by and among Abgenix, Inc., Japan Tobacco Inc. and Xenotech L.P. effective December 31, 1999.

•                  Collaboration Agreement, dated June 12, 1991, between Cell Genesys, JT Immunotech USA and Xenotech L.P., as amended

•                  Amendment No. 1 dated June 30, 1993 to Collaboration Agreement

•                  Amendment No. 2 dated January 1, 1994 to Collaboration Agreement

•                  Amendment No. 3 dated July 1, 1995 to Collaboration Agreement

•                  Amendment No. 4 dated June 28, 1996 to Collaboration Agreement

•                  Amendment No. 5 dated November 1997 to Collaboration Agreement

•                  Agreement to Terminate the Collaboration Agreement by and among Abgenix, Inc., JT America Inc., and Xenotech L.P. effective December 31, 1999.

EXHIBIT K-1 (Continued)

ABX IN-LICENSES (AS OF THE EFFECTIVE DATE)

•                  Field License, dated June 12, 1991, between Cell Genesys and JT Immunotech USA, as amended

•                  Amendment No. 1 dated March 22, 1996 to Field License

•                  Amendment No. 2 dated June 28, 1996 to Field License

•                  Amended and Restated Field License by and among Abgenix, Inc., JT America Inc. and Xenotech L.P. effective December 31, 1999.

•                  Expanded Field License, dated June 12, 1991, between Cell Genesys and JT Immunotech USA, as amended

•                  Amendment No. 1 dated June 28, 1996 to Expanded Field Licens

•                  Amendment of the Expanded Field License by and among Abgenix, Inc., JT America Inc. and Xenotech L.P. effective December 31, 1999.

•                  Technology Exchange Agreement dated March 22, 1996, as amended, among Cell Genesys, Inc., Japan Tobacco Inc., and Xenotech

•                  Amendment of The Technology Exchange Agreement, effective June 28, 1996, made by and among Cell Genesys, Inc., Japan Tobacco Inc. and Xenotech L.P.

•                  Second Amendment of The Technology Exchange Agreement, effective December 31, 1999, made by and among Abgenix, Inc., Japan Tobacco Inc. and Xenotech L.P.

•                  License Agreement by and between Abgenix, Inc. and Japan Tobacco Inc. effective December 31, 1999

•                  Agreements between Dr. Tasuku Honjo and Japan Tobacco Inc. of April 21, 1992, April 28, 1993, and April 21, 1997

Cell Genesys Agreements:

•                  Stock Purchase and Transfer Agreement dated July 15, 1996 by and between Cell Genesys and Abgenix.

•                  Patent Assignment Agreement dated July 15, 1996 by Cell Genesys in favor of Abgenix.

•                  Gene Therapy Rights Agreement effective as of November 1, 1997 between Abgenix and Cell Genesys.

GenPharm International Agreements:

•                  Release and Settlement Agreement dated March 26, 1997 among Cell Genesys, Abgenix, Xenotech, L.P., Japan Tobacco Inc. and GenPharm International, Inc.

EXHIBIT K-1 (Continued)

ABX IN-LICENSES (AS OF THE EFFECTIVE DATE)

•                  Cross License Agreement effective as of March 26, 1997, among Cell Genesys, Abgenix, Xenotech, L.P., Japan Tobacco Inc. and GenPharm International, Inc.

•                  Interference Settlement Procedure Agreement, effective as of March 26, 1997, among Cell Genesys, Abgenix, Xenotech, L.P., Japan Tobacco Inc. and GenPharm International, Inc.

•                  License Agreement dated June 15, 1989, as amended, between GenPharm and the University of Utah Research Foundation (licensed under the GenPharm Cross-license)

MRC Agreement:

•                  License Agreement, dated March 29, 1994, between Medical Research Council and Cell Genesys

AFRC Agreement:

•                  Agreement by and between the Agricultural and Food Research Council and Cell Genesys, Inc. dated June 29, 1993

XenoMax/SLAM Technology Agreements:

•                  License Agreement among BR Centre Limited, Ingenix Biomedical Inc. and Dr. John W. Schrader, dated May 9, 1994

•                  License Agreement Amendment among BR Centre Limited, Ingenix Biomedical Inc. and Dr. John W. Schrader, dated May 9, 1994

•                  Assignment Agreement among BR Centre Limited and The University of British Columbia Foundation, dated March 10, 1998

•                  Assignment Agreement between The University of British Columbia Foundation and the University of British Columbia, dated June 25, 2001.

•                  License Termination and Technology Assignment Agreement between the University of British Columbia and Abgenix Biopharma, Inc., dated August 2, 2001.

Other Agreements:

•                  License Agreement, dated June 14, 1994, between Zeneca Limited and Xenotech, LP

•                  Material Transfer and License Agreement by and between Universtat Koln and Cell Genesys, Inc., dated December 1, 1992

EXHIBIT K-1 (Continued)

ABX IN-LICENSES (AS OF THE EFFECTIVE DATE)

•                  License Agreement dated August 1, 1991 between Washington University and Cell Genesys, Inc.

•                  Material Release Agreement dated September 20, 1995 between Regents of University of Michigan and Cell Genesys, Inc.

•                  License Agreement dated December 28, 1995 between E.I. DuPont de Nemours & Co. and Xenotech

•                  License Agreement dated February 15, 1997 between Albert Einstein College of Medicine of Yeshiva University and Xenotech

EXHIBIT K-2

ABX ANTIGEN IN-LICENSES (AS OF THE EFFECTIVE DATE)

Restated Collaboration Agreement dated November 27, 2000, by and between Abgenix, Inc. and Curagen Corporation.

Research, Development and Commercialization Collaboration Agreement dated June 22, 2001, by and between Abgenix, Inc. and MDS Proteomics, Inc.

Amended and Restated Collaboration Agreement dated January 3, 2002, by and between Abgenix, Inc. and Lexicon Genetics Incorporated

Collaboration Agreement dated March 20, 2000, by and between Abgenix, Inc. and Corixa Corporation

Codevelopment Agreement dated April 18, 2002, by and between Abgenix, Inc. and Corvas International, Inc.(1)

(1)                                  Abgenix has potential future in-license rights to certain antigens with a potential right to sub-license those in-licensed rights

EXHIBIT L

THIRD PARTY ROYALTIES

Exhibit intended to be blank upon execution

EXHIBIT M

PRESS RELEASE

FOR RELEASE AT 5:00 AM PT

OCTOBER 16, 2003, THURSDAY

Contacts:                                             Ami Knoefler
Abgenix
510-284-6350 or 510-284-6605

Steve Brown
Astra Zeneca
+44 (0) 207 304 5033

AstraZeneca and Abgenix announce

STRATEGIC ALLIANCE TO DISCOVER AND DEVELOP
ANTIBODY THERAPEUTICS FOR CANCER

AstraZeneca makes $100 million upfront equity investment to broaden oncology research scope

Abgenix to receive milestone, royalty and collaboration payments

London and Fremont, Calif., October 16, 2003 – AstraZeneca and Abgenix, Inc. (Nasdaq:  ABGX announced today that they have entered into a broad collaboration, license and investment alliance to discover, develop and commercialize fully human monoclonal antibodies to treat cancer.  The alliance involves:

•                  The joint discovery and development of therapeutic antibodies for up to 36 cancer targets to be commercialized exclusively worldwide by AstraZeneca.  For these products, Abgenix will receive milestone payments at various stages of development and royalties on future product sales.  In addition, the collaboration will involve the selection and development of an additional pool of antibodies by Abgenix, which the companies may elect to further develop on an equal cost and profit sharing basis.

•                  For those product candidates for which AstraZeneca holds exclusive commercialization rights, Abgenix will conduct early clinical trials, process development and clinical manufacturing, as well as commercial manufacturing during the first five years of commercial sales.  AstraZeneca will compensate Abgenix for those activities.

-more-

EXHIBIT M (Continued)

PRESS RELEASE

Page 2 / AstraZeneca and Abgenix

•                  A $100 million investment by AstraZeneca in Abgenix convertible preferred stock, initially convertible into Abgenix common stock at $30 per share.  Upon the achievement of certain milestones, Abgenix may also require AstraZeneca to invest an additional $60 million in Abgenix convertible preferred stock.

AstraZeneca may select initial antibodies from Abgenix’s existing preclinical oncology portfolio and both companies will also propose additional targets for selection.  AstraZeneca will be responsible for late stage clinical development of the portfolio and will hold worldwide commercialization rights for any resulting products.  Upon commercialization, royalties will be paid to Abgenix on sales of products that result from the collaboration.  The royalty range will vary from product to product based on the level of product sales.

The alliance also includes a co-development component under which Abgenix will generate additional antibody product candidates that AstraZeneca will have the option to co-develop with Abgenix.  The companies will share development costs and responsibilities for any co-developent candidates selected.

“This collaboration further strengthens our position at the forefront of cancer research, allowing us to combine our oncology development expertise and leading sales and marketing capabiligies with Abgenix’s expertise in the discovery, early development and manufacture of fully human antibodies.  This alliance adds to our proven expertise with small molecules and has the potential to significantly broaden and strengthen AstraZeneca’s oncology pipeline,” said Sir Tom McKillip, Chief Executive of AstraZeneca.

“This alliance reinforces the value of our antibody development platform and enables the next wave of oncology products beyond our lead candidate ABX-EGF,” said Raymond Withy, PhD, President and Chief Executive Officer of Abgenix.  “By partnering with AstraZeneca, a global leader in oncology research and development, we take a major step towards bringing a portfolio of highly targeted and effective cancer drugs to patients,” Withy continued.

The consummation of the collaboration and license agreement and the issuance of the convertible preferred stock to AstraZeneca are subject to customary closing conditions, including without limitation the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

A conference call with executives from both companies will be held on Thursday, October 16 at 6:00 AM PT, 2:00 PM BST to discuss today’s announcement.  The call will be webcast live and available for replay on Abgenix’s website at www.abgenix.com.  Participants can access the call by dialing 888-286-8010 (toll free from the US) or 617-801-6888 providing passcode 18137968.

2

EXHIBIT M (Continued)

PRESS RELEASE

Page 3 / AstraZeneca and Abgenix

About AstraZeneca

AstraZeneca is a major international healthcare business engaged in the research, development, manufacture and marketing of prescription pharmaceuticals and the supply of healthcare sales of over $17.8 billion in 2002 and leading positions in sales of gastrointestinal, oncology, cardiovascular, neuroscience and respiratory products.  AstraZeneca is listed in the Dow Jones Sustainability Index (Global and European) as well as the FTSE4Good Index.  AstraZeneca continues its tradition of research excellence and innovation in oncology that led to the development of its current anti-cancer therapies including ‘Arimidex’, ‘Casodex’, ‘Faslodex’, ‘Nolvadex’, ‘Zoladex’ and Iressa’.  AstraZeneca is also harnessing rational drug design technologies to develop new compounds that offer advantages over current cytotoxic and hormonal treatment options.  The company has over 20 different anti-cancer projects in research and development including a range of novel targeted products such as anti-proliferatives, anti-angiogenics, vascular targeting and anti-invasive agents.  For more information about AstraZeneca, please visit www.astrazeneca.com.

About Abgenix

Abgenix is a biopharmaceutical company focused on the discovery, development and manufacturing of human therapeutic antibodies.  The company’s antibody development platform includes a leading technology and state-of-the-art manufacturing capabilities that enable the rapid generation, selection and production of high affinity, fully human antibody product candidates to a variety of disease targets.  Abgenix leverages its leadership position in human antibody technology to build a diversified product portfolio through the establishment of collaborations with multiple pharmaceutical and biotechnology companies.  For more information on Abgenix, visit the company’s website at www.abgenix.com.

Statements made in this press release about Abgenix’s technologies, product development activities, collaborative arrangements and process science and manufacturing capabilities, other than statements of historical fact, and about its projected financial results and the achievement of milestone or similar payments, are forward-looking statements are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, product manufacturing, regulatory approval processes, competitive products and services future capital requirements and the extent and breadth of Abgenix’s patent portfolio.  Please see Abgenix’s public filings with the Securities and Exchange Commission for information about risks that may affect Abgenix.

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EXHIBIT N

Intentionally left blank

EXHIBIT O

ROYALTY RATES ON CHANGE IN CONTROL AND CERTAIN TERMINATIONS

Milestones & Royalties in the Event of Termination due to Change of Control:

	Post Designation of the First Research Antibodies & Prior to Start of First In Vitro Study	After Start of First In Vivo Study & prior to CDTP	After CD Matchingand prior to Election Notice	After Election Notice
Election Notice	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]
Phase III Start	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]
BLA Acceptance	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]
Approval	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]
Royalties – Non – Proprietary	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]	Per Section 9.3.2
Royalties – Proprietary	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]	Per Section 9.3.2

Milestones & Royalties in the Event of Termination due to Abgenix Breach:

	Prior to Designation of the First Research Antibody	Post Designation of the First Research Antibodies & Prior to Start of First In Vitro Study	After Start of First In Vivo Study & prior to CDTP	After CD Matchingand prior to Election Notice	After Election Notice
Election Notice	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]
Phase III Start	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]
BLA Acceptance	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]
Approval	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]
Royalties – Non – Proprietary	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]
Royalties – Proprietary	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]	[Confidential treatment requested]

EXHIBIT P

MATERIAL TRANSFER AGREEMENT BETWEEN THE PARTIES

To be appended following execution of the agreement

EXHIBIT Q

PRIORITIZED ANTIGENS

Common Names(s)	GenBank Accession Number
[Confidential treatment requested]	[Confidential treatment requested]

EXHIBIT R

SUPPLEMENTARY XENOMOUSE® AGREEMENT

[(Attached)]

SUPPLEMENTARY XENOMOUSE® AGREEMENT

[This SUPPLEMENTARY XENOMOUSE AGREEMENT (this “Agreement”), effective as of October 15, 2003 (the “Effective Date”), is entered into by and between, on the one hand, ABGENIX, INC., a Delaware corporation (“ABX”), having a place of business at 6701 Kaiser Drive, Fremont, California 94555, U.S.A., and, on the other hand, ASTRAZENECA UK LTD., a company incorporated in England under no. 3674842 whose registered office is at 15 Stanhope Gate, London, WIK 1LN, England (“AZ”).

A.                                   The Parties are, simultaneously herewith, entering into a Collaboration and License Agreement, of even date herewith (as amended or restated from time to time, the “Collaboration Agreement”).

B                                        The Parties are entering into this Agreement pursuant to Section 16.8.2(a)(iii) of the Collaboration Agreement.  This Agreement is solely to provide additional terms and conditions governing AZ’s use and handling of XenoMouse Animals (as defined below) in the event that such animals are transferred by ABX to AZ pursuant to such Section.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows, except as otherwise expressly provided in the Collaboration Agreement:

1.               Definitions.  For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

1.1                                 “ABX Technology” shall mean, collectively, (a) all XenoMouse Animals (including all XenoMouse Animals immunized with the Antigen hereunder); (b) all compositions of matters that are delivered by ABX to AZ as described in Exhibit A; (c) all compositions of matter that are Derived from the XenoMouse Animals; and (c) all Information specifically regarding the foregoing (and all tangible and intangible embodiments thereof); which is disclosed by ABX to AZ or Derived from the Research; provided, however, that the ABX Technology shall not include any materials and Information that would have constituted Collaboration Technology if such materials and Information had been conceived or generated under or in connection with a Research Program pursuant to the Collaboration Agreement.

1.2                                 “Antigen” shall mean each Collaboration Antigen described in Section 16.8.2(a)(iii) of the Collaboration Agreement.

1.3                                 “Research” shall mean the conduct of the template Research Program Work Plan (as may be amended by the Parties from time to time) generally without regard to the specific antigen and such other activities as are Reasonably Necessary to generate commercially viable Antibodies that bind to and are directed against an Antigen.

1.4                                 “XenoMouse Animals” shall mean (i) those mice that are transgenic for the human heavy chain variable Ig loci that is described in Mendez, et al., Nature Genetics 15: 146-156 (1997), set forth in Exhibit A, and any improved strains of such mice that are used by ABX and its Affiliates in their business to generate antibodies for use in the Commercial Field through the date on which ABX is obligated to transfer XenoMouse Animals to AZ pursuant to Section 16.8.2(a)(iii) of the Collaboration Agreement, and (ii) subject to Section 4.18.2 of the Collaboration Agreement, the [Confidential treatment requested] that are used by ABX and its Affiliates in their business to generate antibodies for use in the Commercial Field through the date on which ABX is obligated to transfer XenoMouse Animals to AZ pursuant to Section 16.8.2(a)(iii) of the Collaboration Agreement.

Any capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Collaboration Agreement.

2.               Permitted Use.  ABX shall transfer to AZ the XenoMouse Animals and other ABX Technology for the sole purpose of immunizing the XenoMouse Animals with the Antigens and performing the Research.  AZ shall use the ABX Technology for such purpose at its or its Affiliates’ facilities set forth on Exhibit B under scientifically reasonable containment conditions, and not for any other commercial, business or other use or purpose without the prior express written consent of ABX.  Notwithstanding the foregoing, if AZ changes the location of AZ’s primary animal facilities, AZ shall have the right, on written notice to ABX, to amend Exhibit B to delete the former location, and to include the new location, of AZ’s primary animal facilities.  AZ shall not transfer or provide access to the ABX Technology to any Third Party or to any location other than one of AZ’s or its Affiliates’ facilities, without the prior express written consent of ABX.  AZ shall limit access to the ABX Technology to those of its and its Affiliates’ employees working at such facilities, to the extent such access is reasonably necessary in connection with AZ’s activities as expressly authorized by this Agreement.  ABX shall also deliver to AZ such XenoMouse Methods as are Reasonably Necessary to complete the Research, including the methods described in the protocols listed in Exhibit A.

3.               Further Restrictions on Use and Control over the XenoMouse Animals.  ABX is willing to transfer XenoMouse Animals to AZ solely on the terms and conditions contained in this Agreement.  The transfer of the XenoMouse Animals by ABX and the use of XenoMouse Animals and ABX Technology by AZ hereunder is made expressly subject to the following terms and conditions:

3.1                                 all XenoMouse Animals transferred to AZ shall be the sole property of ABX, and the transfer of physical possession to AZ, or possession or use by AZ of XenoMouse Animals, shall not be, nor be construed as, a sale, lease, offer to sell or lease, or other transfer of title to or any interest in any XenoMouse Animals;

3.2                                 all XenoMouse Animals and other ABX Technology shall remain in the control of AZ, and AZ shall not (and shall not attempt to) transfer the XenoMouse Animals or other ABX Technology to any Third Party, without the prior express written consent of ABX, except as expressly provided in this Agreement; provided, however, that notwithstanding anything contained in this Agreement, AZ shall have a right to provide to governmental or regulatory authorities such Information as may be reasonably necessary or useful in connection with any filing, application or request for a Registration made by or on behalf of AZ in accordance with the terms and conditions of the Collaboration Agreement;

2

3.3                                 AZ shall not directly or indirectly use or attempt to use the XenoMouse Animals or other ABX Technology to reproduce, generate, create or produce, through breeding, reverse-engineering, genetic manipulation or otherwise, the XenoMouse Animals or other transgenic mice or other transgenic animals;

3.4                                 the XenoMouse Animals shall be delivered to AZ solely for the purposes of immunizing the XenoMouse Animals with the Antigens and performing the Research, and AZ shall not use the XenoMouse Animals or other ABX Technology for any other purpose;

3.5                                 AZ shall not (and shall not attempt or purport to) assign, sell, have sold, lease, offer to sell or lease, distribute, license, sublicense or otherwise transfer title to or an interest in, or, except as otherwise provided in this Agreement or the Collaboration Agreement, clinically develop, commercialize or exploit, any XenoMouse Animals or other ABX Technology;

3.6                                 AZ shall not directly or indirectly use the XenoMouse Animals to make or use antibodies to any antigen other than the Antigens (including to [Confidential treatment requested]); and

3.7                                 ABX shall own all right, title and interest in and to all discoveries, inventions, materials, products, derivatives, know-how and information (whether or not patentable), together with all patent rights and other intellectual property rights therein, which are conceived, made, created or developed by AZ (and any of its agents or employees) through any use of the XenoMouse Animals in breach of the terms and conditions set forth in this Agreement.

4.               Records.  AZ shall maintain records of the use of the ABX Technology in the activities conducted under the Research (or cause such records to be maintained) in sufficient detail, and ABX shall have the right, during normal business hours and upon reasonable notice, to inspect such records solely as necessary, to enable ABX to monitor compliance with the terms and conditions of this Agreement.  ABX shall maintain such records and the information of AZ contained therein in confidence in accordance with Article 13 of the Collaboration Agreement, as if such records and information had been disclosed by AZ to ABX thereunder.

5.               Ownership and Control of ABX Technology.  All right, title and interest in and to the ABX Technology and all Patent Rights and other intellectual property rights therein shall belong solely to ABX.  Upon completion or termination of the Research, AZ promptly shall destroy, or return to ABX, all remaining XenoMouse Animals and ABX Technology.  AZ shall not (and shall not attempt or purport to) file, or prosecute in any country any patent application, which contains a claim that covers or purports to cover the ABX Technology, without the prior express written consent of ABX.

6.               Export Regulations.  AZ acknowledges that the laws and regulations of the United States, including the Export Administration Regulations (EAR), restrict the export and re-export of certain materials, chemicals, microorganisms, toxins and other commodities and technology of United States origin.  AZ agrees that it will not export or re-export the XenoMouse Animals or

3

ABX Technology in any form in violation of such laws and regulations without the appropriate United States and foreign government export or import licenses or other official authorization.

7.               No Representations.  AZ hereby acknowledges that the XenoMouse Animals and other ABX Technology are experimental in nature and that they are provided “AS IS.”  ABX MAKES NO REPRESENTATIONS OR WARRANTIES under this agreement, EXPRESS OR IMPLIED, WITH RESPECT TO THE XenoMouse Animals or other ABX Technology.  ABX DISCLAIMS under this agreement ALL IMPLIED WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.  For the avoidance of doubt, nothing contained in this Agreement is intended to limit, or shall be construed to limit, any representation or warranty contained in the Collaboration Agreement.

8.               Compliance with Laws.  AZ shall comply with all laws and governmental rules, regulations and guidelines which are applicable to the XenoMouse Animals and other ABX Technology, including biosafety procedures, and with any safety precautions accompanying the XenoMouse Animals and other ABX Technology.

9.               No Implied Licenses.  This Agreement shall not be construed to grant any license or other rights to AZ in any patent rights or other intellectual property rights of ABX.

10.         Assignment.  AZ may not assign or otherwise transfer this Agreement, whether by voluntarily, by operation of law or contract, other than with the permitted assignment or transfer of the Collaboration Agreement or with the prior express written consent of ABX.  Any purported assignment or transfer of this Agreement in violation of this section shall be void.

11.         Entire Agreement.  This Agreement, together with the Collaboration Agreement, represents the entire agreement between the Parties regarding the subject matter hereof and shall supersede all previous communications, representations, understandings and agreements, whether oral or written, by or between the Parties with respect to the subject matter hereof.

12.         Waiver.  No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties.

13.         Specific Performance.  A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to Transferor for which there will be no adequate remedy at law, and Transferor shall be entitled to injunctive relief or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).  Nothing contained in this Section 13 is intended, or shall be construed, to limit any right or remedy that may be available to either Party under this Agreement or the Collaboration Agreement.

14.         Governing Law; Jurisdiction; Service of Process.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the

4

International Sale of Goods.  The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.  The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 20.6 of the Collaboration Agreement, or any other lawful means, shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

15.         Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

16.         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.  Copies of executed counterparts of this Agreement transmitted by facsimile shall be considered original executed counterparts provided receipt of such facsimile is confirmed.

5

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

ABGENIX, INC.

By:

(Signature)

(Printed Name)

(Title)

ASTRAZENECA UK LTD.

By:

(Signature)

(Printed Name)

(Title)

6

EXHIBIT A TO THE SUPPLEMENTARY XENOMOUSE® AGREEMENT

ABX Technology

[Confidential treatment requested]

7

EXHIBIT B TO THE SUPPLEMENTARY XENOMOUSE® AGREEMENT

Facilities

AstraZeneca Alderley Park, Macclesfield, Cheshire, SK10 4TF, United Kingdom

AstraZeneca Boston, 35 Gatehouse Drive, Waltham, MA, USA

8

SCHEDULE 14.2.1(A)

ABGENIX CORE PATENT RIGHTS

I.                                         Published patents and patent applications that ABX owns or possesses an ownership interest in related to its core technology:

Subject Matter	Representative Title	Publication/Patent Family
[Confidential treatment requested]
[Confidential treatment requested]	Generation of xenogeneic antibodies

WO 91/10741
AU 633698 B
AU 7181491,
CA 2050918
DE 69120146D,
DE 69120146T,
EP 0463151A4
EP 463151 B1
ES 2087997T,
HK 1007330,
JP 3068180 B2
JP 3068506 B2
JP 3068507 B2
JP 10146194
JP 10155492
JP 11239490
JP 11239491
JP 11243973
JP 11262386
JP 11262388
JP 11262396
JP 4504365T
KR 203511 B1
NO 20015332
SG 48759
US 5939598
WO 91/10741

[Confidential treatment requested]	Generation of xenogeneic antibodies	WO 94/02602 AU 675661 B AU 4781993, CA 2219486 EP 0652950,

SCHEDULE 14.2.1(A) (Continued)

Subject Matter	Representative Title	Publication/Patent Family
FI 950277, JP 7509137T, NO 950244, NZ 255101 US 6114598 US 6162963
[Confidential treatment requested]	Human antibodies derived from immunized xenomice	WO 96/33735 AU 4376400 AU 5632296 CA 2219361 EP 0822830 JP 11505523T US 6075181 US 5939598
[Confidential treatment requested]	Human antibodies derived from immunized xenomice	WO 96/34096 AU 2466895 AU 5336100 EP 082391 US 6150584
[Confidential treatment requested]	Transgenic mammals having human Ig loci VH and VK regions and antibodies therefrom	WO 98/24893 AU 2450102 AU 5702298, EP 0942968 JP 2001505059T KR 2000057347
[Confidential treatment requested]	Transgenic animals for producing specific isotypes of human antibodies via non-cognate switch	WO 00/76310 AU 5474300, CA 2376299 EP 1191839, JP 2003501103T
[Confidential treatment requested]
[Confidential treatment requested]	Identification Of High Affinity Molecules By Limited Dilution Screening	WO 03 48730
[Confidential treatment requested]	Discovery Of Therapeutic Products	WO 03/48729
[Confidential treatment requested]	Antibody Categorization Based On Binding Characteristics	WO 03/48731

SCHEDULE 14.2.1(A) (Continued)

Subject Matter	Representative Title	Publication/Patent Family
[Confidential treatment requested]
[Confidential treatment requested]	Methods for the production of proteins with a desired function	WO 92/2551 CA 2390512 EP 91914066.5 US 562702

II.                                     Patents and patent applications that are licensed to ABX [Confidential treatment requested]:

A.                                   Pursuant to the License Agreement by and between the Medical Research Council and Cell Genesys, Inc. dated March 29, 1994:

British Patent Application No. 8823869.6, filed October 12, 1988, by Bruggemann, entitled “Production of Antibodies from Transgenic Animals,” and assigned to the Medical Research Council and the Agricultural and Food Research Council (including US Patent No. 5,545,807)

B.                                     Pursuant to the Agreement between the Agricultural and Food Research Council Babraham Institute and Cell Genesys, Inc. dated June 29, 1993:

British Patent Application No. 9119338.3, filed September 10, 1992, by Bruggemann, entitled “Yeast Artificial Chromosomes and their Use in the Control of Gene Expression”, and assigned to the Agricultural and Food Research Council and the Institute of Animal Physiology and Genetics Research (including US Patent No. 5,776, 773 and 6,348,349)

C.                                     Pursuant to the Material Transfer and License Agreement by and between Universtat Koln and Cell Genesys, Inc. dated December 1, 1992:

German Patent Application No. P 42 28 162.8, filed August 25, 1992, by Rajewsky, entitled “Targeted Replacement of a Gene Without Endogenous and Selectable Residual Sequences,” and assigned to Kölner Verein zur Förderung der Immunologie

D.                                    Pursuant to Agreements between Dr. Tasuku Honjo and Japan Tobacco Inc. of April 21, 1992 and April 28, 1993:

PCT Application No. PCT/JP93/00603, filed May 10, 1993, by Honjo and Matsuda, entitled “Human Immunoglobulin VH Gene and DNA Fragment Containing the Same,” and assigned to Japan Tobacco Inc. (including US Patent No. 6,096,878)

E.                                      Pursuant to the GenPharm Cross License

SCHEDULE 14.2.1(A) (Continued)

1.                                       U.S. Patent Application Serial No. 07/574,748, filed August 29, 1990, by Kay and Lonberg, entitled “Transgenic Non-Human Animals Capable of Producing Heterologous Antibodies,” and assigned to GenPharm International, Inc., including (i) any continuations, continuations-in-part, patents of addition, divisionals, reexamination certificates, reissues or extensions, including supplemental protection certificates thereof, (ii) any patents issuing from such application or upon an application under (i), and (iii) foreign counterparts applied for, issued, or issuing on such application or any of (i) or (ii).

2.                                       U.S. Patent Application Serial No. 07/280,218, filed December 5, 1988, by Krimpenfort and Berns, entitled “Transgenic Non-Human Animals Depleted in a Mature Lymphocytic Cell-Type”, and assigned to GenPharm International, Inc., including (i) any continuations, continuations-in-part, patents of addition, divisionals, reexamination certificates, reissues or extensions, including supplemental protection certificates thereof, (ii) any patents issuing from such application or upon an application under (i), and (iii) foreign counterparts applied for, issued, or issuing on such application or any of (i) or (ii).

Patents believed to relate to this class include US Patent Nos. [Confidential treatment requested]

3.                                       Pursuant to a License Agreement dated June 15, 1989 between GenPharm International, Inc. and the University of Utah Research Foundation, as amended by an Agreement dated April 20, 1990:

U.S. Patent Application Serial No. 07/397,707, filed August 22, 1989, by Capecchi and Thomas, entitled “Cells and Non-Human Organisms Containing Predetermined Genetic Modifications and Positive-Negative Selection Methods and Vectors for Making Same”, and assigned to the University of Utah:

Patents believed to relate to this class include US Patent Nos. [Confidential treatment requested].

SCHEDULE 14.2.1(B)

AGREEMENTS BY WHICH THE CORE PATENT RIGHTS ARE CONTROLLED

Japan Tobacco Agreements:

•                                          Limited Partnership Agreement dated June 12, 1991 between Cell Genesys, Xenotech, Inc. and JP Immunotech USA Inc.

•                                          Amendment No. 2 dated January 1, 1994 to Limited Partnership Agreement
•                                          Amendment No. 3 dated July 1, 1995 to Limited Partnership Agreement
•                                          Amendment No. 4 dated June 28, 1996 to Limited Partnership Agreement.

•                                          Joint Venture Agreement dated June 12, 1991 between Cell Genesys and JT Immunotech USA Inc., as amended

•                                          Amendment No. 1 dated January 1, 1994 to Joint Venture Agreement.
•                                          Amendment No. 2 dated June 28, 1996 to Joint Venture Agreement.

•                                          Limited Partnership Interest and Stock Purchase Agreement between Abgenix, Inc. and JT America Inc. made December 20, 1999.

•                                          Master Research License and Option Agreement, dated June 28, 1996, between Cell Genesys, Japan Tobacco and Xenotech LP

•                                          Amendment to Master Research License and Option Agreement, dated November 1997, between Cell Genesys, Japan Tobacco and Xenotech LP
•                                          Agreement License and Option Agreement by and among Abgenix, Inc., Japan Tobacco Inc. and Xenotech L.P. effective December 31, 1999.

•                                          Collaboration Agreement, dated June 12, 1991, among Cell Genesys, JT Immunotech USA and Xenotech L.P., as amended

•                                          Amendment No. 1 dated June 30, 1993 to Collaboration Agreement
•                                          Amendment No. 2 dated January 1, 1994 to Collaboration Agreement
•                                          Amendment No. 3 dated July 1, 1995 to Collaboration Agreement
•                                          Amendment No. 4 dated June 28, 1996 to Collaboration Agreement
•                                          Amendment No. 5 dated November 1997 to Collaboration Agreement
•                                          Agreement to Terminate the Collaboration Agreement by and among Abgenix, Inc., JT America Inc., and Xenotech L.P. effective December 31, 1999.

SCHEDULE 14.2.1(B) (Continued)

•                                          Field License, dated June 12, 1991, between Cell Genesys and JT Immunotech USA, as amended

•                                          Amendment No. 1 dated March 22, 1996 to Field License.
•                                          Amendment No. 2 dated June 28, 1996 to Field License.
•                                          Amended and Restated Field License by and among Abgenix, Inc., JT America Inc. and Xenotech L.P. effective December 31, 1999.

•                                          Expanded Field License, dated June 12, 1991, between Cell Genesys and JT Immunotech USA, as amended

•                                          Amendment No. 1 dated June 28, 1996 to Expanded Field License
•                                          Amendment of the Expanded Field License by and among Abgenix, Inc., JT America Inc. and Xenotech L.P. as effective December 31, 1999.

•                                          Technology Exchange Agreement dated March 22, 1996, as amended, among Cell Genesys, Inc., Japan Tobacco, Inc., and Xenotech

•                                          Amendment of The Technology Exchange Agreement, effective June 28, 1996, made by and among Cell Genesys, Inc., Japan Tobacco Inc. and Xenotech L.P.
•                                          Second Amendment of The Technology Exchange Agreement, effective December 31, 1999, made by and among Abgenix, Inc., Japan Tobacco Inc. and Xenotech L.P.

•                                          License Agreement by and between Abgenix, Inc. and Japan Tobacco Inc. effective December 31, 1999

•                                          Agreements between Dr. Tasuku Jonjo and Japan Tobacco, Inc. of April 21, 1992, April 28, 1993, and April 21, 1997

Cell Genesys Agreements:

•                                          Stock Purchase and Transfer Agreement dated July 15, 1996 by and between Cell Genesys and Abgenix

•                                          Patent Assignment Agreement dated July 15, 1996 by Cell Genesys in favor of Abgenix.

•                                          Gene Therapy Rights Agreement effective as of November 1, 1997 between Abgenix and Cell Genesys.

GenPharm International Agreements:

•                                          Release and Settlement Agreement dated March 26, 1997 among Cell Genesys, Abgenix, Xenotech, L.P., Japan Tobacco Inc. and GenPharm International, Inc.

SCHEDULE 14.2.1(B) (Continued)

•                                          Cross License Agreement effective as of March 26, 1997, among Cell Genesys, Abgenix, Xenotech, L.P., Japan Tobacco Inc. and GenPharm International, Inc.

•                                          Interference Settlement Procedure Agreement, effective as of March 26, 1997, among Cell Genesys, Abgenix, Xenotech, L.P., Japan Tobacco Inc. and GenPharm International, Inc.

•                                          License Agreement dated June 15, 1989, as amended, between GenPharm and the University of Utah Research Foundation (licensed under the GenPharm Cross-license)

MRC Agreement:

•                                          License Agreement, dated March 29, 1994, between Medical Research Council and Cell Genesys

AFRC Agreement:

•                                          Agreement by and between the Agricultural and Food Research Council and Cell Genesys, Inc. dated June 29, 1993

XenoMax/SLAM Technology Agreements:

•                                          License Agreement among BR Centre Limited, Ingenix Biomedical Inc. and Dr. John W. Schrader, dated May 9, 1994

•                                          License Agreement Amendment among BR Centre Limited, Ingenix Biomedical Inc. and Dr. John W. Schrader, dated May 9, 1994

•                                          Assignment Agreement among BR Centre Limited and The University of British Columbia Foundation, dated March 10, 1998

•                                          Assignment Agreement between The University of British Columbia Foundation and the University of British Columbia dated June 25, 2001.

•                                          License Termination and Technology Assignment Agreement between the University of British Columbia and Abgenix Biopharma, Inc., dated August 2, 2001.

Other Agreements:

•                                          License Agreement dated June 14, 1994, between Zeneca Limited and Xenotech, LP

•                                          Material Transfer and License Agreement by and between Universtat Koln and Cell Genesys, Inc., dated December 1, 1992

•                                          License Agreement dated August 1, 1991 between Washington University and Cell Genesys, Inc.

SCHEDULE 14.2.1(B) (Continued)

•                                          Material Release Agreement dated September 20, 1995 between Regents of University of Michigan and Cell Genesys, Inc.

•                                          License Agreement dated December 28, 1995 between E.I. DuPont de Nemours & Co. and Xenotech

•                                          License Agreement dated February 15, 1997 between Albert Einstein College of Medicine of Yeshiva University and Xenotech

SCHEDULE 14.2.10 (First Sentence)

AGREEMENTS WITH RESPECTS TO PROPOSED ANTIGENS

Antigen	Agreement
[Confidential treatment requested]	Cooperative Research and Development Agreement dated June 25, 2001, between Abgenix and Public Health Service/National Center Institute (NCI Principal Investigator – Oppenheim)

Amendment to Cooperative Research and Development Agreement between Abgenix and Public Health Service/National Cancer Institute (NCI Principal Investigator – Oppenheim), dated July 7, 2003

SCHEDULE 14.2.10

EXISTING MULTI-ANTIGEN COLLABORATIONS

Number of Existing Multi-Antigen Agreements	11
[Confidential treatment requested]	150

SCHEDULE 14.2.11A

EXISTING COMMITTED ANTIGEN

Target	GenBank No.
[Confidential treatment requested]	[Confidential treatment requested]

SCHEDULE 14.2.11B

PARTIALLY COMMITTED ANTIGEN

Common Name(s)	GenBank Accession Number
[Confidential treatment requested]	[Confidential treatment requested]